    As filed with the Securities and Exchange Commission on August 10, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                --------------
                              QUANTUM CORPORATION
             (Exact name of Registrant as specified in its charter)
                                --------------
         Delaware                    3572                    94-2665054
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
     incorporation or        Classification Code
      organization)                Number)
                                --------------
                               500 McCarthy Blvd.
                           Milpitas, California 95035
                                 (408) 894-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                --------------
                                 ANDREW KRYDER
                                General Counsel
                              Quantum Corporation
                               500 McCarthy Blvd.
                           Milpitas, California 95035
                                 (408) 894-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                   Copies to:
        PATRICK A. POHLEN, ESQ.                  MICHAEL KENNEDY, ESQ.
           Cooley Godward LLP               Brobeck, Phleger & Harrison, LLP
         Five Palo Alto Square                     Spear Street Tower
          3000 El Camino Real                          One Market
          Palo Alto, CA 94306                   San Francisco, CA 94105
             (650) 843-5000                          (415) 442-1010
                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger of Defiant Acquisition Sub, Inc. with and into Meridian Data, Inc., as described in the Plan of Merger and Reorganization, dated as of May 10, 1999, as amended by the First Amendment dated as of June 28, 1999, and attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                           Proposed
 Title of Each Class of                    Maximum         Proposed       Amount of
    Securities to be      Amount to be  Offering Price Maximum Aggregate Registration
       Registered         Registered(1)  Per Share(2)  Offering Price(2)    Fee(3)
-------------------------------------------------------------------------------------
Quantum Corporation--DLT
 & Storage Systems Group
 Common Stock, par value
 $0.01 per share(4).....    5,181,674       $8.906        $94,372,180     $26,235.47
Quantum Corporation--
 Hard Disk Drive Group
 Common Stock, par value
 $0.01 per share(4).....    2,590,837
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

(1) Represents the approximate maximum number of shares issuable upon consummation of the merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of Meridian Data, Inc. common stock at the merger's effective time (10,596,472) and assuming the combined average stock price for one share of DLT & Storage Systems group common stock and one half of a share of Hard Disk Drive group common stock is equal to or greater than $14.00, resulting in a maximum conversion ratio of 0.489 of a DLT & Storage Systems group share and 0.2445 of a Hard Disk Drive group share issued for each Meridian share.
(2) Pursuant to Rule 457(f)(1) under the Securities Act, the registration fee has been calculated as 0.000278 multiplied by the product of (A) 10,596,472 and (B) $8.906, the average of the high and low sale prices of Meridian common stock reported by the Nasdaq National Market on August 6, 1999.
(3) $14,449.16 previously paid with preliminary proxy materials pursuant to Rule 457(b).
(4) Each share of DLT & Storage Systems group common stock and Hard Disk Drive group common stock includes a preferred share purchase right pursuant to the Quantum Rights Plan. The value if any, of this right is reflected in the market price of the related common stock. Accordingly, no separate fee is paid.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           [Meridian Data, Inc. Logo]

Dear Stockholder:

  You are cordially invited to attend a special meeting of the stockholders of Meridian Data, Inc. on September 9, 1999 at the Holiday Inn of Santa Cruz, 611 Ocean Street, Santa Cruz, CA 95060, at 9:00 a.m., local time. At the special meeting, you will be asked to approve the merger agreement among Quantum Corporation, Meridian and a wholly owned subsidiary of Quantum. You will also be asked to ratify Meridian's 1997 reincorporation from California to Delaware. The ratification of the 1997 reincorporation is a condition to the closing of the merger.

  If the merger is completed, Meridian will become a wholly-owned subsidiary of Quantum and you will become a stockholder of Quantum.

  In the merger, you will have the right to receive shares of Quantum DLT & Storage Systems group common stock and Hard Disk Drive group common stock for your shares of Meridian common stock. The actual number of shares of DLT & Storage Systems group common stock and Hard Disk Drive group common stock that will be issued to you for your Meridian common stock will be determined by the average of the closing sale price of one share of DLT & Storage Systems group common stock and one half of one share of Hard Disk Drive group common stock for a specified period before the special meeting.

  The two classes of Quantum common stock are intended to reflect separately the performance of Quantum's DLT & Storage Systems group and Hard Disk Drive group.

  You may vote at the special meeting if you own shares of Merdian as of the close of business on August 4, 1999. The merger cannot be completed unless Meridian's stockholders approve all of the matters described in this document. The board of directors of Meridian has unanimously approved the merger and recommends that its stockholders approve all of the matters described in this document. Your vote is very important. Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the merger and the ratification of the 1997 reincorporation. If you attend the special meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card.

  This proxy statement/prospectus provides you with detailed information about the proposed merger. Quantum provided the information concerning Quantum. Meridian provided the information concerning Meridian. Please see "Where You Can Find More Information" on page 102 for additional information about Quantum and Meridian.

  Any Meridian stockholder who would like to receive current information regarding the exchange ratio of a share of Meridian common stock for DLT & Storage Systems group common stock and Hard Disk Drive group common stock may call Corporate Investor Communications, Inc. ("CIC") at 1-888-897-0097. CIC will provide to any requesting stockholder an estimate of the exchange ratio as of any date prior to and including the date on which the exchange ratio is finally determined. CIC will also provide instructions on how to submit proxies in a timely manner, including instructions for any stockholder who wishes to wait until the exchange ratio is finally determined before voting.

                                      Gianluca Rattazzi
                                      Chief Executive Officer and President
                                      Meridian Data, Inc.

   We strongly urge you to read and consider carefully this proxy statement/prospectus in its entirety, including the matters referred to under "Risk Factors" beginning on page 12.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

  We are first mailing this proxy statement/prospectus dated August 10, 1999 and the form of proxy on or about August 11, 1999.

                              MERIDIAN DATA, INC.
                            5615 SCOTTS VALLEY DRIVE
                            SCOTTS VALLEY, CA 95006

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 9, 1999

TO THE STOCKHOLDERS OF MERIDIAN DATA, INC.:

  Notice is hereby given that a special meeting of stockholders of Meridian Data, Inc., a Delaware corporation, will be held on September 9 at 9:00 a.m. local time, at the Holiday Inn of Santa Cruz, 611 Ocean Street, Santa Cruz, CA 95060 to consider and vote upon the following proposals:

    1. To approve and adopt the Agreement and Plan of Merger and Reorganization among Meridian, Quantum Corporation, a Delaware corporation, and Defiant Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Quantum, as amended by the First Amendment dated as of June 28, 1999, and to approve the merger of Defiant Acquisition Sub with and into Meridian. Upon consummation of the merger, Meridian will become a wholly-owned subsidiary of Quantum. A copy of the reorganization agreement, as amended, is attached as Appendix A to the proxy statement/prospectus accompanying this notice.

    2. To ratify the 1997 reincorporation of Merdian from California to Delaware. This ratification is a condition to the closing of the merger pursuant to the merger agreement described in proposal number one.

    3. To transact such other business as may properly come before the Meridian special meeting or any adjournment or postponement thereof.

  The proposed merger and other related matters are more fully described in the attached proxy statement/prospectus.

  Shareholders of record at the close of business on August 4, 1999 are entitled to notice of, and to vote at, the Meridian special meeting and any adjournments or postponements thereof.

  All stockholders are cordially invited to attend the Meridian special meeting in person. Whether or not you expect to attend, we urge you to sign and date the enclosed proxy card and return it promptly in the envelope provided. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card.

                                          By order of the board of directors

                                          /s/ Mario Rosati
                                          Mario Rosati, Secretary

Scotts Valley, California
August 10, 1999

                               Table of Contents

                                                                            Page
                                                                            ----
Questions and Answers About the Quantum/Meridian Merger.................... iii
Summary....................................................................  1
Summary Selected Historical Financial Information..........................  7
  Quantum DLT & Storage Systems Group......................................  7
  Quantum Hard Disk Group..................................................  8
  Meridian.................................................................  9
Comparative Per Share Data (unaudited).....................................  10
Historical Price Data......................................................  11
Dividend Policy............................................................  11
Risk Factors...............................................................  12
The Meridian Special Meeting...............................................  25
  Purpose of the Meridian Special Meeting..................................  25
  Proxies..................................................................  25
  Date, Time and Place of Meeting..........................................  25
  Voting Rights and Outstanding Shares.....................................  25
  Solicitation.............................................................  25
  Vote and Quorum Required.................................................  26
  Voting of Proxies........................................................  26
  Revocability of Proxies..................................................  26
  No Appraisal Rights......................................................  27
Proposal 1--Approval of the Merger and Related Transactions................  27
  Background of the Merger.................................................  27
  Quantum's Reasons for the Merger.........................................  29
  Meridian's Reasons for the Merger........................................  30
  Opinion of Financial Advisor to Meridian.................................  31
  Interests of Certain Persons in the Merger...............................  35
  Meridian Voting Agreements...............................................  36
  Meridian Affiliate Agreements............................................  37
  Amendment to Meridian Severance Plan.....................................  37
  Material Federal Income Tax Consequences.................................  37
  Anticipated Accounting Treatment.........................................  39
  Regulatory Matters.......................................................  40
  Absence of Meridian Appraisal Rights.....................................  40
  Absence of Quantum Appraisal Rights......................................  40
  Resale of Quantum Common Stock...........................................  40
The Merger Agreement.......................................................  41
  General..................................................................  41
  Merger Consideration.....................................................  41
  Stock Options............................................................  42
  Stock Ownership Following the Merger.....................................  43
  Conversion of Shares; Procedures for Exchange of Certificates............  43
  Effect on Certificates...................................................  44
  Corporate Matters........................................................  44
  Conditions to the Merger.................................................  44
  Representations and Warranties...........................................  47
  Covenants................................................................  48
  Termination..............................................................  53
  Expenses and Termination Fees............................................  55

                                                                        Page
                                                                        ----
Proposal 2--Ratification of 1997 Reincorporation in Delaware........     56
  Introduction......................................................     56
  Principal Reasons for the Ratification of the 1997
   Reincorporation..................................................     57
  Principal Reasons for the 1997 Reincorporation....................     57
  Antitakeover Implications of the 1997 Reincorporation.............     58
  The Charters and Bylaws of Meridian California and Meridian
   Delaware.........................................................     59
  Significant Differences Between the Corporation Laws of California
   and Delaware.....................................................     61
  Required Vote; Recommedation of the Meridian Board................     67
Information Relating to Quantum.....................................     68
  The DLT & Storage Systems Group...................................     68
  The Hard Disk Drive Group.........................................     76
Information Relating to Meridian....................................     83
Description of Meridian Capital Stock...............................     85
Description of Quantum Capital Stock................................     87
Comparison of Stockholders' Rights..................................     98
Experts.............................................................     101
Legal Matters.......................................................     101
Deadline for Receipt of Stockholder Proposals.......................     101
Where You Can Find More Information.................................     102
Incorporation of Certain Documents By Reference.....................     103
Special Note Regarding Forward Looking Statements...................     104
Trademarks..........................................................     104
Index to Financial Statements.......................................     F-1
Appendices:
Appendix A Agreement and Plan of Merger and Reorganization..........   A-1
Appendix A-1 First Amendment to the Agreement and Plan of Merger and
 Reorganization.....................................................   A-1-1
Appendix B Opinion of Donaldson, Lufkin & Jenrette Securities
 Corporation........................................................   B-1
Appendix C Form of Meridian Voting Agreement........................   C-1
Appendix D Form of Affiliate Agreement..............................   D-1
Annexes:
Annex 1 Meridian Data, Inc. Annual Report on Form 10-K for the
 fiscal year ended December 31, 1998                                  Annex 1-1
Annex 2 Meridian Data, Inc. Quarterly Report on Form 10-Q for the
 quarterly period ended March 31, 1999                                Annex 2-1

                             QUESTIONS AND ANSWERS
                       ABOUT THE QUANTUM/MERIDIAN MERGER

Q: As a Meridian stockholder, what will I receive in the merger?

A: You will receive shares of Quantum DLT & Storage Systems group common stock and Hard Disk Drive group common stock for your Meridian common stock. For the shares of DLT & Storage Systems group common stock you receive, you will also receive half as many shares of Hard Disk Drive group stock. The two classes of Quantum common stock are intended to reflect separately the performance of Quantum's DLT & Storage Systems group and Hard Disk Drive group. A class of common stock intended to "track" a separate group of one company is commonly referred to as a "tracking stock". The actual number of shares of Quantum DLT & Storage Systems group common stock and Hard Disk Drive group common stock that will be issued to you for each share of Meridian's common stock that you own will be determined by the sum of
   (1) the average of the closing sale price of one share of DLT & Storage Systems group common stock for a specified period before the special meeting and (2) the average of one half of the closing sale price of one share of Hard Disk Drive group common stock over the same period. If the resulting sum of the average prices is greater than or equal to $14.00 but less than or equal to $20.00, then the exchange ratio will be 0.489 such that each share of Meridian common stock will convert into 0.489 of a share of Quantum DLT & Storage Systems group common stock and half as many shares (or 0.2445 of a share) of Hard Disk Drive group common stock. If the combined average price is less than $14.00, then the exchange ratio will be determined by dividing $7.00 by the combined average stock price such that the number of shares of DLT & Storage Systems group common stock issued for each share of Meridian common stock will equal the exchange ratio and the number of shares of Hard Disk Drive group common stock issued for each share of Meridian common stock will be one-half of the exchange ratio. If the combined average stock price is greater than $20.00, then the exchange ratio will be determined by dividing $10.00 by the combined average stock price such that the number of shares of DLT & Storage Systems group common stock issued for each share of Meridian common stock will equal the exchange ratio and the number of shares of Hard Disk Drive group common stock issued for each share of Meridian common stock will be one-half of the exchange ratio. For an estimate of the exchange ratio as of any date prior to and including the date on which the exchange ratio is finally determined please call 1-888-897-0079.

  No fractional shares will be issued. You will receive cash for any fractional share you would otherwise receive. The dollar amount you receive for a fraction of a share of either DLT & Storage Systems group or Hard Disk Drive group common stock will equal that fraction multiplied by the average of the closing price of a share of that class of common stock, for the five trading day period ending two trading days prior to the Meridian special meeting.

Q: What happens to options to purchase Meridian common stock as a result of the merger?

A: Each option to purchase Meridian common stock will convert into an option to purchase shares of Quantum DLT & Storage Systems group common stock and Hard Disk Drive group common stock at the same ratio at which Meridian common stock is exchanged for such classes of Quantum common stock. For example, if the average closing prices of the classes of Quantum common stock before the special meeting results in a 0.489 exchange ratio such that each share of Meridian common stock is exchanged for 0.489 of a share of Quantum DLT & Storage Systems group common stock and half as many (or 0.2445 of a share) of Hard Disk Drive group common stock, then each option to purchase Meridian common stock will be converted into an option to purchase 48.9% as many shares of Quantum DLT & Storage Systems group common stock and 24.45% as many shares of Hard Disk Drive group common stock, at an adjusted exercise price. The exercise price for the DLT & Storage Systems group stock options will be calculated by multiplying the exercise price of your existing Meridian option by a fraction, the numerator of which is .733 and the denominator of which is the exchange ratio. The exercise price for the Hard Disk Drive group stock options will be calculated by multiplying the exercise price of your existing Meridian option by a fraction, the numerator of which is .534 and the denominator of which is the exchange ratio. In the above example, if you have an option to purchase 10,000 shares of Meridian common stock at an exercise price of $10.00 for an aggregate exercise price of $100,000, after the merger you will have an option or warrant to purchase 4,890 shares of Quantum DLT & Storage Systems group common stock at an exercise price of $14.99 and 2,445 shares of Hard Disk Drive group common stock at an exercise price of $10.92 for an aggregate exercise price of $100,000.

Q: What are the tax consequences to stockholders of the merger?

A: We have structured the merger with the intent that the merger will be a tax-free reorganization for federal income tax purposes. Assuming that the merger constitutes a reorganization, you will not recognize gain or loss on the exchange of your Meridian stock for DLT & Storage Systems group common stock and Hard Disk Drive group common stock, except that you may be taxed on cash received for a fractional share. However, the tax treatment of tracking stock is subject to uncertainties. See the sections entitled "Risk Factors Relating to the Merger--There is a Lack of Certainty that the Merger will be Tax-Free" beginning on page 14 and "Recent Clinton Administration Proposal Could Result in Taxation of Issuance of Tracking Stock" beginning on page 20. To review the tax consequences to Quantum and Meridian stockholders in greater detail, see the section entitled "Approval of the Merger and Related Transactions--Material Federal Income Tax Consequences" beginning on page 37 of this proxy statement/prospectus.

Q: Are there risks I should consider in deciding whether to vote for the merger?

A: Yes. For example, there is uncertainty regarding tax treatment of the merger as described above. Another risk is that the implied value per share of Meridian common stock in the merger will not exceed $10.00 and can be as low as $6.85 regardless of changes in the market price of the DLT & Storage Systems group common stock and Hard Disk Drive group common stock. We urge you to obtain current market quotations of the DLT & Storage Systems group common stock and Hard Disk Drive group common stock and Meridian common stock. In evaluating the merger, you should carefully consider these and other risks discussed in the section entitled "Risk Factors" on page 12.

Q: Why am I being asked to ratify the 1997 reincorporation?

A: In 1997, Meridian's board of directors solicited the approval of its shareholders to reincorporate Meridian in Delaware in order to obtain the benefits and advantages of Delaware corporate law. The reincorporation was approved by a majority of the votes cast on the proposal, which Meridian believed was sufficient to effect the reincorporation, and Meridian effected its reincorporation in Delaware. In connection with the due diligence investigation related to the merger of Meridian with Quantum, it was discovered that the proxy statement sent to the Meridian stockholders in connection with the reincorporation proposal incorrectly set forth the vote required under California law to obtain stockholder approval for the reincorporation proposal, and that the 1997 reincorporation proposal failed to receive the requisite number of votes under California law. In order to cure the failure to obtain the requisite stockholder vote in connection with Meridian's 1997 reincorporation, Meridian is now asking its stockholders to ratify the 1997 reincorporation.

Q: What are the effects of a failure to ratify the 1997 reincorporation?

A: The failure to obtain the sufficient stockholder vote to ratify the 1997 reincorporation would not by itself result in the rescission or nullification of the 1997 reincorporation, but the 1997 reincorporation is vulnerable to challenge and Quantum would be entitled to terminate the merger agreement at its option.

Q: Does Meridian's board of directors recommend voting in favor of the merger and the ratification of the 1997 reincorporation?

A: Yes. After careful consideration, Meridian's board of directors recommends that its stockholders vote in favor of the merger agreement and the proposed merger and the ratification of the 1997 reincorporation. For a more complete description of the recommendation of the board of directors of Meridian, see the section entitled "Approval of the Merger and Related Transactions-- Meridian's Reasons for the Merger" beginning on page 30.

Q: If I am not going to attend the stockholder meeting, should I return my proxy card instead?

A: Yes. Please fill out and sign your proxy card and mail it to us in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting. For information about submitting proxies in a timely manner, including instructions for any stockholder who wishes to wait until the exchange ratio is finally determined before voting, please call Corporate Investor Communications, Inc. at 1-888-897-0079.

Q: What do I do if I want to change my vote?

A: Send in a later-dated, signed proxy card to Meridian's corporate secretary before the special meeting or attend the special meeting in person and vote.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, we will send Meridian stockholders written instructions for exchanging their stock certificates.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. For a more complete description of voting shares held in "street name," see the section entitled "The Meridian Special Meeting--Voting of Proxies" beginning on page 26.

Q: Am I entitled to dissenters' or appraisal rights?

A: Under Delaware law, holders of Meridian common stock are not entitled to dissenters' or appraisal rights in the merger or in the ratification of the 1997 reincorporation.

Q: Whom should I call with questions?

A: You should call Meridian's investor relations department at (831) 438-3100 with questions about the merger and Corporate Investor Communications, Inc. at 1-888-897-0079 to receive an estimate of the exchange ratio as of any date prior to and including the date on which the exchange ratio is finally determined or for instructions about submitting your proxy. You may also obtain additional information about Quantum and Meridian from documents each of us files with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 102.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible.
   Assuming that our companies satisfy or waive all of the conditions to closing contained in the merger agreement, including the ratification of the 1997 reincorporation, we anticipate that the merger will occur on or before September 10, 1999.

                                    SUMMARY

  This summary highlights selected information found in greater detail elsewhere in this document. This summary does not contain all of the information that is important to you. We urge you to read the entire document (including the appendices) before you decide how to vote. The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement which is the document governing the merger.

                                 The Companies

Quantum Corporation
500 McCarthy Blvd.
Milpitas, California 95053
(408) 894-4000

  Quantum operates its business through two separate business groups: the DLT & Storage Systems group and the Hard Disk Drive group. The DLT & Storage Systems group designs, develops, manufactures, licenses and markets DLTtape(TM) drives, DLTtape media cartridges and tape libraries which are used to back-up large amounts of data stored on network servers. Digital Linear Tape, or DLTtape, is the DLT & Storage Systems group's half-inch tape technology that is the de facto industry standard for data back-up in the mid-range network server market, which includes network servers priced between $10,000 and $500,000. The DLT & Storage Systems group's DLTtape media cartridges are manufactured primarily by licensed third party manufacturers. The Hard Disk Drive group designs, develops and markets a diversified product portfolio of hard disk drives featuring leading-edge technology. A hard disk drive is a storage device found in most computers that stores data on multiple rotating magnetic disks that provide fast access to data that must be readily available to computer users. The Hard Disk Drive group's hard disk drives are designed for the desktop market and the high-end hard disk drive market which requires faster and higher capacity disk drives--as well as the emerging market for hard disk drives specially designed for consumer electronics applications such as new TV recording devices. The Hard Disk Drive group has been the leading volume supplier of hard disk drives for the desktop market for each of the past six years. According to Dataquest, the Hard Disk Drive group's market share in the desktop market has grown from 3% in 1990 to an industry leading 22% in 1998. For more information on Quantum, see "Where You Can Find More Information" on Page 102.

Meridian Data, Inc.
5615 Scotts Valley Drive
Scotts Valley, California 95006
(831) 438-3100

  Meridian is a developer and manufacturer of network storage solutions. Meridian provides network attached storage servers for workgroups based on optical disk and hard disk storage, and CD-ROM enterprise networking servers and subsystems. In 1998, Meridian announced its first network attached storage server product based on hard drive technology, the Snap! Server(TM). The Snap! Server allows small and medium-sized businesses and corporate workgroups to increase storage capacity on their network with minimal hardware expertise or time expenditure. For more information on Meridian, see "Where You Can Find More Information" on Page 102.

                       Meridian's Reasons for the Merger

  The Meridian board believes that the merger with Quantum will be beneficial to Meridian stockholders for the following reasons:

  . Meridian's business plan is centered around the creation of a new market for "plug-and-play" network attached storage devices, and access to Quantum's greater capital and management resources would allow Meridian to penetrate the developing market for its products more quickly.

  . the integration of highly complementary technical resources and personnel would enable the combined company to leverage marketing, product development, distribution and support efforts, and

  . the combination with Quantum would create a combined company with significantly greater resources, a more diversified product line and greater financial and marketing resources than those of Meridian alone, and would enhance the competitive position of the combined company.

  The Meridian board also considered the uncertainty that it believed existed concerning Meridian's ability to successfully execute its network attached storage device strategy as an independent company, and concluded that a combination with Quantum would reduce its exposure to these risks. In particular, the Meridian board believed that customer acceptance was a major hurdle to the success of Meridian's business plan, and recognized that a combination with Quantum would potentially allow Meridian to roll out new products and line extensions over a shorter time frame. The Meridian board recognized that Meridian would have needed to raise substantial additional funds during 2000 in order for Meridian to continue its required level of marketing activities, and that any such financing could potentially be substantially dilutive to the holders of Meridian common stock. The Meridian board also considered the probable adverse impact on Meridian's prospects as an independent company in light of the expressed intention by some of Meridian's larger competitors, including Quantum, to enter the network attached storage business. Against these considerations the Meridian board weighed, among other things, the fact that the exchange ratio offered a premium to Meridian stockholders and, because the consideration was stock in the continuing enterprise combining Meridian and Quantum, that Meridian's stockholders would have the opportunity to benefit, on a tax deferred basis, from any growth to be achieved by such combination, and participation in the execution of Quantum's strategy to build an integrated storage systems enterprise.

  To review the background and reasons for the merger in greater detail, as well as the risks of the merger, see "Approval of the Merger and Related Transactions--Background of the Merger," "--Quantum's Reasons for the Merger" and "--Meridian's Reasons for the Merger" beginning on page 27 and "Risk Factors--Risks Relating to the Merger" beginning on page 12.

                          Opinion of Financial Advisor

  In deciding to approve the merger, Meridian's board of directors considered, among the various factors described below in "Approval of the Merger and Related Transactions--Meridian's Reasons for the Merger" beginning on page 31, the opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, as to the fairness from a financial point of view to Meridian stockholders of the consideration to be received by the stockholders pursuant to the terms of the merger agreement. More information on DLJ's opinion is provided in "Approval of the Merger and Related Transactions--Opinion of Financial Advisor to Meridian" beginning on page 31. This opinion is attached as Appendix B to this document. We encourage you to read this opinion carefully and in its entirety.

                                 Vote Required

  At the close of business on the record date, 8,599,780 shares of Meridian common stock were outstanding and entitled to vote at the Meridian special meeting. A majority of the outstanding shares of Meridian common stock entitled to vote at the Meridian special meeting must vote to approve and adopt the merger agreement, approve the merger, and ratify the 1997 reincorporation.

               Share Ownership of Management and Certain Holders

  As of the record date, the directors and executive officers of Meridian, as a group, beneficially owned approximately 531,626 shares of Meridian common stock (including options exercisable within 60 days of August 4, 1999). An additional 145,878 shares of Meridian common stock were beneficially owned by entities that received shares from such directors and executive officers after the date of the merger agreement. These directors and executive officers of Meridian and such transferees, who together beneficially hold approximately 7.5% of the Meridian common stock outstanding as of the record date, have entered into voting agreements with Quantum. These stockholders have agreed to vote in favor of the proposal and have granted Quantum an irrevocable proxy to vote their shares of Meridian common stock in favor of the proposal. The affirmative vote of the shares of the Meridian common stock held by these stockholders will not be sufficient to approve and adopt the merger agreement or to approve the merger. For more information on these agreements, see "Approval of the Merger and Related Transactions--Meridian Voting Agreements" beginning on page 36.

  As of June 4, 1999, the directors and executive officers of Quantum, as a group, beneficially owned approximately 2,567,737 shares of Quantum common stock. Upon stockholder approval of Quantum's tracking stock proposal on July 23, 1999 and the filing of Quantum's restated certificate of incorporation on August 3, 1999, these shares were converted into 2,567,737 shares of Quantum DLT & Storage Systems Group common stock and 1,283,868 shares of Hard Disk Drive Group common stock.

                   Interests of Certain Persons in the Merger

  Meridian's stockholders should note that certain members of Meridian's management and the Meridian board of directors have interests in the merger as employees and/or directors that are different from, or in addition to, your interest as a stockholder. If the merger is completed, certain indemnification arrangements for persons serving as directors and officers of Meridian at the time of the merger will be continued for at least six years after the merger is consummated. The combined company will maintain a policy of directors' and officers' liability insurance for the benefit of those persons for three years after the merger. Gianluca Rattazzi will have an employment agreement with Quantum that provides him with certain employment and severance benefits. Meridian's severance plan also provides for certain benefits to be provided in the event of a merger. Mr. Rattazzi will have the right to receive one-year's salary at the closing of the merger pursuant to Meridian's severance plan. In addition, pursuant to Meridian's severance plan, upon the closing of the merger, Charlie Bass will vest in all of his unvested options and Mr. Rattazzi will vest in 50% of his unvested options, with the remaining 50% to vest in six equal monthly installments beginning on the seven month anniversary of the closing of the merger. Monthly installment vesting of the remaining 50% of the shares covered by such unvested options ceases upon termination of Rattazzi's continuous service with Quantum pursuant to the employment agreement. Other benefits are to be provided to Mr. Rattazzi and other employees of Meridian if they are terminated within one year of the merger. For more information, see "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger" beginning on page 35.

                            Conditions to the Merger

  Quantum will complete the merger only if a number of conditions are either satisfied or waived by Quantum, some of which include:

  . The representations and warranties of Meridian made in the merger agreement, subject to certain materiality limitations, are accurate

  . Meridian performs certain covenants and obligations contained in the merger agreement in all material respects

  .  The Meridian stockholders approve the merger agreement and merger

  . Quantum's legal counsel delivers a legal opinion that the merger should be treated as a tax-free reorganization for federal income tax purposes

  . Quantum receives certain other consents, certificates, letters and legal opinions

  . Quantum receives written resignations of all officers and directors of Meridian as of the consummation of the merger

  . Quantum receives noncompetition agreements, employee proprietary information and invention agreements and employment agreements from particular individuals

  . There is no material adverse change to the business, condition, capitalization, assets, liabilities, operations or financial performance of Meridian

  . There are no restraining orders, injunctions and other orders preventing the consummation of the merger or other certain litigation or administrative actions or proceedings

  . The Preferred Shares Rights Agreement of Meridian does not apply to the merger

  .  Meridian's severance plan has been amended

  . Meridian's stockholders have ratified Meridian's reincorporation in Delaware by a vote of the majority of the outstanding shares

  . In Quantum's reasonable judgment, there is no adverse effect on and there is no liability related to Meridian's failure to obtain the requisite stockholder approval prior to reincorporating in Delaware in 1997, and there is no reasonable expectation of there occurring an adverse effect or liability related thereto

  Meridian will complete the merger only if a number of conditions are satisfied or waived by Meridian, some of which include:

  . The representations and warranties of Quantum made in the merger agreement, subject to certain materiality limitations, are accurate

  . Quantum performs certain covenants and obligations contained in the merger agreement in all material respects

  .  The Meridian stockholders approve the merger agreement and merger

  . Meridian's legal counsel delivers a legal opinion that the merger should be treated as a tax-free reorganization for federal income tax purposes

  . Meridian receives certain other consents, certificates, letters and legal opinions

  . There is no material adverse change to the business, condition, assets, liabilities, operations or financial performance of Quantum

  . The Quantum common stock to be issued in the merger is authorized for listing on Nasdaq or the New York Stock Exchange

  . There are no restraining orders, injunctions and other orders preventing the consummation of the merger or other certain litigation or administrative actions or proceedings

  For more information on the conditions to the merger, see "The Merger Agreement--Conditions to the Merger" beginning on page 44.

                      Termination of the Merger Agreement

  The board of directors of both companies can jointly agree to terminate the merger agreement at any time without completing the merger. Either company can terminate the merger agreement if:

  .  we do not complete the merger by December 31, 1999;

  . a governmental authority or other legal action permanently prohibits the merger;

  .  the Meridian stockholders do not approve the merger;

  .  the Meridian stockholders do not ratify the 1997 reincorporation; or

  . the other party's representations and warranties shall be or have become materially inaccurate or the other party breaches or materially fails to comply with its obligations under the merger agreement, resulting in the inability to satisfy a condition to the completion of the merger.

  In addition, Quantum can terminate the merger agreement if certain triggering events, as defined in the merger agreement, occur at any time prior to the adoption and approval of the merger agreement and approval of the merger by the Meridian stockholders. For more information on the circumstances under which the merger can be terminated, see "The Merger Agreement--Termination" beginning on page 53.

                         Expenses and Termination Fees

  We have agreed that we will each pay our own fees and expenses in connection with the merger, whether or not the merger is consummated, except that we will share equally all fees and expenses, other than attorneys' fees, in connection with the filing, printing and mailing of this document and the registration statement of which this document is a part. Meridian has agreed that if the merger agreement is terminated under certain circumstances, it will pay to Quantum a non-refundable fee equal to $4,550,000. For more information, see "The Merger Agreement--Expenses and Termination Fees" beginning on page 55.

                                No Solicitation

  Under the terms of the merger agreement, Meridian has agreed that it will not engage in certain activities relating to, or which could result in, an acquisition proposal from a third party. For more information, see "The Merger Agreement--Covenants--Non-Solicitation" beginning on page 51.

                   Ownership of Quantum Following the Merger

  Based upon the number of shares of Meridian common stock and Quantum DLT & Storage Systems group common stock and Hard Disk Drive group common stock issued and outstanding on the record date, which excludes outstanding options and other rights to purchase common stock, if the Meridian special meeting were to have occurred on August 4, 1999, when the exchange ratio would have been
 .447, an aggregate of approximately 3,844,101 shares of Quantum DLT & Storage Systems group common stock and 1,922,050 shares of Hard Disk Drive group common stock would have been issued in connection with the merger, representing approximately 2.3% of the total number of shares of DLT & Storage Systems group common stock and 2.3% of the total number of shares of Hard Disk Drive group common stock that would be issued and outstanding after the merger. The actual exchange ratio in the merger may be different because the average closing prices for the DLT & Storage Systems group and Hard Disk Drive group common stock fluctuates continuously. If the Quantum combined average stock price at the time of the Meridian special meeting exceeds $20.48, fewer shares of DLT & Storage Systems group common stock and Hard Disk Drive group common stock will be issued in the merger; if the Quantum combined average stock price at the time of the Meridian special meeting is less than $14.00, more shares of DLT & Storage Systems group common stock and Hard Disk Drive group common stock will be issued in the merger.

  Based on the number of outstanding options to purchase Meridian common stock as of the record date and the exchange ratio that would have been in effect if the Meridian special meeting had been held on August 4, 1999, the total number of outstanding options to purchase Meridian common stock would have become rights to purchase an aggregate of 892,521 shares of Quantum DLT & Storage Systems group common stock and 446,260 shares of Hard Disk Drive group common stock in connection with the merger.

                                  Tax Matters

  We have structured the merger with the intent that the merger will be a tax-free reorganization for federal income tax purposes. It is a condition to closing that Quantum and Meridian receive opinions from their respective counsel that the merger should constitute a tax-free reorganization.

  The exchange of Meridian common stock for DLT & Storage Systems group and Hard Disk Drive group common stock in the merger should be tax-free to Quantum and the Meridian stockholders. You should not recognize gain or loss on the exchange of your Meridian common stock for DLT & Storage Systems group and Hard Disk Drive group common stock, except that you may be taxed on cash received for a fractional share. In addition, your aggregate tax basis in the DLT & Storage Systems group and Hard Disk Drive group common stock that you receive will equal the aggregate tax basis in your Meridian common stock (reduced by any tax basis allocable to fractional shares exchanged for cash). The aggregate tax basis of the DLT & Storage Systems group and Hard Disk Drive group common stock received by you will be allocated between the DLT & Storage Systems group and Hard Disk Drive group common stock in proportion to the fair market value of the DLT & Storage Systems group and Hard Disk Drive group common stock at the time of the merger. The fact that DLT & Storage Systems group and Hard Disk Drive group common stock is being issued as consideration in the merger will result in uncertainties in the tax treatment of the merger to Quantum and the Meridian stockholders. For more information, see the sections entitled "Risk Factors Relating to the Merger--There is a Lack of Certainty that the Merger will be Tax-Free" beginning on page 14 and "--Recent Clinton Administration Proposal Could Result in Taxation of Issuance of Tracking Stock" beginning on page 20.

  Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you.

                        Anticipated Accounting Treatment

  We expect that the merger will be accounted for as a purchase. Following the merger, the combined company will report on the basis of Quantum's historical financial statements and the fiscal year end will be March 31. For more information, see

"Approval of the Merger and Related Transactions--Anticipated Accounting Treatment" beginning on page 39.

                              Regulatory Approvals

  Quantum and Meridian are not aware of any governmental or regulatory requirements relating to the consummation of the merger, other than compliance with applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act. On May 21, 1999, Quantum and Meridian filed a notification with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act. On June 7, 1999 we received a notice of early termination of the waiting period from the FTC. For more information, see "Approval of the Merger and Related Transactions--Regulatory Matters" beginning on page 40.

               Restrictions on the Ability to Sell Quantum Stock

  All shares of Quantum stock received by Meridian stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either of us under the Securities Act. For a more complete description of transfer restrictions applicable to our affiliates see the section entitled "Approval of the Merger and Related Transactions--Resale of Quantum Common Stock" on page 40.

                Forward-Looking Statements May Prove Inaccurate

  We have each made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Quantum, Meridian or the combined company. Also, when we use such words as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that the merger and an investment in securities of Quantum involve certain risks and uncertainties that could affect the future financial results of Quantum. Some of these risks include: risks related to the integration of Quantum and Meridian, risks associated with a fixed exchange ratio, risks relating to the respective businesses of Quantum and Meridian and other risks and uncertainties discussed under "Risk Factors" and elsewhere in this document and in the documents Meridian incorporated by reference. For more information on these risks, see "Risk Factors" beginning on page 12.

                           Markets and Market Prices

  Quantum DLT & Storage Systems group common stock is quoted on the New York Stock Exchange under the symbol "DSS" and the Hard Disk Drive group common stock is quoted under the symbol "HDD." Meridian common stock is quoted on Nasdaq under the symbol "MDCD." Following the consummation of the merger, Meridian common stock will cease to be quoted on Nasdaq.

  The following table sets forth the closing sale price per share of Quantum common stock and the equivalent per share price, as explained below, of Meridian common stock on May 10, 1999 the last trading day before the announcement of the merger, and the closing sale price per share of the DLT & Storage Systems group and Hard Disk Drive group common stock and the equivalent per share price of Meridian common stock on August 4, 1999.

                                                   Quantum  Quantum
                                                    DLT &     Hard
                                                   Storage    Disk
                                          Quantum  Systems   Drive
                                           Common   Group    Group   Equivalent
                                           Stock    Stock    Stock    Meridian
                                          Purchase Purchase Purchase Per Share
                                           Price    Price    Price     Price
                                          -------- -------- -------- ----------
May 10, 1999.............................  $19.25   $  n/a   $ n/a     $9.413(1)
August 4, 1999...........................  $  n/a   $18.56   $6.06     $ 9.65(2)

--------
(1) The equivalent Meridian per share price represents 48.9% of the price of one share of Quantum common stock. 0.489 is the exchange ratio that would have been used if the Meridian special meeting had taken place on May 10, 1999.

(2) The equivalent Meridian per share price represents 44.7% of the price of one share of DLT & Storage Systems group common stock plus 44.7% of half of the price of one share of Hard Disk Drive group common stock. .447 is the exchange ratio that would have been used if the Meridian special meeting had taken place on August 4, 1999, when the five day average Quantum stock price was $22.37. The actual exchange ratio may be different than this fraction because the average closing price for the DLT & Storage Systems group and Hard Disk Drive group common stock, which began trading on August 4, 1999, fluctuates continuously. The actual prices of Quantum or Meridian common stock prior to or at the time the merger is consummated cannot be guaranteed or predicted. For more information on this risk, see "Risk Factors--Risks Relating to the Merger" on page 12.

     THE DLT & STORAGE SYSTEMS GROUP SUMMARY SELECTED FINANCIAL INFORMATION This summary of selected financial information of the DLT & Storage Systems group for fiscal years 1995 to 1999 should be read along with the DLT & Storage Systems group's audited combined financial statements contained in this proxy statement. The summarized selected financial information, other than the statement of operations data for fiscal years 1995 and 1996 and the balance sheet data at March 31, 1995, 1996 and 1997, was taken from these financial statements.

   A number of items affect the comparability of this information.

 . In October 1994, the DLT & Storage Systems group acquired the DLTtape drive and DLTtape media cartridge business from Digital Equipment Corporation, and formed what is now the DLT & Storage Systems group. The results of operations for this business are not included in the DLT & Storage Systems group's financial statements for periods prior to the acquisition.

 . Prior to fiscal year 1999, almost all DLTtape media cartridges were sold directly by the DLT & Storage Systems group. However, during fiscal year 1999, increased DLTtape media availability allowed licensed third party DLTtape media cartridge manufacturers to sell DLTtape media cartridges for which the DLT & Storage Systems group receives royalties. Royalty receipts by the DLT & Storage Systems group are reported as royalty revenue, which is significantly lower than the equivalent DLTtape media cartridge product revenue for the DLT & Storage Systems group. However, this royalty model has generated income from operations comparable to that generated by DLTtape media cartridge sales made directly by the DLT & Storage Systems group.

 . During fiscal year 1997 and the first quarter of fiscal year 1998, the DLT
   & Storage Systems group's supply of DLTtape drives was not sufficient to meet demand. As a result, in the first half of fiscal year 1998 a few large customers began building up larger inventories of DLTtape drives than were required for their normal operations. As the DLT & Storage Systems group's manufacturing capacity increased and the DLT & Storage Systems group was able to meet customer demand for DLTtape drives, these customers reduced their orders to lower inventories to more typical levels. These actions resulted in reduced sales of DLTtape drives beginning in the third quarter of fiscal year 1998 and more significantly in the fourth quarter of fiscal year 1998 and the first quarter of fiscal year 1999.

   On July 23, 1999, Quantum's stockholders approved the issuance of DLT & Storage Systems group stock and Hard Disk Drive group stock in exchange for the then existing Quantum common stock. Accordingly, the earnings per share for the periods presented below reflect the earnings for each DLT & Storage Systems group share resulting from the recapitalization of Quantum in accordance with the tracking stock proposal.

                                     At or For the Year Ended March 31,
                              -------------------------------------------------
                                1995      1996     1997      1998       1999
                              --------  -------- -------- ---------- ----------
                                  (In thousands, except per share amounts)
Statement of Operations Data
Product revenue.............  $ 88,005  $335,565 $719,925 $1,162,725 $1,181,273
Royalty revenue.............       --        --     8,088     27,075    121,463
                              --------  -------- -------- ---------- ----------
 Total revenue..............    88,005   335,565  728,013  1,189,800  1,302,736
Gross profit................    32,752   126,610  270,339    502,214    579,919
Research and development
 expenses...................     6,933    24,968   30,039     62,825     99,330
Sales and marketing, general
 and administrative
 expenses...................     4,814    19,201   35,240     69,607    114,895
Purchased in-process
 research and development
 expense....................     4,218        --       --         --     89,000
Income from operations......    16,787    82,441  205,060    369,782    276,694
Net income (loss)...........  $    (93) $ 34,973 $107,460 $  223,659 $  122,991
Net income per share:
 Basic......................  $   0.00  $   0.34 $   0.92 $     1.64 $     0.77
 Diluted....................  $   0.00  $   0.31 $   0.75 $     1.37 $     0.73
Balance Sheet Data
Property, plant and
 equipment, net.............  $ 25,047  $ 30,135 $ 39,114 $   57,399 $   73,122
Total assets................   118,476   238,337  437,925    792,070  1,013,643
Total long-term debt,
 convertible debt and
 redeemable preferred stock
 ...........................   242,482   310,150  281,937    218,324    229,641

        THE HARD DISK DRIVE GROUP SUMMARY SELECTED FINANCIAL INFORMATION
   This summary of selected financial information of the Hard Disk Drive group for fiscal years 1995 to 1999 should be read along with the Hard Disk Drive group's audited combined financial statements contained in this proxy statement. The summarized selected financial information, other than the statement of operations data for fiscal years 1995 and 1996 and the balance sheet data at March 31, 1995, 1996 and 1997, was taken from these financial statements.

   A number of items affect the comparability of this information:

 . Through May 1997, the Hard Disk Drive group combined the results of a recording heads business acquired from Digital Equipment in October 1994. These operations generated operating losses of $67 million, $70 million, $110 million and $9 million in fiscal years 1995 through 1998. In May 1997, Quantum sold a 51% interest in these operations to Matsushita-Kotobuki. Subsequent losses of this joint venture using the equity method of accounting were $66 million in fiscal year 1998 and $41 million (unaudited) in the first half of fiscal year 1999. In October 1998, Quantum and Matsushita-Kotobuki agreed to dissolve the joint venture, and, as a result, the Hard Disk Drive group recorded an additional $101 million loss (unaudited) from the investment in the third quarter of fiscal year 1999.

 . The results of operations for fiscal year 1998 include the effect of a $103 million special charge (unaudited), primarily for inventory write-offs and losses on purchase commitments, related to the Hard Disk Drive group's high-end hard disk drive products.

   The Hard Disk Drive group currently has two primary product lines; desktop hard disk drives and high-end hard disk drives. The Hard Disk Drive group has two separate business units that support these two product lines. The Hard Disk Drive group's recording heads operation was transferred to Matsushita-Kotobuki and used in the manufacture of hard disk drives for the Hard Disk Drive group. The value at which the recording heads were transferred was recorded as an offset to cost of sales.

   On July 23, 1999, Quantum's stockholders approved the issuance of DLT & Storage Systems group stock and Hard Disk Drive group stock in exchange for the then existing Quantum common stock. Accordingly, the earnings per share for the periods presented below reflect the earnings (loss) for each Hard Disk Drive group share resulting from the recapitalization of Quantum in accordance with the tracking stock proposal.

                                    At or For the Year Ended March 31,
                          ----------------------------------------------------------
                             1995        1996        1997        1998        1999
                          ----------  ----------  ----------  ----------  ----------
                                 (In thousands, except per share amounts)
Statement of Operations
 Data
Business unit:
 Desktop
 Revenue................  $2,737,585  $3,349,735  $4,004,828  $3,981,614  $3,079,437
 Gross profit...........     499,133     511,390     565,681     453,278     232,036
 Unit operating profit
  (loss)................     266,936     290,767     300,287     184,331     (49,132)
 High-end
 Revenue................  $  542,394  $  737,426  $  586,616  $  633,821  $  519,883
 Gross profit (loss)....      47,468     (73,974)    (10,721)    (80,790)     59,383
 Unit operating loss....     (56,106)   (416,620)   (154,184)   (250,136)    (83,323)
 Recording heads
 Unit operating loss....     (66,555)    (69,967)   (109,632)     (8,592)        --
 Loss from investee.....         --          --          --      (66,060)   (142,050)
Combined group
 Revenue................  $3,279,979  $4,087,161  $4,591,444  $4,615,435  $3,599,320
 Income (loss) from
  operations............     144,275    (195,820)     36,471     (74,397)   (132,455)
 Net income (loss)......  $   81,684  $ (125,429) $   41,055  $  (52,858) $ (152,526)
 Pro forma net loss per
  share
  Basic.................  $     1.80  $    (2.43) $     0.70     $ (0.78) $    (1.90)
  Diluted...............  $     1.43  $    (2.43) $     0.58     $ (0.78) $    (1.90)
Balance Sheet Data
Property, plant and
 equipment, net.........  $  255,051  $  333,976  $  368,092  $  227,760  $  198,806
Total assets............   1,540,404   1,740,949   1,721,402   1,646,340   1,469,953
Total long-term debt,
 convertible debt and
 redeemable preferred
 stock..................     250,833     288,008     140,969     109,161     114,820

           MERIDIAN DATA, INC. SUMMARY SELECTED FINANCIAL INFORMATION

  This summary of selected financial information of Meridian Data for the fiscal years 1994 to 1998 and for the quarters ended March 31, 1998 and 1999 should be read along with Meridian Data's financial statements incorporated by reference in this proxy statement. The summarized selected financial information, other than the statement of operations data for fiscal years 1994 and 1995 and the balance sheet data at December 31, 1994, 1995 and 1996, was taken from these financial statements. The balance sheet data as of March 31, 1999 and the statement of operations data for the three months ended March 31, 1998 and 1999 are unaudited, have been prepared on the same basis as the audited statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of Meridian's operating results for such periods and financial condition at such date. The operating results for the three-months period ended March 31, 1999 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

                                                                       At or For the
                                                                       Quarter Ended
                                       At or For the                     March 31,
                                  Year Ended December 31,               (unaudited)
                         -------------------------------------------  ----------------
                           1994     1995    1996    1997      1998     1998     1999
                         --------  ------- ------- -------  --------  -------  -------
                                   (in thousands, except per share data)
Statement of Operations
 Data
Revenues:
  Product sales......... $  1,957  $23,426 $26,116 $19,968  $ 17,541  $ 3,323  $ 4,052
  Other revenue.........    3,954    1,869     --      --        --       --       --
                         --------  ------- ------- -------  --------  -------  -------
Total revenues..........    5,911   25,295  26,116  19,968    17,541    3,323    4,052
Cost of product sales
 and amortization of
 purchased technology...    1,070   12,605  10,162   9,570    10,090    1,753    2,606
Cost of product sales
 and services to and
 royalties from IBM.....    4,365      --      --      --        --       --       --
Income (loss) from
 operations.............  (28,534)   1,808   2,909  (9,772)  (14,519)  (2,628)  (3,047)
Net income (loss).......  (27,507)   2,500   4,274  (7,778)  (13,161)  (2,226)  (2,847)
Net income (loss) per
 share (basic).......... $  (3.69) $  0.32 $  0.47 $ (0.86) $  (1.51) $ (0.25) $ (0.35)
Net income (loss) per
 share (diluted)........ $  (3.69) $  0.30 $  0.44 $ (0.86) $  (1.51) $ (0.25) $ (0.35)
Balance Sheet Data
Cash and cash
 equivalents............ $  8,692  $11,752 $24,809 $15,167  $ 11,049           $ 9,927
Marketable securities...    5,077    5,900  14,340  16,722     7,794             5,450
Restricted cash.........   21,201      --      --      --        --                --
Working capital.........   10,591   15,788  39,760  29,355    15,647            12,901
Total assets............   39,793   22,823  45,245  37,491    24,888            21,335
Stockholders' equity....   11,445   16,373  41,230  30,085    16,241            13,394

                     COMPARATIVE PER SHARE DATA (UNAUDITED)

  The following table sets forth certain historical per share data of Quantum and Meridian and combined per share data on an unaudited pro forma basis after giving effect to the merger as a purchase at an assumed exchange ratio of 0.489 shares of DLT & Storage Systems group common stock and one half as many (or 0.2445) shares of Hard Disk Drive group common stock. This data should be read in conjunction with the selected financial data and the historical consolidated financial statements and notes thereto of Quantum and Meridian incorporated by reference and included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share data are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the period presented, nor is it necessarily indicative of future operating results or financial position.

                                  Quantum      Quantum Hard
                               DLT & Storage    Disk Drive
                               Systems group      group          Meridian
                                 Year Ended     Year Ended      Year Ended
Historical                     March 31, 1999 March 31, 1999 December 31, 1998
----------                     -------------- -------------- -----------------
Diluted income (loss) per
 share........................     $0.73          $(1.90)         $(1.51)
Historical book value per
 share(2).....................     $3.58            9.45            2.00

                                          Year Ended March 31, 1999
                               -----------------------------------------------
                                  Quantum      Quantum Hard
                               DLT & Storage    Disk Drive
Pro Forma Combined             Systems group      group         Meridian(3)
------------------             -------------- -------------- -----------------
Diluted income (loss) per
 share(1)(4)..................     $0.59          $(1.85)         $(0.16)
Combined book value per
 share(1)(2)(4)...............     $3.81            9.30            4.14

--------
(1) On a preliminary basis, Quantum estimates goodwill and other intangibles of approximately $60 million will result from the Merger, which will result in annual amortization expense of approximately $8 million. Quantum expects to recognize a charge of approximately $10 million upon the closing of the Merger for acquired in-process research and development. The pro forma combined diluted loss per share figures do not reflect the charge for acquired in-process research and development, as the charge is non-recurring.
(2) Historical book value per share is computed by dividing stockholders' equity by the number of shares of Common Stock outstanding at March 31, 1999 (Quantum DLT & Storage Systems and Hard Disk Drive groups) and December 31, 1998 (Meridian). The pro forma combined book value for Quantum is computed by dividing the pro forma combined stockholders' equity by the pro forma number of shares of Quantum Common Stock outstanding at March 31, 1999.
(3) The Meridian equivalent pro forma combined per share amounts are calculated by adding the DLT & Storage Systems group combined pro forma per share amounts multiplied by the assumed exchange ratio of 0.489 per share and the Hard Disk Drive group combined pro forma per share amounts multiplied by one half of the assumed exchange ratio (or 0.2445 per share).
(4) The above pro forma combined per share amounts do not reflect the effect of shares that Quantum repurchased to offset the dilution caused by the issuance of its shares in connection with the acquisition of Meridian. If the number of shares of DLT & Storage Systems group and Hard Disk Drive group common stock issued to Meridian stockholders were simultaneously repurchased in the open market through Quantum's previously announced share buyback program, the Quantum DLT & Storage Systems group and Hard Disk Drive group and Meridian equivalent pro forma combined diluted income
    (loss) per share amounts would be $0.63, $(1.90) and $(0.17), respectively for the year ended March 31, 1999, and the Quantum DLT & Storage Systems group and Hard Disk Drive group and Meridian equivalent pro forma combined book value per share amounts would be $3.90, $9.52 and $4.24, respectively at March 31, 1999.

Historical Price Data

  The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices during such quarters of Quantum common stock (adjusted to reflect a two-for-one stock split in May 1997) and Meridian common stock, as reported on Nasdaq.

                                                  Quantum           Meridian
                                               Common Stock       Common Stock
                                            ------------------- ----------------
                                              High       Low      High     Low
                                            --------- --------- -------- -------
Calendar Year 1997
  First Quarter............................ $22 17/32 $13 3/4   $7 3/4   $3 7/8
  Second Quarter...........................  24 9/16   17 7/8    4 11/16  3 3/8
  Third Quarter............................  42 7/16   20 5/16   5 1/2    3 7/8
  Fourth Quarter...........................  42 7/16   18 15/16  5 1/2    3 1/2
Calendar Year 1998
  First Quarter............................  26 1/2    18 7/16   4 7/16   3 5/16
  Second Quarter...........................  25 3/4    18        6 5/16   3 7/8
  Third Quarter............................  22 1/8    11 7/16   5        1 1/2
  Fourth Quarter...........................  23 7/8    12 3/4    2 1/2    1
Calendar Year 1999
  First Quarter............................  28 5/16   16 7/16   3 1/2    1 9/16
  Second Quarter...........................  25 1/16   16 15/16  9        2 9/32
  Third Quarter (through August 3, 1999)...  27 3/16   21 9/16   9 1/16   8 5/8

Quantum DLT & Storage Systems group common stock and Hard Disk Drive group common stock began trading on August 4, 1999. The closing sale price of DLT & Storage Systems group common stock on August 4, 1999 was $18.56 and the closing sale price of Hard Disk Drive group common stock was $6.06.

Dividend Policy

  Neither Quantum nor Meridian has ever paid cash dividends on their respective common stock. The policies of Quantum and Meridian are to retain earnings for use in their respective businesses.

                                  RISK FACTORS

  This proxy statement/prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. The actual results of the combined company may differ materially from those anticipated in these forward-looking statements. You should carefully consider the risks described below, elsewhere in this document, and in the documents incorporated herein by reference in making an investment decision. Keep in mind that the risks described below are not the only risks facing Quantum, Meridian or the combined company.

                          Risks Relating to the Merger

Integrating Quantum and Meridian involves risks that may negatively impact the combined company.

  Integrating Quantum and Meridian will be a complex, time-consuming and expensive process. Before the merger, Quantum and Meridian operated independently, each with its own business, business culture, clients, employees and systems. After the merger, Quantum and Meridian must operate as a combined organization utilizing common (1) information and communication systems, (2) operating procedures, (3) financial controls and (4) human resource practices, including benefit, training and professional development programs. There may be substantial difficulties, costs and delays involved in integrating Quantum and Meridian. These may include:

  .  Distracting management from the business of the combined company

  .  Potential incompatibility of corporate cultures

  . Potential inability to coordinate research and development efforts successfully

  .  Costs and delays in implementing common systems and procedures

  Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance or the loss of clients and employees. Many of these factors are also outside the control of either company. The failure to integrate Quantum and Meridian would have a material adverse effect on the business, financial condition and results of operations of the combined company.

The number of shares of Quantum DLT & Storage Systems group common stock and Hard Disk Drive group common stock Meridian stockholders receive for their Meridian common stock and the value of this consideration will depend on the sum of (1) the average trading price of DLT & Storage Systems group common stock over five trading days ending two trading days prior to the Meridian special meeting and (2) the average of one half of the closing price of one share of Hard Disk Drive group common stock over the same period.

  The fraction of a share of the Quantum DLT & Storage Systems group common stock that Meridian stockholders receive in exchange for each share of Meridian common stock in the merger is known as the exchange ratio. The fraction of a share of the Quantum Hard Disk Drive group common stock that Meridian stockholders receive in exchange for each share of Meridian common stock is one-half of the exchange ratio. The exchange ratio will depend on the sum of
(1) the average of the closing sales price of Quantum DLT & Storage Systems group common stock over the five trading days ending on the second trading day preceding the Meridian special meeting and (2) the average of one half of the closing price of one share of Hard Disk Drive group common stock over the same period. Had the Meridian special meeting been held on August 4, 1999, you would have received .447 of a share of Quantum DLT & Storage Systems group common stock and half as many shares (or .2385 of a share) of Hard Disk Drive group common stock (which would have had an implied combined value of $9.65) for each share of Meridian common stock you own. However, because the exchange ratio will fluctuate based on the market price of DLT & Storage Systems group and Hard Disk Drive group common stock, you may receive less than .447 of a share of DLT & Storage Systems group common stock and .2385 of a share of Hard Disk Drive group common stock (and an implied combined value of less than $9.65) in the merger for each share of Meridian common stock you own.

A fixed exchange ratio is risky because the value of the consideration issued per share of Meridian common stock will depend on the trading prices of DLT & Storage Systems group and Hard Disk Drive group common stock.

  Within certain ranges of average closing prices over five trading days, the exchange ratio is pre-determined or a "fixed exchange ratio." A fixed exchange ratio means that you will receive a pre-determined number of shares of DLT & Storage Systems group and Hard Disk Drive group common stock regardless of the actual five day average. A fixed exchange ratio is risky because, where it applies, the fixed fractions of DLT & Storage Systems group and Hard Disk Drive group common shares that you would receive in the merger would have a lower value if the prices of DLT & Storage Systems group and Hard Disk Drive group common stock decline. No additional shares are issued within the range of the fixed exchange ratio, even if the value of shares of DLT & Storage Systems group and Hard Disk Drive group common stock based upon the five day average decreases. We call this a lower "implied value." The following example illustrates this effect:

    If the sum of (1) the average trading price of DLS & Storage Systems group common stock over the five trading days ending two trading days prior to the Meridian special meeting and (2) the average of one half of the closing price of one share of Hard Disk Drive group common stock over the same period (the "combined average stock price") is $20.00, you would receive 0.489 of a share of Quantum DLT & Storage Systems group common stock and half as many shares (or 0.2445 of a share) of Hard Disk Drive group stock for each share of Meridian common stock that you own. Those combined fractional shares would have an implied value of $20.00 multiplied by 0.489, or $9.78 per share. If however, the combined average stock price is $14.00 per share, you would still receive 0.489 of a share of Quantum DLT & Storage Systems group common stock and half as much (or 0.2445) of a share of Hard Disk Drive group common stock for each share of Meridian common stock that you own, but the combined fractional shares would have an implied value of only $6.85.

A fixed exchange ratio is risky because an increase in the combined average stock price of DLT & Storage Systems group and Hard Disk Drive group common stock would result in fewer shares being issued to Meridian stockholders.

  Within certain ranges of combined average stock prices, the exchange ratio provides for a predetermined implied value or a "fixed price." A fixed price means that you will receive a fixed dollar value of DLT & Storage Systems group and Hard Disk Drive group common stock, regardless of the actual combined average stock price. The number of DLT & Storage Systems group and Hard Disk Drive group shares that you will receive in the merger will adjust up or down so that you will receive a predetermined implied value in the merger. A fixed price is risky because, where it applies, an increase in the combined average stock price will result in Meridian stockholders receiving fewer shares of DLT & Storage Systems group and Hard Disk Drive group common stock in the merger. You would not receive consideration in the merger having a higher implied value even if the combined average stock price increases. The following examples illustrate this effect:

  . If the combined average stock price is $22.00, you will receive 0.455 of a share of Quantum DLT & Storage Systems group common stock and half as much (or 0.2275) of a share of Hard Disk Drive group common stock for each share of Meridian common stock that you own. The combined implied value of these fractional shares would be $10.00.

  .  If the combined average stock price is $24.00, you will receive only
     0.417 of a share of Quantum DLT & Storage Systems group common stock and half as many shares (or 0.2085 of a share) of Hard Disk Drive group common stock for each share of Meridian common stock that you own. The combined implied value of these fractional shares would still be $10.00

  The implied value per share of Meridian common stock in the merger can not exceed $10.00, regardless of changes in the price of DLT & Storage Systems group and Hard Disk Drive group common stock, and can be as low as $6.85. See page 42 for a table showing the fraction of a share of DLT & Storage Systems group and Hard Disk Drive group common stock that would be exchangeable for each share of Meridian common stock based upon a range of combined average stock prices.

Quantum common stock has experienced extreme fluctuations in price and volume which could affect the number and value of shares issued to you.

  In recent years, and particularly in recent months, the stock market and the trading prices of Quantum common stock have experienced extreme price and volume fluctuations. The broad market fluctuations have in the past, and may in the future, adversely affect the market price of Quantum stock. The value of Quantum stock at the time of the special meeting, completion of the merger, the date that you receive shares of Quantum stock or the date that you eventually sell your Quantum shares, may be significantly different than the price of Quantum stock today. In addition, the exchange ratio is based upon the combined average five trading day closing price of one share of DLT & Storage Systems group common stock and half a share of Hard Disk Drive group common stock. The combined average closing price over five trading days, or implied value, may be significantly greater than or less than the actual trading prices of DLT & Storage Systems group and Hard Disk Drive group common stock at the time of the special meeting, completion of the merger, the date that you receive shares of Quantum stock or the date you eventually sell your Quantum shares. We encourage Meridian stockholders to obtain current market quotations for Quantum stock and Meridian common stock. Neither company may terminate that merger agreement or elect not to complete the merger solely because of changes in their stock prices.

Rights of Meridian stockholders will change after the merger.

  Following the merger, Meridian stockholders will become Quantum stockholders. There are important differences between the rights of Meridian stockholders and the rights of Quantum stockholders. For a description of these differences, see "Comparison of Stockholders' Rights."

There is a lack of certainty that the merger will be tax-free.

  It is a condition to the obligation of each of Quantum and Meridian to complete the merger that such party receive a tax opinion from its counsel that provides that the merger should be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. There are no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published Internal Revenue Service rulings bearing directly on the treatment of tracking stock issued in a merger. As a result, it is possible that the Internal Revenue Service could take a position inconsistent with the tax opinions which are not binding on the Internal Revenue Service or the courts but represent only counsel's best legal judgment based on current law. If the Internal Revenue Service were to take such a position and prevail, then:

  . you would recognize gain or loss in an amount equal to the difference between the fair market value on the date of the merger of the tracking stocks (the DLT & Storage Systems group common stock and the Hard Disk Drive group common stock) that you recieve in the merger and your basis in your Meridian common stock;

  . your basis in the shares of the tracking stocks you receive would equal the fair market value of such stocks on the date of the merger;

  . your holding period in each of the tracking stocks received would begin the day after the merger is consummated; and

  . Quantum could recognize gain for U.S. federal income tax purposes based on the fair market value of the tracking stocks issued in the merger.

  For a description of the material federal income tax consequences of the merger to the Meridian stockholders, see "Approval of the Merger and Related Transactions--Material Federal Income Tax Consequences" beginning on page 37.

                     Risks Relating to the Combined Company

Risks Relating to the DLT & Storage Systems Group

Competition may increase in the tape drive market as a result of large competitors introducing tape drive products based on new technology standards

  The DLT & Storage Systems group competes with companies that develop, manufacture, market and sell tape drive products. The DLT & Storage Systems group's principal competitors include Exabyte, Hewlett-Packard, Seagate, Sony and StorageTek. These competitors are aggressively trying to develop new tape drive technologies that compete more successfully with DLTtape technology. Hewlett-Packard, IBM and Seagate have formed a consortium to develop new linear tape drive products. The DLT & Storage Systems group expects products based on this developing technology standard to target the high-capacity data back-up market and to compete with the DLT & Storage Systems group's products based on Super DLTtape technology. Such competition could have a material adverse impact on the DLT & Storage Systems group's operating results.

The DLT & Storage Systems group's operating results depend on new product introductions which may not be successful

  To compete effectively, the DLT & Storage Systems group must improve existing products and introduce new products, such as products based on Super DLTtape technology and network attached storage appliances. The DLT & Storage Systems group cannot assure you that:

  . it will introduce any of these new products in the time frame the DLT & Storage Systems group currently forecasts;

  . it will not experience technical or other difficulties that could prevent or delay the introduction of these new products;

  .  its new products will achieve market acceptance;

  . its new products will be successfully or timely qualified with the DLT & Storage Systems group's customers by meeting customer performance and quality specifications. A successful and timely customer qualification must occur before customers will place large product orders; or

  . it will achieve high volume production of these new products in a timely manner, if at all.

  This risk is magnified because the DLT & Storage Systems group expects technological changes, customer requirements and increasing competition could result in declining sales and gross margins on its existing products.

Reliance on a limited number third-party suppliers could result in significantly increased costs and delays in the event these suppliers experience shortages or quality problems

  The DLT & Storage Systems group depends on a limited number of suppliers for components and sub-assemblies, including recording heads, media cartridges and integrated circuits, all of which are essential to the manufacture of DLTtape drives and tape libraries. The DLT & Storage Systems group currently purchases the DLTtape media cartridges it sells primarily from Fuji and Maxell. The DLT & Storage Systems group cannot assure you that Fuji or Maxell will continue to supply adequate high quality media cartridges in the future. If component shortages occur, or if the DLT & Storage Systems group experiences quality problems with component suppliers, shipments of products could be significantly delayed and/or costs significantly increased.

  In addition, the DLT & Storage Systems group qualifies only a single source for many components and sub-assemblies, which magnifies the risk of future shortages.

The DLT & Storage Systems group's sole supplier of tape heads is located in China and political instability, trade restrictions or currency fluctuations in China could have an adverse impact on the DLT & Storage Systems group's operating results.

  The DLT & Storage Systems group's sole supplier of tape heads is located in China and political instability, trade restrictions, changes in tariff or freight rates or currency fluctuations in China could result in increased costs, delays in shipment and could have an adverse impact on the DLT & Storage Systems group's operating results.

The DLT & Storage Systems group's quarterly operating results could fluctuate significantly and past quarterly operating results should not be used to predict future performance

  The DLT & Storage Systems group's quarterly operating results have fluctuated significantly in the past and could fluctuate significantly in the future. Quarterly operating results could be adversely affected by:

  .  an inadequate supply of DLTtape media cartridges;

  . customers canceling, deferring or rescheduling significant orders as a result of excess inventory levels or other factors;

  .  declines in network server demand; or

  . failure to complete shipments in the last month of a quarter during which a substantial portion of the DLT & Storage Systems group's products are typically shipped.

A majority of sales come from a few customers and these customers have no minimum or long-term purchase commitments

  The DLT & Storage Systems group's sales are concentrated with a few customers. Customers are not obligated to purchase any minimum product volume and the DLT & Storage Systems group's relationships with its customers are terminable at will. The loss of, or a significant change in demand from, one or more key customers could materially adversely impact the DLT & Storage Systems group's operating results.

Unpredictable end-user demand may cause excess or insufficient inventories which could result in inventory write-downs or losses and an adverse impact on the DLT & Storage Systems group's customer relationships

  Unpredictable end-user demand, combined with the computer equipment manufacturer trend toward carrying minimal inventory levels, increases the risk that the DLT & Storage Systems group will manufacture and custom configure too much or too little inventory for particular customers. Significant excess inventory could result in inventory write-downs and losses while inventory shortages could adversely impact the DLT & Storage Systems group's relationship with its customers, either of which could adversely impact the DLT & Storage Systems group's operating results.

The DLT & Storage Systems group does not control licensee pricing or licensee sales of DLTtape media cartridges and as a result the DLT & Storage Systems group's royalty revenue may decline

  The DLT & Storage Systems group receives a royalty fee based on sales of DLTtape media cartridges by Fuji and Maxell. Under the DLT & Storage Systems group's license agreements with Fuji and Maxell, each of the licensees determine the pricing and number of units of DLTtape media cartridges sold by it. As a result, the DLT & Storage Systems group's royalty revenue will vary depending upon the level of sales and prices set by Fuji and Maxell. In addition, lower licensee pricing could require the DLT & Storage Systems group to lower its prices on direct sales of DLTtape media cartridges which would adversely impact the DLT & Storage Systems group's margins for this product.

Third party infringement claims could result in substantial liability and significant costs

  From time to time, third parties allege the DLT & Storage Systems group's infringement of and need for a license under their patented or other proprietary technology. Adverse resolution of any third party infringement claim could subject the DLT & Storage Systems group to substantial liabilities and require it to refrain from manufacturing and selling certain products. In addition, the costs incurred in intellectual property litigation can be substantial, regardless of the outcome.

Risks Relating to the Hard Disk Drive Group

The Hard Disk Drive group's operating results depend on new product introductions which may not be successful

  To compete effectively, the Hard Disk Drive group must frequently introduce new hard disk drives. The Hard Disk Drive group cannot assure you that:

  . it will successfully or timely develop or market any new hard disk drives in response to technological changes or evolving industry standards;

  . it will not experience technical or other difficulties that could delay or prevent the successful development, introduction or marketing of new hard disk drives;

  . it will successfully qualify new hard disk drives, particularly high-end disk drives, with the Hard Disk Drive group's customers by meeting customer performance and quality specifications. A successful and timely customer qualification must occur before customers will place large product orders;

  .  it will quickly achieve high volume production of new hard disk drives;
     or

  .  its new products will achieve market acceptance.

  These risks are magnified because the Hard Disk Drive group expects technological changes, short product life cycles and intense competitive pressures to result in declining sales and gross margins on its current generation products.

The Hard Disk Drive group's inability to successfully incorporate giant magneto-resistive recording heads into its hard disk drives would have an adverse impact on product sales

  In calendar year 1999, the Hard Disk Drive group expects increasing industry-wide competition for hard disk drives that incorporate next generation recording head technology known as giant magneto-resistive recording heads. IBM has already commenced shipment of hard disk drives which incorporate giant magneto-resistive recording heads. The Hard Disk Drive group cannot assure you that it will be able to incorporate giant magneto-resistive recording heads into its hard disk drives in a timely manner. If the Hard Disk Drive group is successful in incorporating giant magneto-resistive recording heads into its hard disk drives, the Hard Disk Drive group cannot assure you that such drives will achieve market acceptance.

The Hard Disk Drive group's quarterly operating results could fluctuate significantly and past quarterly operating results should not be used to predict future performance

  The Hard Disk Drive group's quarterly operating results have fluctuated significantly in the past and may fluctuate significantly in the future. As a result, you should not use the Hard Disk Drive group's past quarterly operating results to predict future performance. Quarterly operating results could be adversely affected by:

  . the ability of Matsushita-Kotobuki, the Hard Disk Drive group's exclusive manufacturer, to quickly achieve high volume production of the Hard Disk Drive group's hard disk drives;

  .  customers canceling, deferring or rescheduling significant orders;

  .  returns by customers of unsold hard disk drives for credit;

  .  decline in PC demand; or

  . failure to complete shipments in the last month of a quarter during which a substantial portion of the Hard Disk Drive group's products are typically shipped.

The Hard Disk Drive group's prices and margins are subject to declines due to unpredictable end-user demand and oversupply of hard disk drives

  End-user demand for the computer systems which contain the Hard Disk Drive group's hard disk drives has historically been subject to rapid and unpredictable fluctuations. As a result, the hard disk drive market tends to experience periods of excess capacity which typically lead to intense price competition. If intense price competition occurs, the Hard Disk Drive group may be forced to lower prices sooner and more than expected and transition to new products sooner than expected. For example, in fiscal year 1999 and the second half of fiscal year 1998, as a result of excess inventory in the desktop hard disk drive market, aggressive pricing and corresponding margin reductions materially adversely impacted the Hard Disk Drive group's operating results.

  The Hard Disk Drive group experienced similar conditions in the high-end hard disk drive market during most of fiscal years 1998 and 1999.

Growth of the lower priced PC markets is putting downward pressure on the Hard Disk Drive group's desktop hard disk drive prices and margins

  The recent growth of the lower priced PC market has led to a shift toward lower priced desktop hard disk drives, and to significantly reduced gross margins. The Hard Disk Drive group expects the trend toward lower prices and margins on hard disk drives to continue. If the Hard Disk Drive group is unable to lower the cost of its desktop hard disk drives accordingly, gross margins will continue to decrease.

Intense competition in the desktop and high-end hard disk drive market could adversely impact the Hard Disk Drive group's operating results

  In the desktop hard disk drive market, the Hard Disk Drive group's primary competitors are Fujitsu, IBM, Maxtor, Samsung, Seagate and Western Digital. The desktop hard disk drive market is characterized by more competitiveness than that seen in the computer industry in general. The Hard Disk Drive group's operating results and competitive position could be negatively impacted by the introduction of competitive products with higher performance, higher reliability and/or lower cost than the Hard Disk Drive group's products.

  In the high-end hard disk drive market, the Hard Disk Drive group's primary competitors are Fujitsu, Hitachi, IBM, Seagate and Western Digital. Currently, Seagate and IBM have the largest market share for high-end hard disk drives. Intense technology and pricing competition has led to losses on the Hard Disk Drive group's high-end hard disk drive products over the past eight quarters. The Hard Disk Drive group does not anticipate that its high-end hard disk drive products will return to profitability prior to shipping its next generation products.

A majority of sales come from a few customers that have no minimum or long-term purchase commitments

  The Hard Disk Drive group's sales are concentrated with a few customers. Customers are not obligated to purchase any minimum product volume and the Hard Disk Drive group's customer relationships are terminable at will. The loss of, or a significant change in demand from, one or more key the Hard Disk Drive group customers could have a material adverse impact on the Hard Disk Drive group's operating results.

Because the Hard Disk Drive group depends on Matsushita-Kotobuki for the manufacture of all hard disk drives, adverse material developments in this critical manufacturing relationship would adversely impact the Hard Disk Drive group's operating results

  The Hard Disk Drive group's relationship with Matsushita-Kotobuki is critical to the Hard Disk Drive group's operating results and overall business performance. The Hard Disk Drive group's dependence on Matsushita-Kotobuki includes the following principal risks:

  . Quality and Delivery. The Hard Disk Drive group relies on Matsushita-Kotobuki to quickly achieve volume production of new hard disk drives at a competitive cost, to meet the Hard Disk Drive group's stringent quality requirements and to respond quickly to changing product delivery schedules. Failure of Matsushita-Kotobuki to satisfy these requirements could have a material adverse impact on the Hard Disk Drive group's operating results.

  . Purchase Forecasts. Matsushita-Kotobuki's production schedule is based on the Hard Disk Drive group's forecasts of its purchase requirements, and the Hard Disk Drive group has limited rights to modify short-term purchase orders. The failure of the Hard Disk Drive group to accurately forecast its requirements or successfully adjust Matsushita-Kotobuki's production schedule could lead to inventory shortages or surpluses.

  . Pricing. The Hard Disk Drive group negotiates pricing arrangements with Matsushita-Kotobuki on a quarterly basis. Any failure to reach competitive pricing arrangements would have a material adverse impact on the Hard Disk Drive group's operating results.

  . Capital Commitment. The Hard Disk Drive group's future growth will require that Matsushita-Kotobuki continue to devote substantial financial resources to property, plant and equipment to support the manufacture of the Hard Disk Drive group's products.

  . Manufacturing Capacity. If Matsushita-Kotobuki is unable or unwilling to meet the Hard Disk Drive group's manufacturing requirements, an alternative manufacturing source may not be available in the near-term.

  . Matsushita-Kotobuki depends on a limited number of component and sub-assembly suppliers and component shortages and quality problems or delays from these suppliers could result in increased costs and reduced sales

  Matsushita-Kotobuki depends on a limited number of qualified suppliers for components and sub-assemblies, including recording heads, media and integrated circuits, all of which are essential to the manufacture of the Hard Disk Drive group's hard disk drives. Matsushita-Kotobuki may qualify only a single source for certain components and sub-assemblies, which can magnify the risk of component shortages. Component shortages have constrained the Hard Disk Drive group's sales growth in the past, and the Hard Disk Drive group believes that it will periodically experience component shortages. If Matsushita-Kotobuki experiences quality problems with its component suppliers, the Hard Disk Drive group's hard disk drive shipments could be significantly delayed or costs could be significantly increased.

Unexpected warranty costs could have a material adverse impact on operating results

  The Hard Disk Drive group warrants its products against defects for a period of one to five years. Actual warranty costs could have a material adverse impact on the Hard Disk Drive group's operating results if the actual unit failure rate or unit repair costs are greater than those for which the Hard Disk Drive group established a warranty accrual.

Third party infringement claims could result in substantial liability and significant costs

  From time to time, third parties allege the Hard Disk Drive group's infringement of and need for a license under their patented or other proprietary technology. For example, in August 1998 Quantum was named as one of several defendants in a patent infringement lawsuit. The plaintiff, Papst Licensing GmbH, owns at least 24

U.S. patents, which it asserts that the Hard Disk Drive group has infringed. Adverse resolution of the Papst litigation or any other third party infringement claim could subject the Hard Disk Drive group to substantial liabilities and require it to refrain from manufacturing and selling certain products. The Hard Disk Drive group cannot assure you that licenses to any technology owned by Papst or any other third party alleging infringement could be obtained on commercially reasonable terms, or at all. In addition, the costs of litigation could be substantial, regardless of the outcome.

The Hard Disk Drive group's foreign manufacturing costs could be adversely impacted by fluctuations in currency exchange rates

  Matsushita-Kotobuki generally purchases manufacturing components at prices denominated in U.S. dollars. However, significant increases in currency exchange rates against the U.S. Dollar could increase Matsushita-Kotobuki's manufacturing costs and could result in higher product prices and/or declining margins for the Hard Disk Drive group's products.

         Risks Related To The Quantum Tracking Stock Capital Structure

  The following risk factors arise from Quantum's capital structure that has two separate classes of tracking stock. The word "our" when used in this section, refers to Quantum.

Recent Clinton administration proposal could result in taxation of issuance of tracking stock

  A recent proposal by the Clinton Administration would impose a corporate level tax on the issuance of tracking stock. If the proposal is enacted, Quantum could be subject to tax on an issuance of either of the tracking stocks after the date of enactment. Quantum cannot predict, however, whether the proposal will be enacted by Congress, and, if enacted, whether it will be in the form proposed by the Clinton Administration.

You will be stockholders of one company and, therefore, financial effects on one group could adversely affect the other

  Holders of DLT & Storage Systems group stock and Hard Disk Drive group stock are the stockholders of a single company. The DLT & Storage Systems group and the Hard Disk Drive group are not separate legal entities. As a result, stockholders are subject to all of the risks of an investment in Quantum and all of our businesses, assets and liabilities. The issuance of the DLT & Storage Systems group stock and the Hard Disk Drive group stock and the allocation of assets and liabilities and stockholders' equity between the DLT & Storage Systems group and the Hard Disk Drive group will not result in a distribution or spin-off to stockholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group.

  Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the tracking stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of tracking stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of tracking stock under Delaware law.

Holders of tracking stock have stockholder rights specific to their group only in limited circumstances

   Holders of DLT & Storage Systems group stock or Hard Disk Drive group stock generally do not have stockholder rights specific to their corresponding groups. Instead, holders have customary stockholder rights relating to Quantum as a whole. For example, holders of DLT & Storage Systems group stock and Hard Disk

Drive group stock would vote as a single class to approve a disposition of all or substantially all of the assets of Quantum. Holders of either tracking stock only have the following rights with respect to their particular group:

  . an opportunity to receive dividends declared by our board of directors based on the available dividend amount for their group;

  . requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their group; and

  . a right to vote on matters as a separate voting class in the circumstances described in "Description of DLT & Storage Systems group stock and Hard Disk Drive group stock--Voting Rights."

Limits exist on voting power of tracking stock

 In circumstances where the two classes of tracking stock vote together as a single class, Hard Disk Drive group stock may not initially have any influence on the outcome of stockholder voting

   We expect that initially the DLT & Storage Systems group stock will have a substantial majority of the combined voting power of the tracking stocks. Except in limited circumstances requiring separate class voting, either class of tracking stock that is entitled to more than the number of votes required to approve any stockholder action could control the outcome of a vote--even if the matter involves a divergence or conflict of the interests of the holders of the DLT & Storage Systems group stock and the Hard Disk Drive group stock. These matters may include mergers and other extraordinary transactions.

 In circumstances where a separate class vote is required, the class of tracking stock with less than majority voting power can block action

  If Delaware law, New York Stock Exchange rules or our board of directors requires a separate vote on a matter by the holders of either the DLT & Storage Systems group stock or the Hard Disk Drive group stock, those holders could prevent approval of the matter--even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

 In circumstances where the two classes of tracking stock vote together as a single class, holders of only one class of tracking stock can not ensure that their voting power will be sufficient to protect their interests

  Since the relative voting power per share of DLT & Storage Systems group stock and Hard Disk Drive group stock will fluctuate based on the relative market values of the two classes of tracking stock, the relative voting power of a class of tracking stock could decrease. As a result, holders of shares of only one of the two classes of tracking stock cannot ensure that their voting power will be sufficient to protect their interests where the holders of the two tracking stocks vote together as a single class.

Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of tracking stock

  Stockholders may not have any remedies if any action or decision of our directors or officers has a disadvantageous effect on the DLT & Storage Systems group stock or the Hard Disk Drive group stock compared to the other class of tracking stock.

  Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks are judged under the business judgment rule unless self-interest is shown. The business judgment rule provides that, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to our company and our stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of our company and our stockholders as a whole. The business judgment rule could shield a decision by our directors or officers that adversely affects one class of stock but was believed to benefit our company and stockholders as a whole. Accordingly, because of the business judgment rule, holders of a tracking stock who are disadvantaged by an action of our directors or officers may not be able to successfully make claims alleging breach of fiduciary duty.

Stock ownership could cause directors and officers to favor one group over the other

  As a result of the implementation of the tracking stock proposal, we expect that our directors and officers will have stock and option holdings in both the DLT & Storage Systems group stock and the Hard Disk Drive group stock. Anticipated differences in the trading values between the DLT & Storage Systems group stock and the Hard Disk Drive group stock will cause the relative values of their interests in the two tracking stocks to vary significantly. Accordingly, it is possible that they could have an incentive to favor one group over the other because of the relative values of their interests.

Numerous potential conflicts of interest exist between the classes of tracking stock which may be difficult to resolve by our board or which may be resolved adversely to one of the classes

 Our board of directors may pay more or less dividends on one group's tracking stock than if that group was a separate company

  Subject to the limitations referred to below, our board of directors has the authority to declare and pay dividends on the DLT & Storage Systems group stock and the Hard Disk Drive group stock in any amount. Our board of directors could, in its sole discretion, declare and pay dividends exclusively on the DLT & Storage Systems group stock, exclusively on the Hard Disk Drive group stock, or on both, in equal or unequal amounts. The performance of one group may cause our board of directors to pay more or less dividends on the tracking stock relating to the other group than if that other group was a stand-alone corporation. Our board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor. In addition, Delaware law and our restated certificate of incorporation impose limitations on the amount of dividends which may be paid on each class of tracking stock.

 Proceeds of mergers or consolidations may be allocated unfavorably

  Because our restated certificate of incorporation does not specify how consideration to be received in a merger or consolidation involving Quantum will be allocated between the holders of DLT & Storage Systems group stock and the holders of Hard Disk Drive group stock, our board of directors will make that determination. That determination could favor one group's stockholders at the expense of the other group's stockholders.

 Holders of either class of tracking stock may be adversely affected by a conversion of one group's tracking stock

   Our board of directors could, in its sole discretion and without stockholder approval, determine to convert shares of DLT & Storage Systems group stock into shares of Hard Disk Drive group stock, or vice versa at any time including when either or both classes of tracking stock may be considered to be overvalued or undervalued. Any conversion at a premium would dilute the interests in Quantum of the holders of the class of tracking stock being issued in the conversion. Any conversion would also preclude holders of both classes of tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group. It would also give holders of shares of the class of tracking stock converted a greater or lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of the group whose stock is converted.

 Allocation of corporate opportunities could favor one group over the other

  Our board of directors may be required to allocate corporate opportunities between the groups. In some cases, our directors could determine that a corporate opportunity, such as a business that we are acquiring, should be shared by the groups. These decisions could favor one group at the expense of the other.

 Groups may compete with each other to the detriment of their businesses

   Our trading stock capital structure does not prevent the groups from competing with each other. Any competition between the groups could be detrimental to the businesses of either or both of the groups. Our Chief Executive Officer or our board of directors permit indirect competition between the groups based on his or its good faith business judgment that competition is in the best interests of our company and all of our stockholders as a whole. In addition, the groups may compete in a business that is not a principal business of the other group.

Our board of directors may change our management and allocation policies without stockholder approval to the detriment of one group

  Our board of directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies in its sole discretion without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on holders of DLT & Storage Systems group stock and holders of Hard Disk Drive group stock or could adversely affect one class of stockholders compared to the other class. For example, our board of directors could modify the policy regarding competition between the groups to prohibit indirect competition altogether. That prohibition could adversely affect the Hard Disk Drive group and beneficially affect the DLT & Storage Systems group by preventing the Hard Disk Drive group from selling its products to third party competitors of the DLT & Storage Systems group. Conversely, that prohibition could adversely affect the DLT & Storage Systems group and beneficially affect the Hard Disk Drive group by preventing the DLT & Storage Systems group from buying products from third party competitors of the Hard Disk Drive group.

Either group may finance the other group on terms unfavorable to one of the groups

  We anticipate that we will transfer cash and other property between groups to finance their business activities. Our board of directors has not adopted specific criteria to determine whether a particular transfer of cash or property from one group to the other will be accounted for as a reallocation of "pooled" debt or preferred stock, a short-term or long-term loan or a sale of assets. These determinations, including the terms of any transactions accounted for as a loan, could be unfavorable to either group. For example, we cannot assure you that any terms that we fix for debt will approximate those that could have been obtained by the borrowing group if it were a stand-alone corporation.

Holders of one group's tracking stock may receive less consideration upon a sale of assets than if the group were a separate company

  Our restated certificate of incorporation provides that if we dispose of all or substantially all of the assets of either group, we must, subject to certain exceptions,

  . distribute to holders of that group's tracking stock an amount equal to the net proceeds of the disposition; or

  . convert the outstanding shares of that group's tracking stock into shares of the other group's tracking stock at a 10% premium for the first five years following the implementation of the tracking stock proposal and without any premium after that five-year period.

  If the group whose assets are disposed were a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount than the net proceeds that would be received by holders of the group's tracking stock. In addition, we can not assure you that the net proceeds per share of that group's tracking stock will be equal to or more than the market value per share of the tracking stock prior to or after announcement of a disposition.

It might be possible for an acquiror to obtain control of Quantum by purchasing shares of only one of the tracking stocks

  A potential acquiror could acquire control of Quantum by acquiring shares of tracking stock having a majority of the voting power of all shares of tracking stock outstanding. Such a majority could be obtained by acquiring a sufficient number of shares of both classes of tracking stock or, if one class of tracking stock has a majority of the voting power, only shares of that class. We expect that initially the DLT & Storage Systems group stock will have a substantial majority of the voting power. As a result, initially, it might be possible for an acquiror to obtain control of Quantum by purchasing only shares of DLT & Storage Systems group stock.

Decisions by directors and officers that affect market values could adversely affect voting and conversion rights

  The relative voting power per share of each class of tracking stock and the number of shares of one class of tracking stock issuable upon the conversion of the other class of tracking stock will vary depending upon the relative market values of the DLT & Storage Systems group stock and the Hard Disk Drive group stock. The market value of either or both classes of tracking stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one class of tracking stock compared to the other. These decisions could involve changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between groups and changes in dividend policies.

Market price of either class of tracking stock may be affected by the number of market makers

  The market price of the DLT & Storage Systems group stock or the Hard Disk Drive group stock may be affected by the number of market makers supporting the DLT & Storage Systems group stock or the Hard Disk Drive group stock.

Provisions governing tracking stock could discourage a change of control and the payment of a premium for shares

  Our restated stockholder rights plan could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of our company by delaying or preventing a change in control. The existence of two classes of tracking stock could also present complexities and could pose obstacles, financial and otherwise, to an acquiring person. In addition, provisions of Delaware law, the restated certificate of incorporation and the by-laws may also deter hostile takeover attempts.

                          THE MERIDIAN SPECIAL MEETING

Purpose of the Meridian Special Meeting

  The purpose of the Meridian special meeting is to consider and vote upon the approval and adoption of the merger agreement and approval of the merger. In addition, stockholders will consider and vote upon the ratification of Meridian's 1997 reincorporation in Delaware. This ratification is a condition to the closing of the merger. Holders of Meridian common stock may also consider and vote upon such other matters as may be properly brought before the Meridian special meeting or any postponements or adjournments thereof. The merger will occur only if both proposals are approved or if Quantum decides to waive ratification of the 1997 reincorporation as a condition to closing. A vote against the 1997 reincorporation may have the same effect as a vote against the merger.

  The Meridian board of directors unanimously approved the merger agreement and the merger, and recommends a vote FOR adoption and approval of the merger agreement and FOR approval of the merger and FOR the ratification of the 1997 reincorporation.

Proxies

  The Meridian proxy accompanying this proxy statement/prospectus is being solicited on behalf of the Meridian board of directors for use at the Meridian special meeting.

Date, Time and Place of Meeting

  The Meridian special meeting will be held at the Holiday Inn of Santa Cruz, 611 Ocean Street, Santa Cruz, CA 95060, on September 9, 1999 at 9:00 a.m. local time.

Voting Rights and Outstanding Shares

  Only holders of record of Meridian common stock at the close of business on the record date will be entitled to notice of and to vote at the Meridian special meeting. At the close of business on the record date there were 8,599,780 shares of Meridian common stock outstanding and entitled to vote. Except for the stockholders identified herein under "Security Ownership of Certain Beneficial Owners and Management of Meridian," as of the record date, to the knowledge of Meridian, no other person beneficially owned more than 5% of the outstanding Meridian common stock.

  Each holder of record of Meridian common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Meridian special meeting.

Solicitation

  This proxy statement/prospectus was mailed to all Meridian stockholders of record as of the record date and constitutes notice of the Meridian special meeting in conformity with the requirements of the Delaware General Corporation Law ("the DGCL").

  Regardless of whether the merger is consummated, each of Quantum and Meridian will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except that fees and expenses (other than attorneys' fees) incurred in connection with the printing, filing and mailing of the registration statement and this proxy statement/prospectus and will be shared equally by Quantum and Meridian. See "The Merger Agreement--Expenses and Termination Fees."

  Subject to the foregoing, the cost of the solicitation of proxies from holders of Meridian common stock and all related costs will be borne by Meridian. In addition, Meridian may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Meridian. Meridian has retained Corporate Investor Communications ("CIC") to assist in the solicitations of proxies from brokers, nominees, institutions and individuals. As compensation for acting as a solicitor in connection with the merger and the ratification of the 1997 reincorporation, CIC will be paid a fee not to exceed $10,000 and will also be reimbursed for certain out-of-pocket expenses. No additional compensation will be paid to directors, officers or other regular employees for such services.

Vote and Quorum Required

  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Meridian common stock entitled to vote at the Meridian special meeting is necessary to constitute a quorum.

  Approval of each proposal requires approval of a majority of the outstanding shares of Meridian common stock as of the record date. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on the proposal presented to the stockholders and will have the same effect as negative votes.

  Pursuant to certain voting agreements (each a "Meridian voting agreement" and collectively, the "Meridian voting agreements"), Charlie Bass, Gianluca Rattazzi, Erik Miller, Shmuel Shottan, Peter Johnson, Pierluigi Zappacosta, Mario Rosati and certain entities that have received Meridian stock from such persons after the date of the merger agreement (each a "Meridian voting agreement stockholder" and collectively, the "Meridian voting agreement stockholders"), who collectively beneficially own 677,504 shares of Meridian common stock as of the record date, which is 7.5% of the shares outstanding, have agreed that, prior to the expiration date, they will vote their shares of Meridian common stock in favor of the adoption and approval of the reorganization agreement and the approval of the merger. The Meridian voting agreement stockholders have also delivered to Quantum irrevocable proxies with respect to the matters covered by the Meridian voting agreements. In addition, subject to certain exceptions, the Meridian voting agreement stockholders have agreed not to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer any of their shares of Meridian common stock (or securities convertible into Meridian common stock) held as of the date of the reorganization agreement or acquired prior to the expiration date unless and until the other party to the transfer shall have (i) executed a counterpart of the Meridian voting agreement and the corresponding irrevocable proxy and
(ii) agreed to hold such Meridian securities subject to all of the terms and provisions of the Meridian voting agreement. See "Approval of the Merger and Related Transactions--Meridian Voting Agreements" beginning on page 36.

Voting Of Proxies

  The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Meridian board of directors for use at the meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Meridian. All properly signed proxies received by Meridian prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger and the ratification of the 1997 reincorporation.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of Meridian at Meridian's principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

No Appraisal Rights

  Holders of Meridian common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger or the ratification of the 1997 reincorporation.

  Holders of Meridian common stock should not send any certificates representing Meridian common stock. Following the effective time of the merger, holders of Meridian common stock will receive instructions for the surrender and exchange of their stock certificates.

                                   PROPOSAL 1

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

  The following is a brief summary of certain provisions of the Merger Agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference. You should read the merger agreement for a more complete description of the merger. If any of the provisions discussed below conflict with the merger agreement, the merger agreement will control.

Background of the Merger

  For several years, Quantum's corporate strategy has been to expand its storage business by increasing its technology base and providing a broader range of value-added storage products. Two key objectives of this strategy have been to enter the rapidly growing market for network attached storage appliances in the near term and, longer term, to develop software to support embedded intelligence in storage devices and systems. Quantum believes that to be a leader in the network attached storage appliance marketplace, suppliers will need to (1) have low-cost products and operations, (2) have systems expertise, including hardware and software design, (3) have a robust implementation of a small footprint operating system with unique storage features, (4) provide their customers with ease-of-use and ownership, and (5) have a strong channel position and trusted brand. Due to Quantum's expectations that the network attached storage market will become large and price competitive, Quantum believes that time-to-market and time-to-volume are critical to achieving market position and leadership. Several established companies have announced plans to enter the network attached storage market. However, despite the fact that the network attached storage appliance functionality is expected to eventually be integrated into storage devices, no storage company has entered the market yet.

  By February 1999, Quantum determined that it should enter the network attached storage appliance market by acquisition. Quantum assigned a team of senior level management personnel to conduct a preliminary investigation of companies that either had a functional operating system for an network attached storage appliance or the capability of rapidly developing one and that might be suitable for an acquisition. At the end of February, 1999, this management team identified Meridian as a leading candidate for acquisition.

  On February 19, 1999, Tex Schenkkan, Quantum's Vice President and General Manager Network Storage Business Unit, called Gianluca Rattazzi, Meridian's President and Chief Executive Officer, to arrange a meeting to discuss various joint business opportunities.

  On February 22, 1999, Mr. Schenkkan and Maury Domengeaux, Quantum's Vice President Marketing, met with Mr. Rattazzi and Shmuel Shottan, Meridian's Senior Vice President, Engineering and Chief Technology Officer at Meridian's offices. The parties executed a mutual non-disclosure agreement, and discussed several joint business opportunities, including, on a preliminary basis, the possibility of a business combination between Meridian and Quantum.

  On February 25, 1999, Mr. Schenkkan telephoned Mr. Rattazzi to determine Meridian's interest in merging with Quantum. The discussion covered the topics of the product offerings and business strategy of each company, trends in the storage industry, market conditions and the potential strategic, operational and

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

cultural synergies between the two companies. The two agreed that the Quantum acquisition team would follow up with initial due diligence.

  Beginning on March 1, 1999 and continuing through May 10, 1999, representatives of Quantum conducted business and financial due diligence on Meridian with Meridian's cooperation. During this time period, numerous meetings, interviews and discussions took place among senior level management personnel of both companies.

  Quantum senior level management prepared an acquisition proposal to be presented to Quantum's board of directors. On March 26, 1999, that proposal and supporting information were mailed to the Quantum board of directors to be considered at a special meeting of the Quantum board on April 1, 1999.

  At the Quantum special board meeting on April 1, 1999, the acquisition proposal was presented to and discussed by the Quantum board. The Quantum board considered, among other things, the potential benefits of the proposed merger, the risks of the merger and the preliminary results of the due diligence process. After a detailed discussion of the proposal, the board directed Quantum management to begin negotiations towards a definitive merger agreement with Meridian.

  On or about April 2, 1999, Quantum engaged the outside law firm of Cooley Godward LLP and the investment banking firm of Salomon Smith Barney to assist it in the merger negotiations. On or about April 20, 1999, Meridian engaged the law firm of Brobeck, Phleger & Harrison LLP to represent it in connection with the proposed merger with Quantum. On or about April 22, 1999, Meridian engaged Donaldson, Lufkin & Jenrette Securities Corporation to provide financial advisory and investment banking services to Meridian in connection with its evaluation of a business combination transaction.

  Between April 2, 1999 and May 11, 1999, Quantum's management and legal and financial advisors conducted due diligence with respect to financial, legal and operational matters of Meridian. During this period, numerous meetings, interviews and discussions took place among senior level management personnel of both companies and their representatives.

  On April 21, 1999 the Meridian board held a regularly scheduled meeting at which a number of matters were discussed, including the status of the negotiations with Quantum. Also on April 21, 1999, the Quantum board held a regularly scheduled meeting at which, after further discussion of the proposal by the board, the board approved the proposal and directed Quantum management to negotiate and execute a definitive merger agreement with Meridian.

  On April 26, 1999, a draft of the definitive merger agreement was delivered by Cooley Godward to Brobeck, Phleger & Harrison. On April 28, 1999 representatives of Quantum, Meridian, Cooley Godward and Brobeck, Phleger & Harrison met at the offices of Brobeck, Phleger & Harrison in Palo Alto, California to negotiate a definitive merger agreement and related exhibits. These negotiations continued in a series of meetings and telephonic conversations between Quantum and Meridian and their respective legal and financial advisors between April 28, 1999 and May 9, 1999.

  On April 30, 1999 Quantum and Meridian signed a confidentiality, no-shop and standstill agreement.

  A special meeting of the Meridian board was held on May 1, 1999 at the offices of DLJ in Menlo Park, California. At that meeting, members of the Meridian board were updated regarding the status of the continuing negotiations with Quantum. The Meridian board listened to a presentation by Brobeck, Phleger & Harrison regarding the terms of the then-current draft of the merger agreement and other legal matters. DLJ discussed with the Meridian board the financial terms of the proposed merger. After discussion, the Meridian board directed Meridian's management and legal and financial advisors to engage in further discussions with Quantum regarding the proposed merger.

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

  A special telephonic meeting of the Meridian board was held on May 9, 1999. At that meeting, members of the Meridian board were updated regarding the status of the continuing negotiations with Quantum. The Meridian board listened to a presentation by Brobeck, Phleger & Harrison regarding the terms of the merger agreement and other legal matters. DLJ presented its analysis of the financial terms of the proposed merger. See "--Opinion of Financial Advisor to Meridian." DLJ informed the Meridian board that, if requested, and subject to the finalization of a definitive agreement, it expected to be in a position to deliver its written opinion as to the fairness from a financial point of view of the consideration to be received by Meridian's stockholders in the merger. After extensive discussion, the Meridian board unanimously voted to approve the merger subject to, among other things, the receipt of DLJ's written fairness opinion. On May 10, 1999, DLJ delivered its written opinion to the Meridian board to the effect that, as of such date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by holders of Meridian common stock pursuant to the merger agreement was fair to such holders from a financial point of view.

  On May 10, 1999, in the late afternoon, the merger agreement in its definitive form was executed by Quantum and Meridian.

  On the early morning of May 11, 1999, Quantum and Meridian jointly announced their agreement to merge.

  On July 23, 1999 Quantum's stockholders approved the tracking stock proposal whereby the DLT & Storage System group common stock and Hard Disk Drive group common stock replaced the then existing common stock. These tracking stocks began separately trading on the NYSE on August 4, 1999.

Quantum's Reasons For the Merger

  The board of directors of Quantum believes that the proposed merger will afford the complementary strengths of the two individual companies, will provide the combined company with several benefits, and will enable the combined company to capture a fair share of the growing market for network attached storage appliances. Further, Quantum believes that the proposed merger will give the combined company the technological and market advantages needed to become a leader in the further development of intelligent storage devices, systems and solutions that will be demanded in the future.

The potential benefits to the combined company include the following:

  . A diversified portfolio of products and systems. The combined company will offer the broadest array of storage devices and systems of any independent company in the industry.

  . Low cost leadership. Quantum's expertise in hardware integration and Meridian's software expertise will enable the combined company to produce a product at low cost.

  . Systems expertise. The combined company will have both hardware and software design strength that will enable products with selective, unique storage features and a robust operating system capable of working with numerous network protocols.

  . Ease of ownership for customers. The combined company will be able to offer customers simplicity in every aspect of ownership: awareness, evaluation, purchase, installation, use and service.

  . Trusted brand and powerful distribution channel programs. The combined company can field a product with the well-promoted and respected Quantum brand and can take advantage of Quantum's strong relationship with original equipment manufacturers and strong channels, including distributors, value added retailers and web-based electronic commerce.

  . Immediate entry into the network attached storage appliance market. With the merger, Quantum will accelerate its entry into the network attached storage appliance market with an established portfolio of award-winning products.

  . Snap! Server operating system. Quantum believes that the Snap! Server operating system, and the team of software experts at Meridian who developed it, can accelerate Quantum's development of advanced software to support storage devices and systems.

  In addition to the factors set forth above, in the course of its meetings during March and April, the Quantum board of directors reviewed and considered a wide variety of information relevant to the merger including: (i) information concerning Quantum's and Meridian's respective businesses, historical financial performance and conditions, operations, products, customers, competitive positions, prospects and management; (ii) Quantum's management's view as to the financial conditions, results of operations, and business and financial potential of Meridian and Quantum before and after giving effect to the merger, based on management's due diligence; (iii) current financial market conditions and historical trading market prices, volatility and trading information with respect to Quantum common stock and Meridian common stock; (iv) the consideration to be paid to the Meridian stockholders in the merger and the relationship between the market value of comparable merger transactions; (v) the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (vi) reports from management, legal and financial advisors as to the results of their due diligence investigation of Meridian; (vii) the potential impact of the merger on customers and employees of Meridian and Quantum and (viii) the likely reaction to the merger from the financial markets.

  The Quantum board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including (i) the potential disruption to the business of both companies following announcement of the merger, including the effects of employee uncertainty, the possibility that key employees may leave Meridian or Quantum, and the possibility that key customers may decide to terminate their relationship with the combined company;
(ii) the dilutive effects of the issuance of shares in the merger and the higher level of expenses that will be borne by the combined company; (iii) additional potential problems and costs associated with the integration of both companies into a single enterprise; (iv) the possibility that the merger would not be consummated; and (v) the other risks described under "Risk Factors" herein. After due consideration, the Quantum board of directors concluded that the benefits of the transaction to Quantum and its stockholders outweighed the risks associated with the foregoing factors.

Meridian's Reasons For the Merger

  The Meridian board has unanimously approved the merger agreement and the merger, and unanimously recommends that holders of shares of Meridian common stock vote for the approval and adoption of the merger agreement and the merger.

  The Meridian board believes that the merger with Quantum will be beneficial to Meridian stockholders for the following reasons:

  . Meridian's business plan is centered around the creation of a new market for "plug-and-play" network attached storage devices, and access to Quantum's greater capital and management resources would allow Meridian to penetrate the developing market for its products more quickly,

  . the integration of highly complementary technical resources and personnel would enable the combined company to leverage marketing, product development, distribution and support efforts, and

  . the combination with Quantum would create a combined company with significantly greater resources, a more diversified product line and greater financial and marketing resources than those of Meridian alone, and would enhance the competitive position of the combined company.

  The Meridian board also considered the uncertainty that it believed existed concerning Meridian's ability to successfully execute its network attached storage device strategy as an independent company, and concluded that a combination with Quantum would reduce its exposure to these risks. In particular, the Meridian board believed that customer acceptance was a major hurdle to the success of Meridian's business plan, and recognized that a combination with Quantum would potentially allow Meridian to roll out new products and line extensions over a shorter time frame. The Meridian board recognized that Meridian would have needed to raise substantial additional funds during 2000 in order for Meridian to continue its required level of marketing activities, and that any such financing could potentially be substantially dilutive to the holders of Meridian common stock. The Meridian board also considered the probable adverse impact on Meridian's prospects as an independent company in light of the expressed intention by some of Meridian's larger competitors, including Quantum, to enter the network attached storage business. Against these considerations the Meridian board weighed, among other things, the fact that the exchange ratio offered a premium to Meridian stockholders and, because the consideration was stock in the continuing enterprise combining Meridian and Quantum, that Meridian's stockholders would have the opportunity to benefit, on a tax deferred basis, from any growth to be achieved by such combination, and participation in the execution of Quantum's strategy to build an integrated storage systems enterprise.

  The Meridian Board also considered, among other matters:

  . information concerning Quantum's and Meridian's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position,

  . current financial market conditions and historical market prices, volatility and trading information with respect to Quantum common stock and Meridian common stock,

  . the consideration to be received by Meridian stockholders in the merger and the relationship between the market value of Quantum common stock to be issued in exchange for Meridian common stock and Meridian's business, prospects, operations and financial condition,

  . Meridian's prospects as an independent company executing its network attached storage business strategy in a highly volatile competitive environment,

  . the potential for other third parties to enter into strategic relationships with or to acquire Meridian,

  . the ability of Meridian, after receiving the advice of counsel that its fiduciary duties require it to do so, to consider and negotiate other unsolicited, bona fide, superior acquisition proposals and, in such event, to terminate the Agreement subject to a payment of a fee to Quantum, and

  . the financial presentations by DLJ, including its opinion, described below, to the effect that, subject to the qualifications and limitations contained in DLJ's written opinion, as of the date of the opinion, the consideration to be received by holders of Meridian common stock in the merger was fair from a financial point of view to Meridian's stockholders.

  . Quantum's proposal to create two new classes of common stock to reflect separately the performance of its storage systems and hard disk drive businesses.

  In view of the variety of factors considered in connection with its evaluation of the merger, the Meridian board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. Individual members of the Meridian board may have given different weight to different factors.

Opinion of Financial Advisor to Meridian

  Meridian engaged DLJ to act as Meridian's financial advisor in connection with the proposed Merger and to evaluate the fairness from a financial point of view to holders of Meridian common stock of the consideration to be received by such holders, pursuant to the terms of the merger agreement. DLJ delivered to the Meridian board of directors its written opinion dated May 10, 1999 to the effect that, as of such date, based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by holders of Meridian common stock pursuant to the Merger Agreement was fair to such holders from a financial point of view.

  The full text of DLJ's opinion is attached hereto as Appendix B. The summary of DLJ's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of DLJ's opinion. You are urged to read DLJ's opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with its opinion.

  DLJ's opinion was prepared for the Meridian board of directors and was directed only to the fairness from a financial point of view, as of the date thereof, of the consideration to be received by Meridian stockholders. Quantum and Meridian determined the exchange ratio in arm's length negotiations. DLJ's opinion does not address the relative merits of the Merger or any other business strategies being considered by the Meridian board of directors, nor does it address the Meridian board of directors' decision to proceed with the Merger. DLJ's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed merger.

  Meridian selected DLJ as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the stockholders of Meridian or any person other than Meridian. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  In arriving at its opinion, DLJ reviewed the draft dated May 5, 1999 of the merger agreement and reviewed financial and other information that was publicly available or furnished to DLJ by Meridian including information provided during discussions with its management. Included in the information provided during discussions with Meridian management were certain projections of Meridian for the period beginning January 1, 1999 and ending on December 31, 2002 prepared by the Meridian management. At Meridian's direction, for the purposes of DLJ's analysis, DLJ also relied on the financial forecasts for Quantum prepared and published by the equity research department of DLJ, for the period beginning April 1, 1999 and ending March 31, 2001, dated as of April 28, 1999. DLJ was not provided with any internal financial analyses or forecasts of Quantum prepared by management of Quantum. In addition, DLJ compared certain financial and securities data of Meridian and Quantum with various other companies whose securities were traded in public markets, reviewed the historical stock prices and trading volumes of the Meridian common stock and Quantum common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ Opinion. DLJ was not requested to, and did not, solicit the interest of any other party in acquiring Meridian.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all the financial and other information that was available to DLJ from public sources, that was provided to DLJ by Meridian and Quantum or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial analyses and projections supplied to DLJ by Meridian, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Meridian as to the future operating and financial performance of Meridian. With respect to the financial forecasts for Quantum prepared and published by the equity research department of DLJ, DLJ assumed that they did not differ materially from the best estimates and judgments of the management of Quantum as to the future operating and financial performance of Quantum as of the date thereof. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ.

  DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date thereof. DLJ's opinion states that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. DLJ's opinion does not express an opinion as to the prices at which Quantum common stock or any other security issued by Quantum, including the DLT & Storage Systems group common stock and Hard Disk Drive group common stock, will actually trade at any time.

 Summary of Financial Analyses Performed by DLJ

  The following is a summary of the financial analyses presented by DLJ to the Meridian board of directors on May 10, 1999 in connection with the preparation of its opinion.

  Common Stock Trading History. DLJ examined the historical closing prices of Meridian common stock for the period from May 7, 1998 to May 7, 1999. During this time period, Meridian common stock reached a high of $5.81 per share and a low of $1.00 per share. This information was presented solely to provide the Meridian board of directors with background information on the stock prices of Meridian over the period indicated.

  Comparable Companies Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded information storage companies. The comparable companies consisted of:

  .  Artecon Inc.

  .  Auspex Systems Inc.

  .  Boxhill Systems Corp.

  .  Ciprico Inc.

  .  MTI Technology Corp.

  .  Procom Technology Inc.

  .  Storage Computer Corp.

  In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (i) LTM revenue, (ii) projected 1999 revenue and (iii) projected 2000 revenue. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities, at a discount to the private market value thereof. LTM is defined as latest twelve months. Projected 1999 and projected 2000 revenue were obtained from Wall Street research reports where available. DLJ's analysis of the comparable companies yielded the following: LTM revenue multiples ranging from 0.2x to 1.9x; projected 1999 revenue multiples ranging from 0.2x to 1.4x; and projected 2000 revenue multiples ranging from 0.2x to 0.4x. Based on this analysis, DLJ estimated a value per share of Meridian common stock ranging from $2.27 to $5.34.

  Precedent M&A Transaction Analysis. DLJ reviewed seventeen selected acquisitions or proposed acquisitions involving companies which DLJ deemed to be comparable to Meridian (collectively, the "M&A Comparable Transactions"):

  .  ATL Products Inc. (Odetics)/Quantum Corp.

  .  Encore Computer-Storage Prods./Sun Microsystems Inc.

  .  BusLogic Inc./Mylex Corp.

  .  McData Corp./EMC Corp.

  .  Conner Peripherals Inc./Seagate Technology Inc.

  .  Digital Equip-Disk Drive/Quantum Corp.

  .  Stratus Computer/Ascend Communications

  .  Symbios Inc./LSI Logic Corp.

  .  Digital Equipment Corp./Compaq Computer Corp.

  .  Advanced Logic Research Inc./Gateway 2000 Inc.

  .  Maxtor Corp./Hyundai Electronic Industries Co., Inc.

  .  SuperMac Technology/Radius Inc.

  .  Archive Corp./Conner Peripherals Inc.

  .  Amdahl Corp./Fujitsu Ltd.

  .  OpenVision Technologies, Inc./Veritas Software Corp.

  .  Cheyenne Software/Computer Associates Intl.

  .  Epoch Systems/EMC Corp.

  In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of (i) LTM revenue and (ii) projected revenue for the twelve months following the transaction announcement (as obtained by DLJ from industry research where available). DLJ's analyses of the M&A Comparable Transactions yielded the following: (i) LTM revenue multiples ranging from 0.4x to 9.2x and (ii) projected revenue multiples ranging from 0.6x to 6.1x. DLJ's analysis of the M&A Comparable Transactions, excluding the OpenVision and Cheyenne Software transactions, yielded the following: (i) LTM revenue multiples ranging from 0.4x to 3.7x and (ii) projected revenue multiples ranging from 0.6x to 2.6x. Based on this analysis, DLJ estimated a value per share of Meridian common stock ranging from $2.63 to $8.98.

  Premiums Paid Analysis. DLJ determined the premium over the common stock trading prices for one day and four weeks prior to the announcement date in (i) the M&A Comparable Transactions, (ii) all software and computer hardware related merger and acquisition transactions of U.S. public companies ranging from $50 million to $150 million in size announced since January 1, 1997, and
(iii) all merger and acquisition transactions of U.S. public companies ranging from $50 million to $150 million in size announced since January 1, 1997. Premiums for the software and computer transactions and all merger and acquisition transactions were obtained from Securities Data Company. The median premiums for the selected transactions over the common stock trading prices for one day and four weeks prior to the announcement date were (i) 47.6% and 32.6%, respectively, for the M&A Comparable Transactions, (ii) 28.0% and 43.2%, respectively, for the software and computer hardware related transactions, and
(iii) 20.7% and 31.2%, respectively, for all transactions. Applying the above premiums to the closing price of Meridian common stock on May 7, 1999, DLJ estimated a value per share of Meridian common stock ranging from $4.07 to $4.98.

  Discounted Cash Flow Analysis. DLJ performed a DCF analysis of Meridian on the projected free cash flows of Meridian and on the projected free cash flows of Meridian using existing net operating losses of approximately $11.7 million and tax credit carryforwards of approximately $2.4 million, in each case for the fiscal years ended December 31, 1999 through 2002, using projections and assumptions provided by the management of Meridian. DCF is defined as discounted cash flow. The DCFs for Meridian were estimated using discount rates ranging from 25% to 40%, based on estimates of and judgments related to the weighted average costs of capital of Meridian, and terminal multiples of estimated earnings before interest and taxes for Meridian's fiscal year ending December 31, 2002 ranging from 6.0x to 8.0x. Based on this analysis, DLJ estimated a value per share of Meridian common stock ranging from $3.26 to $8.36.

  No company or transaction used in the analyses is directly comparable to Meridian or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger. DLJ analyzed the pro forma effect of the Merger on earnings per share for Quantum, assuming no cost savings or incremental revenue benefits from the combination. The analysis indicated that the pro forma earnings per share of Quantum in the fiscal years ending December 31, 2000 and 2001 would be 6.8% and 4.3% lower, respectively, than comparable projections for such years for Quantum as a stand-alone company during the same period. The results of the pro forma combination analysis are based upon (i) the projected financial information prepared and published by the equity research department of DLJ dated as of April 28, 1999, in the case of Quantum and (ii) the assumptions and projections supplied by the management of Meridian, in the case of Meridian, and are not necessarily indicative of future operating results or financial position.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Meridian board of directors on May 10, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the Merger and to add to the total mix of information available. DLJ's conclusions also involved significant elements of judgment and qualitative analysis. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses undertaken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Meridian that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

 Engagement Letter

  Pursuant to the terms of an engagement agreement dated April 22, 1999, Meridian engaged DLJ to provide financial advisory and investment banking services to Meridian and agreed to pay DLJ (i) an initial retainer fee of $100,000, payable promptly upon the execution of the Engagement Letter; (ii) a fee of $350,000 payable upon the delivery by DLJ of the DLJ Opinion (irrespective of the conclusion reached therein); and (iii) additional cash compensation in an amount equal to one and a half percent (1.5%) of the aggregate value of the outstanding common stock of Meridian (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding on a net exercise basis), plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the merger, payable upon the consummation of the merger; provided that, except as set forth in the next sentence, in no event shall such additional cash compensation amount be less than $1,000,000. Any amounts paid by Meridian pursuant to clauses (i) and
(ii) above shall be deducted from the additional cash compensation paid by Meridian pursuant to clause (iii) above. In addition, Meridian agreed to reimburse DLJ, upon request by DLJ from time to time, for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder, which will not exceed $50,000 without the prior approval of Meridian, whether or not the Merger is consummated, and to indemnify DLJ and certain related persons against certain liabilities in connection with the engagement, including liabilities under U.S. federal securities laws. DLJ and Meridian negotiated the terms of the fee arrangement, and the Meridian board of directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger.

 Other Relationships

  In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Meridian and Quantum for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Meridian or Quantum securities.

Interests of Certain Persons in the Merger

  Certain members of Meridian's management and the Meridian board may be deemed to have certain interests in the merger that are in addition to their interests as stockholders of Meridian generally. The Meridian board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

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

Equity Ownership of Meridian Management.

  As of August 4, 1999, directors and executive officers of Meridian beneficially owned or had options to acquire within 60 days of that date 531,626 shares of Meridian Common stock for which they will receive the same consideration as the other Meridian shareholders. As provided in the Merger Agreement, by virtue of the Merger, each option granted by Meridian to purchase shares of Meridian common stock which is outstanding and unexercised immediately prior to the effective time will be assumed by Quantum and converted into an option to purchase shares of DLT & Storage Systems group and Hard Disk Drive group common stock in such number and such exercise price as is described in the Merger Agreement and in the section herein entitled "The Merger Agreement--Stock Options". As of August 4, 1999, there were outstanding options to purchase an aggregate of 1,996,692 shares of Meridian common stock at a weighted average exercise price of $2.27 per share (at exercise prices ranging from $0.025 to $15.125 per share).

  Indemnification and Insurance. The merger agreement provides that all rights to indemnification existing in favor of the persons serving as directors and officers of Meridian as of the date of the merger agreement for acts or omissions occurring prior to the effective time, as provided in the Meridian bylaws and in any indemnification agreements between Meridian and such directors and officers, will survive the merger, and that Quantum will cause Meridian (the "surviving corporation") to perform its obligations arising thereunder for at least six years from the effective time. Subject to certain limitations, Quantum has also agreed to cause the surviving corporation to maintain in effect for three years after the effective time a policy of directors' and officers' liability insurance for the benefit of persons serving as directors and officers of Meridian as of such date. See "The Merger Agreement--Covenants--Indemnification and Insurance."

  Employment Agreement with Gianluca Rattazzi. At the closing of the merger, Gianluca Rattazzi will have an employment agreement with Quantum pursuant to which he will receive salary and benefits commensurate with his position and will be entitled to acceleration of his options if he is terminated without cause or resigns with good reason within the first year.

  Meridian Severance Plan. Mr. Rattazzi will have the right to receive one-year's salary at the closing of the merger pursuant to Meridian's severance plan. In addition, pursuant to Meridian's severance plan, upon the closing of the merger, Mr. Bass will vest in all of his unvested options and Mr. Rattazzi will vest in 50% of his unvested options, with the remaining 50% to vest in six equal monthly installments beginning on the seven month anniversary of the closing of the merger. Monthly installment vesting of the remaining 50% of the shares covered by such unvested options ceases upon termination of Rattazzi's continuous service with Quantum pursuant to the employment agreement. In addition, certain other employees of Meridian are participants in the Meridian severance plan, which provides for the payment of certain separation benefits to officers and other employees of Meridian in the event of termination, other than for cause, within one year following a change in control of Meridian. The merger constitutes a "change of control" under the severance plan. Under the severance plan, certain officers of Meridian are entitled to receive twenty-five or fifty percent, depending on the employee, of their annual base compensation and to vesting in 100% of their unvested options upon termination within one year of the merger. Benefits will also be provided for the three or six months, depending on the employee. In addition to actual termination, certain employees may terminate their employment and be entitled to separation benefits if at any time during the one year period following merger (i) the employee's base annual salary is reduced, unless a reduction in base annual salary is implemented for the majority of the employees of Quantum; (ii) the employee is required to change the location of his or her job by more than fifty (50) miles; or (iii) there is a material adverse diminution in the employee's duties and responsibilities.

Meridian Voting Agreements

  Pursuant to the Meridian voting agreements, the Meridian voting agreement stockholders, who beneficially own an aggregate of 531,626 outstanding shares of Meridian common stock (including options exercisable within 60 days of August 4, 1999). An additional 145,878 shares of Meridian common stock were beneficially owned by entities that received shares from such directors and executive officers after the date of the merger agreement. These directors and executive officers of Meridian and such transferees (representing approximately

7.5% of the shares of Meridian common stock as of May 10, 1999) have agreed that, prior to the expiration date, they will vote their shares of Meridian common stock in favor of: (i) approval and adoption of the merger agreement;
(ii) approval of the merger; and (iii) each of the other actions contemplated by the merger agreement. The Meridian voting agreement stockholders have also delivered to Quantum irrevocable proxies with respect to the matters covered by the Meridian voting agreements. In addition, the Meridian voting agreement stockholders have agreed not to transfer any securities of Meridian owned by them unless and until the proposed transferee of such Meridian securities shall have (i) executed a counterpart of the Meridian voting agreement and an irrevocable proxy and (ii) agreed to hold such Meridian securities subject to all of the terms and provisions of the Meridian voting agreement. The affirmative vote of the shares of Meridian common stock subject to the Meridian voting agreements will not be sufficient to approve and adopt the merger agreement or to approve the merger. The form of Meridian voting agreement is attached to this proxy statement/prospectus as Appendix C.

Meridian Affiliate Agreements

  Each member of the Meridian board and certain officers of Meridian who are "affiliates" of Meridian within the meaning of Rule 145 promulgated under the Securities Act, executed an affiliate agreement that will be effective as of the closing of the merger. Pursuant to the Meridian affiliate agreements, Quantum will be entitled to place appropriate legends on the certificates evidencing any Quantum common stock to be received by a Meridian affiliate pursuant to the terms of the merger agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Quantum common stock, consistent with the terms of the Meridian affiliate agreement. Pursuant to such agreements, such directors and officers will have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Quantum common stock to be received by them in the merger.

Amendment to Meridian Severance Plan

  In connection with the merger, Meridian is amending its severance plan to reduce the severance benefits provided to Mr. Rattazzi and to clarify and narrow the circumstances in which severance benefits will be paid.

Material Federal Income Tax Consequences

  The following discussion describes the material federal income tax consequences generally applicable to Meridian stockholders. The discussion is based on current law. Changes in the law could affect the federal income tax consequences of the merger to Meridian stockholders. This discussion assumes that Meridian stockholders hold their Meridian common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We have not and will not seek a ruling from the IRS in connection with the merger. This discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to a Meridian stockholder in light of his or her particular circumstances or tax issues that may be significant to Meridian stockholders subject to special rules, such as:

  .  financial institutions;

  .  insurance companies;

  .  foreign individuals and entities;

  .  tax-exempt entities;

  .  dealers in securities;

  . persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

  . persons who acquired Meridian common stock pursuant to the exercise of an employee option (or otherwise as compensation); or

  . persons who acquired Meridian common stock as part of an integrated investment, such as a "hedge" or "straddle," composed of Meridian common stock and one or more other positions.

  Accordingly, Meridian stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences.

  Meridian's obligation to consummate the merger is conditioned on the receipt by Meridian of an opinion from Brobeck, Phleger & Harrison, and Quantum's and Defiant Acquisition Sub's obligations to consummate the merger are conditioned on their receipt of an opinion from Cooley Godward, that the merger should constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Such conditions will not be waived without a resolicitation of consent by the stockholders of Meridian. These opinions neither bind the IRS or the courts nor preclude the IRS or a court from adopting a contrary position.

  Assuming that the merger qualifies as a reorganization the following federal income tax consequences will result:

  . Exchange of Meridian Common Stock for Quantum Tracking Stocks. Except as discussed below, no gain or loss will be recognized by a Meridian stockholder upon the receipt of DLT & Storage System group stock and Hard Disk Drive group stock in the merger. Each Meridian stockholder's aggregate tax basis in the DLT & Storage System group stock and Hard Disk Drive group stock received in the merger will be the same as the aggregate tax basis of the Meridian common stock surrendered in the merger (reduced by any tax basis allocable to fractional shares exchanged for cash). The aggregate tax basis of the DLT & Storage System group stock and Hard Disk Drive group stock received by a Meridian stockholder in the merger will be allocated between the DLT & Storage System group stock and Hard Disk Drive group stock in proportion to the fair market value of the DLT & Storage System group stock and Hard Disk Drive group stock at the effective time of the merger. The holding period of the DLT & Storage System group stock and Hard Disk Drive group stock received by a Meridian stockholder in the merger will include the period during which the Meridian common stock surrendered in exchange were held; and

  . Cash Received Instead of Fractional Shares. A Meridian stockholder who receives cash in the merger instead of a fractional share interest in the DLT & Storage System group stock and Hard Disk Drive group stock will be treated as having received the fractional share interest and then having sold such interest for the cash received. This sale will generally result in the recognition of gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of such fractional share interest, which gain or loss will be capital gain or loss.

  Stockholders should be aware that the issuance of Quantum's tracking stocks in the merger will result in uncertainties in the tax treatment of the merger. There are no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings bearing directly on the treatment of tracking stocks. The IRS announced during 1987 that it was studying the U.S. federal income tax consequences of stock that has certain voting and liquidation rights in an issuing corporation, but has dividend rights that are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, and that it would not issue any advance rulings regarding such stock. Although the IRS has since withdrawn such stock from its list of matters under consideration, it has reiterated that it will not issue advance rulings regarding such stock. Furthermore, a recent proposal by the Clinton Administration would impose a corporate-level tax on the issuance of tracking stock. If this proposal is enacted, Quantum could be subject to tax on an issuance of DLT & Storage Systems group stock and Hard Disk Drive group stock after the date of enactment. Quantum cannot predict, however, whether the proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration.

  In the absence of authorities directly on point, there is a risk that the IRS could assert that the tracking stocks represent property other than stock of Quantum and that the merger does not constitute a reorganization. There is no assurance that the IRS would not prevail in a court of law on this issue. For more information, see the sections entitled "Risk Factors Relating to the Merger--There is a Lack of Certainty that the Merger will be Tax-Free" and "Recent Clinton Administration Proposal Could Result in Taxation of Issuance of Tracking Stock".

  There are other tax-related issues that you should be aware of such as:

  . Reporting Requirements. Each Meridian stockholder that receives Quantum tracking stocks in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the Meridian common stock surrendered and the fair market value of the Quantum tracking stocks and cash received in the merger, and to retain permanent records of these facts relating to the merger.

  . Backup Withholding. Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 31% of any cash payments to a Meridian stockholder in the merger unless the stockholder provides the appropriate form as described below. Each Meridian stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each Meridian stockholder, so as to provide the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Quantum and the exchange agent.

  . Consequences of IRS Challenge. A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. Meridian stockholders would recognize gain or loss with respect to each share of Meridian common stock surrendered in the merger. Such gain or loss would be equal to the difference between the stockholder's basis in such share and the sum of the fair market value, as of the effective time, of the Quantum tracking stocks received in the merger and any cash received instead of a fractional share or shares of Quantum tracking stocks. In such event, a stockholder's aggregate basis in the Quantum tracking stocks so received would generally equal its fair market value as of the effective time and the stockholder's holding period for such stock would begin the day after the merger is consummated. See "Risk Factors Relating to the Merger--There is a Lack of Certainty that Merger will be Tax-Free and Recent Clinton Administration Proposal Could Result in Taxation of Issuance of Tracking Stock."

  Even if the merger qualifies as a reorganization, a recipient of Quantum tracking stocks would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Meridian common stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that Meridian stockholders were treated as receiving, directly or indirectly, consideration other than Quantum tracking stocks in exchange for such stockholder's Meridian common stock, gain or loss would have to be recognized.

  The preceding discussion is not meant to be a complete analysis or discussion of all potential tax effects of the merger. Thus, Meridian stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Anticipated Accounting Treatment

  In the proposed transaction, Quantum will be acquiring all of the outstanding shares of Meridian stock and the combination will be accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of Meridian's specific tangible and identifiable intangible assets and liabilities will be recorded as goodwill. On a preliminary basis, Quantum estimates goodwill and other intangibles of approximately $60 million will result from the merger, which will result in annual amortization expense of approximately $8 million (assuming an average life of ten years). Quantum expects to recognize a charge of approximately $10 million upon closing of the merger for acquired in-process research and development.

Regulatory Matters

  Antitrust. Quantum and Meridian are not aware of any governmental or regulatory requirements relating to the consummation of the merger other than compliance with the HSR Act. Under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied or early termination of the waiting period is granted at the request of Quantum and Meridian. On May 21, 1999, Quantum and Meridian filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. On June 7, 1999, we received a notice of early termination of such waiting period from the FTC.

  Filing with the Secretary of State of the State of Delaware. A Certificate of Merger must be filed with the Secretary of State of Delaware to consummate the merger.

Absence of Meridian Appraisal Rights

  Under Section 262 of the DGCL, stockholders who do not vote in favor of or consent to a merger are not entitled to appraisal rights if the stock subject to such merger is designated as a national market system security on an interdealer quotation system by the Nasdaq Association of Securities Dealers, Inc. and the consideration to be received in such merger consists of a stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the Nasdaq Association of Securities Dealers, Inc. Because the Nasdaq National Market is designated as such a system and the Quantum and Meridian common stock are quoted on the Nasdaq National Market, holders of Meridian common stock are not entitled to appraisal rights with respect to the merger.

Absence of Quantum Appraisal Rights

  Holders of Quantum common stock are not entitled to appraisal rights under the DGCL because Quantum is not a constituent corporation to the merger under the DGCL.

Resale of Quantum Common Stock

  Quantum common stock issued in connection with the merger will be freely transferable, except that shares issued to a Meridian affiliate or person who becomes an affiliate of Quantum are subject to certain restrictions on resale. An affiliate is defined generally as including, without limitation, directors, certain executive officers and certain other persons who control a company. Pursuant to the terms of the merger agreement, Meridian has delivered to Quantum Meridian affiliate agreements executed by the Meridian affiliates that prohibit the sale, transfer or other disposition of Quantum common stock received by such Meridian affiliate in the merger or upon exercise of options assumed by Quantum in the merger, except under certain circumstances, in order to comply with the requirements of certain federal securities laws. See "Approval of the Merger and Related Transactions--Meridian Affiliate Agreements."

                              THE MERGER AGREEMENT

General

  The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. However, the following is not a complete statement of all provisions of the merger agreement and related agreements. Statements made in this proxy statement/prospectus with respect to the terms of the merger agreement and such related agreements are qualified in their respective entireties by reference to the more detailed information set forth in the merger agreement and such related agreements. Capitalized terms used in this summary but not defined in this proxy statement/prospectus shall have the meanings ascribed to them in the merger agreement.

  The merger agreement provides for the merger of Defiant Acquisition Sub with and into Meridian. As a result of the merger, Defiant Acquisition Sub will cease to exist, Meridian will become a wholly-owned subsidiary of Quantum, and the former stockholders of Meridian will become stockholders of Quantum. Meridian, as the surviving corporation, will retain all of its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises unaffected by the merger. Defiant Acquisition Sub has been formed solely for the purpose of effecting the merger, and there will be no other activity in Defiant Acquisition Sub. The merger will become effective at the effective time, which shall be upon the filing of articles of merger with the Secretary of State of the State of Delaware or such later time as may be specified in the articles of merger. The effective time shall occur no later than the second day after the satisfaction or waiver of all the conditions to closing set forth in the merger agreement. It is currently anticipated that the effective time will occur on or before September 10, 1999. There can be no assurance, however, that the conditions to the merger will be satisfied by such date, or at all, or that the merger agreement will not be terminated. See "-- Conditions to the Merger."

Merger Consideration

  Meridian Common Stock. At the effective time, each share of Meridian common stock then outstanding will be converted into the right to receive shares of Quantum DLT & Storage System group and half as many shares of Hard Disk Drive group common stock based on the exchange ratio. The actual number of shares of Quantum DLT & Storage System group and Hard Disk Drive group common stock that will be issued for each share of Meridian's common stock will be determined by the sum of (1) the average of the closing sale price of one share of Quantum DLT & Storage Systems group common stock for the five trading days ending on the second trading day prior to the Meridian special meeting and (2) the average of one half of the closing sale price of one share of Hard Disk Drive group common stock for the same period. If the resulting sum of the average prices is greater than or equal to $14.00 but less than or equal to $20.00, then the exchange ratio will be 0.489 such that each share of Meridian common stock will convert into 0.489 of a share of Quantum DLT & Storage Systems group common stock and half as much (or 0.2445) of a share of Hard Disk Drive group common stock. If the average price is less than $14.00, then the exchange ratio will be determined by dividing $7.00 by the combined average stock price such that the number of shares of DLT & Storage Systems group common stock issued for each share of Meridian common stock will equal the exchange ratio and the number of shares of Hard Disk Drive group common stock issued for each share of Meridian common stock will be one-half of the exchange ratio.If the combined average stock price is greater than $20.00, then the exchange ratio will be determined by dividing $10.00 by the combined average stock price such that the number of shares of DLT & Storage Systems group common stock issued for each share of Meridian common stock will equal the exchange ratio and the number of shares of Hard Disk Drive group common stock issued for each share of Meridian common stock will be one-half of the exchange ratio. To receive an estimate of the exchange ratio as of any date prior to and including the date on which the exchange ratio is finally determined, call Corporate Investor Communications at 1-888-897-0079.

  The following table shows the exchange ratio based upon a range of the sum of
(1) the average closing price of one share of DLT & Storage Systems group common stock over the five trading days ending on the day that is two trading days prior to the Meridian special meeting and (2) the average of one half of the closing price of one share of Hard Disk Drive group common stock over the same period, the number of shares of DLT & Storage Systems group and Hard Disk Drive group common stock issued for one share of Meridian common stock and also shows the implied value of Meridian common stock in that exchange:

Combined Average Closing                   DLT & Storage
 Price of DLT & Storage                    Systems Group     Hard Disk Drive
 Systems Group and Hard                        Shares          Group Shares    Implied Approximate Value Per Share
 Disk Drive Group Stock   Exchange Ratio Per Meridian Share Per Meridian Share      of Meridian Common Stock
------------------------  -------------- ------------------ ------------------ -----------------------------------
          $10                 0.7              0.7                0.35                       $ 7.00
          $12                 0.583            0.583              0.2915                     $ 7.00
          $14                 0.489            0.489              0.2445                     $ 6.85
          $16                 0.489            0.489              0.2445                     $ 7.82
          $18                 0.489            0.489              0.2445                     $ 8.80
          $20                 0.489            0.489              0.2445                     $ 9.78
          $22                 0.455            0.455              0.2275                     $10.00
          $24                 0.417            0.417              0.2085                     $10.00

  No Fractional Shares. No fractional shares of Quantum stock will be issued in connection with the merger, and no certificates for any such fractional shares will be issued. In lieu of such fractional shares, any holder of Meridian common stock (after aggregating all fractional shares of Quantum DLT & Storage Systems group common stock and Hard Disk Drive group common stock issuable to such stockholder) will, upon surrender of such stockholder's stock certificate(s) representing Meridian common stock to Harris Bank and Trust, transfer agent and registrar for Quantum stock and exchange agent for purposes of the merger (the "exchange agent"), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of such class of Quantum stock on the NYSE on the effective date.

Stock Options

  At the effective time, all outstanding options with respect to Meridian common stock under Meridian's option plans (collectively, "Meridian options") shall be converted into and become rights with respect to Quantum DLT & Storage Systems group and Hard Disk Drive group common stock, and Quantum shall assume each such option in accordance with the terms (as in effect as of the date of the merger agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the effective time,

  . Each Meridian option assumed by Quantum may be exercised solely for shares of Quantum DLT & Storage Systems group and Hard Disk Drive group common stock, as applicable

  . The number of shares of Quantum DLT & Storage Systems group common stock subject to each such Meridian option shall be equal to the number of shares of Meridian common stock subject to such Meridian option immediately prior to the effective time multiplied by the exchange ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share)

  . The number of shares of Quantum Hard Disk Drive group common stock subject to each such Meridian option shall be equal to the number of shares of Meridian common stock subject to such Meridian option immediately prior to the effective time multiplied by one half of the exchange ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share)

  . The per share exercise price for DLT & Storage Systems group common stock under each such Meridian option shall be adjusted by multiplying the per share exercise price under such Meridian option by a fraction, the numerator of which is .733 and the denominator of which is the exchange ratio and rounding up to the nearest cent

  . The per share exercise price for Hard Disk Drive group common stock under each Meridian option shall be adjusted by multiplying the per share exercise price under such Meridian option by a fraction, the numerator of which is .534 and the denominator of which is the exchange ratio, and rounding up to the nearest cent

  . Any restriction on the exercise of any such Meridian option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Meridian option shall otherwise remain unchanged except for acceleration of options under the severance plan (see "Interests of Certain Persons in the Merger--Meridian Severance Plan")

Stock Ownership Following the Merger

  Based upon the number of shares of Meridian common stock and Quantum DLT & Storage Systems group and Hard Disk Drive group common stock common stock issued and outstanding on the record date, which excludes outstanding options and other rights to purchase common stock, if the Meridian special meeting were to have occurred on August 4, 1999, on which date the exchange ratio would have been .447, an aggregate of approximately 3,844,101 shares of DLT & Storage Systems group common stock and 1,922,050 shares of Hard Disk Drive group common stock would have been issued in connection with the merger, representing approximately 2.3% of the total number of shares of the respective classes of Quantum common stock issued and outstanding. The actual exchange ratio in the merger may be different because the average closing prices DLT & Storage Systems group and Hard Disk Drive group common stock fluctuate continuously. If the Quantum combined average stock price at the time of the Meridian special meeting exceeds $20.48, fewer shares of DLT & Storage Systems group common stock and Hard Disk Drive group common stock will be issued in the merger; if the Quantum average stock price at the time of the Meridian special meeting is less than $14.00, more DLT & Storage Systems group and Hard Disk Drive group shares will be issued in the merger.

  Based on the number of outstanding options to purchase Meridian common stock as of the record date and the exchange ratio that would have been in effect if the Meridian special meeting had been held on August 4, 1999, the total number of outstanding options to purchase Meridian common stock would have become rights to purchase an aggregate of 892,521 shares of Quantum common stock in connection with the merger.

Conversion of Shares; Procedures for Exchange of Certificates

  As soon as practicable after the effective time, the exchange agent will mail to the registered holders of Meridian common stock (i) a letter of transmittal and (ii) instructions for the use in effecting the surrender of valid certificates representing shares of Meridian common stock (the "Meridian stock certificates") in exchange for certificates representing Quantum DLT & Storage Systems group common stock and Hard Disk Drive group common stock. Upon surrender of a Meridian stock certificate to the exchange agent for exchange, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent or Quantum, the holder of such Meridian stock certificate shall be entitled to receive in exchange therefor certificates representing the whole number of shares of DLT & Storage Systems group common stock and Hard Disk Drive group common stock that such stockholder has the right to receive. No fractional shares of DLT & Storage Systems group common stock and Hard Disk Drive group common stock will be issued in connection with the merger, and no certificates for any such fractional shares will be issued. See "--Merger Consideration--No Fractional Shares."

  If any Meridian stock certificate has been lost, stolen or destroyed, Quantum may require the owner of such lost, stolen or destroyed Meridian stock certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the exchange agent, Quantum or Meridian with respect to such Meridian stock certificate.

  Meridian stockholders should not surrender their Meridian stock certificates for exchange until they receive a letter of transmittal from the exchange agent.

Effect on Certificates

  At the effective time, (1) all shares of Meridian common stock outstanding immediately prior to the effective time will automatically be canceled and retired and will cease to exist, and all holders of certificates representing shares of Meridian common stock that were outstanding immediately prior to the effective time will cease to have any rights as stockholders of Meridian, and
(2) the stock transfer books of Meridian will be closed with respect to all shares of Meridian common stock outstanding immediately prior to the effective time. No further transfer of any such shares of Meridian common stock will be made on such stock transfer books after the effective time. If, after the effective time, a Meridian stock certificate is presented to the exchange agent (or to Meridian or Quantum), such Meridian stock certificate will be canceled and will be exchanged as provided above under the caption "--Conversion of Shares; Procedure for Exchange of Certificates" and "--Merger Consideration."

Corporate Matters

  As of the effective time, the articles of incorporation of the surviving corporation will be amended and restated to conform to the certificate of incorporation of Defiant Acquisition Sub as in effect immediately prior to the effective time with the exception that the name of the surviving corporation shall be Meridian Data, Inc., and the bylaws of the surviving corporation will be amended and restated to conform to the bylaws of Defiant Acquisition Sub as in effect immediately prior to the effective time. Immediately after the effective time, the directors and officers of the surviving corporation shall be the directors and officers of Defiant Acquisition Sub immediately prior to the effective time.

Conditions to the Merger

  Quantum and Defiant Acquisition Sub. The obligations of Quantum and Defiant Acquisition Sub to effect the merger and otherwise consummate the transactions contemplated by the reorganization agreement are subject to the satisfaction, at or prior to the closing, of conditions, among others, to the following general effect:

  . The representations and warranties of Meridian contained in the merger agreement except for the "special representations" (as defined below) shall be accurate in all respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date except that any representations and warranties qualified by "material adverse effect" (as defined herein) or other materiality qualifications are accurate in all respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date, except for any such failure which could not reasonably be expected to have a material adverse effect

  . The representations and warranties of Meridian regarding due organization; subsidiaries; capitalization; proprietary information (with certain exceptions); material contracts involving proprietary information; and discussions regarding acquisition proposals (collectively, the "special representations") shall be accurate in all material respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date except that any representations and warranties qualified by "material adverse effect" (as defined herein) or other materiality qualifications are accurate in all respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date

  . Each covenant or obligation that Meridian is required to comply with or to perform at or prior to the closing shall have been complied with and performed in all material respects

  . The registration statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the Commission with respect to the registration statement

  . The merger agreement and the merger shall have been duly approved by the necessary vote of the Meridian stockholders.

  . Quantum and Defiant Acquisition Sub shall have received the following agreements and documents, each of which shall be in full force and effect: (A) a legal opinion of Cooley Godward, dated as of the closing date and addressed to Quantum, to the effect that the merger should constitute a reorganization within the meaning of Section 368 of the Code; (B) a certificate executed on behalf of Meridian by its chief executive officer confirming that the conditions set forth above have been duly satisfied; (C) the written resignations of all officers and directors of Meridian as of the effective time; (D) executed affiliate agreements from Meridian's affiliates; (E) executed noncompetition agreements from certain individuals; (F) executed employee proprietary information and invention agreements from certain individuals; (G) an executed executive employment agreement with Gianluca Rattazzi; and (H) executed voting agreements

  . There shall have been no material adverse change in the business, condition, assets, liabilities, operations or financial performance of Meridian since the date of the merger agreement

  . No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legislation or regulation enacted or deemed applicable to the merger that makes consummation of the merger illegal

  . There shall not be pending or threatened legal proceeding brought by a governmental body: (A) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement; (B) relating to the merger and seeking to obtain from Quantum or Meridian any damages that may be material to Quantum; (C) seeking to prohibit or limit in any material respect Quantum's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; or (D) which would materially and adversely affect the right of Quantum or the surviving corporation to own the assets or operate the business of Meridian

  . There shall not be pending any action, suit or litigation in which there is a reasonable possibility of an outcome that would have a material adverse effect on Meridian or any of its subsidiaries or on Quantum: (A) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement; (B) relating to the merger and seeking to obtain from Quantum or any of its subsidiaries any damages that may be material to Quantum;
     (C) seeking to prohibit or limit in any material respect Quantum's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; or (D) which would affect adversely the right of Quantum, the surviving corporation or any subsidiary of Quantum to own the assets or operate the business of Meridian

  . The waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated

  . The preferred shares rights agreement of Meridian does not apply to the merger

  .  Meridian's severance plan has been amended

  . Meridian's stockholders have ratified Meridian's reincorporation in Delaware by a vote of the majority of the outstanding shares

  . In Quantum's reasonable judgment, there is no adverse effect on and there is no liability related to Meridian's failure to obtain the requisite stockholder approval prior to reincorporating in Delaware in 1997, and there is no reasonable expectation of there occurring an adverse effect or liability related thereto

  Meridian. The obligations of Meridian to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing, of conditions, among others, to the following general effect:

  . The representations and warranties of Quantum and Defiant Acquisition Sub contained in the merger agreement shall be accurate in all respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date, except that any representations and warranties qualified by material adverse effect or other materiality qualifications are accurate in all respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date, except for any such failure which could not reasonably be expected to have a material adverse effect

  . All of the covenants and obligations that Quantum and Defiant Acquisition Sub are required to comply with or to perform at or prior to the closing shall have been complied with and performed in all material respects

  . The registration statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the Commission with respect to the registration statement

  . The merger agreement and the merger shall have been duly approved by the necessary vote of the Meridian stockholders

  . Meridian shall have received the following agreements and documents: (A) a legal opinion of Brobeck, Phleger & Harrison, dated as of the closing date and addressed to Meridian, to the effect that the merger should constitute a reorganization within the meaning of Section 368 of the Code and (B) a certificate executed on behalf of Quantum by an executive officer of Quantum, confirming that conditions set forth above have been satisfied

  . No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legislation or regulation enacted or deemed applicable to the merger that makes consummation of the merger illegal

  . The shares of Quantum common stock to be issued in the merger shall have been authorized for listing on the New York Stock Exchange, subject to notice of issuance

  . The waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated

  For purposes of the merger agreement, an event, violation, inaccuracy, circumstance or other matter will be deemed to have a "material adverse effect" on Meridian if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (1) the business, condition, capitalization, assets, liabilities, operations or financial performance of Meridian taken as a whole, except to the extent that such event, violation, inaccuracy, circumstance or other matter results from the effect of the public announcement, pendency or consummation of the merger on the current or prospective customers or suppliers of Meridian, changes in the trading prices for Meridian's capital stock, or changes in general economic conditions or changes affecting the industry generally in which Meridian operates, (2) the ability of Meridian to consummate the merger or any of the other transactions contemplated in the merger agreement or to perform any of its obligations under the merger agreement, or (3) the ability of Quantum to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "material adverse effect" on Quantum if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Quantum and its subsidiaries taken as a whole, except to the extent that such event, violation, inaccuracy, circumstance or other matter results from the effect of the public announcement, pendency or consummation of the merger on the current or prospective customers or suppliers of Meridian, changes in the trading prices for Meridian's capital stock, or changes in general economic conditions or changes affecting the industry generally in which Meridian operates.

Representations and Warranties

  The merger agreement contains certain representations and warranties, including, without limitation, representations and warranties by Meridian as to:

  .  Due organization and subsidiaries

  . The certificate of incorporation of Meridian (the "Meridian certificate of incorporation"), and the bylaws of Meridian (the "Meridian bylaws")

  .  Capitalization

  .  Filings with the SEC and financial statements

  .  Absence of certain changes

  .  Real property, equipment and leaseholds

  .  Title to assets

  .  Receivables and significant customers

  .  Proprietary assets and Year 2000 liabilities

  .  Material contracts

  .  Sale of products and performance of services

  .  Liabilities

  .  Compliance with legal requirements

  .  Certain business practices

  .  Governmental authorizations and customs

  .  Tax matters

  .  Employee and labor matters and benefit plans

  .  Environmental matters

  .  Insurance

  .  Transactions with affiliates

  .  Legal proceedings and orders

  . The authority and binding nature of the merger agreement and the inapplicability of certain anti-takeover statutes

  . The inapplicability of Section 203 of the DGCL and Meridian preferred stock rights plan

  . The absence of existing discussions or negotiations concerning other acquisition proposals

  .  The vote required to approve the merger agreement

  .  Non-contravention and consents

  .  The receipt of a fairness opinion from Donaldson, Lufkin & Jenrette

  .  Brokers, finders and investment bankers and their fees or commissions

  .  Disclosure

The merger agreement contains further representations and warranties by Quantum and Defiant Acquisition Sub as to:

  .  Due organization, standing and power to conduct business

  .  Capitalization

  .  Filings with the SEC and financial statements

  .  Disclosure

  .  Authority and binding nature of the merger agreement

  .  No Quantum stockholder vote required

  .  Non-contravention and consents

  . Valid issuance of the Quantum common stock to be issued pursuant to the merger

Covenants

  Access and Investigation. The merger agreement requires that during the period from May 10, 1999 through the effective time (the "pre-closing period"), Meridian shall, and shall cause the respective representatives of the acquired corporations to:

  . Provide Quantum and Quantum's representatives with reasonable access to Meridian's representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Meridian

  . Provide Quantum and Quantum's representatives with such copies of the existing books, records, tax returns, work papers and other documents and information relating to Meridian, and with such additional financial, operating and other data and information regarding Meridian, as Quantum may reasonably request

  Meridian shall also promptly provide Quantum with copies of:

  . Any written materials or communications sent by or on behalf of Meridian to its stockholders

  . Any material notice, document or other communication sent by or on behalf of Meridian to any party to any material contract or sent to Meridian by any party to any material contract (other than any communication that relates solely to commercial transactions between Meridian and the other party to any such material contract and that is of the type sent in the ordinary course of business and consistent with past practices)

  . Any notice, report or other document filed with or sent to any governmental body in connection with the merger or any of the other transactions contemplated by the merger agreement

  . Any material notice, report or other document received by Meridian from any governmental body

  Conduct of Meridian's Business. The merger agreement requires that during the pre-closing period, Meridian shall

  . Conduct its business and operations (A) in the ordinary course and in accordance with past practices and (B) in material compliance with all applicable legal requirements and the requirements of all of its material contracts

  . Use all reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Meridian

  .  Keep in full force all of its insurance policies

  . Provide all notices, assurances and support required by any Meridian contract relating to any proprietary asset in order to ensure that no condition under such contract occurs which could result in, or could increase the likelihood of, (A) any transfer or disclosure by Meridian of any source code materials or other proprietary asset, or (B) a release from any escrow of any source code materials or other proprietary asset which have been deposited or are required to be deposited in escrow under the terms of such contract

  . Cause all new employees and consultants to enter into its standard confidential information and invention assignment agreement

  During the pre-closing period, Meridian shall not (without the prior written consent of Quantum):

  . Declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or (B) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities

  . Sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Meridian may issue Meridian common stock (1) upon the valid exercise of Meridian options outstanding as of the date of the merger agreement pursuant to Meridian's option plans and (2) pursuant to Meridian's employee stock purchase plan)

  . Amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Meridian's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract except for the amendment to the severance plan as contemplated by the merger agreement

  . Amend or permit the adoption of any amendment to the Meridian certificate of incorporation or the Meridian bylaws or other charter or organizational documents, or, subject to the other terms of the merger agreement, effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction

  . Form any subsidiary or acquire any equity interest or other interest in any other entity

  . Make any capital expenditure (except that the acquired corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of Meridian during the pre-closing period, do not exceed $50,000 with respect to any single capital expenditure or $200,000 in the aggregate)

  .  Make any payments outside the ordinary course of business

  . Enter into or become bound by, or permit any of the assets owned or used by Meridian to become bound by, certain material contracts, or amend or prematurely terminate, or waive or exercise any material right or remedy (including any right to repurchase shares of Meridian common stock) under, certain material contracts

  . Acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for immaterial assets acquired, leased, licensed or disposed of by Meridian in the ordinary course of business and consistent with past practices), or waive or relinquish any material right

  . Lend money to any person, or incur or guarantee any indebtedness, or issue or sell any debt securities or warrants or right to acquire debt securities of Meridian or guarantee any debt securities of others (other than travel advances to employees in the ordinary course of business)

  . Establish, adopt or amend any employee benefit plan (including adding employees who are not covered by the severance plan as of May 10, 1999 to the severance plan), pay any bonus, or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that Meridian may make routine, reasonable salary increases in connection with its customary employee review process and may pay customary bonuses consistent with past practice payable in accordance with existing bonus plans)

  . Hire any employee at the level of director or above, or with an annual base salary in excess of $100,000 or engage any consultant or independent contractor for a period exceeding sixty days or for monthly compensation in excess of $10,000

  . Materially revalue any of its assets or change any of its pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

  . Change the status, title or responsibilities, including without limitation, termination or promotion, of any vice president level employee or above of Meridian, promote any employee to the level of vice president or above in Meridian, or promote anyone to an officer position in Meridian;

  . Transfer or license to any person or otherwise extend the term of any agreement with respect to, amend or modify in any material adverse respect any rights (including, without limitation, distribution rights) to the proprietary assets of the acquired corporations, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the ordinary course of business and consistent with past practice

  . Encumber any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

  .  Make any tax election

  .  Commence or settle any legal proceeding

  . Enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices

  . Except for the merger, take any action that would result in or contribute to the acceleration of options or require any payment to be made pursuant to the severance plan; or

  . Agree or commit to take any of the actions described above, except for those actions related to the ratification of the reincorporation in Delaware

  During the pre-closing period, Meridian shall promptly notify Quantum in writing of:

  . The discovery by Meridian of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the merger agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Meridian in the merger agreement

  . Any event, condition, fact or circumstance that occurs, arises or exists after the date of the merger agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Meridian in the merger agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the merger agreement

  . Any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of the merger agreement, would have been required to be set forth or described in the disclosure schedule that was delivered by Meridian to Quantum on the date of the merger agreement (the "Meridian disclosure schedule")

  .  Any material breach of any covenant or obligation of Meridian

  . Any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to closing impossible or unlikely or that has had or could reasonably be expected to have a material adverse effect on Meridian

  If any event, condition, fact or circumstance that is required to be disclosed by Meridian to Quantum requires any change in the Meridian disclosure schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Meridian disclosure schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Meridian shall promptly deliver to Quantum an update to the Meridian disclosure schedule specifying such change. No such update shall be deemed to supplement or amend Meridian disclosure schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Meridian in the merger agreement, or (ii) determining whether any of the conditions to Quantum and Defiant Acquisition Sub's obligation to close has been satisfied.

  Non-Solicitation. Pursuant to the merger agreement, Meridian has agreed that from the date of the merger agreement until the consummation of the merger or termination of the merger agreement, it will not, directly or indirectly, and will not authorize or permit any of the other acquired corporations or any representative of the acquired corporations to:

  . Solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal or take any action that could be reasonably expected to lead to an acquisition proposal

  . Furnish any information regarding any of the acquired corporations to any person in connection with or in response to an acquisition proposal

  . Engage in discussions or negotiations with any person with respect to any acquisition proposal

  .  Approve, endorse or recommend any acquisition proposal

  . Enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction

  Meridian is not prevented, however, from (A) disclosing to Meridian's stockholders a position with respect to a tender offer pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (B) furnishing nonpublic information regarding the acquired corporations to, or entering into discussions with, any person in response to a superior offer or engaging in discussions with respect thereto if all of the following conditions are met:

  . Neither Meridian nor any representative of Meridian shall have violated any of its obligations against non-solicitation

  . The Meridian Board concludes in good faith, based upon the advice of its outside counsel, that such action is required in order for the Meridian Board to comply with its fiduciary duties under applicable law

  . Prior to furnishing any nonpublic information to, or entering discussions with any person, Meridian gives Quantum written notice of the identity of such person and of Meridian's intention to furnish nonpublic information to, or enter into discussions with, such person, and Meridian receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by Meridian

  . Prior to furnishing any such nonpublic information to, or entering into discussions with, such person, Meridian furnishes such nonpublic information to Quantum (to the extent such nonpublic information has not been previously furnished by Meridian to Quantum).

  In addition to the foregoing, Meridian shall (A) provide Quantum with at least 48 hours prior notice of any meeting of Meridian's Board at which Meridian's Board is reasonably expected to consider a superior offer and (B) not recommend a superior offer to its stockholders for a period of not less than the greater of three business days or 72 hours after Quantum's receipt of a copy of such superior offer.

  Meridian shall promptly advise Quantum orally and in writing of any acquisition proposal (including the identity of the person making or submitting such acquisition proposal and the terms thereof) that is made or submitted by any person between May 10, 1999 and the consummation of the merger. Meridian shall keep Quantum fully informed with respect to the status of any such acquisition proposal and any modification or proposed modification thereto.

  As of May 10, 1999, Meridian shall immediately cease and cause to be terminated any existing discussions with any person that relate to any acquisition proposal.

  An "acquisition proposal" is any offer, proposal or inquiry (other than an offer or proposal by Quantum) contemplating or otherwise relating to any "acquisition transaction." An "acquisition transaction" is any transaction or series of related transactions involving: (1) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (A) in which Meridian is a constituent corporation, (B) in which any person or "group" (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires Meridian or more than 20% of the company's business or directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Meridian, or (C) in which any of the acquired corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of Meridian; (2) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of Meridian; or (3) any liquidation or dissolution of Meridian.

  A "superior offer" is an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of Meridian common stock on terms that the Meridian Board determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to Meridian's stockholders than the terms of the merger, except that no such offer shall be deemed to be a "superior offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely to be obtained by such third party on a timely basis.

  Proprietary Assets. Pursuant to the merger agreement, Meridian shall use its best efforts to evaluate whether products it manufactured prior to December 31, 1997 are Year 2000 Compliant, document such compliance or lack thereof, and assess the financial impact on the Company for liability to third parties for any products the Company manufactured which are not Year 2000 Compliant.

  The Company shall complete certain annotations listed in the Meridian Disclosure Schedule by June 10, 1999.

  Termination of Plans. Upon Quantum's request, to the extent permitted under applicable law and applicable contracts and the terms of such plan (including but not limited to the Meridian's 401(k) Plan), Meridian will terminate any plan immediately prior to the closing of the merger.

  Ratification of Delaware Reincorporation. The 1997 reincorporation of Meridian in the State of Delaware shall have been ratified by the affirmative vote of the holders of a majority of the shares of Meridian common stock outstanding on the record date.

  Meeting of Stockholders. Pursuant to the merger agreement, Meridian will take all action necessary in accordance with applicable law to convene and hold the Meridian special meeting to vote upon the approval of the merger agreement and the merger. Meridian's obligation to call, give notice of, convene and hold the Meridian special meeting will not be limited or otherwise affected by the commencement, disclosure announcement or submission to Meridian of an acquisition proposal or by the withdrawal, amendment or modification of the recommendation of the Meridian Board with respect to the merger.

  Neither the board of directors of Meridian nor any committee thereof is permitted to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the other party, its recommendations in favor of the merger agreement and the merger. However, notwithstanding the foregoing, the Meridian Board will not be prevented from withdrawing, amending or modifying its unanimous recommendation in favor of the merger if (1) a superior offer is made to Meridian and is not withdrawn, (2) neither Meridian nor any of its representatives has violated the covenants given by them concerning non-solicitation, (3) the Meridian Board concludes in good faith, based upon the advice of its outside counsel, that, in light of such superior offer, the withdrawal, amendment or modification of such recommendation is required in order for the Meridian Board to comply with its fiduciary obligations, (4) Meridian provides Quantum with at least 48 hours notice of any meeting of Meridian's board of directors at which the board is expected to consider a superior proposal, and (5) Meridian's board of directors does not withdraw, amend or modify its unanimous recommendation in favor of the merger for at least 72 hours after Meridian provides Quantum with the name of the person or entity making the superior offer and a copy of that offer.

  Conditions Relating to Stock Options. For a description of the treatment of stock options to purchase Meridian common stock, see the caption above entitled "--Stock Options."

  Form S-8. Pursuant to the merger agreement, Quantum has agreed to file a registration statement on Form S-8 for the shares of the Quantum stock issuable with respect to assumed Meridian options promptly after the effective time.

  Indemnification and Insurance. Pursuant to the merger agreement, all rights to indemnification existing in favor of the persons serving as directors or officers of Meridian as of the date of the merger agreement for acts and omissions occurring prior to the effective time, as provided in the Meridian bylaws and as provided in any indemnification agreements between Meridian and said officers and directors shall survive the merger and shall be observed by Quantum and the surviving corporation for a period of not less than six years from the effective time. The merger agreement also provides that from the effective time until the third anniversary of the date on which the merger becomes effective, the surviving corporation shall maintain in effect, for the benefit of the persons serving as directors and officers of Meridian as of the date of the merger agreement with respect to acts or omissions occurring prior to the effective time, the lesser of (1) the existing policy of directors' and officers' liability insurance maintained by Meridian as of the date of the merger agreement (the "existing policy") and (2) the amount of coverage purchased by 150% of the amount of the last annual premium paid by Meridian prior to the date of the merger agreement for the existing policy; provided, however, that the surviving corporation may substitute for the existing policy a policy or policies of comparable coverage.

  Certain Other Covenants. The merger agreement contains certain other covenants including covenants relating to: (i) preparation and filing of the registration statement; (ii) obtaining regulatory approvals; (iii) public announcements; (iv) tax qualification and opinion back-up certificates; (v) resignation of officers and directors of Meridian; (vi) employee service credit; and (vii) listing of the Quantum common stock to be issued pursuant to the merger on the New York Stock Exchange.

Termination

  The merger agreement may be terminated prior to the effective time (whether before or after approval of the merger agreement and the merger by the Meridian stockholders):

  . By mutual written consent duly authorized by the Boards of Directors of the Quantum and Meridian

  . By either Quantum or Meridian if the merger shall not have been consummated by December 31, 1999 (unless the failure to consummate the merger is substantially attributable to a failure to act on the part of the party seeking to terminate the merger agreement to perform any material obligation required to be performed by such party at or prior to the effective time)

  . By either Quantum or Meridian if a court of competent jurisdiction or other governmental body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger

  . By either Quantum or Meridian if (A) the Meridian special meeting shall have been held (either on the date for which such meeting was originally scheduled or pursuant to any permissible adjournment or postponement) and (B) the merger agreement and the merger shall not have been adopted and approved at such meeting by the necessary vote of the Meridian stockholders (provided that the right to terminate the merger agreement on this basis shall not be available to Meridian where the failure to obtain stockholder approval shall have been caused by the action or failure to act of Meridian and such action or failure to act constitutes a material breach by Meridian of the merger agreement and unless Meridian makes the required termination payments)

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  .  By Quantum (at any time prior to the adoption and approval of the merger agreement and the merger by the necessary vote of the Meridian stockholders) if a triggering event shall have occurred

  . By Quantum if any of Meridian's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of Meridian's covenants contained in the merger agreement shall have been breached; provided, however, that if an inaccuracy in Meridian's representations and warranties or a breach of a covenant by Meridian is curable by Meridian and Meridian is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Quantum may not terminate the merger agreement on this basis on account of such inaccuracy or breach unless Meridian fails to cure the inaccuracy or breach within 30 days of notice from Quantum

  . By Meridian if any of Quantum's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of Quantum's covenants contained in the merger agreement shall have been breached; provided, however, that if an inaccuracy in Quantum's representations and warranties or a breach of a covenant by Quantum is curable by Quantum and Quantum is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Meridian may not terminate the merger agreement on this basis on account of such inaccuracy or breach unless Quantum fails to cure such inaccuracy or breach within 30 days after receiving notice from Meridian

  A "triggering event" shall be deemed to have occurred if:

  . The Meridian Board shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Quantum its unanimous recommendation in favor of, the adoption and approval of the merger agreement or the approval of the merger

  . Meridian shall have failed to include in this proxy statement/prospectus the unanimous recommendation of the Meridian Board in favor of the adoption and approval of the merger agreement and the approval of the merger

  . The Meridian Board fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within ten business days after Quantum requests in writing that such recommendation be reaffirmed

  . The Meridian Board shall have approved, endorsed or recommended any acquisition proposal

  . Meridian shall have entered into any letter of intent of similar document or any contract relating to any acquisition proposal

  . Meridian shall have failed to hold the Meridian special meeting as promptly as practicable and in any event within 45 days after the latest of (A) the date the registration statement is declared effective under the Securities Act, or (B) the Quantum special meeting relating to the tracking stock proposal.

  . A tender or exchange offer relating to securities of Meridian shall have been commenced and Meridian shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Meridian recommends rejection of such tender or exchange offer

  . An acquisition proposal is publicly announced, and Meridian (A) fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after such acquisition proposal is announced or (B) otherwise takes actions inconsistent with opposing such acquisition proposal

  . Meridian breaches or is deemed to have breached any of its non-solicitation obligations under the merger agreement

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

Expenses and Termination Fees

  Pursuant to the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is consummated; provided, however, that Quantum and Meridian shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and any amendments or supplements thereto.

  If (A) the merger agreement is terminated by Quantum or Meridian pursuant to the provision of the merger agreement which permits termination if the Meridian special meeting shall have been held and the merger agreement and the merger shall not have been adopted and approved at such meeting by the necessary vote of the Meridian stockholders and (1) a Meridian acquisition is consummated or
(2) a proposed Meridian acquisition is publicly announced, in either case prior May 10, 2000, or (B) the merger agreement is terminated by Quantum pursuant to the provision of the merger agreement which permits termination if a triggering event shall have occurred, then Meridian shall pay to Quantum, in cash, a nonrefundable fee equal to $4,550,000.

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

                                   PROPOSAL 2

                                RATIFICATION OF
                        1997 REINCORPORATION IN DELAWARE

Introduction

  On February 28, 1997, Meridian's board of directors solicited the shareholders of Meridian to approve a proposal to change Meridian's state of incorporation from California to Delaware. The Meridian board believed that this reincorporation would be in the best interests of Meridian and its shareholders in that they would benefit from the well established principles of corporate governance that Delaware law affords. The reincorporation was to be effected by merging Meridian California with and into its wholly-owned subsidiary, Meridian Delaware. Upon completion of the reincorporation merger, Meridian California would cease to exist and Meridian Delaware would continue to operate the business of Meridian under the name Meridian Data, Inc.

  Through a review of corporate documents conducted as part of the due diligence process in connection with the Merger, it was discovered that the proxy statement sent to the Meridian shareholders in connection with the reincorporation proposal incorrectly set forth the vote required under California law to obtain shareholder approval for the reincorporation proposal. The proxy statement stated that the approval of the reincorporation proposal would require the affirmative vote of a majority of the shares represented and voting at the meeting. However, under California law the reincorporation proposal required the approval of a majority of all shares outstanding and entitled to vote on the reincorporation proposal, including those shares which were not present and voting at the meeting. A majority of the votes cast approved the reincorporation proposal which, according to the legal standard set forth in the proxy statement, was sufficient to effect the reincorporation merger. However, due to a substantial number of broker non-votes, the approval of a majority of all shares outstanding and entitled to vote on the reincorporation merger was not obtained. Accordingly, the 1997 reincorporation proposal failed to receive the requisite number of votes under California law.

  Under the belief that the reincorporation proposal had been approved by Meridian's shareholders in accordance with California law, Meridian filed the requisite reincorporation documents with the Secretaries of State of California and Delaware to effect the reincorporation merger. Based on a review of the corporation laws of California and Delaware, Meridian believes the reincorporation merger was effective upon the filing of such corporate documents and that Meridian is a Delaware corporation and has been such since May 1997, notwithstanding the failure to obtain the requisite number of votes needed under California law.

  However, under Delaware and California case law, because the reincorporation proposal failed to obtain the requisite shareholder vote necessary for approval, the reincorporation merger is voidable and is susceptible to challenge. If any such challenge were to be successful, a court could nullify or rescind the reincorporation merger, thereby reinstating Meridian as a California corporation. Under applicable corporate law, a transaction that is voidable may be ratified by obtaining the approval, after the fact, of the affirmative vote of the stockholders necessary to approve the challenged transaction. Accordingly, Meridian is seeking the approval of its stockholders to ratify the 1997 reincorporation in order to cure the failure to obtain the requisite shareholder vote in connection with the 1997 reincorporation.

  In addition, Quantum has the ability to avoid consummating the merger if Meridian's stockholders do not ratify the 1997 reincorporation. The merger agreement requires Meridian to remedy the failure to obtain the requisite shareholder approval such that Meridian Delaware shall be the principal company. The merger agreement also contains a closing condition to the merger that requires Meridian Delaware to succeed to all of the rights, privileges, powers and franchises of Meridian California. Accordingly, a vote against the ratification of the 1997 reincorporation will have the same effect as a vote against the merger.


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

Principal Reasons For The Ratification Of The 1997 Reincorporation

  The Meridian board believes that it is essential for the Meridian stockholders to ratify the 1997 reincorporation in order to cure the failure to obtain the requisite shareholder vote in connection with the 1997 reincorporation and to comply with the provisions of the merger agreement and to successfully complete the Merger transaction. The failure to obtain the sufficient stockholder vote to ratify the 1997 reincorporation would not by itself result in the rescission or nullification of the 1997 reincorporation, but the 1997 reincorporation would remain voidable and Quantum would be entitled to terminate the merger agreement at its option.

  Avoid the Voidability of the 1997 Reincorporation. Until the 1997 reincorporation is ratified by Meridian's stockholders, the 1997 reincorporation will remain voidable upon a successful challenge. Stockholder ratification would cure the failure to obtain the requisite shareholder vote in connection with the 1997 reincorporation and would protect the 1997 reincorporation from the threat of a potential challenge.

  Approval of the Merger. The Meridian board and management believe that it is in the best interests of Meridian and its stockholders to consummate the Merger with Quantum. Since the ratification of the 1997 reincorporation is set forth in the merger agreement as a condition precedent to the closing of the merger, the merger agreement may be terminated at Quantum's option if the Meridian stockholders do not ratify the 1997 reincorporation. Accordingly, a vote against the ratification of the 1997 reincorporation will have the same effect as a vote against the merger.

Principal Reasons For The 1997 Reincorporation

  In 1997 the Meridian board and management asked Meridian's shareholders to approve the ratification proposal because they believed that it is essential to be able to draw upon well established principles of corporate governance in making legal and business decisions. The Meridian board and management believed that the prominence and predictability of Delaware corporate law would provide a reliable foundation on which Meridian's governance decisions would be based, and Meridian believed that its shareholders would benefit from the responsiveness of Delaware corporate law to their needs and to those of the corporation they own. For these reasons, the Meridian board and management continues to believe that the 1997 reincorporation was and is in the best interests of Meridian and its stockholders.

  Prominence, Predictability and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in that state and in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware in a manner similar to that undertaken by Meridian. Because of Delaware's prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs.

  Increased Ability to Attract and Retain Qualified Directors. Both California and Delaware law permit a corporation to include a provision in its certificate of incorporation that reduces or limits the monetary liability of directors for breaches of fiduciary duty in certain circumstances. The increasing frequency of claims and litigation directed against directors and officers has greatly expanded the risks facing directors and officers of corporations in exercising their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. It was Meridian's desire to reduce these risks to its directors and officers and to limit situations in which monetary damages can be recovered against directors so that Meridian could continue to attract and retain qualified directors who otherwise might be unwilling to serve because of the risks involved. Meridian believes that, in general, Delaware law provides greater protection to directors than California law and that Delaware case law regarding a corporation's ability to limit director liability is more developed and provides more guidance than California law.

  Well Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and as to the conduct of the Meridian board under the business judgment rule. Meridian believes that its shareholders have benefited from the well established principles of corporate governance that Delaware law affords.

The 1997 reincorporation did not result in any change in Meridian's name, board members, business, management, employee plans or location of principal facilities.

  The 1997 reincorporation effected a change in the legal domicile of Meridian, but not its physical location. The 1997 reincorporation did not result in any change in the name, business, management, fiscal year, assets or liabilities (except to the extent of legal and other costs of effecting the reincorporation) or location of the principal facilities of Meridian. The five directors who were elected at Meridian's Annual Meeting of Shareholders in 1997 became the directors of Meridian Delaware. All employee benefit plans of Meridian California were assumed and continued by Meridian Delaware. All stock options, warrants or other rights to acquire common stock of Meridian California were automatically converted into an option or right to purchase the same number of shares of Meridian Delaware common stock at the same price per share, upon the same terms, and subject to the same conditions. Meridian California's other employee benefit arrangements were also continued by Meridian Delaware upon the terms and subject to the conditions in effect before the reincorporation.

Antitakeover Implications Of The 1997 Reincorporation

  Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the certificate of incorporation or bylaws or otherwise, which measures are designed to reduce a corporation's vulnerability to unsolicited takeover attempts. The 1997 reincorporation was not proposed in order to prevent an unsolicited takeover attempt, nor was it in response to any attempt known to the Meridian board to acquire control of Meridian, obtain representation on the Meridian board or take significant action that affects Meridian.

  Nevertheless, certain effects of the 1997 reincorporation may have had antitakeover implications. Section 203 of the Delaware General Corporation Law ("Section 203"), from which Meridian Delaware did not opt out, restricts certain "business combinations" with "interested stockholders" for three years following the date that a person or entity becomes an interested stockholder, unless the Meridian board approves the business combination and/or other requirements are met. See "Significant Differences Between the Corporation Laws of California and Delaware--Stockholder Approval of Certain Business Combinations." Furthermore, the elimination of cumulative voting could have an antitakeover effect in that it can make it more difficult for a minority shareholder to gain a seat on the Meridian board. Other measures permitted under Delaware law, which Meridian did implement, include the establishment of a staggered board of directors and the elimination of the right of stockholders controlling at least ten percent (10%) of the voting shares to call a special meeting of stockholders. The elimination of cumulative voting and the establishment of a classified board of directors can also be undertaken under California law in certain circumstances.

  In addition, Delaware law permits a corporation to adopt such measures as stockholder rights plans, designed to reduce a corporation's vulnerability to unsolicited takeover attempts. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to such defensive measures and as to the conduct of a board of directors under the business judgment rule with respect to unsolicited takeover attempts. On July 18, 1997, the Meridian board of directors adopted a Rights Plan in order to deter unwanted takeovers. The Rights Plan was executed on August 11, 1997. On May 14, 1999, the Rights Plan was amended to remove a "Dead Hand" provision held to be invalid under Delaware law. The Meridian board did not amend the Certificate of Incorporation or bylaws to include provisions that might deter an unsolicited takeover attempt.

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

However, in the discharge of its fiduciary obligations to its shareholders, the Meridian board has continued to evaluate Meridian's vulnerability to potential unsolicited bids to acquire Meridian on unfavorable terms and to consider strategies to enhance the board's ability to negotiate with an unsolicited bidder.

The Charters And Bylaws Of Meridian California And Meridian Delaware

  The provisions of the Meridian Delaware Certificate of Incorporation and bylaws are similar to those of the Meridian California Articles of Incorporation and bylaws in many respects. However, the 1997 reincorporation included the authorization of undesignated Preferred Stock and the implementation of certain provisions in the Meridian Delaware Certificate of Incorporation and bylaws that altered the rights of stockholders and the powers of management.

  Authorization of Preferred Stock. The Articles of Incorporation of Meridian California authorized Meridian California to issue up to 35,000,000 shares of Common Stock, no par value. The Certificate of Incorporation of Meridian Delaware provides that Meridian Delaware has 35,000,000 authorized shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value. In addition, Meridian Delaware's Certificate of Incorporation provides that the Meridian board is entitled to determine the powers, preferences and rights, and the qualifications, limitations or restrictions, of the authorized and unissued preferred stock. Thus, although it has not done so and has no present intention of doing so, the Meridian board, without stockholder approval, could authorize the issuance of Preferred Stock upon terms which could have the effect of delaying or preventing a change in control of Meridian or modifying the rights of holders of Meridian's Common Stock under either California or Delaware law. The Meridian board could also utilize such shares for further financings, possible acquisitions and other uses.

  Monetary Liability of Directors. The Articles of Incorporation of Meridian California and the Certificate of Incorporation of Meridian Delaware both provide for the elimination of personal monetary liability of directors to the fullest extent permissible under law. The provisions eliminating monetary liability of directors set forth in the Meridian Delaware Certificate of Incorporation are potentially more expansive than the corresponding provisions in the Meridian California Articles of Incorporation, in that the former incorporates future amendments to Delaware law with respect to the elimination of such liability. For a more detailed explanation of the foregoing, see "Significant Differences Between the Corporation Laws of California and Delaware--Indemnification and Limitation of Liability."

  Size of the Meridian Board. The bylaws of Meridian Delaware provide for a Meridian board consisting of a range of five to seven directors currently set at five directors. The bylaws of Meridian California provided for a Meridian board consisting of a range of four to seven directors and was set at five directors at the time of the 1997 reincorporation. Under California law, although changes in the number of directors, in general, must be approved by a majority of the outstanding shares, the Meridian board may fix the exact number of directors within a stated range set forth in the Articles of Incorporation or bylaws, if the stated ranges have been approved by the shareholders. Delaware law permits the board of directors acting alone to change the authorized number of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the stockholders). The Meridian Delaware Certificate of Incorporation provides that the number of directors will be as specified in the bylaws and authorizes the Meridian board to adopt, alter, amend or repeal the bylaws. The board of directors of Meridian Delaware could amend the bylaws to change the size of the Meridian board from five without further stockholder approval. When the 1997 reincorporation occurred, the five directors of Meridian California who were elected at the Annual Meeting of Shareholders continued as the five directors of Meridian Delaware after the 1997 reincorporation was consummated.

  Action by Written Consent of Shareholders. Under both California law and Delaware law, unless otherwise provided in the Articles of Incorporation (California) or Certificate of Incorporation (Delaware), any action that may be taken by the shareholders at any annual or special meeting may be taken without a meeting by written consent of a majority of the holders of the outstanding shares. The Articles of Incorporation of

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

Meridian California did not eliminate the ability of its shareholders to act by written consent. The Certificate of Incorporation of Meridian Delaware provides that no action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders and that no action shall be taken by the stockholders by written consent.

  Cumulative Voting for Directors. Under California law, if any shareholder has given notice of an intention to cumulate votes for the election of directors, any other shareholder of the corporation is also entitled to cumulate his or her votes at such election. Cumulative voting provides that each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. In the absence of cumulative voting, the holders of a majority of the shares present or represented at a meeting in which directors are to be elected would have the power to elect all the directors to be elected at such meeting, and no person could be elected without the support of holders of a majority of the shares present or represented at such meeting. Elimination of cumulative voting could make it more difficult for a minority shareholder adverse to a majority of the shareholders to obtain representation on Meridian's Meridian board. California corporations whose stock is listed on a national stock exchange or whose stock is held by 800 shareholders of record and included in the Nasdaq National Market System (a "Listed Company") can also eliminate cumulative voting with shareholder approval. Meridian qualifies as a Listed Company but has not sought shareholder approval to eliminate cumulative voting. Under Delaware law, cumulative voting in the election of directors is not mandatory, but is a permitted option. The Meridian Delaware Certificate of Incorporation does not provide for cumulative voting rights.

  Power to Call Special Shareholders' Meetings. Under California law, a special meeting of shareholders may be called by the Meridian board, the Chairman of the Board, the President, the holders of shares entitled to cast not less than ten percent (10%) of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under Delaware law, a special meeting of stockholders may be called by the Meridian board or by any other person authorized to do so in the Certificate of Incorporation or the bylaws. The bylaws of Meridian Delaware currently authorizes the Meridian board, the Chairman of the Board, the President and the holders of not less than ten percent (10%) of the shares entitled to vote to call a special meeting of stockholders. Therefore, no substantive change is contemplated in this provision, although the board could in the future amend Meridian's bylaws without stockholder approval.

  Filling Vacancies on the Meridian Board. Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. Meridian California's Articles of Incorporation and bylaws did not permit directors to fill vacancies created by removal of a director. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws (or unless the certificate of incorporation directs that a particular class of stock is to elect such directors), in which case a majority of the directors elected by such class, or a sole remaining director so elected, shall fill such vacancy or newly created directorship). The bylaws of Meridian Delaware provide, consistent with the bylaws of Meridian California, that any vacancy created by the removal of a director by the stockholders of Meridian Delaware may be filled only by the stockholders. Following the 1997 reincorporation, the board of directors of Meridian Delaware could, although it has not done so, amend its bylaws to provide that directors may fill any vacancy created by removal of directors by the stockholders.

  Loans to Officers and Employees. Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless such loan or

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

guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. However, under California law, shareholders of any corporation with 100 or more shareholders of record, such as Meridian, may approve a bylaw authorizing the Meridian board alone to approve loans or guarantees to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. The bylaws of Meridian California did not contain the foregoing provision. Pursuant to the Meridian Delaware bylaws and in accordance with Delaware law, Meridian Delaware may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

  Voting by Ballot. California law provides that the election of directors may proceed in the manner described in a corporation's bylaws. Meridian California's bylaws provided that the election of directors at a shareholders' meeting may be by voice vote or ballot, unless prior to such vote a shareholder demands a vote by ballot, in which case such vote must be by ballot. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the Certificate of Incorporation. The Certificate of Incorporation of Meridian Delaware provides that elections shall not be held by ballot unless the bylaws of the corporation so provide. The bylaws of Meridian Delaware do not provide for voting by ballot. It may be more difficult for a stockholder to contest the outcome of a vote that has not been conducted by written ballot.

Significant Differences Between The Corporation Laws Of California And Delaware

  The corporation laws of California and Delaware differ in many respects. Although all the differences are not set forth in this proxy statement/prospectus, certain provisions which could materially affect the rights of Meridian stockholders, are discussed below. However, subsequent to the 1997 reincorporation Meridian has not taken any action which would have been prohibited or resulted in a different outcome had Meridian been a California corporation rather than a Delaware corporation.

  Stockholder Approval of Certain Business Combinations. In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

  Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, fifteen percent (15%) or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of fifteen percent (15%) or more of such voting stock at any time within the previous three years, or is an affiliate or associate of any of the foregoing.

  For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder, sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation of a director indirect majority-owned subsidiary equal in aggregate market value to ten percent (10%) or more of the aggregate market value of either the corporation's consolidated assets or all of its outstanding stock; the issuance of transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate

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

ownership of any class or series of the corporation's or such subsidiary's stock or of the corporation's voting stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledgees or other financial benefits provided by, or through the corporation or a subsidiary.

  The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; (ii) upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least eighty-five percent (85%) of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the eighty-five percent (85%) calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock not owned by the interested stockholder.

  Section 203 only applies to certain publicly held corporations that have a class of voting stock that is (i) listed on a national securities exchange,
(ii) quoted on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 stockholders. Although a Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, Meridian Delaware has not so elected. Section 203 is not applicable to the Merger.

  Section 203 will encourage any potential acquiror to negotiate with the Meridian board. Section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Meridian Delaware in which all stockholders would not be treated equally. The application of Section 203 to Meridian Delaware confers upon the Meridian board the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for Meridian Delaware's shares over the then-current market price. Section 203 would also discourage certain potential acquirors unwilling to comply with its provisions.

  Removal of Directors. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The Certificate of Incorporation of Meridian Delaware does not provide for a classified board of directors or for cumulative voting.

  Classified Board of Directors. A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult and thus a potential change in control of a corporation a lengthier and more difficult process. Pursuant to legislation that became effective on January 1, 1990, California law now permits certain qualifying corporations to provide for a classified board of directors by adopting amendments to their articles of incorporation or bylaws, which amendments must be approved by the shareholders. Although Meridian California qualified to adopt a classified board of directors, its board of directors did not do so. Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Meridian Delaware Certificate of Incorporation and bylaws do not provide for a classified board and Meridian Delaware presently does not have, and does not intend to propose establishment of, a classified board. The establishment of a classified board of directors would require the approval of the stockholders of Meridian Delaware.

  Indemnification and Limitation of Liability. California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, a corporation to adopt a provision in its articles of incorporation or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

  The Articles of Incorporation of Meridian California eliminated the liability of directors to the corporation to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

  The Certificate of Incorporation of Meridian Delaware also eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of or otherwise relieve Meridian Delaware or its directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

  California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless a court determines such person is entitled to indemnify for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action that is settled or otherwise disposed of without court approval.

  California law requires indemnification when the individual has defended successfully the action on the merits (as opposed to Delaware law, which requires indemnification relating to a successful defense on the merits or otherwise).

  Delaware law generally permits indemnification of expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise.

  Expenses incurred by an officer or director in defending an action maybe paid in advance, under Delaware law and California law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

  California law permits a California corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation's articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions that make mandatory the permissive indemnification provided by California law. Under California law, there are two limitations on such additional rights to indemnification: (i) such indemnification is not permitted for acts, omissions or transactions from which a director of a California corporation may not be relieved of personal liability as described above and (ii) such indemnification is not permitted in circumstances where California law expressly prohibits indemnification, as described above. Meridian California's Articles of Incorporation permitted indemnification beyond that expressly mandated by the California Corporations Code and limited director monetary liability to the extent permitted by California law. Meridian California has entered into indemnification agreements with its officers and directors.

  Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. By contrast to California law, Delaware law does not require authorizing provisions in the certificate of incorporation and does not contain express prohibitions on indemnification in certain circumstances. Limitations on indemnification may be imposed by a court, however, based on principles of public policy.

  A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Under Delaware law, therefore, the indemnification agreements entered into by Meridian California with its officers and directors were assumed by Meridian Delaware upon completion of the 1997 reincorporation. The indemnification agreements were amended to the extent necessary to conform the agreements to Delaware law. In particular, the indemnification agreements were amended to include within their purview future changes in Delaware law that expand the permissible scope of indemnification of directors and officers of Delaware corporations.

  Inspection of Shareholder List. Both California and Delaware law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interests as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of five percent (5%) or more of a corporation's voting shares, or shareholders holding an aggregate of one percent (1%) or more of such shares who have filed a Schedule 14A under the revised proxy rules. Under California law, such absolute inspection rights also apply to a corporation formed under the laws of any other state if its principal executive offices are in California or if it customarily holds meetings of its board in California. Delaware law contains no provisions comparable to the absolute right of inspection provided by California law to certain shareholders.

  Dividends and Repurchases of Shares. California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

  Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchase of its shares, other than repurchase of its shares issued under employee stock plans contemplated by Section 408 of the California Corporations Code) unless either (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

  Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

  To date, Meridian has not paid any cash dividends or repurchased any of its shares.

  Shareholder Voting. Both California and Delaware law generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the stock of the surviving corporations outstanding immediately before the effective date of the merger is an identical outstanding of treasury share after the merger, and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders of the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five sixths of the voting power of the surviving or acquiring corporation or its parent entity.

  Both California law and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

  With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets, and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares. As a result, shareholder approval of such transactions may be easier to obtain under Delaware law for companies which have more than one class of shares outstanding.

  California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than fifty percent (50%) but less than ninety percent (90%) of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances Section 203 does provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally. See "Significant Differences Between the Corporation Laws of California and Delaware--Stockholder Approval of Certain Business Combinations."

  California law provides that except in certain circumstances when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing person of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons, or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Delaware law has no comparable provision.

  Interested Director Transactions. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, (a) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or (b) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Therefore, certain transactions that the board of directors of Meridian California might not have been able to approve because of the number of interested directors, could be approved by a majority of the disinterested directors of Meridian Delaware, although less than a majority of a quorum. Meridian has not proposed, and is not aware of any plans to propose, any transaction involving directors of Meridian that could not be so approved under California law but could be so approved under Delaware law.

  Shareholder Derivative Suits. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

  Appraisal Rights. Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by

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

more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

  The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least five percent (5%) of the class of outstanding shares claim the right of the corporation or any law restricts the transfer of such shares. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity (as will be the case in the 1997 reincorporation). Appraisal or dissenters' rights were, therefore, not available to shareholders of Meridian California with respect to the 1997 reincorporation. California law generally affords appraisal rights in sale or asset reorganizations.

  Dissolution. Under California law, shareholders holding fifty percent (50%) or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. Meridian Delaware's Certificate of Incorporation contains no such supermajority requirement, however, and a majority of the outstanding shares entitled to vote, voting at a meeting at which a quorum is present, would be sufficient to approve a dissolution of Meridian Delaware that had previously been approved-by its board.

Required Vote; Recommendation Of The Meridian Board

  Ratification of the 1997 reincorporation, which will also constitute approval of:

  . the reincorporation merger agreement effecting the reincorporation merger, the Certificate of Incorporation and the bylaws of Meridian Delaware,

  . the assumption of Meridian California's employee benefit plans and outstanding stock options by Meridian Delaware,

  . revisions in Meridian's indemnification agreements with its officers and directors to conform those agreements to Delaware law, and

  . all other acts and things done by Meridian and its officers and directors in furtherance of the 1997 ratification, including all acts and things done by Meridian and its officers and directors in other good faith reliance on their belief that the 1997 reincorporation had been properly approved by the requisite shareholder vote, will require the affirmative vote of the holders of a majority of all shares outstanding and entitled to vote on this proposal.

  The Meridian board unanimously recommends a vote "for" the ratification of the 1997 reincorporation. The effect of an abstention is the same as that of a vote against the ratification of the 1997 reincorporation.

  The approval of the ratification of the 1997 reincorporation is a condition precedent to the closing of the merger with Quantum. A vote against the ratification of the 1997 reincorporation will have the same effect as a vote against the merger.

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

                        INFORMATION RELATING TO QUANTUM

                        THE DLT & STORAGE SYSTEMS GROUP

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

You should read this discussion along with the DLT & Storage Systems group's combined financial statements contained in this proxy statement. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods.
Overview

The DLT & Storage Systems group derives its revenue from the following sources:

  . DLTtape Drives. The DLT & Storage Systems group has generally experienced increasing sales and attractive gross margins for its DLTtape drives due to increasing acceptance of DLTtape drives as the de facto industry standard in the mid-range network server market. During fiscal years 1997 through 1999, the number of mid-range network servers with tape storage back-up capability increased significantly with the growth of mission critical server-based computing, and the DLT & Storage Systems group expects this trend to continue.

  . DLTtape Media Cartridges and Royalty. The DLT & Storage Systems group derives a substantial portion of its revenue from direct sales of DLTtape media cartridges and royalties received from licensed DLTtape media cartridge providers. As the installed base of DLTtape drives increases, additional DLTtape media cartridges are consumed resulting in continuing purchases during the productive life of the DLTtape drive. DLTtape media cartridges are manufactured for the DLT & Storage Systems group primarily by Fuji and Maxell. These media cartridge manufacturers are first required to satisfy all of the DLT & Storage Systems group's media cartridge requirements, after which time they are permitted to sell to third parties in exchange for a royalty fee payable to the DLT & Storage Systems group.

   Prior to fiscal year 1999, almost all DLTtape media cartridges were sold directly by the DLT & Storage Systems group. However, during fiscal year 1999, increased DLTtape media cartridge availability allowed the media cartridge manufacturers to sell DLTtape media cartridges, for which the DLT & Storage Systems group receives royalties. The DLT & Storage Systems group estimates that in fiscal year 1999, sales by the media cartridge manufacturers accounted for approximately two-thirds of total DLTtape media cartridge sales, and the DLT & Storage Systems group accounted for the balance. This compares to fiscal year 1998 sales by the media cartridge manufacturers of approximately one-quarter of total DLTtape media cartridge sales. Royalty receipts by the DLT & Storage Systems group are reported as royalty revenue, which is significantly lower than the equivalent DLTtape media cartridge revenue for the DLT & Storage Systems group. However, this royalty model has generated income from operations comparable to that generated by DLTtape media cartridge sales made directly by the DLT & Storage Systems group.

  . Storage Systems. Storage systems revenue includes both tape libraries and services and solid state storage systems. The acquisition of ATL in September 1998 combined ATL's mid-range to high-end tape library product line and services with the DLT & Storage Systems group's autoloader products, thereby increasing sales in the storage systems category. Sales of solid state storage systems have been declining in large part due to falling dynamic random access memory prices, which have translated into lower unit prices for these products, and a slight decline in unit volume.

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

The table below summarizes the components of the DLT & Storage Systems group's revenue:

                                                   Year Ended March 31,
                                              --------------------------------
                                                1997      1998         1999
                                              -------- ----------   ----------
                                                      (In thousands)
DLTtape Drives and Media Cartridges
 Tape drives................................. $392,387 $  783,831   $  871,977
 Media cartridge product.....................  220,404    283,480      195,064
 Media cartridge royalty.....................    8,088     27,075      121,463
Storage Systems
 Tape libraries and service..................   95,981     87,197      148,342
 Solid state storage systems.................   11,153      8,217        5,764
Intra-group elimination*.....................       --         --      (39,874)
                                              -------- ----------   ----------
  Total revenue.............................. $728,013 $1,189,800** $1,302,736**

--------
* Represents intra-group sales of DLTtape drives for incorporation into the DLT & Storage Systems group's tape libraries.
** Based on reports received from the media cartridge manufacturers, the DLT &
   Storage Systems group estimates that if it had sold directly all DLTtape media cartridges sold by the media cartridge manufacturers and, accordingly, not collected any royalty revenue, its total revenue would have increased by $65 million and $301 million in fiscal years 1998 and 1999, respectively. This shift in revenue did not have any significant effect on the DLT & Storage Systems group's operating income.

Fluctuating Quarterly Revenue

The discussion below describes the principal factors resulting in fluctuation of the DLT & Storage Systems group's quarterly revenue for fiscal years 1997, 1998 and 1999.

  . DLTtape Drive Inventory Correction. During fiscal year 1997 and the first quarter of fiscal year 1998, the DLT & Storage Systems group's supply of DLTtape drives was not sufficient to meet demand. As a result, in the first half of fiscal year 1998 a few large customers began building up larger inventories of DLTtape drives than were required for their normal operations. As the DLT & Storage Systems group's manufacturing capacity increased and the DLT & Storage Systems group was able to meet customer demand for DLTtape drives, these customers reduced their orders to lower inventories to more typical levels. These actions resulted in reduced sales of DLTtape drives beginning in the third quarter of fiscal year 1998 and more significantly in the fourth quarter of fiscal year 1998 and the first quarter of fiscal year 1999.

  . Shift in DLTtape Media Cartridge Revenue to Royalty Revenue. From the third quarter of fiscal year 1998 to the fourth quarter of fiscal year 1999, DLTtape media cartridge revenue decreased from $65 million to $41 million as an increasing percentage of DLTtape media sales were made by the media cartridge manufacturers. During this same period, the DLT & Storage Systems group's royalty revenue from sales of DLTtape media cartridges grew from under $10 million to over $30 million. The royalty revenue approximates the income from operations that the DLT & Storage Systems group would have earned had the DLTtape media cartridges been directly sold by the DLT & Storage Systems group.

  . ATL Acquisition. The DLT & Storage Systems group completed the ATL acquisition at the beginning of the third quarter of fiscal year 1999. This increased DLTtape library and service revenue in this quarter as the acquisition combined ATL's mid-range to high-end DLTtape library revenue with the DLT & Storage Systems group's entry-level DLTtape library revenue.

The table below summarizes the DLT & Storage Systems group's total revenue by quarter for fiscal years 1997, 1998 and 1999.

                                                        Total Revenue
                                             -----------------------------------
                                               1st      2nd      3rd      4th
                                             Quarter  Quarter  Quarter  Quarter
                                             -------- -------- -------- --------
Fiscal Year                                            (In thousands)
 1999....................................... $255,702 $290,458 $366,495 $390,081
 1998.......................................  265,005  338,523  330,279  255,993
 1997.......................................  128,451  152,917  203,338  243,307

Results of Operations

 Fiscal Year 1999 Compared With Fiscal Year 1998
   Revenue. Total the DLT & Storage Systems group revenue in fiscal year 1999 was $1.3 billion, compared to $1.2 billion in fiscal year 1998, an increase of 9%. The increase in revenue reflected increases in DLTtape drive revenue and total DLTtape media cartridge revenue, and combining ATL's revenue effective September 28, 1998. The increase in DLTtape drive revenue reflected strong demand in the second half of fiscal year 1999. Including sales by licensed media cartridge manufacturers, total DLTtape media cartridge revenue increased. However, direct DLTtape media cartridge sales by the DLT & Storage Systems group declined reflecting the shift in a substantial portion of DLTtape media cartridge revenue from sales by the DLT & Storage Systems group to royalties from the media cartridge manufacturers.

Sales to the DLT & Storage Systems group's top five customers in fiscal year 1999 represented 53% of revenue, compared to 63% of revenue in fiscal year 1998. These amounts reflected a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Compaq were 25% of revenue in fiscal year 1999, compared to 36% of revenue in fiscal year 1998, including sales made to Digital Equipment. Sales to Hewlett-Packard were 13% of revenue in fiscal year 1999, compared to 11% of revenue in fiscal year 1998.

   In fiscal year 1999, sales to computer equipment manufacturers and distribution channel customers were 71% and 17% of revenue, respectively, compared to 79% and 21% of revenue, respectively, in fiscal year 1998. The remaining revenue in fiscal year 1999 represented media royalty revenue and sales to value-added resellers.

   Gross Margin Rate. The gross margin rate in fiscal year 1999 was 44.5%, compared to 42.2% in fiscal year 1998. The 2.3 percentage point increase reflected an increase in the proportion of overall revenue represented by royalty revenue. Declines in the gross margin rate earned on DLTtape drives resulting from price reductions aimed at expanding the overall market for DLTtape drives partially offset the increase from royalty revenue.

   Research and Development Expenses. Research and development expenses in fiscal year 1999 were $99 million, or 7.6% of revenue, compared to $63 million, or 5.3% of revenue, in fiscal year 1998. The increase in research and development expenses reflected higher research and development expenses related to new tape drive products and to other new information storage products and technologies, including Super DLTtape technology and, to a significantly lesser extent, optical storage technology and combining ATL's expenses.

   Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1999 were $77 million, or 5.9% of revenue, compared to $47 million, or 4.0% of revenue in fiscal year 1998. This reflected the combining of ATL's expenses and an increase in marketing and advertising costs associated with DLTtape products.

   General and Administrative Expenses. General and administrative expenses in fiscal year 1999 were $38 million, or 2.9% of revenue, compared to $22 million, or 1.9% of revenue, in fiscal year 1998. The increase in general and administrative expenses reflected expansion of the DLT & Storage Systems group's infrastructure to support increased revenue and earnings growth and the combining of ATL's expenses.

   Purchased In-process Research and Development Expense. The DLT & Storage Systems group expensed purchased in-process research and development costs of $89 million as a result of the ATL acquisition in fiscal year 1999. For additional information regarding the ATL acquisition and the costs associated with in-process research and development, see Note 5 of the Notes to Combined Financial Statements.

   Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1999 was $12 million expense, compared to $3 million expense in fiscal year 1998. The increase reflected a $6.8 million write-down of an equity investment. In addition, the increase reflected a reduction in interest income as cash was used to purchase treasury stock prior to the ATL acquisition. A reduction in interest expense partially offset this increase.

   Income Taxes. The DLT & Storage Systems group's effective tax rate in fiscal year 1999, excluding the write-off of the purchased in-process research and development, was 40%, compared to 39% in fiscal year 1998. The DLT & Storage Systems group recorded a provision for income taxes at an effective rate of 53.5% of pretax earnings in fiscal year 1999. This higher effective tax rate was primarily attributable to the impact of the purchased in-process research and development write-off, for which a tax benefit is not recognizable, and a lower research and development credit.

   Net Income. The DLT & Storage Systems group reported net income in fiscal year 1999 of $123 million, compared to $224 million in fiscal year 1998. The decrease primarily resulted from the charge for purchased in-process research and development of $89 million. Excluding the charge, net income was $212 million, a decrease of $12 million. This decrease reflected increased amortization of goodwill and other intangible assets resulting from the ATL acquisition, increased operating expenses and decreased interest income. This decrease was partially offset by an increase in gross profit.

 Fiscal Year 1998 Compared With Fiscal Year 1997

   Revenue. Total revenue in fiscal year 1998 was $1.2 billion, compared to $728 million in fiscal year 1997, an increase of 63%. The increase in total revenue resulted from an increase in DLTtape drive and DLTtape media cartridges product shipments. The increase in total revenue reflected growth in market acceptance of DLTtape technology and a shift in sales mix to higher storage capacity products which carry a higher per unit price. However, the average price at each storage capacity level of DLTtape drives and DLTtape media cartridge products declined when compared with fiscal year 1997.

   The increase in DLTtape drive shipments reflected, in part, an increase in tape drive production volume, which was at a level high enough to meet product demand beginning in the third quarter of fiscal year 1998. However, the general availability of DLTtape drives resulted in sequentially lower DLTtape drive sales in the fourth quarter of fiscal year 1998 as certain computer equipment manufacturer customers reduced purchases in order to adjust their inventory levels.

   Sales to the DLT & Storage Systems group's top five customers were 63% of revenue in fiscal years 1998 and 1997. This amount reflects a retroactive combination of the sales to Compaq and Digital Equipment. Sales to Compaq were 36% of revenue in fiscal year 1998, compared to 35% of revenue in fiscal year 1997, including sales to Digital Equipment. Sales to Hewlett Packard were 11% of revenue in fiscal year 1998, compared to 14% of revenue in fiscal year 1997.

   Sales to computer equipment manufacturers and distribution channel customers were 79% and 21% of revenue, respectively, in fiscal year 1998, compared to 77% and 23% of revenue, respectively, in fiscal year 1997.

   Gross Margin Rate. The gross margin rate was 42.2% in fiscal year 1998, compared to 37.1% in fiscal year 1997. The 5.1 percentage point increase reflected an increase in the gross margin rate earned on DLTtape drives and DLTtape media cartridges as sales shifted to the higher margin DLT7000.

   Research and Development Expenses. Research and development expenses in fiscal year 1998 were $63 million, or 5.3% of revenue, compared with $30 million, or 4.1% of revenue, in fiscal year 1997. The $33 million increase in research and development expenses reflected higher expenses related to new information storage products and technologies, including Super DLTtape technology and, to a significantly lesser extent, optical storage technology.

   Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1998 were $47 million, or 4.0% of revenue, compared with $24 million, or 3.3% of revenue, in fiscal year 1997. This increase primarily reflected the increased costs associated with supporting the DLT & Storage Systems group's higher sales volume.

General and Administrative Expenses. General and administrative expenses in fiscal year 1998 were $22 million, or 1.9% of revenue, compared with $11 million, or 1.6% of revenue, in fiscal year 1997. The increase in general and administrative expenses reflected expansion of the DLT & Storage Systems group's infrastructure to support increased shipments and revenue growth.

Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1998 was $3 million expense, compared with $26 million expense in fiscal year 1997. A decrease in interest expense reflecting a year-over-year decrease in the average level of debt used to finance operations, and an increase in year-over-year average level of cash, combined to cause this change.

Income Taxes. The DLT & Storage Systems group's effective tax rate was 39% and 40% for fiscal years 1998 and 1997, respectively. The decrease in the tax rate for fiscal year 1998 was primarily attributable to a research and development credit.

Net Income. The DLT & Storage Systems group reported net income in fiscal year 1998 of $224 million, compared to $108 million in fiscal year 1997. The increase reflected increased total revenue and gross profit, partially offset by an increase in operating expenses and a reduction in interest income.

Quarterly Operating Results

The following tables present unaudited quarterly operating results for fiscal years 1999 and 1998. We believe this information reflects all adjustments that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.

                                               Fiscal Year 1999
                                -----------------------------------------------
                                1st Quarter 2nd Quarter 3rd Quarter 4th Quarter
                                ----------- ----------- ----------- -----------
                                                (In thousands)
Revenue........................  $255,702    $290,458    $366,495    $390,081
Cost of revenue................   142,028     158,783     205,194     216,812
                                 --------    --------    --------    --------
Gross profit...................   113,674     131,675     161,301     173,269

Operating expenses:
  Research and development.....    21,951      21,979      28,155      27,245
  Sales and marketing..........    12,767      14,866      21,715      27,389
  General and administrative...     6,447       7,264      11,140      13,307
  Purchased in-process research
   and development.............       --          --       89,000         --
                                 --------    --------    --------    --------
                                   41,165      44,109     150,010      67,941
                                 --------    --------    --------    --------

Income from operations.........    72,509      87,566      11,291     105,328
Interest and other income
 (expense), net................       100        (663)     (2,930)     (8,883)
                                 --------    --------    --------    --------
Income before income taxes.....    72,609      86,903       8,361      96,445
Income tax provision...........    29,044      34,760      38,945      38,578
                                 --------    --------    --------    --------
Net income (loss)..............  $ 43,565    $ 52,143    $(30,584)   $ 57,867
                                 ========    ========    ========    ========

                                               Fiscal Year 1998
                                -----------------------------------------------
                                1st Quarter 2nd Quarter 3rd Quarter 4th Quarter
                                ----------- ----------- ----------- -----------
                                                (In thousands)
Revenue........................  $265,005    $338,523    $330,279    $255,993
Cost of revenue................   158,944     200,515     182,742     145,385
                                 --------    --------    --------    --------
Gross profit...................   106,061     138,008     147,537     110,608

Operating expenses:
  Research and development.....    11,146      14,701      17,787      19,191
  Sales and marketing..........     9,479       9,950      13,119      14,696
  General and administrative...     4,725       5,537       6,473       5,628
                                 --------    --------    --------    --------
                                   25,350      30,188      37,379      39,515
                                 --------    --------    --------    --------

Income from operations.........    80,711     107,820     110,158      71,093
Interest and other income
 (expense), net................       709      (1,713)     (1,855)       (269)
                                 --------    --------    --------    --------
Income before income taxes.....    81,420     106,107     108,303      70,824
Income tax provision...........    31,754      41,381      42,239      27,621
                                 --------    --------    --------    --------
Net income.....................  $ 49,666    $ 64,726    $ 66,064    $ 43,203
                                 ========    ========    ========    ========

Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because of these and other factors, our quarterly revenue, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. We may not be able to increase our revenue in future periods or be able to sustain our existing level of revenue or our rate of revenue growth on a quarterly or annual basis. In addition, our annual or quarterly operating results may not meet the expectations of securities analysts and investors. If this happens, the trading price of our common stock could significantly decline.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which the DLT & Storage Systems group implemented in fiscal year 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components--revenue, expenses, gains, and losses--in a full set of general-purpose financial statements. The adoption of SFAS No. 130 changed financial statement presentation but did not have an impact on the DLT & Storage Systems group's financial position or results of operations.

In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires certain financial and descriptive information about a company's reportable operating segments. The DLT & Storage Systems group adopted SFAS No. 131 in fiscal year 1999. The adoption of SFAS No. 131 applies solely to disclosure and will not have an impact on the DLT & Storage Systems group's financial position or results of operations.

Liquidity and Capital Resources

Operating Activities. The DLT & Storage Systems group generated cash from operations of $217 million during fiscal year 1999. The DLT & Storage Systems group's cash provided by operations in fiscal year 1998 was $203 million.

Investing Activities. Investments during fiscal year 1999 were $35 million, which consisted primarily of investments in property and equipment. Investments in fiscal year 1998 totaled $62 million.

Financing Activities. At March 31, 1999, and March 31, 1998, Quantum's debt allocated to the DLT & Storage Systems group was $230 million and $219 million, respectively. Debt allocated to the DLT & Storage Systems group bears interest at a rate equal to the weighted average interest rate of Quantum's total debt, calculated on a quarterly basis. At March 31, 1999, Quantum had total debt of $345 million with an average interest rate of 7.3%. In the future, each group's debt will increase or decrease by the amount of any cash provided by or used for the group's operating activities, investing activities, share repurchases or issuances and other non-debt-related financing activities. See Note 1 to Combined Financial Statements for further discussion of financing activities.

In December 1998, ATL entered into a senior credit facility that provides a $35 million revolving credit line to ATL. The revolving credit line is co-terminous with Quantum's $500 million revolving credit line, expiring in June 2000. At the option of ATL, borrowings under the revolving credit line bear interest at either London interbank offered rate plus a margin determined by Quantum's total funded debt ratio, or at a base rate, with option periods of one to six months. At March 31, 1999, $18 million was outstanding on this revolving credit line.

Quantum filed a registration statement which became effective on July 24, 1997, pursuant to which Quantum may issue debt or equity securities, in one or more series or issuances, limited to $450 million aggregate public offering price. Under the registration statement, in July 1997, Quantum issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of Quantum's common stock at a conversion price of $46.325 per share. Quantum has the option to redeem the notes on or after August 1, 1999 and prior to August 1, 2001, under certain conditions related to the price of Quantum's common stock. Subsequent to August 1, 2001, Quantum may redeem the notes at any time. In the event of certain changes involving all or substantially all of Quantum's common stock, the holder would have the option to redeem the notes. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all of Quantum's existing and future senior indebtedness.

   Each of the 7% convertible subordinated notes, is convertible into shares of the DLT & Storage Systems group stock and shares of Hard Disk Drive group stock. The number of shares of the DLT & Storage Systems group stock and Hard Disk Drive group stock into which each note is convertible is equal to the numbers of shares which the holder of the note would have received under the tracking stock proposal had such note been converted immediately prior to the implementation of the tracking stock. The notes are not separately convertible into solely the DLT & Storage Systems group stock or solely Hard Disk Drive group stock. The exercise price and maturity date of each convertible note was not be affected by the implementation of the tracking stock.

In June 1997, Quantum entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At Quantum's option, borrowings under the revolving credit line bear interest at either London interbank offered rate plus a margin determined by our total funded debt ratio, or at a base rate, with option periods of one to six months. At March 31, 1999, there was no outstanding balance drawn on this line.

In September 1996, Quantum entered into a $42 million mortgage financing related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years. Quantum is required to make monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term.

The DLT & Storage Systems group expects to spend approximately $70 million in fiscal year 2000 for capital equipment and leasehold improvements. These capital expenditures will support the expansion of the DLTtape product line, production of Super DLTtape products and DLT & Storage Systems group's general infrastructure.

The DLT & Storage Systems group expects its cash flow from operations, together with available financing sources, will be sufficient to meet all currently planned expenditures and sustain operations for the next 12 months. However, this belief assumes that operating results and cash flow from operations will meet our expectations.

If the merger described in this proxy statement/ prospectus is approved, the acquisition will be accounted for as a purchase, and the DLT & Storage Systems group expects to recognize a charge for purchased in-process research and development upon closing of the acquisition.

Meridian had revenue of $4 million and $18 million in the quarter ended March 31, 1999, and the year ended December 31, 1998, respectively. At March 31, 1999, Meridian had total cash and marketable securities of $15 million. At December 31, 1998, Meridian had a net operating loss carryforward for U.S. federal income tax purposes of approximately $32 million.

                           THE HARD DISK DRIVE GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

You should read this discussion along with the Hard Disk Drive group's Combined Financial Statements contained in this proxy statement. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods.

Overview

The following summarizes the Hard Disk Drive group's desktop and high-end revenue and operating profit (loss), excluding the effect of the discontinued recording heads operations:

                                                   Year Ended March 31,
                                             ----------------------------------
                                                1997        1998        1999
                                             ----------  ----------  ----------
Business unit:                                        (In thousands)
 Desktop Drives
  Revenue................................... $4,004,828  $3,981,614  $3,079,437
  Unit operating profit (loss)..............    300,287     184,331     (49,132)
 High-end Drives
  Revenue................................... $  586,616  $  633,821  $  519,883
  Unit operating loss.......................   (154,184)   (250,136)    (83,323)

The Hard Disk Drive group experienced the following key trends in its desktop and high-end hard disk drive products during the fiscal years 1997 through 1999:

  . Desktop Hard Disk Drives. Because desktop hard disk drives are the key storage device within PCs, the PC market generates demand for desktop hard disk drives. The growth and pervasive use of PCs in both the business and home have generally resulted in increasing sales of the Hard Disk Drive group's desktop hard disk drives. However, a market demand slowdown, coupled with inventory curtailment by leading computer equipment manufacturers, negatively affected revenue during the five most recent quarters. In addition, intense competition in the market for both PCs and desktop hard disk drives has resulted in generally declining hard disk drive prices despite increases in the capacity and performance of hard disk drives.

  . High-end Hard Disk Drives. High-end hard disk drives are predominately used in servers, workstations and storage sub-systems. Although the market for high-end hard disk drives has continued to expand, IBM and Seagate have held the largest market share in these markets. The Hard Disk Drive group has experienced difficulty in gaining market share and has experienced continuing losses in this business. The Hard Disk Drive group, however, recognizes the long term potential of this market, and has continued its strategy of focusing on the fast growing network server and workstation market and has taken several important steps in an effort to improve its performance. The Hard Disk Drive group transitioned all of its high-end manufacturing to Matsushita-Kotobuki beginning in the fourth quarter of fiscal year 1996, which was substantially completed by the second quarter of fiscal year 1997. This transition has contributed to a recent improvement in the reliability of the Hard Disk Drive group's new high-end products. The Hard Disk Drive group has also recently improved its time-to-market performance and now has a complete high-end product offering with both 7200 RPM and 10,000 RPM products with SCSI and fibre channel interfaces, both of which are high speed interfaces used in the enterprise storage market.

Results of Operations

 Fiscal Year 1999 Compared With Fiscal Year 1998

Revenue. Revenue in fiscal year 1999 was $3.6 billion, compared to $4.6 billion in fiscal year 1998, a decrease of 22%. The decrease in revenue reflected lower revenue from sales of both desktop and high-end hard disk drives.

  . Desktop hard disk drive revenue in fiscal year 1999 was $3.1 billion, compared to $4.0 billion in fiscal year 1998. The decline in desktop hard disk drive revenue reflected a decline in average unit prices and, to a lesser extent, a lower level of shipments to leading computer equipment manufacturers. The price decline reflected intense competition, especially in the first two quarters of fiscal year 1999, and the growth of the low cost PC market, which has become a higher proportion of the overall desktop PC market.

  . High-end hard disk drive revenue in fiscal year 1999 was $520 million, compared to $634 million in fiscal year 1998. Although high-end hard disk drive shipments increased in fiscal year 1999, increased competitive pricing pressures, especially in the second half of fiscal year 1999, resulted in reduced average unit prices and lower high-end hard disk drive revenue.

   Sales to the top five customers in fiscal year 1999 represented 43% of revenue, compared to 44% of revenue in fiscal year 1998. These amounts reflected a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Compaq were 10% of revenue in fiscal year 1999, compared to 12% of revenue in fiscal year 1998, including sales to Digital Equipment. Sales to Hewlett-Packard were 14% of revenue in both fiscal years 1999 and 1998.

   In fiscal year 1999, sales to computer equipment manufacturers and distribution channel customers were 60% and 40% of revenue, respectively, compared to 59% and 41% of revenue, respectively, in fiscal year 1998.

Gross Margin Rate. The gross margin rate in fiscal years 1999 and 1998 was 8.1%.

  . The desktop gross margin rate in fiscal year 1999 was 7.5%, compared to 11.4% in fiscal year 1998.

  . The high-end gross margin rate in fiscal year 1999 was 11.4%, compared to -12.7% in fiscal year 1998.

The gross margin rate in fiscal year 1998 reflected the impact of a $103 million special charge related to the transition to a new generation of high-end disk drive products, and consisted primarily of inventory write-offs and adjustments, and losses related to firm inventory purchase commitments. Excluding the special charge, the gross margin rate was 10.3% in fiscal year 1998. This 2.2 percentage point decline between fiscal year 1998 and 1999 reflected the decline in gross margins earned on desktop hard disk drives as a result of intense competitive pricing pressures in fiscal year 1999.

Research and Development Expenses. Research and development expenses in fiscal year 1999, were $254 million, or 7.1% of revenue, compared to $259 million, or 5.6% of revenue, in fiscal year 1998. The decrease in research and development expenses reflected reduced spending as a result of cost control efforts.

Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1999, were $114 million, or 3.2% of revenue, compared to $122 million, or 2.6% of revenue in fiscal year 1998. The decrease in sales and marketing expenses reflected reduced spending including lower commissions as a result of the lower level of revenue.

General and Administrative Expenses. General and administrative expenses in fiscal year 1999, were $56 million, or 1.5% of revenue, compared to $67 million, or 1.5% of revenue, in fiscal year 1998. The decrease in general and administrative expenses reflected the impact of cost control efforts.

Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1999 was $10 million income, compared to $5 million income in fiscal year 1998. The increase reflected increased interest income on higher cash balances and reduced interest expense.

   Loss from Investee. The Hard Disk Drive group's investment and operating results related to its recording heads business have resulted in significant losses. The Hard Disk Drive group acquired a recording heads business from Digital Equipment in October 1994. In May 1997, The Hard Disk Drive group sold a 51% majority interest in its recording heads operations to Matsushita-Kotobuki, and formed a recording heads joint venture with Matsushita-Kotobuki. On October 28, 1998, the Hard Disk Drive group and Matsushita-Kotobuki agreed to dissolve the recording heads joint venture. In connection with the dissolution, the Hard Disk Drive group recorded a $101 million loss in the third quarter of fiscal year 1999. This loss included a write-off of the Hard Disk Drive group's investment in the recording heads joint venture; a write-down of the Hard Disk Drive group's interest in facilities in Louisville, Colorado, and Shrewsbury, Massachusetts that were occupied by the recording heads joint venture; warranty costs resulting from magneto resistive recording heads manufactured by the recording heads joint venture; and the Hard Disk Drive group's 49% pro rata share in funding the recording heads joint venture's repayment of its obligations, primarily bank debt, accounts payable and other liabilities. See Note 5 of the Notes to Combined Financial Statements for additional discussion of the dissolution of the recording heads joint venture.

   Income Taxes. The Hard Disk Drive group recorded benefits of $112 million and $83 million for effective benefit rates of 42% and 61% in fiscal years 1999 and 1998, respectively. The 1999 effective rate reflects decreased benefits from foreign earnings taxed at less than the U.S. rate, a lower research and development credit and decreased state tax benefits. Fiscal year 1998 includes a benefit as a result of the recognition of state deferred tax assets through tax planning.

   Net Loss. The Hard Disk Drive group reported a net loss in fiscal year 1999 of $153 million, compared to $53 million in fiscal year 1998. The increased loss resulted from the $101 million charge related to the recording heads joint venture dissolution and the decrease in revenue and gross profit, partially offset by a decrease in operating costs.

 Fiscal Year 1998 Compared With Fiscal Year 1997

Revenue. Revenue in both fiscal years 1998 and 1997 was $4.6 billion.

  . Desktop hard disk drive revenue in both fiscal years 1998 and 1997 was $4.0 billion.

  . High-end hard disk drive revenue for fiscal year 1998 was $634 million, compared to $587 million in fiscal year 1997.

   Declines in average unit prices for both desktop and high-end disk drives substantially offset an increase in disk drive unit shipments. Oversupply and intensely competitive pricing in these markets, particularly in the second half of fiscal year 1998 and more significantly for the high-end disk drive products, caused such declines.

   Sales to the Hard Disk Drive group's top five customers were 44% of revenue in fiscal year 1998, compared to 40% of revenue in fiscal year 1997. These amounts reflect a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Hewlett-Packard were 14% of revenue in fiscal year 1998, compared with less than 10% of revenue in fiscal year 1997. Sales to Compaq were 12% of revenue in both fiscal years 1998 and 1997, including sales to Digital Equipment.

   Sales to computer equipment manufacturers and distribution channel customers were 59% and 41% of revenue, respectively, for fiscal year 1998 compared with 61% and 39% of revenue, respectively, in fiscal year 1997.

Gross Margin Rate. The gross margin rate decreased 2.8 percentage points to 8.1% in fiscal year 1998, from 10.9% in fiscal year 1997.

  . The desktop gross margin rate for fiscal year 1998 was 11.4%, compared to 14.1% for fiscal year 1997.

  . The high-end gross margin rate for fiscal year 1998 was -12.7%, compared to -1.8% for fiscal year 1997.

The overall gross margin decrease reflected the price declines earned on desktop and high-end hard disk drives, particularly in the second half of fiscal year 1998, and the $103 million special charge in the third quarter of fiscal year 1998. The special charge related to the transition to a new generation of high-end disk drive products, and consisted primarily of inventory write-offs and adjustments, and losses related to firm inventory purchase commitments. Excluding the special charge, the gross margin rate was 10.3% in fiscal year 1998. The erosion of gross margins earned on hard disk drives and the special charge both reflected the oversupply and intensely competitive pricing in the desktop and high-end disk drive markets, particularly in the second half of fiscal year 1998.

   Research and Development Expenses. In fiscal year 1998, research and development expenses were $259 million, or 5.6% of revenue, compared with $261 million, or 5.7% of revenue, in fiscal year 1997.

   Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1998 were $122 million, or 2.6% of revenue, compared with $126 million, or 2.7% of revenue, in fiscal year 1997.

   General and Administrative Expenses. General and administrative expenses in fiscal year 1998 were $67 million, or 1.5% of revenue, compared with $75 million, or 1.6% of revenue, in fiscal year 1997.

   Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1998 was $5 million income, compared with $15 million expense in fiscal year 1997. A decrease in interest expense, reflecting a year-over-year decrease in the average level of debt used to finance operations, and an increase in the year-over-year average level of cash, combined to cause this change.

   Loss from Investee. The loss from investee reflected the Hard Disk Drive group's equity share in the operating losses of the recording heads joint venture since May 16, 1997, when this joint venture was formed. Prior to May 16, 1997, the Hard Disk Drive group fully combined its recording heads operations. The Hard Disk Drive group's total losses from recording heads operations for fiscal year 1998 was $75 million, compared with $110 million for fiscal year 1997. The loss from investee for fiscal year 1998 included a charge of approximately $5 million, which represented the Hard Disk Drive group's share of a third quarter charge in the recording heads joint venture's operating results for severance, equipment write-offs, lease termination and other costs associated with the recording heads joint venture's strategic actions. A combination of reduced unit prices, operating costs, manufacturing yields, product transitions and soft demand for certain recording heads products, primarily those related to high-end disk drive products, resulted in losses by the recording heads joint venture.

Income Taxes. The Hard Disk Drive group recorded benefits of $83 million and $19 million for fiscal years 1998 and 1997, respectively. The 1997 benefit reflects foreign earnings taxed at less than the U.S. tax rate and valuation allowance reversal. Fiscal year 1998 includes a benefit as a result of the recognition of state deferred tax assets through tax planning and the benefit of foreign earnings taxed at less than the U.S. rate.

Net Income (Loss). The Hard Disk Drive group reported a net loss in fiscal year 1998 of $53 million, compared to net income of $41 million in fiscal year 1997. The change to a net loss resulted from the special charge related to high-end disk drives and the erosion of margins on desktop hard disk drives. A decrease in operating costs partially offset the decrease.

Quarterly Operating Results

The following tables present unaudited quarterly operating results for fiscal years 1999 and 1998. We believe this information reflects all adjustments that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.

                                            Fiscal Year 1999
                             --------------------------------------------------
                             1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
                             -----------  -----------  -----------  -----------
                                             (In thousands)
Revenue....................  $  847,321   $  874,253   $  959,086   $  918,660
Cost of revenue............     794,622      814,039      881,298      817,942
                             ----------   ----------   ----------   ----------
Gross profit...............      52,699       60,214       77,788      100,718

Operating expenses:
  Research and
   development.............      62,347       60,661       59,766       71,119
  Sales and marketing......      25,570       30,520       29,427       28,872
  General and
   administrative..........      10,954       14,230       13,538       16,870
                             ----------   ----------   ----------   ----------
                                 98,871      105,411      102,731      116,861
                             ----------   ----------   ----------   ----------

Loss from operations.......     (46,172)     (45,197)     (24,943)     (16,143)
Interest and other income,
 net.......................       2,101           70        3,445        4,386
Loss from investee.........     (24,237)     (17,113)    (100,700)         --
                             ----------   ----------   ----------   ----------
Loss before income taxes...     (68,308)     (62,240)    (122,198)     (11,757)
Income tax benefit.........     (27,754)     (27,362)     (46,230)     (10,631)
                             ----------   ----------   ----------   ----------
Net loss...................    $(40,554)    $(34,878)    $(75,968)    $ (1,126)
                             ==========   ==========   ==========   ==========

                                            Fiscal Year 1998
                             --------------------------------------------------
                             1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
                             -----------  -----------  -----------  -----------
                                             (In thousands)
Revenue....................  $1,181,139   $1,214,968   $1,189,602   $1,029,726
Cost of revenue............   1,011,267    1,054,892    1,201,466      974,503
                             ----------   ----------   ----------   ----------
Gross profit (loss)........     169,872      160,076      (11,864)      55,223

Operating expenses:
  Research and
   development.............      62,883       59,792       70,488       65,753
  Sales and marketing......      32,253       32,021       32,084       25,429
  General and
   administrative..........      22,748       18,730       16,901        8,622
                             ----------   ----------   ----------   ----------
                                117,884      110,543      119,473       99,804
                             ----------   ----------   ----------   ----------

Income (loss) from
 operations................      51,988       49,533     (131,337)     (44,581)
Interest and other income,
 net.......................         957          231        2,196        1,234
Loss from investee.........      (3,942)     (15,629)     (22,651)     (23,838)
                             ----------   ----------   ----------   ----------
Income (loss) before income
 taxes.....................      49,003       34,135     (151,792)     (67,185)
Income tax provision
 (benefit).................       2,156       (4,918)     (53,545)     (26,674)
                             ----------   ----------   ----------   ----------
Net income (loss)..........  $   46,847   $   39,053     $(98,247)    $(40,511)
                             ==========   ==========   ==========   ==========

Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because of these and other factors, our quarterly revenue, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. We may not be able to increase our revenue in future periods or be able to sustain our existing level of revenue or our rate of revenue growth on a quarterly or annual basis. In addition, our annual or quarterly operating results may not meet the expectations of securities analysts and investors. If this happens, the trading price of our common stock could significantly decline.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which the Hard Disk Drive group implemented in fiscal year 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components--revenue, expenses, gains, and losses-- in a full set of general-purpose financial statements. The adoption of SFAS No. 130, changed financial statement presentation but did not have an impact on the Hard Disk Drive group's financial position or results of operations.

In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires certain financial and descriptive information about a company's reportable operating segments. The Hard Disk Drive group adopted SFAS No. 131 in fiscal year 1999. The adoption of SFAS No. 131 applies solely to disclosure and will not have an impact on the Hard Disk Drive group's financial position or results of operations.

Liquidity and Capital Resources

Operatings Activities. The Hard Disk Drive group generated cash from operations of $247 million during fiscal year 1999. The Hard Disk Drive group's cash provided by operations in fiscal year 1998 was $82 million. The increase primarily reflects an increase in the collection of accounts receivable and a reduction in inventories.

   Investing Activities. Investments during fiscal year 1999 were $35 million, which consisted primarily of investments in property and equipment, partially offset by maturities of marketable securities. Investments in fiscal year 1998 totaled $83 million.

Financing Activities. At March 31, 1999, and March 31, 1998, Quantum's debt allocated to the Hard Disk Drive group was $115 million and $109 million, respectively. Debt allocated to the Hard Disk Drive group bears interest at a rate equal to the weighted average interest rate of Quantum's total debt, calculated on a quarterly basis. At March 31, 1999, Quantum had a total debt of $345 million with an average interest rate of 7.3%. In the future, each group's debt will increase or decrease by the amount of any cash provided by or used for the group's operating activities, investing activities, share repurchases or issuances and other non-debt-related financing activities. See Note 1 to Combined Financial Statements for further discussion of financing activities.

   In December 1998, ATL entered into a senior credit facility that provides a $35 million revolving credit line to ATL. The revolving credit line is co-terminous with Quantum's $500 million revolving credit line, expiring in June 2000. At the option of ATL, borrowings under the revolving credit line bear interest at either London interbank offered rate plus a margin determined by Quantum's total funded debt ratio, or at a base rate, with option periods of one to six months. At March 31, 1999, $18 million was outstanding on this revolving credit line.

   Quantum filed a registration statement which became effective on July 24, 1997, pursuant to which Quantum may issue debt or equity securities, in one or more series or issuances, limited to $450 million aggregate public offering price. Under the registration statement, in July 1997, Quantum issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of the Quantum's common stock at a conversion price of $46.325 per share. Quantum has the option to redeem the notes on or after August 1, 1999 and prior to August 1, 2001, under certain conditions related to the price of Quantum's common stock. Subsequent to August 1, 2001, Quantum may redeem the notes at any time. In the event of certain changes involving all or substantially all of Quantum's common stock, the holder would have the option to redeem the notes. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all of Quantum's existing and future senior indebtedness.

   Each of the 7% convertible subordinated notes, is convertible into shares of DLT & Storage Systems group stock and shares of Hard Disk Drive group stock. The number of shares of Hard Disk Drive group stock and DLT & Storage Systems group stock into which each note is convertible is equal to the number of the shares which the holder of the note would have received had such note been converted immediately prior to the implementation of the tracking stock. The notes are not separately convertible into solely DLT & Storage Systems group stock or solely Hard Disk Drive group stock. The exercise price and maturity date of each convertible note was not be affected by the implementation of the tracking stock.

In June 1997, Quantum entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At Quantum's option, borrowings under the revolving credit line bear interest at either London interbank offered rate plus a margin determined by our total funded debt ratio, or at a base rate, with option periods of one to six months. At March 31, 1999, there was no outstanding balance drawn on this line.

   In September 1996, Quantum entered into a $42 million mortgage financing related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years. Quantum is required to make monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term.

   The Hard Disk Drive group expects to spend approximately $85 million in fiscal year 2000 for capital equipment and leasehold improvements. These capital expenditures will support the expansion of the desktop and high-end hard disk drive product lines and the introduction of hard drives for consumer electronic applications.

   The Hard Disk Drive group expects its cash flow from operations, together with available financing sources, will be sufficient to meet all currently planned expenditures and sustain operations for the next 12 months. However, this belief assumes that operating results and cash flow from operations will meet the Hard Disk Drive group's expectations.

                        INFORMATION RELATING TO MERIDIAN

Beneficial Ownership

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock of the Company as of August 4, 1999 by (i) each person known by the Company to be a beneficial owner of five percent (5%) or more of the Company's outstanding Common Stock, (ii) each director, (iii) the Chief Executive Officer and each of the two other most highly compensated officers and (iv) all directors and executive officers as a group:

                                                                  Shares
                                                               Beneficially
Five Percent Stockholders, Directors and Executive Officers      Owned (1)
-----------------------------------------------------------   ---------------
                                                              Number  Percent
                                                              ------- -------
ROI Capital Management, Inc. (2)............................. 624,900   7.7%
  17 E. Sir Francis Drake Blvd., Suite 225
  Larkspur, CA 94939

Dimensional Fund Advisors (3)................................ 579,000   7.1%
  1299 Ocean Avenue
  Santa Monica, CA 90401

Charlie Bass (4)............................................. 249,455   2.8%
Gianluca U. Rattazzi (5).....................................  55,813    .7%
Erik E. Miller (6)........................................... 132,343   1.5%
Shmuel Shottan (7)........................................... 117,797   1.4%
Pierluigi Zappacosta (8).....................................  35,125     *
Peter R. Johnson (9).........................................  30,625     *
Mario M. Rosati (10).........................................  30,625     *
Charles Joseph (11)..........................................      --    --
All executive officers and directors as group (8 persons)
 (12)........................................................ 650,950   7.2%

--------
 *  Less than 1%.
(1) Applicable percentage ownership based on 8,599,780 shares of common stock outstanding as of August 4, 1999. Beneficial ownership is determined in accordance with the Rules of the Securities and Exchange Commission. Shares of common stock subject to options currently exercisable or exercisable within 60 days after August 4, 1999 are deemed to be beneficially owned by the person holding such option for computing the percentage ownership of such person but are not treated as outstanding for computing the percentage of any other person.
(2) ROI Capital Management, Inc. ("ROI") is an investment advisor registered under the Investment Advisors Act of 1940. Mark T. Boyer and Mitchell J. Soboleski are the sole shareholders of ROI. ROI is deemed to be the beneficial owner of the number of securities reflected opposite its name in the table above pursuant to separate arrangements whereby it acts as investment adviser to certain persons, in which it also holds an ownership interest. Each person for whom ROI acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements. Mark T. Boyer and Mitchell J. Soboleski are deemed to be the beneficial owners of the number of securities reflected opposite ROI's name in the table above pursuant to their ownership interests in ROI.
(3) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the "Portfolios." In its role as investment advisor and investment manager. Dimensional possesses both voting and investment power over the securities reflected opposite its name in the table above that are owned by the Portfolios. All securities reported in this schedule are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities.
(4) Includes 71,165 shares held by The Bass Trust, U/D/T/ Dated April 29, 1988, of which Dr. Bass is the trustee. Also includes 73,290 shares subject to options held by The Bass Trust, which are exercisable within 60 days after August 4, 1988 and 105,000 shares subject to options held by Bass Associates, which are exercisable within 60 days after August 4, 1999. Dr. Bass disclaims beneficial ownership of the shares and options held by Bass Associates, except to the extent of his proportionate interest therein.
(5) Consists of 27,873 shares subject to options exercisable within 60 days after August 4, 1999.
(6) Includes 29,836 shares held and 107,152 shares subject to options exercisable within 60 days after August 4, 1999.
(7) Consists of 19,060 shares subject to options exercisable within 60 days after August 4, 1999.
(8) Consists of 35,750 shares subject to options exercisable within 60 days after August 4, 1999.
(9) Consists of 31,250 shares subject to options exercisable within 60 days after August 4, 1999.
(10) Consists of 31,250 shares subject to options exercisable within 60 days after August 4, 1999.
(11) Mr. Joseph retired as an officer of the Company on February 19, 1999.
(12) Includes 101,001 shares held and 430,625 shares subject to options exercisable within 60 days after August 4, 1999.

                     DESCRIPTION OF MERIDIAN CAPITAL STOCK

  Pursuant to its certificate of incorporation, Meridian is authorized to issue a total of 40,000,000 shares of capital stock, consisting of 35,000,000 shares of Meridian Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Meridian Common Stock

  As of August 4, 1999, there were 8,599,780 outstanding shares of Meridian Common Stock held by approximately 86 holders of record. The holders of shares of Meridian Common Stock have one vote per share on all matters to be voted upon by stockholders. Subject to any preferences, voting powers, qualifications and special or relative rights or privileges of any holders of preferred stock, holders of Meridian Common Stock are entitled, among other things, to dividends if, when and as declared from time to time by Meridian's board of directors out of assets legally available therefor after payment of debts and expenses. With the exception of the rights issued pursuant to the Meridian's Preferred Stockholders' Rights Plan, holders of shares of Meridian Common Stock have no preemptive or other rights to subscribe for additional shares. The Meridian Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions. Upon the voluntary or involuntary liquidation of Meridian, holders of Meridian Common Stock are entitled to receive all remaining assets of Meridian available for distribution to stockholders after payment to creditors or of preference amounts owed to holders of any preferred stock.

  All of the outstanding shares of Meridian Common Stock are fully paid and nonassessable.

Preferred Stock

  Meridian's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value of $0.01 per share, none of which is currently outstanding. Meridian's preferred stock may be issued from time to time in one or more series without stockholder approval. Subject to limitations prescribed by law, Meridian's board of directors is authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the number of shares of each such series. Thus, Meridian's board of directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Meridian Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of Meridian.

Rights Plan

  The Meridian board adopted a preferred shares rights plan (the "Rights Plan") on July 18, 1997 that is designed to deter hostile takeover attempts, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of Meridian without offering a fair price to all of Meridian's stockholders. Under the Rights Plan, rights were distributed as a dividend at the rate of one right (the "Meridian Right") for each share of Meridian Common Stock, held by stockholders of record as of the close of business on August 25, 1997. The Meridian Rights will expire on August 11, 2007. Under the Rights Plan, each Meridian Right initially entitles stockholders to buy one one-thousandth of a share of preferred stock for $30. The Meridian Rights will be exercisable only if a person or group (other than stockholders currently owning 15 percent of Meridian's common stock) acquires beneficial ownership of 15 percent or more of the Meridian Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of the Meridian Common Stock.

  If any person becomes the beneficial owner of 15 percent or more of Meridian Common Stock, other than pursuant to a tender or exchange offer for all outstanding shares of Meridian approved by a majority of the independent directors not affiliated with such person, then each Meridian Right not owned by such person or related parties will entitle its holder to purchase, at the Meridian Right's then current exercise price, shares of Meridian Common Stock (or, in certain circumstances as determined by the Meridian board, cash, other property or other securities) having a value of twice the Meridian Right's then current exercise price. In addition, if after any person has become a 15 percent stockholder, Meridian is involved in a merger or other business combination transaction with another person in which Meridian does not survive or in which its common stock is changed or exchanged, or if Meridian sells 50 percent or more of its assets or earning power to another person, each Meridian Right will entitle its holder to purchase, at the Meridian Right's then current exercise price, shares of common stock of such other person having a value of twice the Meridian Right's then current exercise price.

  Meridian is generally entitled to redeem the Meridian Rights at $0.01 per Meridian Right at any time until ten business days (subject to extension) following a public announcement that a 15 percent position has been acquired.

  The Rights Plan is inapplicable to the merger of Meridian with Quantum.

  Transfer Agent and Registrar. The transfer agent and registrar for the Meridian common stock is Boston EquiServe, L.P.

                      DESCRIPTION OF QUANTUM CAPITAL STOCK

  We have summarized below the material terms of the DLT & Storage Systems group stock and the Hard Disk Drive group stock. The summary is not complete. We encourage you to read the restated certificate of incorporation which is incorporated by reference herein. The words "our" and "we" when used in this section refer to Quantum.

 Authorized and Outstanding Shares

   The restated certificate of incorporation authorizes us to issue 1.62 billion shares of stock as follows: 1 billion shares of a class of common stock, designated as Quantum Corporation--the DLT & Storage Systems group Common Stock, .6 billion shares of a class of common stock, designated as Quantum Corporation--the Hard Disk Drive group Common Stock, and 20 million shares of preferred stock. Shares of each class of stock will have a par value of $0.01 per share. We may issue shares of preferred stock in series, without stockholder approval. Of the 20 million authorized shares of preferred stock, our board of directors has designated a total of 1,600,000 shares of two series of junior participating preferred stock in connection with our restated stockholder rights plan. For additional information on our restated rights plan, see "--Restated Rights Agreement."

 Dividends

  Dividends on DLT & Storage Systems group and Hard Disk Drive group common stock are limited to our legally available funds under Delaware law and subject to the prior payment of dividends on any preferred stock and are limited to an amount not greater than the available dividend amount for the relevant group.

  Under Delaware law, the amount of legally available funds for dividends is determined on the basis of our entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of any net losses of each group, any distributions on DLT & Storage Systems group stock, Hard Disk Drive group stock or any preferred stock and any repurchases of DLT & Storage Systems group stock, Hard Disk Drive group stock or preferred stock at a price per share greater than par value. Dividend payments on the DLT & Storage Systems group stock and on the Hard Disk Drive group stock could be precluded because legally available funds are not available under Delaware law, even though the available dividend amount test for the particular relevant group was met. We can not assure you that there will be an available dividend amount for either group.

  Accordingly, the payment of dividends on either group's stock will be subject to the prior payment of dividends on any outstanding shares of preferred stock and the limitations described above. Subject to these restrictions, our board of directors will be able, in its sole discretion, to declare and pay dividends exclusively on the DLT & Storage Systems group stock, exclusively on the Hard Disk Drive group stock or on both, in equal or unequal amounts without having to take into account the relative available dividend amounts for the two groups, the amount of prior dividends declared on either class, the respective voting or liquidation rights of either class or any other factor.

  Mandatory Dividend, Redemption or Conversion of Tracking Stock If Disposition of Group Assets Occurs. If we dispose of all or substantially all of the properties and assets of either group, we are required to take action that returns the value of those assets to the holders of that group's tracking stock. That action could take the form of a cash dividend, a redemption of shares or a conversion into the other group's tracking stock.

  Accordingly, if we sell all or substantially all of one group's assets in a transaction other than one described below under "--Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs," we will:

  . pay a dividend to the holders of shares of that group's tracking stock in cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or

  . (1) if the disposition involves all of the properties and assets, redeem all outstanding shares of that group's tracking stock in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or

   (2) if the disposition involves substantially all, but not all, of the properties and assets, redeem a number of whole shares of that group's tracking stock in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; the number of shares so redeemed will have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 26th trading day following the disposition date, closest to the net proceeds; or

  . convert each outstanding share of that group's tracking stock into a number of shares of the other group's tracking stock equal to 110% of the ratio of the average market value of one share of stock of the group whose assets are disposed to the average market value of one share of stock of the other group during the 10-trading day period beginning on the 26th trading day following the disposition date. However, if the disposition is consummated after the fifth anniversary of the implementation of the tracking stock proposal, the number of shares to be received as a result of a conversion will equal 100% of the applicable ratio.

  We may only pay a dividend or redeem shares of tracking stock if we have legally available funds under Delaware law and the amount to be paid to holders is less than or equal to the available dividend amount for the group. We will pay the dividend or complete the redemption or conversion on or prior to the 95th trading day following the disposition date.

  For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to either group means a portion of the properties and assets:

  . that represents at least 80% of the then fair value of the properties and assets attributed to that group; or

  . from which were derived at least 80% of the aggregate revenues of that group for the immediately preceding twelve fiscal quarterly periods.

  The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

  . any taxes payable by us, or which would have been payable but for the utilization of tax benefits attributable to the group not subject to the disposition, in respect of the disposition or in respect of any resulting dividend or redemption;

  . any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

  . any liabilities of or attributed to the group whose assets are disposed, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to that group.

  We may elect to pay the dividend or redemption price either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have an aggregate market value of not less than the fair value of the net proceeds.

  The following illustration demonstrates the provisions requiring a mandatory dividend, redemption or conversion if a disposition occurs prior to the fifth anniversary of the implementation of the tracking stock proposal.

  . If 160 million shares of DLT & Storage Systems group stock and 80 million shares of Hard Disk Drive group stock were outstanding,

  . the net proceeds of the disposition of substantially all, but not all, of the assets of the Hard Disk Drive group equals $1.5 billion,

  . the average market value of the Hard Disk Drive group stock during the 10-trading day valuation period was $20 per share and

  . the average market value of the DLT & Storage Systems group stock during the same valuation period was $40 per share,

then we could do any of the following:

  (1)pay a dividend to the holders of shares of Hard Disk Drive group stock equal to:

                          net proceeds                    =     $1.5 billion
            -----------------------------------------         -----------------
            number of outstanding shares of Hard Disk         80 million shares
                        Drive group stock
                                                          =   $18.75 per share

  (2)redeem for $20 per share a number of shares of Hard Disk Drive group stock equal to:

                         net proceeds                    =       $1.5 billion
            ---------------------------------------            -----------------
            average market value of Hard Disk Drive              $20 per share
                          group stock
                                                         =     75,000,000 shares

  (3) convert each outstanding share of Hard Disk Drive group stock into a number of shares of DLT & Storage Systems group stock equal to:

                      average market value of
                          Hard Disk Drive
            1.1     x       group stock         = 1.1   x $20 per share
                      -----------------------             -------------
                          average market                  $40 per share
                             value of
                               DLT &
                          Storage Systems
                            group stock
                                                = .55 shares

  Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to either group in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity which:

  . acquires those properties or assets or succeeds to the business conducted with those properties or assets or controls such acquiror or successor; and

  . is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that group prior to the disposition, as determined by our board of directors.

The purpose of this exception is to enable us technically to dispose of properties or assets of a group to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a conversion or redemption of, the class of common stock of that group, so long as we hold an equity interest in that entity. A joint venture in which we own a direct or indirect equity interest is an example of such an acquiror. We are not required to control that entity, whether by ownership or contract provisions.

  We are also not required to effect a dividend, redemption or conversion if the disposition is:

  . of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

  . on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of the tracking stock of the group whose assets are disposed; or

  . made to any person or entity controlled by us, as determined by our board of directors.

  Notices If Disposition of Group Assets Occurs. Not later than the 20th trading day after the consummation of a disposition, we will announce publicly by press release:

  . the estimated net proceeds of the disposition;

  . the number of shares outstanding of the tracking stock of the group whose assets are disposed; and

  . the number of shares of that group's tracking stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of those convertible securities.

  Not earlier than the 36th trading day and not later than the 40th trading day after the consummation of the disposition, we will announce publicly by press release whether we will pay a dividend or redeem shares of tracking stock with the net proceeds of the disposition or convert the shares of tracking stock of the group whose assets are disposed into the other groups of tracking stock.

  We will mail to each holder of shares of the group whose assets are disposed the additional notices and other information required by the restated certificate of incorporation.

  Conversion of Common Stock at Option of Quantum at Any Time. During the five years following the implementation of the tracking stock capital structure, our board of directors may at any time convert each share of DLT & Storage Systems group stock into a number of shares of Hard Disk Drive group stock equal to 110% of the ratio of the average market values of the DLT & Storage Systems group stock to the Hard Disk Drive group stock over a 20-trading day period. Conversely, during that period our board of directors may also at any time convert each share of Hard Disk Drive group stock into a number of shares of DLT & Storage Systems group stock equal to 110% of the ratio of the average market values of the Hard Disk Drive group stock to the DLT & Storage Systems group stock over a 20-trading day period. Following the fifth anniversary of the implementation of the tracking stock proposal, the number of shares to be received as a result of a conversion will equal 100% of the applicable ratio. This means that the holders of the tracking stock being converted will not receive any premium in a conversion. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

  However, if a tax event occurs at any time, a factor of 100% rather than 110% will be applied to the ratio of the average market values. This means that the holders of the tracking stock being converted will not receive any premium in a conversion.

  "Tax event" means the receipt by our company of an opinion of a tax advisor that, as a result of:

  . any amendment to, or change in, the laws or regulations interpreting the laws of the United States or any political subdivision or taxing authority, including any announced proposed change by an applicable legislative committee or its chair in those laws or by an administrative agency in those regulations; or

  . any official or administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

it is more likely than not that for United States federal income tax purposes:

  . Quantum or our stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of either DLT & Storage Systems group stock or Hard Disk Drive group stock; or

  . either DLT & Storage Systems group stock or Hard Disk Drive group stock is not or at any time in the future will not be treated solely as stock of Quantum.

For purposes of rendering this opinion, the tax advisor will assume that any legislative or administrative proposals will be adopted or enacted as proposed.

  These provisions allow us the flexibility to recapitalize the two tracking stocks into one class of common stock that would, after the recapitalization, represent an equity interest in all of our businesses. The optional conversion or redemption could be exercised at any future time if our board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of two tracking stocks was no longer in the best interests of all of our stockholders. A conversion could be exercised, however, at a time that is disadvantageous to the holders of one of the tracking stocks. For additional information on the risks of a conversion and the limited remedies available to stockholders, see "Risk Factors--Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of tracking stock" and "--Numerous potential conflicts of interest exist between classes of tracking stock which may be difficult to resolve by our board of directors or which may be resolved adversely to one of the classes."

  Conversion would be based upon the relative market values of the DLT & Storage Systems group stock and the Hard Disk Drive group stock. Many factors could affect the market values of the DLT & Storage Systems group stock or the Hard Disk Drive group stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values could also be affected by decisions by our board of directors or our management that investors perceive to affect differently one class of tracking stock compared to the other. These decisions could include changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

  The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one class of common stock into shares of the other class at our option if:

  . a tax event has not occurred,

  . five years have not elapsed since the implementation of the tracking stock proposal,

  . 160 million shares of DLT & Storage Systems group stock and 80 million shares of Hard Disk Drive group stock were outstanding immediately prior to a conversion,

  . the average market value of one share of the Hard Disk Drive group stock over the 20-trading day valuation period was $20, and

  . the average market value of one share of the DLT & Storage Systems group stock over the same valuation period was $40,

then each share of Hard Disk Drive group stock could be converted into .55 shares of DLT & Storage Systems group stock based on the following calculation:

            1.1              x                   $20                     =                   .55 shares
                                                 ---
                                                 $40

  Redemption in Exchange for Stock of Subsidiary. Although we currently have no intention to do so, our board of directors may redeem on a pro rata basis all of the outstanding shares of DLT & Storage Systems group stock or Hard Disk Drive group stock for shares of the common stock of one or more of our wholly-owned subsidiaries which own all of the assets and liabilities attributed to the relevant group. We may redeem shares of tracking stock for subsidiary stock only if we have legally available funds under Delaware law.

  As a result of a redemption, holders of each class of tracking stock would hold securities of separate legal entities operating in distinct lines of business. This redemption could be authorized by our board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of the DLT & Storage Systems group stock and the Hard Disk Drive group stock is no longer in the best interests of all of our stockholders as a whole.

  Selection of Shares for Redemption. If less than all of the outstanding shares of a class of tracking stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of that tracking stock or by such method as may be determined by our board of directors to be equitable.

  Fractional Interests; Transfer Taxes. We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either class of tracking stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

  We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares.

 Voting Rights

  Variable Voting. Currently, holders of our existing common stock have one vote per share on all matters submitted to stockholders.

  Under the restated certificate of incorporation the entire voting power of our stockholders will be vested in the holders of tracking stock. Holders of the tracking stocks are entitled to vote on any matter on which our stockholders are, by law or by the provisions of the restated certificate of incorporation or our by-laws, entitled to vote, except as otherwise provided by law, by the terms of any outstanding preferred stock or by any provision of the restated certificate of incorporation restricting the power to vote on a specified matter to other stockholders.

  Holders of tracking stock vote as a single class on each matter on which holders of common stock are generally entitled to vote.

  On all matters as to which both classes of tracking stock vote together as a single class:

  . each share of DLT & Storage Systems group stock has one vote; and

  . each share of Hard Disk Drive group stock has a number of votes equal to the quotient of the average market value of a share of Hard Disk Drive group stock over the 20-trading day period ending on the 10th trading day prior to the record date for determining the holders of tracking stock entitled to vote, divided by the average market value of a share of DLT & Storage Systems group stock over the same period.

  Accordingly, the relative per share voting rights of the DLT & Storage Systems group stock and the Hard Disk Drive group stock fluctuate depending on changes in the relative market values of shares of the classes of tracking stock.

  The DLT & Storage Systems group stock currently has a substantial majority of the voting power because the aggregate market value of the outstanding shares of DLT & Storage Systems group stock is currently substantially greater than the aggregate market value of the outstanding shares of Hard Disk Drive group stock.

  If shares of only one class of tracking stock are outstanding, each share of that class will have one vote. If either class of tracking stock is entitled to vote as a separate class with respect to any matter, each share of that class will, for purpose of such vote, have one vote on such matter.

  Fluctuations in the relative voting rights of the DLT & Storage Systems group stock and the Hard Disk Drive group stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of our stock to acquire such percentage of both classes of tracking stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

  The holders of DLT & Storage Systems group stock and Hard Disk Drive group stock will not have any rights to vote separately as a class on any matter coming before our stockholders, except for the limited class voting rights provided under Delaware law described below, by New York Stock Exchange rules or as determined by our board of directors. In addition to the approval of the holders of a majority of the voting power of all shares of tracking stock voting together as a single class, the approval of a majority of the outstanding shares of the DLT & Storage Systems group stock or the Hard Disk Drive group stock, voting as a separate class, would be required under Delaware law to approve any amendment to the restated certificate of incorporation that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. As permitted by Delaware law, the restated certificate of incorporation provides that an amendment to the restated certificate of incorporation that increases or decreases the number of authorized shares of DLT & Storage Systems group stock or Hard Disk Drive group stock only requires the approval of the holders of a majority of the voting power of all shares of tracking stock, voting together as a single class, and does not require the approval of the holders of the class of tracking stock affected by the amendment, voting as a separate class.

  The following illustration demonstrates the calculation of the number of votes each share of Hard Disk Drive group stock would be entitled on all matters on which holders of DLT & Storage Systems group stock and Hard Disk Drive group stock vote as a single class. If the average market value for the 20-trading day valuation period was $20 for the Hard Disk Drive group stock and $40 for the DLT & Storage Systems group stock, each share of DLT & Storage Systems group stock would have one vote and each share of Hard Disk Drive group stock would have 0.5 votes based on the following calculation:

            $20                            =                                               0.5 votes
            ---
            $40

Assuming 160 million shares of DLT & Storage Systems group stock and 80 million shares of Hard Disk Drive group stock were outstanding, the shares of DLT & Storage Systems group stock would represent 80% of our total voting power and the shares of Hard Disk Drive group stock would represent 20% of our total voting power.

  Cumulative Voting. A holder of our existing common stock may, in the election of directors, cumulate his or her votes in order to give one candidate a number of votes equal to the number of directors to be elected multiplied by the total number of votes to which such holder's shares of DLT & Storage Systems group stock and shares of Hard Disk Drive group stock are entitled. We currently have six directors. Alternatively, a holder may distribute such number of votes among up to the number of directors to be elected.

  Liquidation

  Under the restated certificate of incorporation, in the event of our dissolution, liquidation or winding up, the holders of DLT & Storage Systems group stock and Hard Disk Drive group stock will be entitled to receive our assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of such class, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which holders of any preferred stock are entitled.

  Each share of DLT & Storage Systems group stock will have one liquidation unit. Each share of Hard Disk Drive group stock will have a number of liquidation units equal to the quotient of the average market value of a share of Hard Disk Drive group stock over the 20-trading day period ending on the 40th trading day after the initial issuance of the DLT & Storage Systems group stock and the Hard Disk Drive group stock under the tracking stock proposal, divided by the average market value of a share of DLT & Storage Systems group stock over the same period.

  After the number of liquidation units to which each share of Hard Disk Drive group stock is entitled has been calculated in accordance with this formula, that number will not be changed without the approval of holders of the class of common stock adversely affected except as described below. As a result, after the date of the calculation of the number of liquidation units to which the Hard Disk Drive group stock is entitled the liquidation rights of the holders of the respective classes of tracking stock may not bear any relationship to the relative market values or the relative voting rights of the two classes. We consider that liquidation is a remote contingency, and our financial advisors believe that, in general, these liquidation provisions will be immaterial to trading in the DLT & Storage Systems group stock and the Hard Disk Drive group stock.

  No holder of DLT & Storage Systems group stock will have any special right to receive specific assets of the DLT & Storage Systems group and no holder of Hard Disk Drive group stock will have any special right to receive specific assets of the Hard Disk Drive group in the case of our dissolution, liquidation or winding up.

   If we subdivide or combine the outstanding shares of either class of tracking stock or declare a dividend or other distribution of shares of either class of tracking stock to holders of that class of tracking stock, the number of liquidation units of either class of tracking stock will be appropriately adjusted. This adjustment will be made by our board of directors, to avoid any dilution in the aggregate, relative liquidation rights of any class of tracking stock.

  Neither a merger nor consolidation of Quantum into or with any other corporation, nor any sale, transfer or lease of all or any part of our assets, will, alone, be deemed a liquidation or winding up of Quantum, or cause the dissolution of Quantum, for purposes of these liquidation provisions.

 Determinations by the Board of Directors

  Any determinations made in good faith by our board of directors under any provision described under "Description of DLT & Storage Systems group stock and Hard Disk Drive group stock," and any determinations with respect to any group or the rights of holders of shares of either class of common stock, will be final and binding on all of our stockholders, subject to the rights of stockholders under applicable Delaware law and under the federal and state securities laws.

 Preemptive Rights

  Neither the holders of the DLT & Storage Systems group stock nor the holders of the Hard Disk Drive group stock will have any preemptive rights or any rights to convert their shares into any other securities of Quantum.

Restated Rights Agreement

   We have issued existing preferred share purchase rights to all holders of our common stock under an amended and restated rights agreement between our company and Harris Trust and Savings Bank, as rights agent which is incorporated by reference herein.

  These rights include:

  . one right for each share of DLT & Storage Systems group stock, which will allow holders to purchase shares of a newly designated Series B Junior Participating Preferred Stock of Quantum if a "distribution date" occurs; and

  . one right for each share of Hard Disk Drive group stock, which will allow holders to purchase shares of a newly designated Series C Junior Participating Preferred Stock of Quantum if a "distribution date" occurs.

  We refer to the DLT & Storage Systems group rights and the Hard Disk Drive group rights as the "rights."

  A "distribution date" will occur upon the earlier of:

  . the tenth day after a public announcement that a person or group of affiliated or associated persons other than us or our employee benefit plans (an "acquiring person") has acquired beneficial ownership of
    (1) 20% or more of the shares of DLT & Storage Systems group stock then outstanding or (2) 20% or more of the shares of Hard Disk Drive group stock then outstanding; or

  . the tenth business day or a later day determined by our board of directors following the commencement of a tender or exchange offer that would result in such person or group beneficially owning such number of shares.

Until the distribution date, the rights will be transferred only with the common stock.

  Following the distribution date, holders of rights will be entitled to purchase from us:

  . in the case of a DLT & Storage Systems group right, one one-thousandth of a share of Series B Junior Participating Preferred Stock at a purchase price to be determined by our board of directors, subject to adjustment; and

  . in the case of an Hard Disk Drive group right, one one-thousandth of a share of Series C Participating Junior Preferred Stock at a purchase price to be determined by our board of directors, subject to adjustment.

  If any person or group becomes an acquiring person:

  . The Hard Disk Drive group right will entitle its holder to purchase, at the Series B purchase price, a number of shares of DLT & Storage Systems group stock with a market value equal to twice the Series B Purchase Price; and

  . The Hard Disk Drive group right will entitle its holder to purchase, at the Series C purchase price, a number of shares of Hard Disk Drive group stock with a market value equal to twice the Series C Purchase Price.

  In certain circumstances after the rights have been triggered, we may exchange the rights, other than rights owned by an acquiring person, at an exchange ratio of one share of DLT & Storage Systems group stock per the DLT & Storage Systems group right and one share of Hard Disk Drive group stock per the Hard Disk Drive group right.

  If, following the time a person becomes an acquiring person:

  . Quantum is acquired in a merger or other business combination transaction and Quantum is not the surviving corporation;

  . any person consolidates or merges with Quantum and all or part of the common stock is converted or exchanged for securities, cash or property of any other person; or

  . 50% or more of Quantum's assets or earning power is sold or transferred,

each the DLT & Storage Systems group right and each Hard Disk Drive group right will entitle its holder to purchase, for the Series B purchase price or Series C purchase price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the Series B purchase price or Series C purchase price.

  The rights will expire on August 4, 2008, unless we extend or terminate them as described below.

   At any time until a public announcement that an acquiring person has become such, our board of directors may redeem all of the rights at a price of $0.01 per right. On the redemption date, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive this price.

  A holder of a right will not have any rights as a stockholder of Quantum, including the right to vote or to receive dividends, until a right is exercised.

  At any time prior to the occurrence of a distribution date, we may, without the approval of any holders of rights, supplement or amend any provision of the restated rights agreement in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. From and after the occurrence of a distribution date, we may, without the approval of any holders of rights, supplement or amend the restated rights agreement:

  . to cure any ambiguity,

  . to correct or supplement any provision that may be defective or inconsistent,

  . subject to certain exceptions, to shorten or lengthen any time period thereunder, or

  . in any manner that we may deem necessary or desirable and which does not adversely affect the interests of the holders of Rights, other than an acquiring person.

  The restated rights agreement contains provisions designed to prevent the inadvertent triggering of the rights. For example, it gives a person who has inadvertently acquired 20% or more of the outstanding shares of a class of tracking stock and does not have any intention of changing or influencing the control of Quantum the opportunity to sell a sufficient number of shares so that such acquisition would not trigger the rights. In addition, the rights will not be triggered and a divestiture of shares will not be required by our repurchase of shares of tracking stock outstanding which could raise the proportion of shares held by a person to over the applicable 20% threshold. However, any person who exceeds such threshold as a result of our stock repurchases will trigger the rights if the person subsequently acquires any additional shares of tracking stock.

  We have filed a copy of the form of the restated rights agreement with the SEC as an exhibit to the Form 8-A filed with the SEC on July 21, 1999 and incorporate it by reference herein. Upon request, we will provide you with a copy of the restated rights agreement free of charge.

Certain Anti-Takeover Provisions of Delaware Law and the Restated Certificate of Incorporation, the By-laws and the Restated Rights Agreement

  The following discussion concerns certain provisions of Delaware law, the restated certificate of incorporation, our by-laws, and the restated rights agreement that could be viewed as having the effect of discouraging an attempt to obtain control of Quantum.

 Delaware Law

  Section 203 of the Delaware General Corporation Law. Under certain circumstances, Section 203 of the Delaware General Corporation Law limits the ability of an "interested stockholder" to effect various business combinations with Quantum for a three-year period following the time that such stockholder became an interested stockholder. An "interested stockholder" is defined as a holder of 15% or more of the outstanding voting stock.

  An interested stockholder may engage in a business combination transaction with Quantum within the three-year period only if:

  . our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock in the transaction in which it became an interested stockholder; or

  . our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

 Restated Certificate of Incorporation and By-laws

  Authorized Shares. The restated certificate of incorporation provides that we may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors, and common stock of either class. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by New York Stock Exchange regulations or Delaware law. This could enable our board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Quantum by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

  Stockholder Proposals and Nominations. The by-laws provide that any stockholder may present a nomination for a directorship at an annual meeting of stockholders only if advance notice of such nomination has been delivered to Quantum not less than 20 days or more than 60 days prior to the meeting. If less than 30 days notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than 10 days after the notice was mailed or the disclosure made. Similarly, any stockholder may present a proposal at an annual meeting only if advance notice of the proposal has been delivered to Quantum not less than 60 days or more than 90 days prior to the meeting. If less than 70 days notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than 10 days after the notice was mailed or the disclosure made. The foregoing notices must describe the proposal to be brought at the meeting or the nominee for director, as applicable, as well as provide personal information regarding the stockholder giving the notice, the number of shares owned by the stockholders, his or her interest in such proposal and, with respect to nominations for directorships, whether the stockholder intends to request cumulative voting in the election of directors at the meeting. For additional information on cumulative voting, see "--Description of DLT & Storage Systems group stock and Hard Disk Drive group stock--Voting Rights--Cumulative Voting." These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders.

 Restated Rights Agreement

  As described under "--Restated Rights Agreement," the restated rights agreement permits disinterested stockholders to acquire additional shares of Quantum or of an acquiring company at a substantial discount in the event of certain described changes in control. The restated rights agreement is intended to discourage anyone from buying shares of common stock having more than 20% of the voting power of either class of tracking stock shares without board of directors' approval.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

  After consummation of the merger you will become a stockholder of Quantum. As a stockholder of Meridian, your rights are presently governed by Delaware law, by the Meridian Certificate of Incorporation, as amended, and by Meridian's by-laws. Both Quantum and Meridian are incorporated in the State of Delaware. There are certain material differences between the rights and privileges of the holders of Meridian common stock and the holders of the Quantum DLT & Storage Systems group and Hard Disk Drive group common stock. The following discussion summarizes those differences. This summary does not purport to be complete and is qualified in its entirety by reference to the Meridian Certificate of Incorporation, by-laws and Rights Plan, the Quantum Restated Certificate of Incorporation, by-laws and preferred share rights plan, the sections entitled "Description of Quantum Capital Stock" and "Description of Meridian Capital Stock" and the relevant provisions of Delaware law.

  Percentage of Voting Stock; Influence over Affairs. Upon completion of the merger, the percentage ownership of Quantum by each former Meridian stockholder will be significantly less than that stockholder's current percentage ownership of Meridian. Accordingly, former Meridian stockholders will have a significantly smaller voting influence over the affairs of Quantum than they currently enjoy over the affairs of Meridian.

  Rights Plans. Meridian's Rights Plan is described above under "Description of Meridian Capital Stock". The Quantum board has also adopted a preferred shares rights plan (the "Quantum Rights Plan") that is designed to deter hostile takeover attempts, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of Quantum without offering a fair price to all of Quantum's stockholders. The Quantum Rights Plan is similar to Meridian's Rights Plan but covers two classes of common stock. The Quantum Rights will expire on August 4, 2008. Each Quantum Right also entitles stockholders to buy one one-thousandth of a share of preferred stock, but at an exercise price at a purchase price to be determined by Quantum's board of directors rather than $30 as in the case of the Meridian Rights Plan. The beneficial ownership percentage which triggers the exercisability of the Quantum Rights is 20 percent rather than 15 percent as in the case of the Meridian Rights Plan. The Quantum Rights Plan is described in more detail in the section entitled "Description of Quantum Capital Stock".

  Special Meeting of the Stockholders. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the by-laws. The Meridian by-laws provide that special meetings of the stockholders may be called by the President, by the Chairman of the board, by the board of directors or by the holders of at least 10% of the total voting power of all outstanding shares of stock entitled to vote. The Quantum by-laws provide that special meetings of the stockholders may be called by resolution of the board of directors or by the holders of shares entitled to cast not less than 10% of the votes at a special meeting of stockholders.

  Notice of Special Meeting. The Quantum by-laws provide that if a special meeting is called by any person or persons other than the Board of Directors, the officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote. A meeting will be held not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request.

  Action by Written Consent of Stockholders. Under Delaware law, unless the certificate of incorporation provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. Neither the Quantum Certificate nor the Meridian Certificate eliminate actions by written consent of the stockholders.

  Stockholder Proposals for Meetings. The Meridian by-laws provide that at any meeting of the stockholders, to be timely, a stockholder's notice must be delivered to or mailed and received at the principal place of business of the corporation not less than seventy-five (75) days in advance of the first anniversary date of mailing of Meridian's proxy statement released to stockholders in connection with the previous year's meeting of stockholders; provided however, that in the event that the annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated by the previous year's proxy statement, notice by the stockholder must be received a reasonable time before the solicitation is made. The Quantum by-laws provide that, to be timely, a stockholder's notice must be delivered to or mailed and received at the principal place of business of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

  Cumulative Voting. The Meridian Certificate and by-laws do not provide for cumulative voting in elections of directors. Without cumulative voting, the holders of a majority of the shares present at any annual meeting will be able to elect all of the directors to be elected at that meeting, and no person could be elected without the support of a majority of the stockholders. thus, a person or persons holding shares or proxies representing less than a majority of the shares present will not be able to elect any directors as they might if cumulative voting were applicable. The Quantum Certificate and the Quantum by-laws provide for cumulative voting by stockholders in elections of directors. The Quantum by-laws require that timely notice be given of any stockholder's intention to cumulate votes.

  Nominations for Board of Directors, Advance Notice of Stockholder Nominees and Cumulative Voting. The Meridan by-laws provide that nominations for election to the board of directors must be made by the board of directors or by any stockholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Nominations, other than those made by the board of directors must be preceded by verification in writing received by the Secretary of the corporation not less than seventy-five
(75) days in advance of the first anniversary date of mailing of Meridian's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders. The Quantum by-laws provide that nominations of persons for election to the board of directors of the corporation, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the Secretary of Quantum. Timely notice must also be given of any stockholder's intention to cumulate votes in the election of directors at a meeting. In either case, to be timely, a stockholder's notice is deemed delivered to or mailed and received at the principal executive officers of the corporation not less than twenty (20) days nor more than sixty (60) days prior to the meeting; provided, however, that in the event less than thirty (30) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

  Number of Directors. The Meridian by-laws provide that the number of directors shall be fixed from time to time by resolution of the Meridian board or by the stockholders at an annual meeting of Meridian but in no event shall be less than five nor more than seven. The Meridian board is currently fixed at five (5) members. The Quantum by-laws provide that the number of directors shall be set at seven and, thereafter, may be changed by a duly adopted amendment to the Quantum certificate of incorporation or by an amendment to the Quantum by-laws adopted by the vote or written consent of a majority of the stock issued and outstanding and entitled to vote or by resolution of a majority of the Board of Directors. Quantum currently has six directors.

  Removal of Directors. The Meridian Certificate and by-laws do not address the removal of directors. However, under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors except in the case of a corporation with cumulative voting. Quantum's by-laws provide for removal of directors consistent with Delaware law. Stockholders of Quantum are entitled to cumulative voting. If less than the entire board of directors of Quantum is to be removed, no director of Quantum may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors of Quantum.

  Exculpation of Directors. Each of Quantum and Meridian has included in its Certificate of Incorporation a provision which eliminates the personal liability of its directors from monetary damages resulting from a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

  Indemnification of Directors, Officers and Others. The Meridian by-laws require indemnification of its directors, officers, employees and agents to the maximum extent and in the manner permitted by the DGCL. The Quantum By-laws require indemnification of a director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Pursuant to the Quantum By-laws, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had a reasonable cause to believe that his conduct was unlawful.

  Amendment, Repeal of By-laws. Both the Meridian Certificate and the Quantum Certificate provide that the by-laws can be amended or repealed either by the affirmative vote of the holders of a majority of the outstanding voting shares or by the Board of Directors.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Quantum Corporation, the combined financial statements of the DLT & Storage System group and the combined financial statements of the Hard Disk Drive group at March 31, 1998 and 1999, and for each of the three years in the period ended March 31, 1999, as set forth in their reports. Ernst & Young LLP's reports related to the financial statements of Quantum Corporation and the Hard Disk Drive group as to the year ended March 31, 1998, are based in part on the report of KPMG LLP, independent auditors. We have incorporated by reference the financial statements of Quantum Corporation and included the financial statements of the DLT & Storage System group and the Hard Disk Drive group in this proxy statement/prospectus in reliance on these reports, given on the authority of such firms as experts in accounting and auditing.

  The financial statements for Meridian Data, Inc., incorporated in this joint proxy statement and prospectus by reference to the Annual Report on Form 10-K, for the year ended December 31, 1998 have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The prospective financial information included or refered to in this document has been prepared by and is the responsibility of the management of Quantum Corporation and Meridian Data, Inc., respectively. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this document relates to the historical financial statements of Meridian Data, Inc.; it does not extend to the prospective financial information and should not be read to do so.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby and other legal matters will be passed upon for Quantum by Cooley Godward LLP, Palo Alto, California. Cooley Godward LLP and certain members and associates in such firm own an aggregate of approximately 400 shares of Quantum common stock. Certain legal matters in connection with respect to the federal income tax consequences of the merger will be passed upon for Quantum by Cooley Godward and for Meridian by Brobeck, Phleger & Harrison, LLP, San Francisco, California.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Stockholders who intend to present a proposal for inclusion in Meridian's proxy materials for the 2000 Annual Meeting of Stockholders must submit the proposal to Meridian no later than December 1, 1999. Stockholders who intend to present a proposal at the 2000 Annual Meeting of Stockholders without inclusion of such proposal in Meridian's proxy materials for the 2000 Annual Meeting are required to provide notice of such proposal to Meridian no later than February 1, 2000. Meridian reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                      WHERE YOU CAN FIND MORE INFORMATION

  Quantum and Meridian file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and any document filed by Quantum and Meridian at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. The SEC filings are also available to the public at the SEC's website at http://www.sec.gov. The Meridian common stock quoted on the Nasdaq National Market. The trading symbol for Meridian is "MDCD." Reports, proxy statements and other information concerning Meridian can also be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Quantum DLT & Storage Systems Group stock is quoted on the NYSE under the symbol "DSS" and the Hard Disk Drive Group stock is quoted under the symbol "HDD."

  This proxy statement/prospectus incorporates certain documents be reference. Documents incorporated by reference are available without charge, excluding all exhibits unless the exhibit has been specifically incorporated by reference in this proxy statement/prospectus. You can obtain copies of the documents relating to Quantum by contacting the Quantum Investor Relations department at:

                              Quantum Corporation
                               500 McCarthy Blvd.
                           Milpitas, California 95035
                                 (408) 894-9400

  You can obtain copies of the documents relating to Meridian by contacting the Meridian Investor Relations department at:

                              Meridian Data, Inc.
                            5615 Scotts Valley Drive
                            Scotts Valley, CA 95006
                                  831-438-3100

  In order to ensure timely delivery of the documents, any requests should be made by September 2, 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The SEC allows Quantum and Meridian to "incorporate by reference" the information they file with the SEC, which means that Quantum and Meridian can disclose important information to you by referring you to documents they have previously filed with the SEC. However, Meridian is also required to deliver copies of its latest annual report on Form 10-K and its latest quarterly report on Form 10-Q with this proxy statement/prospectus. The information incorporated by reference is considered a part of this proxy statement/prospectus, and any later information that they file with the SEC will automatically update and supersede this information from the date of filing of these documents.

  Quantum and Meridian each incorporate by reference the documents listed below, and any additional documents filed by either of them with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the special meeting. This proxy statement/prospectus is part of a registration statement on Form S-4 filed by Quantum with the SEC on August 10, 1999 with respect to the Quantum common stock to be issued to Meridian stockholders in the merger. This prospectus/proxy statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC as described above.

  The documents Quantum incorporates by reference are:

  .  Quantum's annual report on Form 10-K for the fiscal year ended March 31,
     1999

  .  Quantum's current report on Form 8-K dated March 26, 1999

  . The description of Quantum's common stock contained it its registration statement on Form 8-A, filed with the SEC on July 21, 1999, and any amendment or report filed for the purpose of updating such description; and

  . The description of Quantum's preferred shares rights agreement contained in its registration statement on Form 8-A, filed with the SEC on July 21, 1999, and any amendment or report filed for the purpose of updating such description.

  . The description of the tracking stocks and tracking stock proposal in Quantum's proxy statement/prospectus filed pursuant to Rule 424(b)(3) on June 23, 1999.

  The documents Meridian incorporates by reference are:

  . Meridian's annual report on Form 10-K for the fiscal year ended December 31, 1998, also attached hereto as Annex 1

  . Meridian's quarterly report on Form 10-Q for the quarterly period ended March 31, 1999, also attached hereto as Annex 2

  .  Meridian's current report on Form 8-K filed on April 21, 1999

  .  Meridian's current report on Form 8-K filed on July 16, 1999.

  . The description of Meridian's common stock contained in its registration statement on Form 8-A, effective March 30, 1993, and any amendment or report filed for the purpose of updating such description; and

  . The description of Meridian's Preferred Shares Rights Plan contained it its Registration Statement on Form 8-A, effective August 11, 1997, and any amendment or report filed for the purpose of updating such description.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

  This proxy statement/prospectus contains and incorporates by reference statement that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this joint proxy statement/prospectus, including statements as to beliefs, expectations, anticipations, intentions or similar words, and all statements which are not statements of historical fact. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to:

  . Risks related to the realization of anticipated revenues, profitability and cost synergies of the combined company;

  . Risks related to the respective businesses and operations of Quantum and Meridian;

  . Other risks and uncertainties described in "Risk Factors" or in the other SEC filings of Quantum and Meridian. Should one or more of these risks or uncertainties affect the business of the companies or should underlying assumptions prove incorrect, Quantum's or Meridian's actual results, performance of achievements in 1999 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements;

  .  Risks associated with the exchange ratio; and

  .  Risks related to the integration of Quantum and Meridian.

  You should rely only on the information provided or incorporated by reference in this proxy statement/prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this document.

                                  TRADEMARKS

  This proxy statement/prospectus contains separate trademarks of Quantum and Meridian as well as trademarks of other companies. Quantum and the Quantum logo are registered trademarks of Quantum DLTtape is a trademark of Quantum. Meridian and the Meridian logo are registered trademarks of Meridian and Snap! Server is a trademark of Meridian.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Quantum DLT & Storage Systems Group -- Combined Financial Statements

  Report of Ernst & Young LLP, Independent Auditors.......................  F-2

  Combined Statements of Operations for the Years Ended March 31, 1997,
   1998 and 1999..........................................................  F-3

  Combined Balance Sheets as of March 31, 1998 and 1999...................  F-4

  Combined Statements of Cash Flows for the Years Ended March 31, 1997,
   1998 and 1999..........................................................  F-5

  Combined Statements of Group Equity for the Years Ended March 31, 1997,
   1998 and 1999..........................................................  F-6

  Notes to Combined Financial Statements..................................  F-7

Quantum Hard Disk Drive Group -- Combined Financial Statements

  Report of Ernst & Young LLP, Independent Auditors....................... F-24

  Report of KPMG LLP, Independent Auditors................................ F-25

  Combined Statements of Operations for the Years Ended March 31, 1997,
   1998 and 1999.......................................................... F-26
  Combined Balance Sheets as of March 31, 1998 and 1999................... F-27

  Combined Statements of Cash Flows for the Years Ended March 31, 1997,
   1998 and 1999.......................................................... F-28

  Combined Statements of Group Equity for the Years Ended March 31, 1997,
   1998 and 1999.......................................................... F-29

  Notes to Combined Financial Statements.................................. F-30

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Quantum Corporation

We have audited the accompanying combined balance sheets of the DLT & Storage Systems group (as described in Note 1) of Quantum Corporation as of March 31, 1998 and 1999 and the related combined statements of operations, group equity, and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of Quantum Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the DLT & Storage Systems group at March 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

As more fully described in Note 1 to these financial statements, the DLT & Storage Systems group is a business group of Quantum Corporation; accordingly, the combined financial statements of the DLT & Storage Systems group should be read in conjunction with the audited consolidated financial statements of Quantum Corporation.

                                          /s/ Ernst & Young LLP

Palo Alto, California
April 26, 1999, except for Note 15
as to which the date is July 23, 1999

                          DLT & STORAGE SYSTEMS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                   Year Ended March 31,
                                              --------------------------------
                                                1997       1998        1999
                                              --------  ----------  ----------
Product revenue.............................. $719,925  $1,162,725  $1,181,273
Royalty revenue..............................    8,088      27,075     121,463
                                              --------  ----------  ----------
Total revenue................................  728,013   1,189,800   1,302,736
Cost of revenue..............................  457,674     687,586     722,817
                                              --------  ----------  ----------
Gross profit.................................  270,339     502,214     579,919
Operating expenses:
  Research and development...................   30,039      62,825      99,330
  Sales and marketing........................   23,770      47,244      76,737
  General and administrative.................   11,470      22,363      38,158
  Purchased in-process research and
   development...............................       --          --      89,000
                                              --------  ----------  ----------
                                                65,279     132,432     303,225
                                              --------  ----------  ----------
Income from operations.......................  205,060     369,782     276,694
Interest income and other, net...............    2,387      18,707       5,946
Interest expense.............................  (28,347)    (21,835)    (18,322)
                                              --------  ----------  ----------
Income before income taxes...................  179,100     366,654     264,318
Income tax provision.........................   71,640     142,995     141,327
                                              --------  ----------  ----------
Net income................................... $107,460  $  223,659  $  122,991
                                              ========  ==========  ==========
Net income per share:
  Basic...................................... $   0.92  $     1.64  $     0.77
                                                                    ==========
  Diluted.................................... $   0.75  $     1.37  $     0.73
                                                                    ==========
Weighted-average common shares:
  Basic......................................  117,218     136,407     160,670
                                                                    ==========
  Diluted....................................  153,287     170,125     167,407
                                                                    ==========


            See accompanying notes to combined financial statements.

                          DLT & STORAGE SYSTEMS GROUP

                            COMBINED BALANCE SHEETS
                                 (In thousands)

                                                                 March 31,
                                                            -------------------
                                                              1998      1999
                                                            -------- ----------
Assets
 Current assets:
  Cash and cash equivalents................................ $388,910 $  272,643
  Accounts receivable, net of allowance for doubtful
   accounts of $2,586 and $2,507 respectively..............  152,080    254,228
  Inventories..............................................  103,028    124,462
  Deferred taxes...........................................   43,819     35,594
  Other current assets.....................................    6,582      8,434
                                                            -------- ----------
 Total current assets......................................  694,419    695,361
 Property, plant and equipment, less accumulated
  depreciation.............................................   57,399     73,122
 Intangible assets, less accumulated amortization..........   15,366    220,368
 Other assets..............................................   24,886     24,792
                                                            -------- ----------
                                                            $792,070 $1,013,643
                                                            ======== ==========
Liabilities and Group Equity
 Current liabilities:
  Accounts payable......................................... $ 44,919 $   64,025
  Accrued warranty.........................................   33,778     37,988
  Accrued compensation.....................................   15,985     22,557
  Current portion of long-term debt........................      623        683
  Other accrued liabilities................................   12,720     32,850
                                                            -------- ----------
 Total current liabilities.................................  108,025    158,103
 Deferred taxes............................................      145     27,355
 Long-term debt............................................   26,657     37,974
 Convertible subordinated debt.............................  191,667    191,667
 Commitments and contingencies.............................
 Group equity..............................................  465,576    598,544
                                                            -------- ----------
                                                            $792,070 $1,013,643
                                                            ======== ==========


            See accompanying notes to combined financial statements.

                          DLT & STORAGE SYSTEMS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Year Ended March 31,
                                                -------------------------------
                                                  1997       1998       1999
                                                ---------  ---------  ---------
Cash flows from operating activities:
 Net income...................................  $ 107,460  $ 223,659  $ 122,991
 Adjustments to reconcile net income to net
  cash provided by operations:
 Purchased in-process research and
  development.................................         --         --     89,000
 Depreciation.................................      7,780     15,484     25,952
 Amortization.................................      7,649      8,160     15,955
 Deferred taxes...............................    (17,821)   (11,340)     3,388
 Compensation related to stock incentive
  plans.......................................      1,594      2,824      3,757
 Changes in assets and liabilities:
  Accounts receivable.........................    (75,341)     2,588    (78,727)
  Inventories.................................      2,905    (55,831)     2,666
  Accounts payable............................     23,602     (2,863)     2,769
  Accrued warranty............................     15,141      4,676      3,359
  Other assets and liabilities................     19,532     15,300     25,995
                                                ---------  ---------  ---------
Net cash provided by operating activities.....     92,501    202,657    217,105
                                                ---------  ---------  ---------
Cash flows from investing activities:
 Purchases of equity securities...............     (2,732)   (15,000)    (1,750)
 Acquisition of intangible assets.............         --    (16,000)        --
 Investment in property and equipment.........    (11,442)   (30,682)   (33,176)
 Proceeds from disposition of property or
  equipment...................................         --         --          3
                                                ---------  ---------  ---------
Net cash used in investing activities.........    (14,174)   (61,682)   (34,923)
                                                ---------  ---------  ---------
Cash flows from financing activities:
 Proceeds from long-term credit facilities....    220,061         --     25,212
 Inter-group payment for common stock issued..         --         --    (15,118)
 Proceeds from mortgage loan..................     28,070         --         --
 Purchase of treasury stock...................         --         --   (305,287)
 Principal payments on long-term credit
  facilities..................................   (252,226)  (120,651)   (31,445)
 Proceeds from issuance of common stock.......     30,174     33,573     28,189
 Proceeds from issuance of convertible
  subordinated notes..........................         --    191,667         --
                                                ---------  ---------  ---------
Net cash provided by (used in) financing
 activities...................................     26,079    104,589   (298,449)
                                                ---------  ---------  ---------
Increase (decrease) in cash and cash
 equivalents..................................    104,406    245,564   (116,267)
Cash and cash equivalents at beginning of
 period.......................................     38,940    143,346    388,910
                                                ---------  ---------  ---------
Cash and cash equivalents at end of period....  $ 143,346  $ 388,910  $ 272,643
                                                =========  =========  =========
Supplemental disclosure of cash flow
 information:
 Conversion of debentures to common stock.....         --  $ 160,900         --
                                                =========  =========  =========
 Issuance of redeemable preferred stock as
  part of minority interest acquisition.......    $ 2,592         --         --
                                                =========  =========  =========
 Conversion of redeemable preferred stock to
  common stock................................         --  $   2,592         --
                                                =========  =========  =========
 Cash paid during the year for:
 Interest.....................................  $  27,182  $  19,353  $  17,813
                                                =========  =========  =========
 Income taxes, net of (refunds)...............  $   1,550  $  44,747  $ (19,146)
                                                =========  =========  =========

            See accompanying notes to combined financial statements.

                          DLT & STORAGE SYSTEMS GROUP

                      COMBINED STATEMENTS OF GROUP EQUITY
                                 (In thousands)

                                                         Retained     Group
                                                Other    Earnings    Equity
                                              ---------  ---------  ---------
Balances at March 31, 1996................... $(152,477) $  34,880  $(117,597)
Net income...................................        --    107,460    107,460
Shares issued under employee stock purchase
 plan........................................    11,601         --     11,601
Shares issued under employee stock option
 plans, net..................................    18,573         --     18,573
Compensation expense and other...............     3,533         --      3,533
Tax benefits related to stock option plans...     7,353         --      7,353
                                              ---------  ---------  ---------
Balances at March 31, 1997...................  (111,417)   142,340     30,923
Net income...................................        --    223,659    223,659
Conversion of subordinated debentures........   157,815         --    157,815
Conversion of Series B preferred shares......     2,592         --      2,592
Shares issued under employee stock purchase
 plan........................................    14,318         --     14,318
Shares issued under employee stock option
 plans, net..................................    19,255         --     19,255
Compensation expense and other...............     2,824         --      2,824
Tax benefits related to stock option plans...    14,190         --     14,190
                                              ---------  ---------  ---------
Balances at March 31, 1998...................    99,577    365,999    465,576
Net income...................................        --    122,991    122,991
Shares issued under employee stock purchase
 plan........................................    16,027         --     16,027
Shares issued under employee stock option
 plans, net..................................    12,162         --     12,162
Treasury shares repurchased..................  (305,287)        --   (305,287)
Treasury shares reissued for ATL
 acquisition.................................   305,287    (63,452)   241,835
New shares issued for ATL acquisition........    15,326         --     15,326
Conversion of ATL stock options..............    14,911         --     14,911
Compensation expense and other...............     3,757         --      3,757
Tax benefits related to stock option plans...    11,246         --     11,246
                                              ---------  ---------  ---------
Balances at March 31, 1999................... $ 173,006  $ 425,538  $ 598,544
                                              =========  =========  =========



            See accompanying notes to combined financial statements.

                          DLT & STORAGE SYSTEMS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS


Note 1 Summary of Significant Accounting Policies

The accompanying combined financial statements should be read in conjunction with the consolidated financial statements of Quantum Corporation ("Quantum").

Nature of Business. Quantum operates its business through two separate groups: the DLT & Storage Systems group and the Hard Disk Drive group. The DLT & Storage Systems group and the Hard Disk Drive group are referred to as the "groups."

The DLT & Storage Systems group designs, develops, manufactures, licenses and markets DLTtape drives and media, tape libraries and solid state storage systems. DLTtape is the DLT & Storage Systems group's half-inch tape technology that is the de facto industry standard for data back-up in the mid-range server market.

The Hard Disk Drive group designs desktop hard disk drives to meet the storage requirements of entry-level to high-end desktop PCs in home and business environments. The Hard Disk Drive group also designs high-end hard disk drives for the demanding storage needs of network servers, workstations and storage sub-systems.

   The Board of Directors (the "Board") of Quantum has recommended stockholder approval of a proposal (the "tracking stock proposal") that would create two classes of tracking stock intended to reflect separately the performance of the DLT & Storage Systems group and the Hard Disk Drive group. Under the tracking stock proposal, Quantum's Certificate of Incorporation would be amended and restated (the "Restated Certificate of Incorporation") to (i) designate a new class of Quantum Corporation--the DLT & Storage Systems group Common Stock, $.01 par value per share, (ii) designate a new class of Quantum Corporation-- the Hard Disk Drive group common stock, $.01 par value per share , and (iii) reclassify each authorized share of existing common stock, $.01 par value per share as one share of DLT & Storage Systems group stock and one-half share of the Hard Disk Drive group stock.

The combined financial statements of the groups comprise all of the accounts included in the corresponding consolidated financial statements of Quantum. The separate group combined financial statements give effect to the accounting policies that will be applicable upon implementation of the tracking stock proposal. The separate the DLT & Storage Systems group and the Hard Disk Drive group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the historical balance sheets, results of operations, and cash flows of businesses that comprise each of the groups, with all significant intragroup transactions and balances eliminated, (ii) in the case of the DLT & Storage Systems group's financial statements, corporate assets and liabilities of Quantum and related transactions identified with the DLT & Storage Systems group, including allocated portions of Quantum's debt and selling, general and administrative costs, and (iii) in the case of the Hard Disk Drive group's financial statements, corporate assets and liabilities of Quantum and related transactions identified with the Hard Disk Drive group, including allocated portions of Quantum's debt and selling, general and administrative costs.

Holders of DLT & Storage Systems group stock and Hard Disk Drive group stock will be stockholders of a single company. The DLT & Storage Systems group and the Hard Disk Drive group are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in Quantum and all of Quantum's business, assets and liabilities. The issuance of DLT & Storage Systems group stock and Hard Disk Drive group stock and the allocation of assets or liabilities and stockholders' equity between the DLT & Storage Systems group and the Hard Disk Drive group will not result in a distribution or spin-off to stockholders of any of Quantum's assets or liabilities and will not affect ownership of any of Quantum's assets or responsibility for Quantum's liabilities or those of Quantum's subsidiaries. The assets Quantum attributes to

                          DLT & STORAGE SYSTEMS GROUP
one group could be subject to the liabilities of the other group. If Quantum is unable to satisfy one group's liabilities out of the assets attributed to it, Quantum may be required to satisfy those liabilities with assets Quantum has attributed to the other group. Holders of DLT & Storage Systems group stock and Hard Disk Drive group stock generally will not have stockholder rights specific to their corresponding group. Instead, holders will have customary stockholder rights relating to Quantum as a whole.

Holders of tracking stock will not have any rights related to their corresponding group except as set forth in provisions relating to dividend rights and requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their corresponding group, or have any right to vote on matters as a separate voting group other than in limited circumstances as provided under Delaware law or by New York Stock Exchange rules. The relative voting power of DLT & Storage Systems group stock and Hard Disk Drive group stock will fluctuate from time to time, with each share of DLT & Storage Systems group stock having one vote and each share of Hard Disk Drive group stock having a number of votes, based upon the ratio, over a specified period, of the average market values of one share of DLT & Storage Systems group stock and of one share of Hard Disk Drive group stock. This formula is intended to give each class of tracking stock a number of votes proportionate to its aggregate market capitalization at the time of any vote. Accordingly, changes in the market value of DLT & Storage Systems group stock and Hard Disk Drive group stock will affect the relative voting rights of a class of tracking stock. It is expected that initially the holders of DLT & Storage Systems group stock will have a substantial majority of the voting power of Quantum.

Financial effects arising from one group that affect the Quantum's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of tracking stock relating to the other group. Any net losses of the DLT & Storage Systems group or the Hard Disk Drive group, and dividends or distributions on, or repurchases of, DLT & Storage Systems group stock or Hard Disk Drive group stock, or repurchases of preferred stock at a price per share greater than par value, will reduce the funds of Quantum legally available for payment of dividends on the DLT & Storage Systems group stock.

   The Board may at any time, in its sole discretion and without stockholder approval, determine to convert the tracking stock related to one group into the tracking stock related to the other group at a 10% premium during the first five years following the implementation of the tracking stock proposal and without any premium thereafter. The Board may also effect such a conversion at no premium if, based on the legal opinion of Quantum's tax counsel, it is more likely than not that for United States federal income tax purposes (i) Quantum or its stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of either DLT & Storage Systems group stock or Hard Disk Drive group stock, or (ii) either DLT & Storage Systems group stock or Hard Disk Drive group stock is not, or at any time in the future will not be, treated as stock of Quantum. In the case of certain dispositions of all or substantially all of the assets of one group, the Board may determine to convert the tracking stock of such group into the tracking stock of the other group at a 10% premium during the first five years following the implementation of the tracking stock proposal and without any premium thereafter. Any conversion at a premium would dilute the interests in Quantum of the holders of the class of tracking stock being issued in the conversion. In addition, any conversion of a class of tracking stock into another class of tracking stock would preclude holders of both classes of tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group.

The Board may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies in its sole discretion without stockholder approval.

The DLT & Storage Systems group's combined financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below.

                          DLT & STORAGE SYSTEMS GROUP

Financing Activities. Quantum manages most financial activities of the DLT & Storage Systems group and the Hard Disk Drive group on a centralized basis. Such financial activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, the issuance and repurchase of common stock, and the issuance and repurchase of any preferred stock.

At March 31, 1999, $230 million of Quantum's debt was allocated to the DLT & Storage Systems group and $115 million was allocated to the Hard Disk Drive group. The Board has adopted the following financing policy that will affect the combined statements of the DLT & Storage Systems group and the Hard Disk Drive group: Quantum will allocate its debt between the groups ("pooled debt") or, if Quantum so determines, in its entirety to a particular group. Quantum will allocate preferred stock, if issued, in a similar manner.

Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock decreases such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group, if so determined by the Board, decreases the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increases the recipient group's allocated portion of the pooled debt or preferred stock.

Pooled debt bears interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, may bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock is reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

Debt for a particular financing allocated in its entirety to one group, bears interest for group financial statement purposes at the rate determined by the Board. For preferred stock allocated in its entirety to one group, the dividend cost to that group is determined in a similar manner. If the interest or dividend cost is higher than Quantum's actual cost, the other group receives a credit for an amount equal to the difference as compensation for the use of Quantum's credit capacity. Any expense related to debt or preferred stock that is allocated in its entirety to a group is allocated in whole to that group.

Cash or other property that Quantum allocated to one group that is transferred to the other group is, if so determined by the Board, accounted for either as a short-term loan or as a long-term loan. Short-term loans and, unless Quantum's board determines otherwise, long-term loans bear interest at a rate equal to the weighted average interest rate of Quantum's pooled debt. If Quantum does not have any pooled debt, the Board determines the rate of interest for such loan. The Board establishes the terms on which long-term loans between the groups is made, including interest rate if not based on Quantum's weighted average interest rate, amortization schedule, maturity and redemption terms.

Although Quantum may allocate its debt and preferred stock between groups, the debt and preferred stock remain obligations of Quantum and all stockholders of Quantum are subject to the risks associated with those obligations.

   Allocation of Support Activities. The DLT & Storage Systems group is charged for specifically identified costs of certain support activities based upon the DLT & Storage Systems group's use of such activities. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of support activities attributable to the DLT & Storage Systems group. Such allocated support activities included certain selling and marketing, executive management, human resources, corporate finance, legal and corporate planning costs. The total of these allocations were $14 million, $28 million, and $30 million in fiscal years 1997, 1998 and 1999, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the DLT & Storage Systems group were a separate entity.

                          DLT & STORAGE SYSTEMS GROUP

   Allocation of Federal and State Income Taxes. The federal income taxes of Quantum and the subsidiaries which own assets allocated between the groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group, as if each group were a stand-alone entity. Such allocations reflect each group's contribution (whether positive or negative) to Quantum's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Accordingly, the amounts of taxes payable or refundable allocated to each group may not necessarily be the same as that which would have been payable or refundable had each group filed a separate income tax return.

Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds determined on a consolidated or combined basis are allocated between the groups based on their respective contributions to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments which are determined on a separate corporation basis are allocated between the groups in a manner designed to reflect the respective contributions of the groups to the corporation's separate state or local taxable income.

The discussion of the DLT & Storage Systems group's income tax provision (Note
11) should be read in conjunction with Quantum's consolidated financial statements and notes thereto.

Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from the estimates and assumptions used in preparing the combined financial statements.

Revenue Recognition. Revenue from sales of products is recognized on shipment to customers, with provision made for estimated returns. The DLT & Storage Systems group accrues royalty revenue based on licensees' sales that incorporate certain licensed technology.

Foreign Currency Transactions. Assets, liabilities, and operations of foreign offices and subsidiaries are recorded based on the functional currency of the entity. For a majority of the DLT & Storage Systems group's material foreign operations, the functional currency is the U.S. Dollar. In addition, a majority of the DLT & Storage Systems group's material transactions are denominated in U.S. dollars. Accordingly, transaction gains or losses have been immaterial to the financial statements for all years presented. The effect of foreign currency exchange rate fluctuations on cash was also immaterial for the years presented. Assets and liabilities denominated in other than the functional currency are remeasured each month with the remeasurement gain or loss recorded in other income.

Foreign Exchange Contracts. The effect of foreign currency rate changes on the remeasurement of certain assets and liabilities denominated in a foreign currency are managed using foreign currency forward exchange contracts. Foreign currency forward exchange contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign currency forward exchange contracts are accounted for by the fair value method. Foreign currency forward exchange contracts are carried on the balance sheet at fair value, with changes in that value recognized in other income.

                          DLT & STORAGE SYSTEMS GROUP

   Cash Equivalents. Highly liquid debt instruments with a maturity of 90 days or less at the time of purchase are considered to be cash equivalents. Cash equivalents are carried at fair value, which approximates cost. Marketable securities have maturities of more than 90 days at the time of purchase. Cash equivalents and marketable securities have been classified as available-for-sale. Securities classified as available-for-sale are carried at fair value with material unrealized gains and losses reported in group equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are recorded in other income or expense. The cost of securities sold is based on the specific identification method.

Concentration of Credit Risk. Quantum performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Reserves are maintained for potential credit losses and such losses have historically been within management's expectations.

   Quantum invests its excess cash in deposits with major banks and in money market funds and short-term debt securities of companies with strong credit ratings from a variety of industries. These securities generally mature within 365 days and, therefore, bear minimal risk. Quantum has not experienced any material losses on its investments. Quantum, by corporate policy, limits the amount of credit exposure to any one issuer and to any one type of investment.

Investments. Investments in entities (less-than-20-percent-owned companies) that are not represented by marketable securities are carried at cost less write-downs for declines in value that are judged to be other-than-temporary. These valuation losses are recorded in other income when identified. Dividends are recorded in other income when received.

Inventories. Inventories are carried at the lower of cost or market. Cost is determined on a first-in, first-out basis.

Property, Plant and Equipment. Property, plant and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the lesser of the estimated useful lives of the assets (generally three to ten years for machinery, equipment, furniture, and leasehold improvements; and twenty-five years for buildings) or the lease term.

Acquired Intangibles. Goodwill and other acquired intangible assets are being amortized over their estimated useful lives, which range from two to fifteen years. The accumulated amortization at March 31, 1998 and 1999 was $17 million and $13 million, respectively. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist, or at least annually.

                          DLT & STORAGE SYSTEMS GROUP

Warranty Expense. The DLT & Storage Systems group generally warrants its products against defects for a period of one to three years. A provision for estimated future costs relating to warranty expense is recorded when products are shipped and revenue recognized.

Advertising Expense. The DLT & Storage Systems group accrues for co-operative advertising as the related revenue is earned, and other advertising expense is recorded as incurred. Advertising expense for the years ended March 31, 1997, 1998 and 1999, was $11 million, $15 million, and $26 million, respectively.

Stock-Based Compensation. The DLT & Storage Systems group accounts for its stock-based employee compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations ("APB Opinion No. 25").

Risks and Uncertainties. As is typical in the information storage industry, a significant portion of the DLT & Storage Systems group's customer base is concentrated with a small number of OEMs, and the DLT & Storage Systems group is not able to predict whether there will be any significant change in the demand for its customers' products. The loss of any one of the DLT & Storage Systems group's more significant customers could have a material adverse effect on the DLT & Storage Systems group's results of operations. A limited number of tape drive storage products make up a significant majority of the DLT & Storage Systems group's sales, and due to increasingly rapid technological change in the industry, the DLT & Storage Systems group's future depends on its ability to develop and successfully introduce new products.

Comprehensive Income. In June 1997, the FASB released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and has been implemented by the DLT & Storage Systems group. For all periods presented comprehensive income equaled net income.

Segment Information. In June 1997, The FASB released Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 changes the way companies report selected segment information in annual financial statements and also requires companies to report selected segment information in interim financial reports to stockholders. SFAS 131 has been implemented by the DLT & Storage Systems group.

Note 2 Financial Instruments

 Available-For-Sale Securities

Quantum's cash and cash equivalents, including certain available-for-sale securities, are allocated between the DLT & Storage Systems group and the Hard Disk Drive group. However, marketable securities have been allocated to the Hard Disk Drive group.

                          DLT & STORAGE SYSTEMS GROUP

The following is a summary of Quantum's consolidated available-for-sale securities, all of which are classified as cash equivalents and marketable securities:

                                            March 31, 1998     March 31, 1999
                                          ------------------ ------------------
                                          Amortized   Fair   Amortized   Fair
                                            Cost     Value     Cost     Value
                                          --------- -------- --------- --------
                                                     (In thousands)
     Certificates of deposit............  $411,700  $411,700 $499,400  $499,400
     Money market funds.................        --        --  125,200   125,200
     Corporate commercial paper and bank
      notes.............................   103,346   103,339   58,484    58,486
     U.S. Treasury securities and
      obligations of U.S. government
      agencies..........................   165,364   165,360  100,589   100,589
     Other..............................     4,613     4,613    5,121     5,121
                                          --------  -------- --------  --------
                                          $685,023  $685,012 $788,794  $788,796
                                          ========  ======== ========  ========

     Included in cash and cash
      equivalents.......................  $613,450  $613,450 $764,368  $764,368
     Included in marketable securities..    71,573    71,562   24,426    24,428
                                          --------  -------- --------  --------
                                          $685,023  $685,012 $788,794  $788,796
                                          ========  ======== ========  ========

   The difference between the amortized cost of available-for-sale securities and fair value was immaterial at March 31, 1998 and 1999, and therefore no gross unrealized gains or losses were recorded in Quantum's stockholders' equity. The estimated fair value of available-for-sale securities is based on market quotations. There were no sales of available-for-sale securities in fiscal years 1998 or 1999. At March 31, 1999, the average available-for-sale portfolio duration was approximately 20 days, and no security had a maturity longer than one year.

 Derivative Financial Instruments

Foreign Exchange--Asset and Liability Management. During the periods covered by the financial statements, Quantum utilized foreign currency forward exchange contracts to manage the effects of foreign currency remeasurement arising from certain assets and liabilities denominated in a foreign currency. The gains and losses from market rate changes on these contracts, which are intended to offset the losses and gains on certain foreign currency denominated assets and liabilities, are recorded monthly in other income. Such gains and losses have been immaterial to the DLT & Storage Systems group.


 Carrying Amount and Fair Values of Financial Instruments

The estimated fair value of Quantum's borrowings (pooled debt) are summarized as follows:

                                                           March 31,
                                                -------------------------------
                                                     1998            1999
                                                --------------- ---------------
                                                Carrying  Fair  Carrying  Fair
                                                 Amount  Value   Amount  Value
                                                -------- ------ -------- ------
                                                         (In millions)
     Convertible subordinated debt.............  $287.5  $281.8  $287.5  $254.6
     Revolving credit line.....................      --      --    18.0    18.0
     Mortgage loan.............................    40.9    41.8    40.0    40.8

The fair values for the convertible subordinated debt were based on the quoted market price at the balance sheet dates. Fair value for the revolving credit agreement approximated its carrying amount, since interest rates

                          DLT & STORAGE SYSTEMS GROUP
on these borrowings are adjusted periodically to reflect market interest rates. The fair values of the mortgage loan were based on the estimated present value of the remaining payments, utilizing risk-adjusted market interest rates of similar instruments at the balance sheet dates.

Note 3 Inventories

Inventories consisted of:

                                                                 March 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
                                                              (In thousands)
     Materials and purchased parts.........................  $ 51,578  $ 60,138
     Work in process.......................................    29,687    22,154
     Finished goods........................................    21,763    42,170
                                                             --------  --------
                                                             $103,028  $124,462
                                                             ========  ========

Note 4 Property, Plant, and Equipment

Property, plant, and equipment consisted of:

                                                                 March 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
                                                              (In thousands)
     Machinery and equipment...............................  $ 57,084  $ 82,923
     Furniture and fixtures................................     4,088     7,556
     Buildings and leasehold improvements..................    24,302    36,151
     Land..................................................       674     1,122
                                                             --------  --------
                                                               86,148   127,752
     Less accumulated depreciation and amortization........   (28,749)  (54,630)
                                                             --------  --------
                                                             $ 57,399  $ 73,122
                                                             ========  ========

Note 5 Business Combination

On September 28, 1998, Quantum completed the acquisition of ATL. ATL designs, manufactures, markets and services automated tape libraries for the networked computer market. ATL's products incorporate DLTtape drives as well as ATL's proprietary IntelliGrip automation technology. The acquisition has been accounted for as a purchase with a total cost of $335 million. The acquisition was completed with the issuance of 16.9 million shares of Quantum common stock valued at $265 million on the date of acquisition in exchange for all outstanding shares of ATL, the conversion of outstanding ATL stock options into options valued at $22 million to purchase 1.8 million shares of Quantum common stock and the assumption of $45 million of ATL liabilities. The DLT & Storage Systems group also recognized deferred tax liabilities of $33 million. ATL's results of operations are included in the financial statements from the date of acquisition, and the assets and liabilities acquired were recorded based on their fair values as of the date of acquisition.

The excess of the purchase price over the fair value of the net tangible assets acquired has been allocated to the following identifiable intangible assets: goodwill, trademarks and trade names, original equipment manufacturer and value added reseller customer relationships, non-compete agreements, workforce in place, developed technology and in-process research and development. As of the acquisition date, technological feasibility of the in-process technology has not been established, and the technology has no alternative future use. Therefore, the

                          DLT & STORAGE SYSTEMS GROUP

DLT & Storage Systems group has expensed $89 million of the purchase price as in-process research and development. The remaining identifiable intangible assets will be amortized on a straight-line basis over periods ranging from two to fifteen years.

The amount of the purchase price allocated to in-process research and development was determined by estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 20%, which represents a premium to Quantum's cost of capital. The expected revenue assumes an average compound annual revenue growth rate of 37% during fiscal years 1999 to 2007. Expected total revenues from the purchased in-process projects peak in fiscal year 2002 and then begin to decline as other new products are expected to be introduced. These projections were based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions. If products are not successfully developed, the DLT & Storage Systems group may not realize the value assigned to the in-process research and development projects. In addition, the value of the other acquired intangible assets may also become impaired.

The following unaudited pro forma information has been prepared assuming that the acquisition had taken place at the beginning of fiscal year 1998. The pro forma financial information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place at the beginning of the periods, nor is it necessarily indicative of results that may occur in the future.

                                                     Year Ended     Year Ended
                                                   March 31, 1998 March 31, 1999
                                                   -------------- --------------
                                                          (In thousands)
   Total revenue..................................   $1,250,802     $1,343,037
   Net income ....................................   $  208,443     $  202,363

Note 6 Credit Agreements, Long-Term Debt and Convertible Subordinated Debt

Quantum's debt includes the following:

                                                               March 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
                                                            (In thousands)
   7% convertible subordinated notes...................... $287,500  $287,500
   Revolving credit line, 6.0% average rate, payable
    through June 2000.....................................       --    18,000
   Mortgage...............................................   40,920    39,985
                                                           --------  --------
                                                            328,420   345,485
   Less short-term portion of debt........................      935     1,024
                                                           --------  --------
   Total long-term debt and convertible subordinated
    debt.................................................. $327,485  $344,461
                                                           ========  ========
   The DLT & Storage Systems group's portion of Quantum
    debt:
   Short-term debt........................................ $    623  $    683
   Long-term debt and convertible subordinated debt,
    excluding current portion.............................  218,324   229,641
                                                           --------  --------
     The DLT & Storage Systems group total debt........... $218,947  $230,324
                                                           ========  ========
   The Hard Disk Drive group's portion of Quantum debt:
   Short-term debt........................................ $    312  $    341
   Long-term debt and convertible subordinated debt,
    excluding current portion.............................  109,161   114,820
                                                           --------  --------
     The Hard Disk Drive group total debt................. $109,473  $115,161
                                                           ========  ========
   Weighted average interest rate on Quantum's debt at
    period-end............................................     7.39%     7.31%

                          DLT & STORAGE SYSTEMS GROUP

In June 1997, Quantum entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At the option of Quantum, borrowings under the revolving credit line bear interest at either LIBOR plus a margin determined by a total funded debt ratio, or a base rate, with option periods of one to six months. As of March 31, 1998 and March 31, 1999, there was no outstanding balance drawn on this line.

In July 1997, Quantum issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of Quantum common stock at a conversion price of $46.325 per share. The notes are redeemable at Quantum's option on or after August 1, 1999, and prior to August 1, 2001, under certain conditions related to the price of Quantum common stock. Subsequent to August 1, 2001, the notes are redeemable at Quantum's option at any time. In the event of certain changes involving all or substantially all of Quantum common stock, the notes would become redeemable at the option of the holder. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all existing and future senior indebtedness of Quantum.

If the tracking stock proposal is implemented, each of the 7% subordinated notes, which currently are convertible into shares of Quantum common stock, will become convertible into a number of shares of DLT & Storage Systems group stock and a number of shares of Hard Disk Drive group stock equal to the numbers of such shares which the holder of such note would receive under the tracking stock proposal had such note been converted immediately prior to the implementation of the tracking stock proposal. The notes will not be separately convertible into solely DLT & Storage Systems group stock or solely Hard Disk Drive group stock. The exercise price and maturity date of each convertible note will not be affected by the implementation of the tracking stock proposal.

In September 1996, Quantum entered into a $42 million mortgage related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years, with monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term. The debt is secured by specified real estate.

Payments required on Quantum's long-term debt outstanding at March 31, 1999, are $1.0 million in fiscal year 2000, $1.1 million in fiscal year 2001, $1.2 million in fiscal year 2002, $1.3 million in fiscal year 2003 and $1.5 million in fiscal year 2004.

In December 1998, ATL entered into a senior credit facility that provides a $35 million revolving credit line to ATL. The revolving credit line is co-terminous with Quantum's $500 million revolving credit line, expiring in June 2000. At the option of ATL, borrowings under the revolving credit line bear interest at either LIBOR plus a margin determined by a total funded debt ratio of Quantum, or a base rate, with option periods of one to six months. At March 31, 1999, $18 million was outstanding on ATL's revolving credit line.

Note 7 Redeemable Preferred Stock

In fiscal year 1998, the holder of the 90,000 shares of Redeemable Convertible Participating Series B Preferred Stock exercised its right to convert the shares to Quantum common stock. Quantum issued 180,000 shares of Quantum common stock pursuant to the conversion.

Note 8 Stock Incentive Plans

Long-Term Incentive Plan. Quantum has a Long-Term Incentive Plan (the "Plan") that provides for the issuance of stock options, stock appreciation rights, stock purchase rights, and long-term performance

                          DLT & STORAGE SYSTEMS GROUP
awards (collectively referred to as "options") to employees, consultants, officers and affiliates of Quantum. The Plan has available and reserved for future issuance 19.2 million shares and allows for an annual increase in the number of shares available for issuance, subject to a limitation. Available for grant as of March 31, 1999, were 529,000 shares. Options under the Plan expire no later than ten years from the grant date and generally vest over four years. Restricted stock granted under the Plan generally vests over two to three years. In fiscal years 1997, 1998 and 1999, Quantum recorded compensation expense of $1,916,000, $3,179,000 and $3,211,000, respectively, related to restricted stock granted pursuant to stock purchase rights under the Plan, a portion of which was allocated to the DLT & Storage Systems group. The number of shares of restricted stock granted under the Plan were 354,290 shares, 65,500 shares, and 157,200 shares, in fiscal years 1997, 1998 and 1999, respectively, at an exercise price of $.01.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, each share of restricted stock currently held will be changed into one share of DLT & Storage Systems group stock and 0.5 of a share of Hard Disk Drive group stock.

Stock Option Plans. Quantum has Stock Option Plans (the "Plans") under which
5.1 million shares of Quantum common stock was reserved for future issuance at March 31, 1999 to employees, officers and directors of Quantum. Options under the Plans are granted at prices determined by the Board, but at not less than the fair market value, and accordingly no compensation accounting has been required at the original date of grant. Options currently expire no later than ten years from the grant date and generally vest ratably over one to four years. At March 31, 1999, options with respect to 470,000 shares of Quantum common stock were available for grant.

Stock Option Summary Information. A summary of activity relating to Quantum's Long-Term Incentive Plan and the Stock Option Plans follows:

                                                Year Ended March 31,
                          --------------------------------------------------------------------
                                  1997                   1998                   1999
                          ---------------------- ---------------------- ----------------------
                          Shares  Weighted-Avg.  Shares  Weighted-Avg.  Shares  Weighted-Avg.
                          (000s)  Exercise Price (000s)  Exercise Price (000s)  Exercise Price
                          ------  -------------- ------  -------------- ------  --------------
Outstanding at beginning
 of period..............  16,746      $6.75      16,354      $ 7.52     17,005      $12.09
Granted.................   5,850      $8.59       6,163      $19.80     10,781      $21.51
Canceled................  (1,564)     $7.94        (718)     $14.11     (1,880)     $22.63
Exercised...............  (4,678)     $5.97      (4,794)     $ 6.10     (2,530)     $ 7.23
                          ------                 ------                 ------
Outstanding at end of
 period.................  16,354      $7.52      17,005      $12.09     23,376      $14.68
                          ======                 ======                 ======
Exercisable at end of
 period.................   8,514      $6.53       8,332      $ 8.84     11,786      $10.65
                          ======                 ======                 ======

The range of exercise prices for options outstanding at March 31, 1999 was $2.17 to $30.81. Quantum recorded compensation expense of $475,000, $1,057,000 and $2,188,000 was recorded in fiscal years 1997, 1998 and 1999, respectively, on accelerated stock options under the Plans, a portion of such expense was allocated to the DLT & Storage Systems group.

                          DLT & STORAGE SYSTEMS GROUP

The following tables summarize information about Quantum's options outstanding at March 31, 1999:

                                                Outstanding Options
                               ------------------------------------------------------
                               Shares Outstanding Weighted-Average
                               at March 31, 1999      Remaining      Weighted-Average
      Range of Exercise Prices       (000s)       Contractual Life    Exercise Price
      ------------------------ ------------------ ----------------   ----------------
      $ 2.17 -- $ 8.75                7,842             6.09              $ 6.23
      $ 8.78 -- $19.81                7,816             7.88              $15.37
      $20.19 -- $30.81                7,718             9.28              $22.56
                                     ------
                                     23,376             7.74              $14.68
                                     ======

                                                Options Exercisable
                                       ---------------------------------------------
                                           Shares
                                       Exercisable at
                                       March 31, 1999               Weighted-Average
        Range of Exercise Prices            (000s)                   Exercise Price
        ------------------------       --------------               ----------------
        $ 2.17 -- $ 8.75                    6,576                        $ 6.24
        $ 8.78 -- $19.81                    4,095                        $14.28
        $20.19 -- $30.81                    1,115                        $23.30
                                           ------
                                           11,786                        $10.65
                                           ======

   Expiration dates ranged from May 8, 1999 to May 1, 2009 for options outstanding at March 31, 1999. Prices for options exercised during the three-year period ended March 31, 1999, ranged from $0.01 to $23.94. Proceeds received from exercises are credited to group equity.

   Completing the acquisition of ATL included the conversion of outstanding ATL stock options into options to purchase 1.8 million shares of Quantum common stock. These options relate to Quantum's assumption of ATL's 1996 Stock Incentive Plan and 1997 Stock Incentive Plan, collectively referred to as the "ATL Plans." Under the terms of the ATL Plans, eligible key employees, directors and consultants received options to purchase shares of ATL's previously outstanding common stock at prices not less than 100% for incentive stock options and not less than 85% for nonqualified stock options of the fair value on the date of grant as determined by ATL's Board of Directors. Options under ATL Plans vest over a three year period and expire ten years after date of grant or 90 days after termination of employment. Subsequent to completing the acquisition of ATL, no additional grants may be made from the ATL Plans. See Note 5 for more information on the acquisition of ATL.

If the tracking stock proposal is approved by the stockholders and implemented by the Board, each outstanding stock option under Quantum's stock option plans will be converted into separately exercisable options to acquire one share of DLT & Storage Systems group stock and 0.5 of a share of Hard Disk Drive group stock. The exercise price for the resulting DLT & Storage Systems group stock options and Hard Disk Drive group stock options will be calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which is the opening price of DLT & Storage Systems group stock or Hard Disk Drive group stock, as the case may be, on the first date such stock are traded on New York Stock Exchange and the denominator of which is the sum of such DLT & Storage Systems group stock and Hard Disk Drive group stock prices. This is intended to ensure that the aggregate intrinsic value of the options will be preserved, and the ratio of the exercise price per option to the market value per share will not be reduced. In addition, the vesting provision and option periods of the original grants will remain the same when converted.

   Stock Purchase Plan. Quantum has an employee stock purchase plan (the "Purchase Plan") that allows for the purchase of stock at 85% of fair market value at the date of grant or the exercise date, whichever value is less. The Purchase Plan is qualified under Section 423 of the Internal Revenue Code. Of the 22.8 million

                          DLT & STORAGE SYSTEMS GROUP
shares authorized to be issued under the plan, 1,366,000 shares were available for issuance at March 31, 1999. Quantum's employees purchased 3,216,000 shares, 3,454,000 shares, and 2,555,000 shares under the Purchase Plan in fiscal years 1997, 1998, and 1999, respectively. The weighted average exercise price of stock purchased under the Purchase Plan was $5.41, $6.22 and $9.41 in fiscal years 1997, 1998, and 1999, respectively.

If the tracking stock proposal is approved by the stockholders and implemented by the Board, the terms of the Purchase Plan will be adjusted to allow Quantum's employees to purchase one share of DLT & Storage Systems group stock and 0.5 of a share of Hard Disk Drive group stock for each share of Quantum common stock.

Other. The DLT & Storage Systems group adopted SFAS No. 123, "Accounting for Stock-Based Compensation" in fiscal year 1997. The DLT & Storage Systems group has elected to continue to account for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25 and disclose the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation expense has been recognized for the stock option plans and the employee stock purchase plans as all options have been issued at fair market value. Since DLT & Storage Systems group stock was not part of the capital structure of Quantum for the periods presented, there were no stock options outstanding. Therefore, the pro forma effect of DLT & Storage Systems group stock options on the accompanying combined financial statements is not presented.

Note 9 Common Stock and Stockholder Rights Plan

The DLT & Storage Systems group stock will represent a separate class of Quantum's stock if the tracking stock proposal is approved. Additional shares of DLT & Storage Systems group stock may be issued from time to time upon exercise of stock options or at the discretion of Quantum's Board.

Quantum has a stockholder rights plan (the "Rights Plan") that provides existing stockholders with the right to purchase 1/1000 preferred share for each common share held in the event of certain changes in Quantum's ownership. Subject to certain exceptions, if any person or group becomes the beneficial owner of 20% or more of the outstanding common stock each right will entitle its holder to purchase 1/1,000 preferred share or, under certain circumstances, shares of common stock with a market value twice the exercise price of the right. The Rights Plan may serve as a deterrent to takeover tactics that are not in the best interests of stockholders. There are 1,000,000 preferred shares reserved for issuance under the Rights Plan.

If the tracking stock proposal is approved by the stockholders and implemented by the Board, the Rights Agreement will be amended and restated (the "Restated Rights Agreement") to, among other things, (i) reflect the new equity structure of Quantum and (ii) reset the prices at which rights issued pursuant thereto may be exercised into units of Junior Preferred Stock.

If the tracking stock proposal is approved by the stockholders and implemented by the Board, as of the date on which the DLT & Storage Systems group stock and the Hard Disk Drive group stock is issued under the tracking stock proposal, the Board will by resolution (i) reduce the authorized number of shares of Series A Junior Preferred Stock to zero, (ii) designate a new series of Junior Preferred Stock as the Series B Junior Preferred Stock, (iii) designate another new series of Junior Preferred Stock as the Series C Junior Preferred Stock,
(iv) exchange for each existing Right (A) one right with respect to each share of DLT & Storage Systems group stock (a "DLT & Storage Systems group right") which will entitle the holders thereof to purchase shares of Series B Junior Preferred Stock under the conditions specified in the Restated Rights Agreement, and (B) one right with respect to each share of Hard Disk Drive group stock (a "Hard Disk

                          DLT & STORAGE SYSTEMS GROUP

Drive group right"), which will entitle the holders thereof to purchase shares of Series C Junior Preferred Stock under the conditions specified in the Restated Rights Agreement. The DLT & Storage Systems group rights and the Hard Disk Drive group rights are herein collectively referred to as the "rights."

The rights will expire on August 4, 2008, unless earlier redeemed by Quantum or extended. The rights would be exercisable only if a person or group acquires
(i) 20% or more of the then outstanding shares of DLT & Storage Systems group stock or (ii) 20% of the then outstanding shares of Hard Disk Drive group stock, or commences a tender offer that would result in such person or group beneficially owning such number of shares. In such event and subject to certain exceptions, each right would entitle the holder to purchase from Quantum (i) in the case of a DLT & Storage Systems group right, 1/1000 of a share of Series B Junior Preferred Stock (a "Series B Unit") at a purchase price to be determined by the Board, subject to adjustment or, under certain circumstances, shares of DLT & Storage Systems group stock with a market value twice the exercise price of the DLT & Storage Systems group right and (ii) in the case of a Hard Disk Drive group right, 1/1000 of a share of Series C Junior Preferred Stock (a "Series C Unit") at a purchase price to be determined by the Board, subject to adjustment or, under certain circumstances, shares of Hard Disk Drive group stock with a market value twice the exercise price of the Hard Disk Drive group right.

Note 10 Savings and Investment Plan

Substantially all of the regular domestic employees are eligible to make contributions to Quantum's 401(k) savings and investment plan. Quantum matches a percentage of the employees' contributions and may also make additional discretionary contributions to the plan. Quantum contributions were $5 million, $6 million and $7 million in fiscal years 1997, 1998 and 1999, respectively.

Note 11 Income Taxes

The income tax provision consists of the following:

                                                      Year Ended March 31,
                                                    ---------------------------
                                                     1997      1998      1999
                                                    -------  --------  --------
                                                         (In thousands)
     Federal: Current............................   $74,323  $125,930  $110,509
              Deferred...........................   (15,235)   (8,634)    5,710
                                                    -------  --------  --------
                                                     59,088   117,296   116,219
                                                    -------  --------  --------
     State:   Current............................    15,138    28,404    27,430
              Deferred...........................    (2,586)   (2,705)   (2,322)
                                                    -------  --------  --------
                                                     12,552    25,699    25,108
                                                    -------  --------  --------
     Income tax provision.........................  $71,640  $142,995  $141,327
                                                    =======  ========  ========

   The tax benefits associated with nonqualified stock options, disqualifying dispositions of incentive stock options, and employee stock purchase plan shares reduced taxes currently payable as shown above by $7 million, $14 million, and $11 million in fiscal years 1997, 1998 and 1999, respectively. Such benefits are credited to group equity when realized.

                          DLT & STORAGE SYSTEMS GROUP

The DLT & Storage Systems group's income tax provision differs from the amount computed by applying the federal statutory rate or 35% to income before income taxes as follows:

                                                     Year Ended March 31,
                                                   --------------------------
                                                    1997     1998      1999
                                                   ------- --------  --------
                                                        (In thousands)
     Tax at federal statutory rate................ $62,685 $128,329  $ 92,511
     State income tax, net of federal benefit.....   8,159   16,705    16,320
     Research and development credit..............      --   (1,690)     (634)
     Acquired ATL in-process research and
      development.................................      --       --    31,150
     Other items..................................     796     (349)    1,980
                                                   ------- --------  --------
                                                   $71,640 $142,995  $141,327
                                                   ======= ========  ========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of deferred tax assets and liabilities are as follows:

                                                        Year Ended March 31,
                                                        ----------------------
                                                           1998        1999
                                                        ----------  ----------
                                                           (In thousands)
     Deferred tax assets:
       Inventory valuation methods....................  $   17,796  $   16,093
       Accrued warranty expense.......................      15,008       5,289
       Allowance for doubtful accounts................       1,165         946
       Distribution reserves..........................         615       3,578
       Other accruals and reserves not currently
        deductible for tax purposes...................       9,890      10,527
       Depreciation methods...........................         193       5,730
       Amortization methods...........................       1,891       1,241
                                                        ----------  ----------
                                                            46,588      43,404
                                                        ----------  ----------
     Acquired ATL intangibles.........................          --     (33,602)
     Other............................................      (2,884)     (1,563)
                                                        ----------  ----------
     Deferred tax liabilities.........................      (2,884)    (35,165)
                                                        ----------  ----------
     Net deferred tax asset...........................  $   43,674  $    8,239
                                                        ==========  ==========

Quantum's federal income tax returns have been examined by the Internal Revenue Service (IRS) for all years through 1993. All issues have been resolved with no material effect, and the IRS has closed those years. Quantum's federal income tax returns for the years 1995-1996 are presently under examination by the IRS. Management believes sufficient accruals have been provided in prior years for any adjustments that may result for the years under examination.

Note 12 Commitments

Quantum leases certain facilities for the DLT & Storage Systems group's use under non-cancelable operating lease agreements for periods of up to 15 years. Some of the leases have renewal options ranging from one to ten years and contain provisions for maintenance, taxes, or insurance.

                          DLT & STORAGE SYSTEMS GROUP

The DLT & Storage Systems group's rent expense was $5 million, $6 million, and $10 million for the fiscal years ended March 31, 1997, 1998, and 1999, respectively.

Future minimum lease payments under operating leases are as follows:

     Year ended March 31,                                         (In thousands)
       2000......................................................    $ 5,360
       2001......................................................      4,936
       2002......................................................      5,470
       2003......................................................      4,708
       2004......................................................      4,003
       Thereafter................................................     16,081
                                                                     -------
       Total future minimum lease payments.......................    $40,558
                                                                     =======

Note 13 Business and Geographic Information

One customer accounted for 10% or more of combined revenue in fiscal years 1997, 1998 and 1999. Revenue from this customer represented $253 million, $433 million and $329 million of the DLT & Storage Systems group's combined revenue in the respective periods. Another customer accounted for 10% or more of combined revenue in fiscal years 1997, 1998 and 1999. Revenue from this customer represented $100 million, $133 million and $171 million of the DLT & Storage Systems group's combined revenue in the respective periods.

Product Information

Revenue is composed of the following:

                                                              Year Ended March
                                                                    31,
                                                             ------------------
                                                             1997  1998   1999
                                                             ---- ------ ------
                                                               (In millions)
     DLTtape drives......................................... $392 $  784 $  872
     DLTtape media cartridge products.......................  221    284    195
     DLTtape media cartridge royalties......................    8     27    122
     Tape libraries and service.............................   96     87    148
     Solid state storage systems............................   11      8      6
     Intra-group elimination................................   --     --    (40)
                                                             ---- ------ ------
     Total.................................................. $728 $1,190 $1,303
                                                             ==== ====== ======

Geographic Information

Revenue and long-lived assets by region are as follows (revenue is attributed to regions based on the location of customers):

                                         Year Ended March 31,
                       --------------------------------------------------------
                              1997               1998               1999
                       ------------------ ------------------ ------------------
                               Long-Lived         Long-Lived         Long-lived
                       Revenue   Assets   Revenue   Assets   Revenue   assets
                       ------- ---------- ------- ---------- ------- ----------
                                            (In millions)
United States.........  $554      $45     $  934     $71     $  922     $291
United Kingdom........    74       --        149      --        188       --
Rest of Europe........    87       --         83      --        134        1
Asia Pacific..........    13        1         24       1         59        1
                        ----      ---     ------     ---     ------     ----
  Total...............  $728      $46     $1,190     $72     $1,303     $293
                        ====      ===     ======     ===     ======     ====

                          DLT & STORAGE SYSTEMS GROUP

Note 14 Unaudited Quarterly Combined Financial Data

                                                Fiscal Year 1999
                                ------------------------------------------------
                                1st Quarter 2nd Quarter 3rd Quarter  4th Quarter
                                ----------- ----------- ------------ -----------
                                                 (In thousands)
     Total revenue.............  $255,702    $290,458     $366,495    $390,081
     Gross profit..............   113,674     131,675      161,301     173,269
     Net income (loss).........    43,565      52,143      (30,584)     57,867
                                                Fiscal Year 1998
                                ------------------------------------------------
                                1st Quarter 2nd Quarter 3rd Quarter  4th Quarter
                                ----------- ----------- ------------ -----------
                                                 (In thousands)
     Total revenue.............  $265,005    $338,523     $330,279    $255,993
     Gross profit..............   106,061     138,008      147,537     110,608
     Net income................    49,666      64,726       66,064      43,203

The results of operations for the third quarter of fiscal year 1999 included the effect of an $89 million charge related to purchased in-process research and development related to the acquisition of ATL.

The results of operations for the fourth quarter of fiscal year 1998 were impacted by the reduction in estimated bonus accrued earlier in the fiscal year.

Note 15 Earnings Per Share

  On July 23, 1999, Quantum's stockholders approved the tracking stock proposal. Accordingly, the earnings per share for the periods presented below have been calculated in accordance with the Restated Certificate of Incorporation.

  The following table sets forth the computation of basic and diluted net income per share:

                                                        Year Ended March 31,
                                                     --------------------------
                                                       1997     1998     1999
                                                     -------- -------- --------
                                                     (In thousands, except per
                                                            share data)
Numerator:
  Numerator for basic net income per share--income
   available to common stockholders................. $107,460 $223,659 $122,991
  Effective of dilutive securities:
  6 3/8% convertible subordinated debentures........    2,090      --       --
  5% convertible subordinated debentures............    4,827    4,445      --
  7% convertible subordinated debentures............      --     5,330      --
                                                     -------- -------- --------
  Numerator for diluted net income per share--income
   available to common Stockholders................. $114,377 $233,434 $122,991
Denominator
  Denominator for basic net income per share--
   weighted average shares..........................  117,218  136,407  160,670
  Effect of dilutive securities:
  Outstanding options...............................    5,388    9,600    6,737
  Series B preferred stock..........................       23       90      --
  6 3/8% convertible subordinated debentures........    9,032      --       --
  5% convertible subordinated debentures............   21,626   19,919      --
  7% convertible subordinated notes.................      --     4,109      --
                                                     -------- -------- --------
Denominator for diluted net income per share--
 adjusted weighted
  Average shares and assumed conversions............  153,287  170,125  167,407
                                                     ======== ======== ========
  Basic net income per share........................ $   0.92 $   1.64 $   0.77
                                                     ======== ======== ========
  Diluted net income per share...................... $   0.75 $   1.37 $   0.73
                                                     ======== ======== ========

The computation of diluted net income per share in fiscal year 1999 excluded the effect of the 7% convertible subordinated notes issued in July 1997, which are convertible into 6,206,152 shares of DSSG common stock, or 21.587 shares per $1000 note, because the effect would have been antidilutive.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Quantum Corporation

We have audited the accompanying combined balance sheets of the Hard Disk Drive group (as described in Note 1) of Quantum Corporation as of March 31,1998 and 1999 and the related combined statements of operations, group equity, and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of Quantum Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of MKE-Quantum Components LLC ("MKQC"), a forty-nine percent equity investee of the Hard Disk Drive group, which statements reflect a net loss of $134.8 million for the period from May 16, 1997 (inception) through March 31, 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for MKQC, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of the Hard Disk Drive group at March 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

As more fully described in Note 1 to these financial statements, the Hard Disk Drive group is a business group of Quantum Corporation; accordingly, the combined financial statements of the Hard Disk Drive group should be read in conjunction with the audited consolidated financial statements of Quantum Corporation.

                                          /s/ Ernst & Young LLP

Palo Alto, California
April 26, 1999, except for Note 15,
as to which the date is July 23, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Members
MKE-Quantum Components LLC:

We have audited the consolidated balance sheets of MKE-Quantum Components LLC and subsidiaries as of March 31, 1998 and the related consolidated statements of operations, members' equity, and cash flows for the period from May 16, 1997 (Inception) through March 31, 1998, not included herein. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MKE-Quantum Components LLC and subsidiaries as of March 31, 1998, and the results of their operations and their cash flows for the period from May 16, 1997 (Inception) through March 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Boston, Massachusetts
April 14, 1998, except for notes 6(b) and 12
which are as of June 5, 1998

                             HARD DISK DRIVE GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                  Year Ended March 31,
                                            ----------------------------------
                                               1997        1998        1999
                                            ----------  ----------  ----------
Revenue.................................... $4,591,444  $4,615,435  $3,599,320
Cost of revenue............................  4,093,042   4,242,128   3,307,901
                                            ----------  ----------  ----------

Gross profit...............................    498,402     373,307     291,419

Operating expenses:
  Research and development.................    261,293     258,916     253,893
  Sales and marketing......................    125,601     121,787     114,389
  General and administrative...............     75,037      67,001      55,592
                                            ----------  ----------  ----------
                                               461,931     447,704     423,874
                                            ----------  ----------  ----------

Income (loss) from operations..............     36,471     (74,397)   (132,455)
Interest income and other, net.............      4,660      15,536      19,161
Interest expense...........................    (19,535)    (10,918)     (9,159)
Loss from investee.........................         --     (66,060)   (142,050)
                                            ----------  ----------  ----------

Income (loss) before income taxes..........     21,596    (135,839)   (264,503)
Income tax benefit.........................    (19,459)    (82,981)   (111,977)
                                            ----------  ----------  ----------

Net income (loss).......................... $   41,055  $  (52,858) $ (152,526)
                                            ==========  ==========  ==========

Net loss per share:
  Basic.................................... $     0.70  $    (0.78) $    (1.90)
                                                                    ==========
  Diluted.................................. $     0.58  $    (0.78) $    (1.90)
                                                                    ==========

Weighted-average common shares:
  Basic....................................     58,609      68,203      80,335
                                                                    ==========
  Diluted..................................     76,643      68,203      80,335
                                                                    ==========


            See accompanying notes to combined financial statements.

                             HARD DISK DRIVE GROUP

                            COMBINED BALANCE SHEETS
                                 (In thousands)

                                                                March 31,
                                                          ---------------------
                                                             1998       1999
                                                          ---------- ----------
Assets
 Current assets:
  Cash and cash equivalents.............................. $  253,240 $  499,725
  Marketable securities..................................     71,573     24,426
  Accounts receivable, net of allowance for doubtful
   accounts of $10,342 and $9,623 respectively...........    585,848    392,329
  Inventories............................................    212,007    147,524
  Deferred taxes.........................................     90,162     72,107
  Other current assets...................................    118,087     96,401
                                                          ---------- ----------
 Total current assets....................................  1,330,917  1,232,512

 Property, plant, and equipment, less accumulated
  depreciation...........................................    227,760    198,806
 Intangible assets, less accumulated amortization........      9,124      5,199
 Other assets............................................     78,539     33,436
                                                          ---------- ----------
                                                          $1,646,340 $1,469,953
                                                          ========== ==========

Liabilities and Group Equity
 Current liabilities:
  Accounts payable....................................... $  401,324 $  342,344
  Accrued warranty.......................................     40,239     38,917
  Accrued compensation...................................     44,359     51,048
  Income taxes payable...................................     39,777     33,411
  Current portion of long-term debt......................        312        341
  Other accrued liabilities..............................     66,199     57,841
                                                          ---------- ----------
 Total current liabilities...............................    592,210    523,902

 Deferred taxes..........................................     38,523     39,985
 Long-term debt..........................................     13,328     18,987
 Convertible subordinated debt...........................     95,833     95,833
 Commitments and contingencies...........................
 Group equity............................................    906,446    791,246
                                                          ---------- ----------
                                                          $1,646,340 $1,469,953
                                                          ========== ==========

            See accompanying notes to combined financial statements.

                             HARD DISK DRIVE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Year Ended March 31,
                                                -------------------------------
                                                  1997       1998       1999
                                                ---------  ---------  ---------
Cash flows from operating activities:
 Net income (loss)............................  $  41,055  $ (52,858) $(152,526)
 Adjustments to reconcile net income (loss) to
  net cash provided by operations:
 Loss from investee...........................         --     66,060    124,809
 Depreciation.................................     88,697     62,583     66,570
 Amortization.................................     20,310      5,372      4,458
 Deferred taxes...............................     26,902      5,338     19,516
 Compensation related to stock incentive
  plans.......................................        797      1,412      1,879
 Changes in assets and liabilities:
  Accounts receivable.........................   (101,029)   146,961    193,519
  Inventories.................................    203,831     (6,402)    64,483
  Accounts payable............................    (20,361)   (52,963)   (58,980)
  Income taxes payable........................     (9,841)     8,624     (6,367)
  Accrued warranty............................     17,560    (25,648)    (1,322)
  Other assets and liabilities................    (47,724)   (76,785)    (9,255)
                                                ---------  ---------  ---------
Net cash provided by operating activities.....    220,197     81,694    246,784
                                                ---------  ---------  ---------

Cash flows from investing activities:
 Purchases of marketable securities...........         --    (71,573)   (78,145)
 Maturities of marketable securities..........         --         --    125,292
 Purchases of equity securities/minority
  interest....................................     (3,400)        --         --
 Acquisition of intangible assets.............         --     (9,850)        --
 Proceeds from sale of interest in recording
  heads operations............................         --     94,000         --
 Investment in property and equipment.........   (163,534)  (119,066)   (82,486)
 Proceeds from disposition of property and
  equipment...................................      9,665      5,962        140
 Proceeds from repayment of note receivable...         --     18,000         --
                                                ---------  ---------  ---------
Net cash used in investing activities.........   (157,269)   (82,527)   (35,199)
                                                ---------  ---------  ---------

Cash flows from financing activities:
 Proceeds from long-term credit facilities....    110,030         --      8,333
 Inter-group proceeds for common stock
  issued......................................         --         --     15,118
 Proceeds from mortgage loan..................     14,035         --         --
 Principal payments on long-term credit
  facilities..................................   (126,113)   (60,326)    (2,645)
 Proceeds from issuance of common stock.......     15,087     16,787     14,094
 Proceeds from issuance of convertible
  subordinated notes..........................         --     95,833         --
                                                ---------  ---------  ---------
Net cash provided by financing activities.....     13,039     52,294     34,900
                                                ---------  ---------  ---------
Increase in cash and cash equivalents.........     75,967     51,461    246,485
Cash and cash equivalents at beginning of
 period.......................................    125,812    201,779    253,240
                                                ---------  ---------  ---------
Cash and cash equivalents at end of period....  $ 201,779  $ 253,240  $ 499,725
                                                =========  =========  =========
Supplemental disclosure of cash flow
 information:
 Conversion of debentures to common stock.....  $ 132,893  $  80,450         --
                                                =========  =========  =========
 Note received on disposition of property and
  equipment...................................  $  18,000         --         --
                                                =========  =========  =========
 Issuance of redeemable preferred stock as
  part of minority
 interest acquisition.........................  $   1,296         --         --
                                                =========  =========  =========
 Conversion of redeemable preferred stock to
  common stock................................         --  $   1,296         --
                                                =========  =========  =========
 Cash paid during the year for:
 Interest.....................................  $  21,318  $   9,677  $   8,908
                                                =========  =========  =========
 Income taxes.................................  $   7,621  $  17,868  $  21,864
                                                =========  =========  =========


            See accompanying notes to combined financial statements.

                             HARD DISK DRIVE GROUP

                      COMBINED STATEMENTS OF GROUP EQUITY
                                 (In thousands)

                                                         Accumulated
                                                            Other
                                             Retained   Comprehensive   Group
                                     Other   Earnings   Income (Loss)  Equity
                                    -------- ---------  ------------- ---------
Balances at March 31, 1996........  $419,423 $ 242,997     $    --    $ 662,420
Net income........................        --    41,055          --       41,055
Conversion of subordinated
 debentures.......................   131,264        --          --      131,264
Shares issued under employee stock
 purchase plan....................     5,801        --          --        5,801
Shares issued under employee stock
 option plans, net................     9,286        --          --        9,286
Compensation expense and other....     1,766        --          --        1,766
Tax benefits related to stock
 option plans.....................     3,677        --          --        3,677
                                    -------- ---------     -------    ---------
Balances at March 31, 1997........   571,217   284,052          --      855,269
Comprehensive loss:
Net loss..........................        --   (52,858)         --      (52,858)
Other comprehensive loss--foreign
 currency translation
 adjustments......................        --        --      (1,462)     (1,462)
                                                                      ---------
Comprehensive loss................        --        --          --      (54,320)
Conversion of subordinated
 debentures.......................    78,907        --          --       78,907
Conversion of Series B preferred
 shares...........................     1,296        --          --        1,296
Shares issued under employee stock
 purchase plan....................     7,159        --          --        7,159
Shares issued under employee stock
 option plans, net................     9,628        --          --        9,628
Compensation expense and other....     1,412        --          --        1,412
Tax benefits related to stock
 option plans.....................     7,095        --          --        7,095
                                    -------- ---------     -------    ---------
Balances at March 31, 1998........   676,714   231,194      (1,462)     906,446
Comprehensive loss:
 Net loss.........................        --  (152,526)         --     (152,526)
 Other comprehensive income--
  foreign currency translation
  adjustments.....................        --        --         612          612
                                                                      ---------
Comprehensive loss................        --        --          --     (151,914)
Shares issued under employee stock
 purchase plan....................     8,013        --          --        8,013
Shares issued under employee stock
 option plans, net................     6,081        --          --        6,081
New shares issued for ATL
 acquisition......................     7,662        --          --        7,662
Conversion of ATL stock options...     7,456        --          --        7,456
Compensation expense and other....     1,879        --          --        1,879
Tax benefits related to stock
 option plans.....................     5,623        --          --        5,623
                                    -------- ---------     -------    ---------
Balances at March 31, 1999........  $713,428 $  78,668     $  (850)   $ 791,246
                                    ======== =========     =======    =========

            See accompanying notes to combined financial statements.

                             HARD DISK DRIVE GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

The accompanying combined financial statements should be read in conjunction with the consolidated financial statements of Quantum Corporation ("Quantum").

Note 1 Summary of Significant Accounting Policies

Nature of Business. Quantum operates its business through two separate groups: the Hard Disk Drive group and the DLT & Storage Systems group as described below. The Hard Disk Drive group and the DLT & Storage Systems group are referred to as the "groups."

The Hard Disk Drive group designs desktop hard disk drives to meet the storage requirements of entry-level to high-end desktop PCs in home and business environments. The Hard Disk Drive group also designs high-end hard disk drives for the demanding storage needs of network servers, workstations and storage sub-systems.

The DLT & Storage Systems group designs, develops, manufactures, licenses and markets DLTtape drives and media, tape libraries and solid state storage systems. DLTtape is the DLT & Storage Systems group's half-inch tape technology that is the de facto industry standard for data backup in the mid-range server market.

The Board of Directors (the "Board") of Quantum has recommended stockholder approval of a proposal that would create two classes of tracking stock intended to reflect separately the performance of the Hard Disk Drive group and the DLT & Storage Systems group. Under the tracking stock proposal, Quantum's Certificate of Incorporation would be amended and restated (the "Restated Certificate of Incorporation") to (i) designate a new class of Quantum Corporation--the Hard Disk Drive group Common Stock, $.01 par value per share,
(ii) designate a new class of Quantum Corporation--DSSG Common Stock, $.01 par value per share, and (iii) reclassify each authorized share of existing common stock, $.01 par value per share as one-half share of Hard Disk Drive group stock and one share of DLT & Storage Systems group stock.

The combined financial statements of the groups comprise all of the accounts included in the corresponding consolidated financial statements of Quantum. The separate group combined financial statements give effect to the accounting policies that will be applicable upon implementation of the tracking stock proposal. The separate the Hard Disk Drive group and the DLT & Storage Systems group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the historical balance sheets, results of operations, and cash flows of businesses that comprise each of the groups, with all significant intragroup transactions and balances eliminated, (ii) in the case of the Hard Disk Drive group's financial statements, corporate assets and liabilities of Quantum and related transactions identified with the Hard Disk Drive group, including allocated portions of Quantum's debt and selling, general and administrative costs, and
(iii) in the case of the DLT & Storage Systems group's financial statements, corporate assets and liabilities of Quantum and related transactions identified with the DLT & Storage Systems group, including allocated portions of Quantum's debt and selling, general and administrative costs.

   Holders of the Hard Disk Drive group stock and DLT & Storage Systems group stock will be stockholders of a single company. The Hard Disk Drive group and the DLT & Storage Systems group are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in Quantum and all of Quantum's business, assets and liabilities. The issuance of Hard Disk Drive group stock and DLT & Storage Systems group stock and the allocation of assets or liabilities and stockholders' equity between the Hard Disk Drive group and the DLT & Storage Systems group will not result in a distribution or spin-off to stockholders of any of Quantum's assets or liabilities and will not affect ownership of any of Quantum's assets or responsibility for Quantum's liabilities or those of Quantum's subsidiaries. The assets Quantum attributes to one group could be subject to the liabilities of the other group. If Quantum is unable to satisfy one group's liabilities out of the assets attributed to it, Quantum may be required to satisfy those liabilities with assets Quantum has

                   QUANTUM CORPORATION--HARD DISK DRIVE GROUP attributed to the other group. Holders of Hard Disk Drive group stock and DLT & Storage Systems group stock generally will not have stockholder rights specific to their corresponding group. Instead, holders have customary rights relating to Quantum as a whole. Holders of tracking stock will not have any rights related to their corresponding group except as set forth in provisions relating to dividend rights and requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their corresponding group, or have any right to vote on matters as a separate voting group other than in limited circumstances as provided under Delaware law or by New York Stock Exchange rules. The relative voting power of Hard Disk Drive group stock and DLT & Storage Systems group stock will fluctuate from time to time, with each share of DLT & Storage Systems group stock having one vote and each share of Hard Disk Drive group stock having a number of votes, based upon the ratio, over a specified period, of the average market values of one share of Hard Disk Drive group stock and of one share of DLT & Storage Systems group stock. This formula is intended to give each class of tracking stock a number of votes proportionate to its aggregate market capitalization at the time of any vote. Accordingly, changes in the market value of Hard Disk Drive group stock and DLT & Storage Systems group stock will affect the relative voting rights of a class of tracking stock. It is expected that initially the holders of DLT & Storage Systems group stock will have a substantial majority of the voting power of Quantum.

   Financial effects arising from one group that affect Quantum's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of tracking stock relating to the other group. Any net losses of the Hard Disk Drive group or the DLT & Storage Systems group and dividends or distributions on, or repurchases of, Hard Disk Drive group stock or DLT & Storage Systems group stock, or repurchases of preferred stock at a price per share greater than par value, will reduce the funds of Quantum legally available for payment of dividends on the Hard Disk Drive group stock.

The Board may at any time, in its sole discretion and without stockholder approval, determine to convert the tracking stock related to one group into the tracking stock related to the other group at a 10% premium during the first five years following the implementation of the tracking stock proposal and without any premium thereafter. The Board may also effect such a conversion at no premium if, based on the legal opinion of Quantum's tax counsel, it is more likely than not that for United States federal income tax purposes (i) Quantum or its stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of either Hard Disk Drive group stock or DLT & Storage Systems group stock, or (ii) either Hard Disk Drive group stock or DLT & Storage Systems group stock is not, or at any time in the future will not be, treated as stock of Quantum. In the case of certain dispositions of all or substantially all of the assets of one group, the Board may determine to convert the tracking stock of such group into the tracking stock of the other group at a 10% premium during the first five years following the implementation of the tracking stock proposal and without any premium thereafter. Any conversion at a premium would dilute the interests in Quantum of the holders of the class of tracking stock being issued in the conversion. In addition, any conversion of a class of tracking stock into another class of tracking stock would preclude holders of both classes of tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group.

   The Board may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies in its sole discretion without stockholder approval.

The Hard Disk Drive group's combined financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below.

                             HARD DISK DRIVE GROUP

Financing Activities. Quantum manages most financial activities of the Hard Disk Drive group and the DLT & Storage Systems group on a centralized basis. Such financial activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, the issuance and repurchase of common stock, and the issuance and repurchase of any preferred stock.

At March 31, 1999, $115 million of Quantum's debt was allocated to the Hard Disk Drive group and $230 million was allocated to the DLT & Storage Systems group. The Board has adopted the following financing policy that will affect the combined statements of the Hard Disk Drive group and the DLT & Storage Systems group: Quantum will allocate its debt between the groups ("pooled debt") or, if Quantum so determines, in its entirety to a particular group. Quantum will allocate preferred stock, if issued, in a similar manner.

Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock decreases such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group, if so determined by the Board, decreases the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increases the recipient group's allocated portion of the pooled debt or preferred stock.

   Pooled debt bears interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, may bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock is reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

Debt for a particular financing allocated in its entirety to one group, bears interest for group financial statement purposes at the rate determined by the Board. For preferred stock allocated in its entirety to one group the dividend cost to that group is determined in a similar manner. If the interest or dividend cost is higher than Quantum's actual cost, the other group receives a credit for an amount equal to the difference as compensation for the use of Quantum's credit capacity. Any expense related to debt or preferred stock that is allocated in its entirety to a group is allocated in whole to that group.

Cash or other property that Quantum allocated to one group that is transferred to the other group is, if so determined by the Board, accounted for either as a short-term loan or as a long-term loan. Short-term loans and, unless Quantum's board determines otherwise, long-term loans bear interest at a rate equal to the weighted average interest rate of Quantum's pooled debt. If Quantum does not have any pooled debt, the Board determines the rate of interest for such loan. The Board establishes the terms on which long-term loans between the groups is made, including interest rate if not based on Quantum's weighted average interest rate, amortization schedule, maturity and redemption terms.

Although Quantum may allocate its debt and preferred stock between groups, the debt and preferred stock remain obligations of Quantum and all stockholders of Quantum are subject to the risks associated with those obligations.

Allocation of Support Activities. The Hard Disk Drive group is charged for specifically identified costs of certain support activities based upon the Hard Disk Drive group's use of such activities. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of support activities attributable to the Hard Disk Drive group. Such allocated support activities included certain selling and marketing, executive management, human resources, corporate finance, legal and corporate planning costs. The total of these allocations were $98 million, $79 million, and $70 million in fiscal years 1997, 1998 and 1999, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Hard Disk Drive group were a separate entity.

                             HARD DISK DRIVE GROUP

Allocation of Federal and State Income Taxes. The federal income taxes of Quantum and the subsidiaries which own assets allocated between the groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group, as if each group were a stand-alone entity. Such allocations reflect each group's contribution (whether positive or negative) to Quantum's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Accordingly, the amounts of taxes payable or refundable allocated to each group may not necessarily be the same as that which would have been payable or refundable had each group filed a separate income tax return.

Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds are allocated between the groups based on their respective contributions to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments which are determined on a separate corporation basis are allocated between the groups in a manner designed to reflect the respective contributions of the groups to the corporation's separate state or local taxable income.

The discussion of the Hard Disk Drive group's income tax provision (Note 12) should be read in conjunction with Quantum's consolidated financial statements and notes thereto.

Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from the estimates and assumptions used in preparing the combined financial statements.

Revenue Recognition. Revenue from sales of products is recognized on shipment to customers, with provision made for estimated returns.

Foreign Currency Translation and Transactions. Assets, liabilities, and operations of foreign offices and subsidiaries are recorded based on the functional currency of the entity. For a majority of the Hard Disk Drive group's material foreign operations, the functional currency is the U.S. Dollar. The assets and liabilities of foreign offices with a local functional currency are translated at current exchange rates from the local currency to the reporting currency, the U.S. Dollar. The resulting gains or losses are reported as a component of group equity. Although close to half of the Hard Disk Drive group's sales are made to customers in non-U.S. locations and all of the Hard Disk Drive group's hard disk drive products are manufactured in Japan, Singapore and Ireland by Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE"), a majority of the Hard Disk Drive group's material transactions are denominated in U.S. dollars, including the purchase by the Hard Disk Drive group of hard disk drives manufactured by MKE in U.S. dollars. Accordingly, transaction gains or losses have been immaterial to the financial statements for all years presented. The effect of foreign currency exchange rate fluctuations on cash was also immaterial for the years presented. Assets and liabilities denominated in other than the functional currency are remeasured each month with the remeasurement gain or loss recorded in other income.

Foreign Exchange Contracts. The effect of foreign currency rate changes on the remeasurement of certain assets and liabilities denominated in a foreign currency are managed using foreign currency forward exchange contracts. Foreign currency forward exchange contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign currency forward exchange contracts are accounted for by the fair value method. Foreign currency forward exchange contracts are carried on the balance sheet at fair value, with changes in that value recognized in other income.

                             HARD DISK DRIVE GROUP

Cash Equivalents and Marketable Securities. Highly liquid debt instruments with a maturity of 90 days or less at the time of purchase are considered to be cash equivalents. Cash equivalents are carried at fair value, which approximates cost. Marketable securities have maturities of more than 90 days at the time of purchase. Cash equivalents and marketable securities have been classified as available-for-sale. Securities classified as available-for-sale are carried at fair value with material unrealized gains and losses reported in Group equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are recorded in other income or expense. The cost of securities sold is based on the specific identification method.


Concentration of Credit Risk. Quantum performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Reserves are maintained for potential credit losses and such losses have historically been within management's expectations.

Quantum invests its excess cash in deposits with major banks and in money market funds and short-term debt securities of companies with strong credit ratings from a variety of industries. These securities generally mature within 365 days and, therefore, bear minimal risk. Quantum has not experienced any material losses on its investments. Quantum, by corporate policy, limits the amount of credit exposure to any one issuer and to any one type of investment.

Investments in Joint Ventures and Other Entities. Investments in joint ventures and other entities are recorded in other assets. Investments in joint ventures are accounted for by the equity method. Dividends are recorded as a reduction of the carrying value of the investment when received.

Investments in other entities (less-than-20-percent-owned companies) that are not represented by marketable securities are carried at cost less write-downs for declines in value that are judged to be other-than-temporary. These valuation losses are recorded in other income when identified. Dividends are recorded in other income when received.

Inventories. Inventories are carried at the lower of cost or market. Cost is determined on a first-in, first-out basis.

Property, Plant, and Equipment. Property, plant, and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the lesser of the estimated useful lives of the assets (generally three to ten years for machinery, equipment, furniture, and leasehold improvements; and twenty-five years for buildings) or the lease term.

                             HARD DISK DRIVE GROUP

   Acquired Intangibles. Acquired intangible assets are being amortized over their estimated useful lives, which range from three to five years. The accumulated amortization at March 31, 1998 and 1999 was $6 million and $5 million, respectively. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist, or at least annually.

Warranty Expense. The Hard Disk Drive group generally warrants its products against defects for a period of one to five years. A provision for estimated future costs relating to warranty expense is recorded when products are shipped and revenue recognized.

Advertising Expense. The Hard Disk Drive group accrues for co-operative advertising as the related revenue is earned, and other advertising expense is recorded as incurred. Advertising expense for the years ended March 31, 1997, 1998 and 1999, was $24 million, $26 million, and $20 million, respectively.

Stock-Based Compensation. The Hard Disk Drive group accounts for its stock-based employee compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations ("APB Opinion No. 25").

Risks and Uncertainties. The Hard Disk Drive group's business entails a number of risks. As is typical in the information storage industry, a significant portion of the Hard Disk Drive group's customer base is concentrated with a small number of OEMs, and the Hard Disk Drive group is not able to predict whether there will be any significant change in the demand for its customers' products. The loss of any one of the Hard Disk Drive group's more significant customers could have a material adverse effect on the Hard Disk Drive group's results of operations. A limited number of hard disk drive storage products make up a significant majority of the Hard Disk Drive group's sales, and due to increasingly rapid technological change in the industry, the Hard Disk Drive group's future depends on its ability to develop and successfully introduce new products. The Hard Disk Drive group utilizes a third party, MKE, to manufacture all of the products it sells. The Hard Disk Drive group relies on MKE's ability to bring new products rapidly to volume production and to meet stringent quality standards. MKE manufactures the Hard Disk Drive group's drives in Japan, Singapore, and Ireland. If MKE were unable to satisfy the Hard Disk Drive group's production requirements, the Hard Disk Drive group would not have an alternative source to meet the demand for its products without substantial delay and disruption to its operations.

Comprehensive Income. In June 1997, the FASB released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and has been implemented by the Hard Disk Drive group.

Segment Information. In June 1997, The FASB released Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 changes the way companies report selected segment information in annual financial statements and also requires companies to report selected segment information in interim financial reports to stockholders. SFAS 131 has been implemented by the Hard Disk Drive group.

                             HARD DISK DRIVE GROUP

Note 2 Financial Instruments

Quantum's cash and cash equivalents, including certain available-for-sale securities, are allocated between the Hard Disk Drive group and the DLT & Storage Systems group. However, marketable securities have been allocated to the Hard Disk Drive group.

 Available-For-Sale Securities

The following is a summary of Quantum's consolidated available-for-sale securities, all of which are classified as cash equivalents and marketable securities:

                                    March 31, 1998            March 31, 1999
                               ------------------------- -------------------------
                               Amortized Cost Fair Value Amortized Cost Fair Value
                               -------------- ---------- -------------- ----------
                                                 (In thousands)
     Certificates of
      deposit................    $ 411,700     $411,700     $499,400     $499,400
     Money market funds......           --           --      125,200      125,200
     Corporate commercial
      paper and bank notes...      103,346      103,339       58,484       58,486
     U.S. Treasury securities
      and obligations of U.S.
      government agencies....      165,364      165,360      100,589      100,589
     Other...................        4,613        4,613        5,121        5,121
                                 ---------     --------     --------     --------
                                 $ 685,023     $685,012     $788,794     $788,796
                                 =========     ========     ========     ========
     Included in cash and
      cash equivalents.......    $ 613,450     $613,450     $764,368     $764,368
     Included in marketable
      securities.............       71,573       71,562       24,426       24,428
                                 ---------     --------     --------     --------
                                 $ 685,023     $685,012     $788,794     $788,796
                                 =========     ========     ========     ========

The difference between the amortized cost of available-for-sale securities and fair value was immaterial at March 31, 1998 and 1999, and therefore no gross unrealized gains or losses were recorded in Quantum's stockholders' equity. The estimated fair value of available-for-sale securities is based on market quotations. There were no sales of available-for-sale securities in fiscal years 1998 or 1999. At March 31, 1999, the average available-for-sale portfolio duration was approximately 20 days, and no security had a maturity longer than one year.

 Derivative Financial Instruments

Foreign Exchange--Asset and Liability Management. During the periods covered by the financial statements, Quantum utilized foreign currency forward exchange contracts to manage the effects of foreign currency remeasurement arising from certain assets and liabilities denominated in a foreign currency. The gains and losses from market rate changes on these contracts, which are intended to offset the losses and gains on certain foreign currency denominated assets and liabilities, are recorded monthly in other income.

                             HARD DISK DRIVE GROUP

The following is a summary of foreign currency forward contracts held for asset and liability management purposes:

                                                         March 31,
                                            -----------------------------------
                                                  1998              1999
                                            ----------------- -----------------
                                             (In millions, except for forward
                                                          rates)
     Currency to be sold................... Yen               Yen
     Maturity dates........................ April-May 1998    April-May 1999
     Foreign currency notional amount...... 1,600 yen         2,900 yen
     Weighted average forward rate......... 132.23            119.06
     U.S. dollar notional amount........... $12.1             $24.4
     U.S. dollar equivalent................ $12.3             $24.5
     Fair value............................ $(0.2)            $(0.1)
                                                         March 31,
                                            -----------------------------------
                                                  1998              1999
                                            ----------------- -----------------
                                             (In millions, except for forward
                                                          rates)
     Currency to be purchased.............. Swiss Franc       Swiss Franc
     Maturity dates........................ April 1998        April 1999
     Foreign currency notional amount...... 26.5 Swiss Francs 22.0 Swiss Francs
     Weighted average forward rate......... 1.51              1.49
     U.S. dollar notional amount........... $17.5             $14.8
     U.S. dollar equivalent................ $17.4             $14.8
     Fair value............................ $(0.1)            $ --

The fair values for foreign currency forward contracts represent the difference between the contracted forward rate and the quoted fair value of the underlying Yen or Swiss Francs at the balance sheet dates. Quantum generally does not require collateral from the counterparties to foreign currency forward contracts.

 Carrying Amount and Fair Values of Financial Instruments

The estimated fair value of Quantum's borrowings (pooled debt) are summarized as follows:

                                                     March 31,
                               -----------------------------------------------------
                                          1998                       1999
                               -------------------------- --------------------------
                               Carrying Amount Fair Value Carrying Amount Fair Value
                               --------------- ---------- --------------- ----------
                                                   (In millions)
     Convertible subordinated
      debt...................      $287.5        $281.8       $287.5        $254.6
     Revolving credit line...          --            --         18.0          18.0
     Mortgage loan...........        40.9          41.8         40.0          40.8

The fair values for the convertible subordinated debt were based on the quoted market price at the balance sheet dates. Fair value for the revolving credit agreement approximated its carrying amount, since interest rates on these borrowings are adjusted periodically to reflect market interest rates. The fair values of the mortgage loan were based on the estimated present value of the remaining payments, utilizing risk-adjusted market interest rates of similar instruments at the balance sheet dates.

                             HARD DISK DRIVE GROUP

Note 3 Inventories

Inventories consisted of:

                                                               March 31,
                                                           -----------------
                                                             1998     1999
                                                           -------- --------
                                                              (In thousands)
     Materials and purchased parts........................ $  2,316 $  2,204
     Work in process......................................   14,616    5,377
     Finished goods.......................................  195,075  139,943
                                                           -------- --------
                                                           $212,007 $147,524
                                                           ======== ========

In fiscal year 1998, the Hard Disk Drive group recorded a $103 million charge to cost of revenue related to the transition to a new generation of its high-end disk drive products, primarily for inventory write-offs and adjustments and losses related to firm inventory purchase commitments.

Note 4 Property, Plant and Equipment

Property, plant, and equipment consisted of:

                                                                March 31,
                                                           --------------------
                                                             1998       1999
                                                           ---------  ---------
                                                             (In thousands)
     Machinery and equipment.............................. $ 271,318  $ 282,872
     Furniture and fixtures...............................    27,219     25,774
     Buildings and leasehold improvements.................   116,327    123,319
     Land.................................................     4,628      3,828
                                                           ---------  ---------
                                                             419,492    435,793
     Less accumulated depreciation and amortization.......  (191,732)  (236,987)
                                                           ---------  ---------
                                                           $ 227,760  $ 198,806
                                                           =========  =========

Note 5 Loss from Investee

On May 16, 1997, the Hard Disk Drive group sold a controlling interest in its recording heads operations to MKE, thereby forming a recording heads joint venture with MKE, MKE-Quantum Components LLC ("MKQC"). The operations were involved in the research, development, and manufacture of MR recording heads used in the Hard Disk Drive group's hard disk drive products manufactured by MKE.

The Hard Disk Drive group contributed recording heads assets and operations, and leased certain premises to MKQC. The recording heads assets that Quantum contributed to MKQC consisted of inventory, equipment, accounts receivable, and intangibles, which aggregated $211 million. MKQC assumed $51 million of debt payable to Quantum and assumed $24 million of third-party liabilities. MKE paid Quantum $94 million and contributed $110 million to MKQC in exchange for a 51% majority ownership interest in MKQC. Quantum retained a 49% minority ownership interest in MKQC. Quantum employees who were involved in the recording heads operations became employees of MKQC.

MKE and Quantum shared pro rata in MKQC's results of operations and agreed to share pro rata in any capital funding requirements.

                             HARD DISK DRIVE GROUP

Subsequent to May 16, 1997, the Hard Disk Drive group accounted for its 49% interest in MKQC using the equity method of accounting. The results of the Hard Disk Drive group's involvement in recording heads through May 15, 1997, were combined.

Quantum provided support services to MKQC. The support services were mainly finance, human resources, legal, and computer support. MKQC reimbursed Quantum for the estimated cost of the services.

Summarized Financial Information

The following is summarized financial information for MKQC:

                                                                  Period from
                                                                May 16, 1997, to
                                                                 March 31, 1998
                                                                ----------------
                                                                 (In thousands)
     Revenue...................................................    $ 165,775
     Gross profit (loss).......................................      (43,677)
     Loss from operations......................................     (131,693)
     Net loss..................................................     (134,816)
                                                                 March 31, 1998
                                                                ----------------
     Current assets............................................    $  49,520
     Noncurrent assets.........................................      213,230
     Current liabilities.......................................       94,707
     Note payable to Quantum...................................       50,823
     Other noncurrent liabilities..............................       14,964

On October 28, 1998, Quantum and MKE agreed to dissolve MKQC because MKQC had not been able to produce MR recording heads on a cost-effective basis. In connection with the dissolution, MKE has taken control and ownership of MKQC's manufacturing operations in Batam, Indonesia; MKQC's domestic operations have ceased; and its domestic assets are in liquidation. In the third quarter of fiscal year 1999, the Hard Disk Drive group recorded a $101 million loss from investee (unaudited) which includes a write-off of the Hard Disk Drive group's investment in MKQC; a write-down of the Hard Disk Drive group's interest in facilities in Louisville, Colorado, and Shrewsbury, Massachusetts that were occupied by MKQC; warranty costs resulting from MR recording heads manufactured by MKQC; and the Hard Disk Drive group's 49% pro rata share in funding MKQC's repayment of its obligations, primarily bank debt, accounts payable, and other liabilities through June 1999 when the liquidation of MKQC is expected to be completed.

MKQC's unaudited net loss for the six months ended September 27, 1998 was $84 million (unaudited) on revenue of $62 million (unaudited). The Hard Disk Drive group's 49% interest in the net loss was $41 million.

                             HARD DISK DRIVE GROUP

Note 6 Credit Agreements, Long-Term Debt and Convertible Subordinated Debt

Quantum's debt includes the following:

                                                               March 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
                                                            (In thousands)
   7% convertible subordinated notes...................... $287,500  $287,500
   Revolving credit line, 6.0% average rate, payable
    through June 2000.....................................       --    18,000
   Mortgage...............................................   40,920    39,985
                                                           --------  --------
                                                            328,420   345,485

   Less short-term portion of debt........................      935     1,024
                                                           --------  --------
   Total long-term debt and convertible subordinated
    debt.................................................. $327,485  $344,461
                                                           ========  ========

   The Hard Disk Drive group's portion of Quantum debt:
   Short-term debt........................................ $    312  $    341
   Long-term debt and convertible subordinated debt,
    excluding current portion.............................  109,161   114,820
                                                           --------  --------
     The Hard Disk Drive group total debt................. $109,473  $115,161
                                                           ========  ========

   The DLT & Storage Systems group's portion of Quantum
    debt:
   Short-term debt........................................ $    623  $    683
   Long-term debt and convertible subordinated debt,
    excluding current portion.............................  218,324   229,641
                                                           --------  --------
     The DLT & Storage Systems group total debt........... $218,947  $230,324
                                                           ========  ========

   Weighted average interest rate on Quantum's debt at
    period-end............................................     7.39%     7.31%


In June 1997, Quantum entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At the option of Quantum, borrowings under the revolving credit line bear interest at either LIBOR plus a margin determined by a total funded debt ratio, or a base rate, with option periods of one to six months. As of March 31, 1998 and March 31, 1999, there was no outstanding balance drawn on this line.

In July 1997, Quantum issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of Quantum's common stock at a conversion price of $46.325 per share. The notes are redeemable at Quantum's option on or after August 1, 1999, and prior to August 1, 2001, under certain conditions related to the price of Quantum's common stock. Subsequent to August 1, 2001, the notes are redeemable at Quantum's option at any time. In the event of certain changes involving all or substantially all of Quantum's common stock, the notes would become redeemable at the option of the holder. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all existing and future senior indebtedness of Quantum.

If the Tracking Stock Proposal is implemented, each of the 7% subordinated notes, which currently are convertible into shares of Quantum Common Stock, will become convertible into a number of shares of Hard Disk Drive group stock and a number of shares of DLT & Storage Systems group stock equal to the numbers

                             HARD DISK DRIVE GROUP
of such shares which the holder of such note would receive under the tracking stock proposal had such note been converted immediately prior to the implementation of the tracking stock proposal. The notes will not be separately convertible into solely DLT & Storage Systems group stock or solely Hard Disk Drive group stock. The exercise price and maturity date of each convertible note will not be affected by the implementation of the tracking stock proposal.

In September 1996, Quantum entered into a $42 million mortgage related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years, with monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term. The debt is secured by specified real estate.

Payments required on Quantum's long-term debt outstanding at March 31, 1999, are $1.0 million in fiscal year 2000, $1.1 million in fiscal year 2001, $1.2 million in fiscal year 2002, $1.3 million in fiscal year 2003 and $1.5 million in fiscal year 2004.

Note 7 Redeemable Preferred Stock

In fiscal year 1998, the holder of the 90,000 shares of Redeemable Convertible Participating Series B Preferred Stock exercised its right to convert the shares to Quantum common stock. Quantum issued 180,000 shares of Quantum common stock pursuant to the conversion.

Note 8 Stock Incentive Plans

Long-Term Incentive Plan. Quantum has a Long-Term Incentive Plan (the "Plan") that provides for the issuance of stock options, stock appreciation rights, stock purchase rights, and long-term performance awards (collectively referred to as "options") to employees, consultants, officers and affiliates of Quantum. The Plan has available and reserved for future issuance 19.2 million shares and allows for an annual increase in the number of shares available for issuance, subject to a limitation. Available for grant as of March 31, 1999, were 529,000 shares. Options under the Plan expire no later than ten years from the grant date and generally vest over four years. Restricted stock granted under the Plan generally vests over two to three years. In fiscal years 1997, 1998 and 1999, Quantum recorded compensation expense of $1,916,000, $3,179,000 and $3,211,000, respectively, related to restricted stock granted pursuant to stock purchase rights under the Plan, a portion of which was allocated to the Hard Disk Drive group. The number of shares of restricted stock granted under the Plan were 354,290 shares, 65,500 shares, and 157,200 shares, in fiscal years 1997, 1998 and 1999, respectively, at an exercise price of $.01.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, each share of restricted stock currently held will be changed into one share of DLT & Storage Systems group stock and 0.5 of a share of Hard Disk Drive group stock.

Stock Option Plans. Quantum has Stock Option Plans (the "Plans") under which
5.1 million shares of Quantum common stock was reserved for future issuance at March 31, 1999 to directors of Quantum. Options under the Plans are granted at prices determined by the Board, but at not less than the fair market value, and accordingly no compensation accounting has been required at the original date of grant. Options currently expire no later than ten years from the grant date and generally vest ratably over one to four years. At March 31, 1999, options with respect to 470,000 shares of Quantum common stock were available for grant.

                             HARD DISK DRIVE GROUP

Stock Option Summary Information. A summary of activity relating to Quantum's Long-Term Incentive Plan and the Stock Option Plans follows:

                                                Year Ended March 31,
                          --------------------------------------------------------------------
                                  1997                   1998                   1999
                          ---------------------- ---------------------- ----------------------
                          Shares  Weighted-Avg.  Shares  Weighted-Avg.  Shares  Weighted-Avg.
                          (000s)  Exercise Price (000s)  Exercise Price (000s)  Exercise Price
                          ------  -------------- ------  -------------- ------  --------------
Outstanding at beginning
 of period..............  16,746      $6.75      16,354      $ 7.52     17,005      $12.09
Granted.................   5,850      $8.59       6,163      $19.80     10,781      $21.51
Canceled................  (1,564)     $7.94        (718)     $14.11     (1,880)     $22.63
Exercised...............  (4,678)     $5.97      (4,794)     $ 6.10     (2,530)     $ 7.23
                          ------                 ------                 ------
Outstanding at end of
 period.................  16,354      $7.52      17,005      $12.09     23,376      $14.68
                          ======                 ======                 ======
Exercisable at end of
 period.................   8,514      $6.53       8,332      $ 8.84     11,786      $10.65
                          ======                 ======                 ======

The range of exercise prices for options outstanding at March 31, 1999 was $2.17 to $30.81. Quantum recorded compensation expense of $475,000, $1,057,000 and $2,188,000 was recorded in fiscal years 1997, 1998 and 1999, respectively, on accelerated stock options under the Plans, a portion of such expense was allocated to the Hard Disk Drive group.

The following tables summarize information about Quantum's options outstanding at March 31, 1999:

                                                     Outstanding Options
                              -------------------------------------------------------------------
                              Shares Outstanding at        Weighted-Average      Weighted-Average
     Range of Exercise Prices March 31, 1999 (000s)   Remaining Contractual Life  Exercise Price
     ------------------------ ---------------------   -------------------------- ----------------
     $ 2.17 -- $ 8.75                  7,842                     6.09                 $ 6.23
     $ 8.78 -- $19.81                  7,816                     7.88                 $15.37
     $20.19 -- $30.81                  7,718                     9.28                 $22.56
                                      ------
                                      23,376                     7.74                 $14.68
                                      ======

                                              Options Exercisable
                                   ----------------------------------------------
                                   Shares Exercisable at
                                       March 31, 1999            Weighted-Average
       Range of Exercise Prices            (000s)                 Exercise Price
       ------------------------    ---------------------         ----------------
       $ 2.17 -- $ 8.75                     6,576                     $ 6.24
       $ 8.78 -- $19.81                     4,095                     $14.28
       $20.19 -- $30.81                     1,115                     $23.30
                                           ------
                                           11,786                     $10.65
                                           ======

   Expiration dates ranged from May 8, 1999 to May 1, 2009 for options outstanding at March 31, 1999. Prices for options exercised during the three-year period ended March 31, 1999, ranged from $0.01 to $23.94. Proceeds received from exercises are credited to group equity.

Completing the acquisition of ATL included the conversion of outstanding ATL stock options into options to purchase 1.8 million shares of Quantum common stock. These options relate to Quantum's assumption of ATL's 1996 Stock Incentive Plan and 1997 Stock Incentive Plan, collectively referred to as the "ATL Plans." Under the terms of the ATL Plans, eligible key employees, directors and consultants received options to purchase shares of ATL's previously outstanding common stock at prices not less than 100% for incentive stock options and not less than 85% for nonqualified stock options of the fair value on the date of grant as

                             HARD DISK DRIVE GROUP
determined by ATL's Board of Directors. Options under ATL Plans vest over a three year period and expire ten years after date of grant or 90 days after termination of employment. Subsequent to completing the acquisition of ATL, no additional grants may be made from the ATL Plans.

If the tracking stock proposal is approved by the stockholders and implemented by the Board, each outstanding stock option under Quantum's stock option plans will be converted into separately exercisable options to acquire one share of DLT & Storage Systems group stock and 0.5 of a share of Hard Disk Drive group stock. The exercise price for the resulting DLT & Storage Systems group stock options and Hard Disk Drive group stock options will be calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which is the opening price of DLT & Storage Systems group stock or Hard Disk Drive group stock, as the case may be, on the first date such stock are traded on the New York Stock Exchange and the denominator of which is the sum of such DLT & Storage Systems group stock and Hard Disk Drive group stock prices. This is intended to ensure that the aggregate intrinsic value of the options will be preserved, and the ratio of the exercise price per option to the market value per share will not be reduced. In addition, the vesting provision and option periods of the original grants will remain the same when converted.

Stock Purchase Plan. Quantum has an employee stock purchase plan (the "Purchase Plan") that allows for the purchase of stock at 85% of fair market value at the date of grant or the exercise date, whichever value is less. The Purchase Plan is qualified under Section 423 of the Internal Revenue Code. Of the 22.8 million shares authorized to be issued under the plan, 1,366,000 shares were available for issuance at March 31, 1999. Quantum's employees purchased 3,216,000 shares, 3,454,000 shares, and 2,555,000 shares under the Purchase Plan in fiscal years 1997, 1998, and 1999, respectively. The weighted average exercise price of stock purchased under the Purchase Plan was $5.41, $6.22 and $9.41 in fiscal years 1997, 1998, and 1999, respectively.

If the tracking stock proposal is approved by the stockholders and implemented by the Board, the terms of the Purchase Plan will be adjusted to allow Quantum's employees to purchase one share of DLT & Storage Systems group stock and 0.5 of a share of Hard Disk Drive group stock for each share of Quantum common stock.

Other. The Hard Disk Drive group adopted SFAS No. 123, "Accounting for Stock-Based Compensation" in fiscal year 1997. The Hard Disk Drive group has elected to continue to account for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25 and disclose the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation expense has been recognized for the stock option plans and the employee stock purchase plans as all options have been issued at fair market value. Since Hard Disk Drive group stock was not part of the capital structure of Quantum for the periods presented, there were no stock options outstanding. Therefore, the pro forma effect of Hard Disk Drive group stock options on the accompanying combined financial statements is not presented.

Note 9 Common Stock and Stockholder Rights Plan

The Hard Disk Drive group stock will represent a separate class of Quantum's stock if the tracking stock proposal is approved. Additional shares of Hard Disk Drive group stock may be issued from time to time upon exercise of stock options or at the discretion of Quantum's Board.

   Quantum has a stockholder rights plan (the "Rights Plan") that provides existing stockholders with the right to purchase 1/1000 preferred share for each common share held in the event of certain changes in Quantum's ownership. Subject to certain exceptions, if any person or group becomes the beneficial owner of

                             HARD DISK DRIVE GROUP

20% or more of the outstanding common stock each right will entitle its holder to purchase 1/1000 preferred share or, under certain circumstances, shares of common stock with a market value twice the exercise price of the right. The Rights Plan may serve as a deterrent to takeover tactics that are not in the best interests of stockholders.

If the tracking stock proposal is approved by the stockholders and implemented by the Board, the Rights Agreement will be amended and restated (the "Restated Rights Agreement") to, among other things, (i) reflect the new equity structure of Quantum and (ii) reset the prices at which rights issued pursuant thereto may be exercised into units of Junior Preferred Stock.

If the tracking stock proposal is approved by the stockholders and implemented by the Board, as of the date on which the DLT & Storage Systems group stock and the Hard Disk Drive group stock is issued under the tracking stock proposal, the Board will by resolution (i) reduce the authorized number of shares of Series A Junior Preferred Stock to zero, (ii) designate a new series of Junior Preferred Stock as the Series B Junior Preferred Stock, (iii) designate another new series of Junior Preferred Stock as the Series C Junior Preferred Stock,
(iv) exchange for each existing Right (A) one right with respect to each share of DLT & Storage Systems group stock (a "DLT & Storage Systems group right") which will entitle the holders thereof to purchase shares of Series B Junior Preferred Stock under the conditions specified in the Restated Rights Agreement, and (B) one right with respect to each share of Hard Disk Drive group stock (a "Hard Disk Drive group right"), which will entitle the holders thereof to purchase shares of Series C Junior Preferred Stock under the conditions specified in the Restated Rights Agreement. The DLT & Storage Systems group rights and the Hard Disk Drive group rights are herein collectively referred to as the "rights."

The rights will expire on August 4, 2008, unless earlier redeemed by Quantum or extended. The rights would be exercisable only if a person or group acquires
(i) 20% or more of the then outstanding shares of DLT & Storage Systems group stock or (ii) 20% of the then outstanding shares of Hard Disk Drive group stock, or commences a tender offer that would result in such person or group beneficially owning such number of shares. In such event, each Right would entitle the holder to purchase from Quantum (i) in the case of a DLT & Storage Systems group right, 1/1000 of a share of Series B Junior Preferred Stock (a "Series B Unit") at a purchase price to be determined by the Board, subject to adjustment or, under certain circumstances, shares of DLT & Storage Systems group stock with a market value twice the exercise price of the DLT & Storage Systems group right and (ii) in the case of a Hard Disk Drive group right, 1/1000 of a share of Series C Junior Preferred Stock (a "Series C Unit") at a purchase to be determined by the Board, subject to adjustment or, under certain circumstances, shares of Hard Disk Drive group stock with a market value twice the exercise price of the Hard Disk Drive group right.

Note 10 Savings and Investment Plan

Substantially all of the regular domestic employees are eligible to make contributions to Quantum's 401(k) savings and investment plan. Quantum matches a percentage of the employees' contributions and may also make additional discretionary contributions to the plan. Quantum contributions were $5 million, $6 million and $7 million, in fiscal years 1997, 1998 and 1999, respectively.

                             HARD DISK DRIVE GROUP

Note 11 Income Taxes

The income tax benefit consists of the following:

                                                     Year Ended March 31,
                                                 ------------------------------
                                                   1997      1998       1999
                                                 --------  ---------  ---------
                                                        (In thousands)
     Federal: Current.........................   $(60,979) $(106,585) $(125,940)
              Deferred........................      4,946     21,029     20,682
                                                 --------  ---------  ---------
                                                  (56,033)   (85,556)  (105,258)
                                                 --------  ---------  ---------
     State:   Current.........................     (5,470)    (8,591)   (23,574)
              Deferred........................      4,028    (15,098)     2,344
                                                 --------  ---------  ---------
                                                   (1,442)   (23,689)   (21,230)
                                                 --------  ---------  ---------
     Foreign: Current.........................     20,088     26,857     18,021
              Deferred........................     17,928       (593)    (3,510)
                                                 --------  ---------  ---------
                                                   38,016     26,264     14,511
                                                 --------  ---------  ---------
     Income tax benefit........................  $(19,459) $ (82,981) $(111,977)
                                                 ========  =========  =========

The tax benefits associated with nonqualified stock options, disqualifying dispositions of incentive stock options, and employee stock purchase plan shares increase refundable taxes as shown above by $4 million, $7 million, and $6 million in fiscal years 1997, 1998 and 1999, respectively. Such benefits are credited to group equity when realized.

The Hard Disk Drive group's income tax provision differs from the amount computed by applying the federal statutory rate of 35% to income before income taxes as follows:

                                                   Year Ended March 31,
                                                -----------------------------
                                                  1997      1998      1999
                                                --------  --------  ---------
                                                      (In thousands)
     Tax (benefit) at federal statutory rate... $  7,559  $(47,544) $ (92,576)
     State income tax benefit, net of federal
      effect...................................     (937)  (15,398)   (13,800)
     Research and development credit...........       --    (5,990)    (1,631)
     Foreign earnings taxed at less than U.S.
      rates....................................  (17,169)  (15,813)    (5,004)
     Valuation allowance.......................   (8,431)       --         --
     Other items...............................     (481)    1,764      1,034
                                                --------  --------  ---------
                                                $(19,459) $(82,981) $(111,977)
                                                ========  ========  =========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                             HARD DISK DRIVE GROUP

Significant components of deferred tax assets and liabilities are as follows:

                                                       Year Ended March 31,
                                                       ----------------------
                                                          1998        1999
                                                       ----------  ----------
                                                          (In thousands)
     Deferred tax assets:
       Inventory valuation methods.................... $   39,834  $   23,677
       Accrued warranty expense.......................     18,816      18,752
       Allowance for doubtful accounts................      3,398       2,433
       Distribution reserves..........................      6,387       6,785
       Restructuring charges..........................     20,422       4,331
       Other accruals and reserves not currently
        deductible for tax purposes...................     20,821      29,099
       Depreciation methods...........................     24,441      41,699
       Amortization methods...........................     26,037      30,207
                                                       ----------  ----------
                                                          160,156     156,983
                                                       ----------  ----------
     Deferred tax liabilities:
       Foreign inventory valuation methods............    (17,322)    (13,810)
       Tax on unremitted foreign earnings net of
        foreign tax credits and foreign deferred
        taxes.........................................    (77,180)    (97,817)
       Other..........................................    (14,015)    (13,234)
                                                       ----------  ----------
                                                         (108,517)   (124,861)
                                                       ----------  ----------
     Net deferred tax asset........................... $   51,639  $   32,122
                                                       ==========  ==========

Pretax income from foreign operations was $241 million, $139 million, and $120 million for the fiscal years ended March 31, 1997, 1998, and 1999, respectively. U.S. taxes have not been provided for unremitted foreign earnings of $354 million. The residual U.S. tax liability, if such amounts were remitted, would be approximately $87 million.

   Quantum's federal income tax returns have been examined by the Internal Revenue Service (IRS) for all years through 1993. All issues have been resolved with no material effect, and the IRS has closed those years. Quantum's federal tax returns for the years 1994-1996 are presently under examination by the IRS. Management believes sufficient accruals have been provided in prior years for any adjustments that may result for the years under examination.

Note 12 Litigation

Quantum and certain of its current and former officers and directors have been named as defendants in two class-action lawsuits, one filed on August 28, 1996, in the Superior Court of Santa Clara County, California, and one filed on August 30, 1996, in the U.S. District Court of the Northern District of California. The plaintiff in both class actions purports to represent a class of all persons who purchased Quantum Common Stock between February 26, 1996, and June 13, 1996. The complaints allege that the defendants violated various federal securities laws and California statutes by concealing and/or misrepresenting material adverse information about Quantum and that individual defendants sold shares of Quantum Common Stock based on material nonpublic information.

On February 25, 1997, in the Santa Clara County action, the Court sustained defendants' demurrer to most of the causes of action in the complaint, with leave to amend. At a June 12, 1997 demurrer hearing in state

                             HARD DISK DRIVE GROUP
court, the judge dismissed the action as to four of the individual defendants with prejudice and as to three of the individual defendants without prejudice. The demurrer as to Quantum was overruled. The Court heard oral argument on plaintiffs' motion for class certification on November 4, 1997. On March 4, 1998, the Court entered an order denying plaintiffs' motion without prejudice. Limited discovery is proceeding.

With respect to the federal action, defendants filed their motion to dismiss on April 16, 1997. On August 14, 1997, the Court granted defendants' motion to dismiss without prejudice. On September 11, 1997, plaintiff filed an amended complaint. Defendants filed a motion to dismiss the amended complaint on October 24, 1997. The hearing on defendants' motion took place on February 3, 1998. On April 16, 1998, the Court granted defendants' motion to dismiss with prejudice. On May 19, 1998, plaintiff filed a notice of appeal of the District Court's dismissal in the United States Court of Appeals for the Ninth Circuit. On September 25, 1998, plaintiff filed his opening appellate brief. Defendants filed their answering brief on November 30, 1998. Plaintiff's reply brief was filed on January 14, 1999.

Certain of Quantum's current and former officers and directors were also named as defendants in a derivative lawsuit, which was filed on November 8, 1996, in the Superior Court of Santa Clara County. The derivative complaint was based on factual allegations substantially similar to those alleged in the class-action lawsuits. Defendants' demurrer to the derivative complaint was sustained without prejudice on April 14, 1997. Plaintiffs did not file an amended complaint. On August 7, 1997, the Court issued an order of dismissal and entered final judgment dismissing the complaint.

On August 7, 1998, Quantum was named as one of several defendants in a patent infringement lawsuit filed in the U.S. District Court for the Northern District of Illinois, Eastern Division. On Quantum's motion, the suit has been moved to the Northern District of California. The plaintiff, Papst Licensing GmbH, owns at least 24 U.S. patents which it asserts that Quantum has infringed. Quantum has studied many of these patents before and, of the patents it has studied, believes that defenses of patent invalidity and non-infringement can be asserted. However, Quantum has not yet had time to make a complete study of all the patents asserted by Papst and there can be no assurance that Quantum has not infringed on these or other patents owned by Papst. The final results of this litigation, as with any litigation, are uncertain. If required, there can be no assurance that licenses to any technology owned by Papst or any other third party alleging infringement could be obtained on commercially reasonable terms if at all. Adverse resolution of the Papst litigation or any other intellectual property litigation could subject Quantum to substantial liabilities and require it to refrain from manufacturing certain products which could have a material adverse effect on Quantum's business, financial condition or results of operations. In addition, the costs of engaging in the Papst litigation or other intellectual property litigation could be substantial, regardless of the outcome.

Quantum is also subject to other legal proceedings and claims that arise in the ordinary course of its business. While management currently believes the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position, results of operations, or liquidity of Quantum, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material to Quantum.

Note 13 Commitments

Quantum leases certain facilities for the Hard Disk Drive group's use under non-cancelable operating lease agreements for periods of up to 15 years. Some of the leases have renewal options ranging from one to ten years and contain provisions for maintenance, taxes, or insurance.

The Hard Disk Drive group's rent expense was $22 million, $21 million, and $22 million for the fiscal years ended March 31, 1997, 1998, and 1999, respectively.

                             HARD DISK DRIVE GROUP

Future minimum lease payments under operating leases are as follows:

       Year ended March 31,                                       (In thousands)
         2000....................................................    $ 22,337
         2001....................................................      21,329
         2002....................................................      20,197
         2003....................................................      20,018
         2004....................................................      17,547
         Thereafter..............................................      65,288
                                                                     --------
         Total future minimum lease payments.....................    $166,716
                                                                     ========

Note 14 Business Units and Geographic Information

The Hard Disk Drive group currently has two primary product lines, desktop hard disk drives and high-end hard disk drives. The Hard Disk Drive group has two separate business units that support these two product lines. In addition, through May 15, 1997, recording heads were manufactured by the Hard Disk Drive group and were used only in the Hard Disk Drive group hard disk drives.

   The desktop business unit designs, develops and markets desktop hard disk drives designed to meet the storage requirements of entry-level to high-end desktop personal computers in home and business environments. The high-end business unit designs, develops and markets high-end hard disk drives designed to meet the storage requirements of network servers, workstations and storage subsystems. In the future, the two the Hard Disk Drive group business units may become a single business unit as their markets begin to merge and be reported on a combined basis.

The Hard Disk Drive group's recording heads business through May 15, 1997 was reported in the Hard Disk Drive group's combined operations. Effective May 16, 1997, MKE acquired a 51% interest in the Hard Disk Drive group's recording heads business which became part of a joint venture with MKE. The Hard Disk Drive group accounted for its 49% interest in the joint venture using the equity method. On October 28, 1998, the joint venture was dissolved and a charge was recorded to write-off assets and recognize obligations related to the dissolution. For more information on the loss from investee see note 5 of the notes to combined financial statements.

Note 15 Earnings Per Share

On July 23, 1999, Quantum's stockholders approved the tracking stock proposal. Accordingly, the earnings (loss) per share for the periods presented below have been calculated in accordance with the Restated Certificate of Incorporation.

                             HARD DISK DRIVE GROUP

The following table sets forth the computation of basic and diluted net income
(loss) per share:

                                                Year Ended March 31,
                                       ---------------------------------------
                                          1997         1998          1999
                                       ------------------------  -------------
                                       (In thousands, except per share data)
   Numerator:
     Numerator for basic net income
      (loss) per share--income (loss)
      available to common
      stockholders.................... $    41,055 $    (52,858) $    (152,526)
     Effect of dilutive securities:
     6 3/8% convertible subordinated
      debentures......................       1,045           --             --
     5% convertible subordinated
      debentures......................       2,413           --             --
                                       ----------- ------------  -------------
     Numerator for diluted net income
      (loss) per share--income (loss)
      available to common
      stockholders.................... $    44,513 $    (52,858) $    (152,526)
   Denominator:
     Denominator for basic net income
      (loss) per share--weighted
      average shares..................      58,609       68,203         80,335
     Effect of dilutive securities:
     Outstanding options..............       2,694           --             --
     Series B preferred stock.........          11           --             --
     6 3/8% convertible subordinated
      debentures......................       4,516           --             --
     5% convertible subordinated
      debentures......................      10,813           --             --
                                       ----------- ------------  -------------
   Denominator for diluted net income
    (loss) per share--adjusted
    weighted
     Average shares and assumed
      conversions.....................      76,643       68,203         80,335
                                       =========== ============  =============
     Basic net income (loss) per
      share........................... $      0.70 $      (0.78) $       (1.90)
                                       =========== ============  =============
     Diluted net income (loss) per
      share........................... $      0.58 $      (0.78) $       (1.90)
                                       =========== ============  =============

  The computation of diluted net loss per share in fiscal year 1999 excluded the effect of the 7% convertible subordinated notes issued in July 1997, which are convertible into 3,103,076 shares of HDDG common stock, or 10.793 shares per $1000 note, because the effect would have been antidilutive.

  Options to purchase 11,688,249 shares of HDDG common stock were outstanding at March 31, 1999. However, the corresponding weighted average outstanding options were not included in the computation of diluted net loss per shares for the fiscal year ended March 31, 1999, because the effect would have been antidilutive.

                             HARD DISK DRIVE GROUP

                                                           At or For the
                                                        Year Ended March 31,
                                                        ----------------------
                                                         1997    1998    1999
                                                        ------  ------  ------
                                                           (In millions)
Business unit:
 Desktop
  Revenue.............................................. $4,005  $3,981  $3,079
  Gross profit.........................................    566     453     232
  Unit operating profit (loss).........................    300     184     (49)
  Inventory and property, plant and equipment, net of
   accumulated depreciation............................    259     320     294
  Expenditures for long-lived assets...................     65      89      64

 High-end
  Revenue..............................................    587     634     520
  Gross profit (loss)..................................    (11)    (81)     59
  Unit operating loss..................................   (154)   (250)    (83)
  Inventory and property plant and equipment, net of
   accumulated depreciation............................    167     120      52
  Expenditures for long-lived assets...................     42      40      18

 Recording heads
  Unit operating loss..................................   (110)     (9)     --
  Loss from investee...................................     --     (66)   (142)
  Inventory and property, plant and equipment, net of
   accumulated depreciation............................    148      --      --
  Expenditures for long-lived assets...................     57      --      --

                                                        Year Ended March 31,
                                                       ------------------------
                                                        1997    1998     1999
                                                       ------  -------  -------
                                                           (In millions)
Profit or (loss) reconciliation:
Total unit operating profit (loss).................... $   36  $   (74)   $(132)
Total loss from investee..............................     --      (66)    (142)
Unallocated amounts:
Interest and other income/(expense)...................    (15)       4       10
                                                       ------  -------  -------
  Income (loss) before income taxes................... $   21    $(136)   $(264)
                                                       ======  =======  =======

                                                               March 31,
                                                             -------------
                                                              1998   1999
                                                             ------ ------
                                                               (In millions)
Assets reconciliation:
Total unit inventory and property, plant and equipment, net
 of accumulated depreciation................................ $  440 $  346
Cash and cash equivalents...................................    253    500
Marketable securities.......................................     72     24
Accounts receivable, net of allowance for doubtful
 accounts...................................................    586    392
Deferred taxes..............................................     90     72
Other current assets........................................    118     97
Intangible assets, less accumulated amortization............      9      5
Other assets................................................     78     34
                                                             ------ ------
  Total combined assets..................................... $1,646 $1,470
                                                             ====== ======

Recording heads produced by the recording heads business were transferred to MKE and used in the manufacture of hard disk drives for the Hard Disk Drive group. The value at which the recording heads were transferred was recorded as an offset to cost of sales by the Hard Disk Drive group.

                             HARD DISK DRIVE GROUP

Property plant and equipment, net of accumulated depreciation, included equipment related to research and development, testing and configuration of hard disk drives, logistics, customer service, and administration. Cash and cash equivalents, marketable securities, accounts receivable, deferred taxes, other current assets, intangible assets and other assets were not allocated to the business units.

Geographic Information

Revenue and long-lived assets by region are as follows (revenue is attributed to regions based on the location of customers):

                                         Year Ended March 31,
                       --------------------------------------------------------
                              1997               1998               1999
                       ------------------ ------------------ ------------------
                               Long-Lived         Long-Lived         Long-Lived
                       Revenue   Assets   Revenue   Assets   Revenue   Assets
                       ------- ---------- ------- ---------- ------- ----------
                                            (In millions)
     United States...  $1,959     $329    $2,114     $200    $1,630     $166
     Europe..........   1,459       13     1,457       13       993       11
     Asia Pacific....   1,069       61       969       24       871       27
     Latin America...     104       --        75       --       105       --
                       ------     ----    ------     ----    ------     ----
     Total...........  $4,591     $403    $4,615     $237    $3,599     $204
                       ======     ====    ======     ====    ======     ====

One customer accounted for 10% or more of combined revenue in fiscal years 1997, 1998 and 1999. Revenue from this customer represented $552 million, $552 million and $375 million of the Hard Disk Drive group's combined revenue in the respective periods. Another customer accounted for 10% or more of combined revenue in fiscal years 1998 and 1999. Revenue from this customer represented $626 million and $506 million of the Hard Disk Drive group's combined revenue in the respective periods.

Note 15 Unaudited Quarterly Combined Financial Data

                                               Fiscal Year 1999
                                --------------------------------------------------
                                1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
                                -----------  -----------  -----------  -----------
                                                (In thousands)
     Total revenue............. $  847,321   $  874,253   $  959,086   $  918,660
     Gross profit..............     52,699       60,214       77,788      100,718
     Net loss..................    (40,554)     (34,878)     (75,968)      (1,126)
                                               Fiscal Year 1998
                                --------------------------------------------------
                                1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
                                -----------  -----------  -----------  -----------
                                                (In thousands)
     Total revenue............. $1,181,139   $1,214,968   $1,189,602   $1,029,726
     Gross profit (loss).......    169,872      160,076      (11,864)      55,223
     Net income (loss).........     46,847       39,053      (98,247)     (40,511)

The results of operations for the third quarter of fiscal year 1999 included the effect of a $101 million charge related to the dissolution of MKQC.

The results of operations for the third quarter fiscal year 1998 included the effect of a $103 million special charge related to the Hard Disk Drive group's high-end hard disk drive products.

The results of operations for the fourth quarter of fiscal year 1998 were impacted by the reduction in estimated bonus accrued earlier in the fiscal year.

                                                                      Appendix A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                              Quantum Corporation,
                            a Delaware corporation;

                         Defiant Acqusition Sub, Inc.,
                            a Delaware corporation;

                              Meridian Data, Inc.,
                          a Delaware corporation; and

                              Meridian Data, Inc.,
                            a California corporation

                               ----------------

                            Dated as of May 10, 1999

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
Section 1.  Description of Transaction..........................................................   1
  1.1       Merger of Merger Sub into the Principal Company.....................................   1
  1.2       Effect of the Merger................................................................   1
  1.3       Closing; Effective Time.............................................................   1
  1.4       Certificate of Incorporation and Bylaws; Directors and Officers.....................   2
  1.5       Conversion of Shares................................................................   2
  1.6       Stock Options.......................................................................   3
  1.7       Closing of the Company's Transfer Books.............................................   3
  1.8       Exchange of Certificates............................................................   3
  1.9       Dissenting Shares...................................................................   4
  1.10      Tax Consequences....................................................................   5
  1.11      Accounting Consequences.............................................................   5
  1.12      Further Action......................................................................   5
Section 2.  Representations and Warranties of the Company.......................................   5
  2.2       Certificate of Incorporation and Bylaws.............................................   5
  2.3       Capitalization, Etc.................................................................   5
  2.4       SEC Filings; Financial Statements...................................................   6
  2.5       Absence of Changes..................................................................   7
  2.6       Title to Assets.....................................................................   8
  2.7       Receivables; Customers..............................................................   8
  2.8       Real Property; Equipment; Leasehold.................................................   9
  2.9       Proprietary Assets..................................................................   9
  2.10      Contracts...........................................................................  12
  2.11      Sale of Products; Performance of Services...........................................  14
  2.12      Liabilities.........................................................................  14
  2.13      Compliance with Legal Requirements..................................................  14
  2.14      Certain Business Practices..........................................................  14
  2.15      Governmental Authorizations; Customs................................................  14
  2.16      Tax Matters.........................................................................  15
  2.17      Employee and Labor Matters; Benefit Plans...........................................  16
  2.18      Environmental Matters...............................................................  18
  2.19      Insurance...........................................................................  18
  2.20      Transactions with Affiliates........................................................  18
  2.21      Legal Proceedings; Orders...........................................................  18
  2.22      Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement...  19
  2.23      Section 203 of the DGCL Not Applicable; Company Rights Plan.........................  19
  2.24      No Discussions......................................................................  19
  2.25      Vote Required.......................................................................  20
  2.26      Non-Contravention; Consents.........................................................  20
  2.27      Fairness Opinion....................................................................  20
  2.28      Financial Advisor...................................................................  21
  2.29      Registration Statement..............................................................  21

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                Page
                                                                                ----
Section 3. Representations and Warranties of Parent and Merger Sub.............  21
  3.1  Organization, Standing and Power........................................  21
  3.2  Capitalization, Etc.....................................................  22
  3.3  SEC Filings; Financial Statements.......................................  22
  3.4  Disclosure..............................................................  22
  3.5  Authority; Binding Nature of Agreement..................................  22
  3.6  No Vote Required........................................................  22
  3.7  Non-Contravention; Consents.............................................  22
  3.8  Valid Issuance..........................................................  23
Section 4. Certain Covenants...................................................  23
  4.1  Access and Investigation................................................  23
  4.2  Operation of the Company's Business.....................................  23
  4.3  No Solicitation.........................................................  26
  4.4  Proprietary Assets......................................................  27
  4.5  Termination of Plans....................................................  27
  4.6  Plan Amendment..........................................................  27
  4.7  Approval of Delaware Reincorporation....................................  27
  4.8  Parent Notification.....................................................  28
Section 5. Additional Covenants of the Parties.................................  28
  5.1  Registration Statement; Prospectus/Proxy Statement......................  28
  5.2  Company Stockholders' Meeting...........................................  29
  5.3  Regulatory Approvals....................................................  30
  5.4  Stock Options...........................................................  31
  5.5  Indemnification of Officers and Directors...............................  31
  5.6  Additional Agreements...................................................  31
  5.7  Disclosure..............................................................  32
  5.8  Affiliate Agreements....................................................  32
  5.9  Tax Matters.............................................................  32
  5.10 Listing.................................................................  33
  5.11 Resignation of Officers and Directors...................................  33
  5.12 Employee Service Credit.................................................  33
Section 6. Conditions Precedent to Obligations of Parent and Merger Sub........  33
  6.1  Accuracy of Representations.............................................  33
  6.2  Performance of Covenants................................................  34
  6.3  Effectiveness of Registration Statement.................................  34
  6.4  Stockholder Approval....................................................  34
  6.5  Agreements and Documents................................................  34
  6.6  No Material Adverse Change..............................................  34
  6.7  HSR Act.................................................................  34
  6.8  No Restraints...........................................................  34
  6.9  No Governmental Litigation..............................................  34
  6.10 No Other Litigation.....................................................  35
  6.11 Company Rights Plan.....................................................  35
  6.12 Effectiveness of the Plan Amendment.....................................  35
  6.13 Reincorporation in Delaware.............................................  35

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                Page
                                                                                ----
  6.14 No Reincorporation Liability............................................  35
  6.15 Stockholder Approval....................................................  35
Section 7. Conditions Precedent to Obligation of the Company...................  35
  7.1  Accuracy of Representations.............................................  35
  7.2  Performance of Covenants................................................  36
  7.3  Effectiveness of Registration Statement.................................  36
  7.4  Stockholder Approval....................................................  36
  7.5  Documents...............................................................  36
  7.6  HSR Act.................................................................  36
  7.7  Listing.................................................................  36
  7.8  No Restraints...........................................................  36
Section 8. Termination.........................................................  36
  8.1  Termination.............................................................  36
  8.2  Effect of Termination...................................................  36
  8.3  Expenses; Termination Fees..............................................  37
Section 9. Miscellaneous Provisions............................................  38
  9.1  Amendment...............................................................  38
  9.2  Waiver..................................................................  38
  9.3  No Survival of Representations and Warranties...........................  38
  9.4  Entire Agreement; Counterparts..........................................  38
  9.5  Applicable Law; Jurisdiction............................................  38
  9.6  Attorneys' Fees.........................................................  38
  9.7  Assignability...........................................................  39
  9.8  Notices.................................................................  39
  9.9  Cooperation.............................................................  40
  9.10 Construction............................................................  40

                                                                      Appendix A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of May 10, 1999, by and among: Quantum Corporation, a Delaware corporation ("Parent"); Defiant Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and Meridian Data, Inc., a Delaware corporation (the "Delaware Company") and Meridian Data, Inc., a California corporation, to the extent such corporation is in existence, (the "California Company"), (the Delaware Company and the California Company are referred to collectively herein as the "Company", and "Principal Company" shall mean, as between the California Company and the Delaware Company, that corporation the shares of which are registered under
Section 12(g) of the Securities Act immediately prior to the Closing). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

  A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Principal Company in accordance with this Agreement, the Delaware General Corporation Law and such other state laws as may be applicable (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Principal Company will become a wholly owned subsidiary of Parent.

  B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is intended that the Merger be accounted for as a purchase.

  C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

  D. In order to induce Parent to enter into this Agreement and to consummate the Merger, certain stockholders of the Principal Company are entering into Voting Agreements pursuant to which they are agreeing to vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

                                   AGREEMENT

  The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

  1.1 Merger of Merger Sub into the Principal Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Principal Company, and the separate existence of Merger Sub shall cease. The Principal Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and be a wholly owned subsidiary of Parent.

  1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement, in the applicable provisions of the Delaware General Corporation Law (the "DGCL") and such other state laws as may be applicable .

  1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, located at Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be mutually agreed to by Parent and the

Company (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and to file such other certificates of merger or analogous documents to be filed with the Secretary of State of such other states as may be required to effect the Merger. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Time").

  1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

    (a) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub except that the name of the Surviving Corporation shall be Meridian Data, Inc.;

    (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

    (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

  1.5 Conversion of Shares.

    (a) Subject to Sections 1.5(b), 1.5(c) and 1.5(d), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

      (i) any shares of Company Common Stock then held by the Principal Company or any Subsidiary of the Principal Company (or held in the Principal Company's treasury) shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

      (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

      (iii) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

      (iv) except as provided in clauses "(i)" and "(ii)" of this sentence, each share of Company Common Stock then outstanding shall be converted into the right to receive 0.489 of a share of Parent Common Stock; provided, however, that:

        (A) if the Parent Average Stock Price is less than $14.00, then each outstanding share of Company Common Stock shall be converted into the number of shares of Parent Common Stock determined by dividing $7.00 by the Parent Average Stock Price, and

        (B) if the Parent Average Stock Price is greater than $20.00, then each outstanding share of Company Common Stock shall be converted into the number of shares of Parent Common Stock determined by dividing $10.00 by the Parent Average Stock Price.

    (b) The fraction of a share of Parent Common Stock into which each outstanding share of Company Common Stock is to be converted pursuant to
  Section 1.5(a)(iv) (as such fraction may be adjusted from time to time in accordance with this Section 1.5(b)) is referred to as the "Exchange Ratio." If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted. For example, if one share of Parent Common Stock, as constituted on the date hereof, is reconstituted into one share of Class A Common Stock and one-half of a share of Class B Common Stock and the Exchange Ratio is
  0.5 such that 2 shares of Company Common Stock would convert into 1 share of Parent Common Stock as constituted on the date hereof, then with respect to the conversion into the reconstituted shares, 2 shares of Company Common Stock would be converted into 1 share of Class A Common Stock and 1/2 a share of Class B Common Stock.

    (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then (unless such condition terminates by virtue of the Merger pursuant to the express term of such agreement) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

    (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on Nasdaq on the Effective Date (or, if such date is not a trading day, then the trading day immediately preceding the Effective Date).

  1.6 Stock Options. At the Effective Time, all Company Options (as defined in
Section 2.3(b)) shall be assumed by Parent in accordance with Section 5.4.

  1.7 Closing of the Company's Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

  1.8 Exchange of Certificates.

    (a) Harris Trust and Savings Bank or such other reputable bank or trust company selected by Parent prior to the Closing Date shall act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this
  Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

    (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

    (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock which such holder has the right to receive upon surrender thereof until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

    (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

    (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

  1.9 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock outstanding immediately prior to the Effective Time that are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code (the "CCC"), if such section is applicable to this Merger, ("Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a)(iii) (or cash in lieu of fractional shares in accordance with Section 1.5(d)), and each holder of Dissenting Shares shall be entitled only to such rights as may be granted to such holder under Chapter 13 of the CCC. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to assert or perfect, or shall waive, rescind, withdraw or otherwise lose, such holder's right to dissent and obtain payment under Chapter 13 of the CCC, then such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of Company Stock Certificate(s) previously representing such shares) Parent Common Stock in accordance with
Section 1.5(a)(iii) (and cash in lieu of any fractional share in accordance with Section 1.5(d)) and any dividends or other distributions to which such holder is entitled in accordance with Section 1.8.

  1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  1.11 Accounting Consequences. For financial reporting purposes, the Merger is intended to be accounted for as a purchase.

  1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule and that has been delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"):

  2.1 Due Organization; Subsidiaries; Etc.

    (a) The Company has no Subsidiaries and the Company does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule. The Company has not agreed and is not obligated to make, nor bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

    (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

    (c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company.

  2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto.

  2.3 Capitalization, Etc.

    (a) As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 35,000,000 shares of Company Common Stock, of which 8,242,531 shares have been issued and are outstanding as of May 1, 1999 (which amount does not materially differ from the number of shares outstanding as of the date of this Agreement); and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws and other applicable Legal Requirements and all requirements set forth in applicable Contracts. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; and (ii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under such Contract. The Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

    (b) As of May 1, 1999: (i) 2,355,342 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock pursuant to the Company's 1987 Incentive Stock Plan, 1988 Incentive Stock Plan, 1992 Key Employee Stock Plan, 1992 Incentive Stock Plan, 1995 Director Option Plan and the 1997 Stock Plan (collectively, the "Option Plans"); and (ii) 45,567 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1992 Employee Stock Purchase Plan (the "ESPP"). (Stock options granted by the Company pursuant to the Company's stock option plans that are currently in effect or that have been in effect and otherwise are referred to in this Agreement as "Company Options.") There are no Company Options other than Company Options outstanding under the Option Plans. Part 2.3(b)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this
  Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the extent to which such Company Option is vested and exercisable as of May 1, 1999. All Company Options vest as set forth on Part 2.3(b)(i) of the Company Disclosure Schedule. The Company has delivered to Parent accurate and complete copies of all Option Plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. Except as set forth in Part 2.3(b)(ii) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option.

    (c) Except for the Rights and as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such

  Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. All Rights can be redeemed, at the sole option of the Company at one cent per right prior to the Effective Time.

  2.4 SEC Filings; Financial Statements.

    (a) The Company has made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since December 31, 1997, and all amendments thereto and will deliver to Parent accurate and complete copies of all such registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed after the date of this Agreement and prior to the Effective Time (collectively, the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) as of the date of such filing and any Company SEC Documents filed after the date hereof will so comply; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
  (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

  2.5 Absence of Changes. Since March 31, 1999, and except as otherwise set forth in Part 2.5 of the Company Disclosure Schedule:

    (a) No event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

    (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

    (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (except for restricted stock repurchases from terminated employees made in the ordinary course consistent with past practices);

    (d) the Company has not sold, issued or granted, or authorized the issuance or grant of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options in accordance with the terms of the option agreement pursuant to which such Company Options are outstanding), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b)(i) of the Company Disclosure Schedule) or permitted to be granted pursuant to Section 4.2, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

    (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

    (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company, and the Company has not effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

    (g) the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

    (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since March 31, 1999, exceeds $50,000 in the aggregate;

    (i) except in the ordinary course of business and consistent with past practices, the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), nor (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

    (j) the Company has not (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, nor (iii) waived or relinquished any material right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

    (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness except in the ordinary course and consistent with past practice and in accordance with GAAP;

    (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

    (m) the Company has not (i) lent money to any Person, nor (ii) incurred or guaranteed any indebtedness for borrowed money;

    (n) the Company has not (i) established or adopted any Plan (as defined in Section 2.17(a)), (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

    (o) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

    (p) the Company has not made any material Tax election;

    (q) the Company has not commenced or settled any Legal Proceeding;

    (r) the Company has not entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

    (s) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

    (t) except for the Merger contemplated hereby, the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(s)" above.

  2.6 Title to Assets. The Company owns, and has good, valid and marketable title to all of the tangible properties and assets, real, personal and mixed, purported to be owned by it. All of said assets are owned or leased by the Company free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (3) liens described in Part 2.6 of the Company Disclosure Schedule.

  2.7 Receivables; Customers. All existing accounts receivable of the Company (including those accounts receivable reflected on the unaudited consolidated balance sheet of the Company as of March 31, 1999 included in the Company SEC Documents (the "Company Balance Sheet") that have not yet been collected and those accounts receivable that have arisen since March 31, 1999 and have not yet been collected) (a) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (b) represent revenues that have been recognized in accordance with GAAP.

  2.8 Real Property; Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted. Part 2.8(a) of the Company Disclosure Schedule accurately identified all material items of equipment leased by the Company. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8(b) of the Company Disclosure Schedule. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Company. The Company has valid leasehold interests in the items listed in Parts 2.8(a) and 2.8(b) of the Company Disclosure Schedule.

  2.9 Proprietary Assets.

    (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and
  (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Company that are material to the business of the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company by any Person and is material to the business of the Company (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $25,000), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

    (b)

      (i) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Company Disclosure Schedule, (A) substantially all current employees of the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset or who have had access to any material Company Proprietary Assets have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, (B) all current employees, consultants and independent contractors and all employees who have left the employ of the Company within the past three years, in each case, who has or had access to or are or were involved in the creation of either (1) Company Source Code or (2) products embodying the Company Source Code, have all executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Non-Disclosure Agreement previously delivered to Parent; and (C) all former consultants and independent contractors who had access to or were involved in the creation of either (1) Company Source Code for the SNAP products or (2) products embodying the Company Source Code for the SNAP products, have all executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Non-Disclosure Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Asset.

      (ii) To the best of the knowledge of the Company, all consultants and independent contractors who (A) have performed services for the Company within the past three years but who are not current consultants and independent contractors and (B) had access to or was involved in the creation of either (1) Company Source Code (for products other than the SNAP products) or (2) products embodying Company Source Code (other than Company Source Code for the SNAP products), have all executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Non-Disclosure Agreement previously delivered to Parent.

    (c) To the best of the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or makes unlawful or unauthorized use of or with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

    (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct their business in the manner in which such business is being conducted. Except as is set forth on Schedule 2.9(d)(ii) of the Company Disclosure Schedule, the Company has not (i) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

    (e) Except as set forth in Part 2.9(e)(i) of the Company Disclosure Schedule, the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code. Part 2.10(a)(xii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Company Source Code. Part 2.9(e)(ii) of the Company Disclosure Schedule lists the Company Source Code or portions thereof which the Company plans to annotate with comments in a manner as is customary for software developers which would facilitate the maintenance and enhancement of such Company Source Code.

    (f) (i) Each of the products that are or have been (within the last three years) designed, created, developed, assembled, manufactured or sold by the Company conforms in all material respects with any specification, documentation and performance standard, made or provided with respect thereto by or on behalf of the Company; (ii) each Company Source Code conforms in all material respects to design specifications and documented performance criteria; and (iii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, or documented performance criteria made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company, there is no basis for any such claim. To the best of the knowledge of the Company, the Company has established adequate reserves on the Company Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

    (g) To the best of the knowledge of the Company, except as set forth in
  Part 2.9(g)(i) of the Company Disclosure Schedule, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned, licensed or used by the Company for its internal business operations is Year 2000 Compliant. Except as set forth in Part 2.9(g)(ii) of the Company Disclosure Schedule, each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any Person by the Company is Year 2000 Compliant. Except as set forth in Part 2.9(g)(iii) of the Company Disclosure Schedule, the Company has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding two sentences to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant, and has obtained warranties or other written assurances from each of its suppliers to the effect that the products and services provided by such suppliers to the Company is Year 2000 Compliant. As used in this Agreement, "Year 2000 Compliant" means, with respect to a computer, computer program or other item of software, that such computer, computer program or other items of software will properly perform date sensitive functions before, during and after the Year 2000.
  Part 2.9(g)(iv) of the Company Disclosure Schedule sets forth a brief description of the Year 2000 Compliant and non-Year 2000 Compliant systems, and a brief description of the actions taken to date, and proposed to be taken, with respect to all Company utilized systems.

    (h) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

    (i) Except as set forth in Part 2.9(i) of the Company Disclosure Schedule, each SNAP product, SNAP system, SNAP program, SNAP Proprietary Asset or other SNAP asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such SNAP product, SNAP system, SNAP program, SNAP Company Proprietary Asset or other SNAP asset (or the operation or performance thereof). Part 2.9(i) of the Company Disclosure Schedule contains an accurate and complete copy of the most recent "bug list" with respect to each SNAP product and SNAP product under development or pre-release testing.

    (j) Except as set forth in Part 2.9(j) of the Company Disclosure Schedule, each product, system, program, Proprietary Asset or other asset (other than SNAP products, SNAP systems, SNAP programs, SNAP Proprietary Assets and other SNAP assets) designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Company Proprietary Asset or other asset (or the operation or performance thereof).

  2.10 Contracts.

    (a) Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

      (i) any Contract or outstanding offer either (i) relating to the employment of, or the performance of services by, any executive officer or (ii) involving compensation in excess of $75,000 per annum (other than oral Contracts with employees who are terminable "at will"); any Contract pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; any Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments in respect of salary) to any current or former employee or director; and any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which may be increased, or the vesting of benefits of which may be accelerated;

      (ii) any Contract (A) with any customer of the Company with respect to which the Company has received revenues of more than $100,000 for the year ended December 31, 1998; (B) with respect to the distribution or marketing of any product of the Company with respect to which the Company has received revenues of more than $100,000 for the year ended December 31, 1998; or (C) relating to the acquisition, transfer, development, sharing, license (to or by the Company), use or other exploitation of any Proprietary Asset (except for any Contract pursuant to which any Proprietary

    Asset is licensed to the Company under any third party software license generally available to the public);

      (iii) any Contract which provides for indemnification of any officer, director, employee or agent of the Company;

      (iv) any Contract imposing any restriction on the right or ability of the Company (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

      (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to purchase or otherwise acquire, any securities;

      (vi) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation;

      (vii) any Contract imposing any confidentiality obligation on the Company which is either (a) entered into outside the ordinary course of business or (b) relating to the Proprietary Assets of others;

      (viii) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Company and any contractor or subcontractor to any Governmental Body);

      (ix) any Contract requiring that the Company give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

      (x) any Contract that (i) has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company and (ii) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in any calendar year in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in any calendar year in the aggregate;

      (xi) any joint marketing or development Contract currently in force under which the Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 60 days or less, or any material Contract pursuant to which the Company has continuing material obligations to jointly develop any Proprietary Asset that will not be owned, in whole or in part, by the Company and which may not be canceled without penalty upon notice of 90 days or less;

      (xii) any Contract currently in force to disclose or deliver to any Person, or permit the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of the Company Proprietary Asset that is material to the Company;

      (xiii) any Contract pursuant to which any amounts may become payable (whether currently or in the future) as a result of or in connection with the Merger (whether to current or former officers and directors of the Company or otherwise);

      (xiv) any Contract (not otherwise identified in clauses "(i)" through "(xiv)" of this sentence) that could reasonably be expected to have a Material Adverse Effect on the Company or to any of the transactions contemplated by this Agreement; and

      (xv) any other Contract, if a breach of such Contract could have a Material Adverse Effect on the Company.

  The Company has delivered to Parent an accurate and complete copy of each Material Contract.

    (b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not and, to the best of the knowledge of the Company, no Person has violated or breached, or committed any default under, any Material Contract.

    (c) The Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, except for violations, breaches or defaults that have not had and could not have a Material Adverse Effect on the Company; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that could (with or without notice or lapse of time), (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract, (D) give any Person the right to accelerate the maturity or performance of any Company Contract, (E) result in the disclosure, release or delivery of any Company Source Code, or (F) give any Person the right to cancel, terminate or modify any Company Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not have a Material Adverse Effect on the Company; and (iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not have a Material Adverse Effect on the Company.

  2.11 Sale of Products; Performance of Services.

    (a) Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, since January 1, 1996, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements.

    (b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

    (c) Except as set forth in Part 2.11(c) of the Company Disclosure Schedule, since January 1, 1996, no customer or other Person has asserted or threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any services performed by the Company.

  2.12 Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, including, without limitation, any liabilities relating to costs associated with insuring that all software and hardware (and related Company Proprietary Assets) that are sold, licensed or transferred by the Company to any Person, computer systems, any software utilized by the Company or other components of the Company's information technology infrastructure are Year 2000 Complaint (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such on the Company Balance Sheet and (b) normal and recurring current liabilities that have been incurred by the Company since March 31, 1999 in the ordinary course of business and consistent with past practices.

  2.13 Compliance with Legal Requirements. The Company is, and has at all times since January 1, 1996 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 1996, the Company has not received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

  2.14 Certain Business Practices. Neither the Company nor (to the best of the knowledge of the Company) any director, officer, agent or employee of the Company has, on behalf of the Company (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

  2.15 Governmental Authorizations; Customs.

    (a) The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Company is, and at all times since January 1, 1996 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 1996, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

    (b) Part 2.15(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of the Company by a Governmental Body. The Company is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.15(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any grant, incentive or subsidy identified or required to be identified in Part 2.15(b) of the Company Disclosure Schedule. The Company has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Company or any or its subsidiaries import into the United States or into any other country (the "Imported Goods"). There are currently no material claims pending against the Company by the U.S. Customs Service or any foreign customs authority relating to the valuation, classification or marking of the Imported Goods.

  2.16 Tax Matters.

    (a) Each Tax Return required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date other than periods that have been closed by the applicable statute of limitations (the "Company Returns") (i) has been or will be filed on or before the applicable due date, and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

    (b) The Company Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through March 31, 1999 in accordance with generally accepted accounting principles. Since March 31, 1999, the Company has not incurred any Liability for any Tax other than in the ordinary course of its business.

    (c) Except as set forth in Part 2.16(c) of the Company Disclosure Schedule, no Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person) that is currently in effect, and no such extension or waiver has been requested from the Company.

    (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Company Balance Sheet). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to
  Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). The Company has not been and will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (or any comparable provision under state or foreign Tax laws). The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

  2.17 Employee and Labor Matters; Benefit Plans.

    (a) Part 2.17(a) of the Company Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death or disability benefits, hospitalization, medical, insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension, retirement or other employee benefit plan, program or agreement maintained, sponsored, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company. (All plans, programs and agreements of the type referred to in the prior sentence are referred to in this Agreement as the "Plans.") None of the Plans required to be identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

    (b) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, the Company does not sponsor or contribute to, and has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security

  Act of 1974, as amended ("ERISA")) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any current or former employee or director of the Company (a "Pension Plan"). None of the Pension Plans required to be identified in Part 2.17(a) of the Company Disclosure Schedule is subject to Title IV of ERISA or
  Section 412 of the Code.

    (c) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any current or former employee or director of the Company (a "Welfare Plan"), or (ii) self-funded medical, dental or other similar Plan.

    (d) With respect to each Plan, the Company has delivered to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for each of the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

    (e) Except as set forth in Part 2.16(e) of the Company Disclosure Schedule, the Company is not and has never been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
  Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. The Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

    (f) The Company has no plan or commitment to create any additional Pension Plan or Welfare Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of the Company.

    (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of the Company after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

    (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.
  Part 2.17(h) of the Company Disclosure Schedule describes all obligations of the Company under any of the provisions of COBRA.

    (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements.

    (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualification from the Internal Revenue Service, and nothing has occurred that would adversely affect the ability of the Company to rely on each such determination letter.

    (k) Except as set forth in Part 2.17(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment, provision or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 2.17(k) of the Company Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

    (l) Part 2.17(l) of the Company Disclosure Schedule identifies each employee of the Company as of the date of this Agreement, and correctly reflects, in all material respects, the current salary and any other compensation payable to such employee (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), such employee's employer, date of hire and position and the principal office of such employee. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Company are "at will" employees.

    (m) Part 2.17(m) of the Company Disclosure Schedule identifies each employee of the Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of such employee's return to full service.

    (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

    (o) The Company has good labor relations, and the Company has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company, or (ii) as of the date of this Agreement, any of the employees of the Company intend to terminate his or her employment with the Company.

  2.18 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. To the best of the Company's knowledge, (a) all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by the Company contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. The Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial' action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site.

  2.19 Insurance. The Company has delivered to Parent a copy of each material insurance policy and each self insurance program or arrangement relating to the business, assets and operations of the Company. Each such insurance policy is in full force and effect. Since January 1, 1996, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of the Company; and, to the best of the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

  2.20 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Company Disclosure Schedule identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities
Act) of the Company as of the date of this Agreement.

  2.21 Legal Proceedings; Orders.

    (a) As of the date hereof, there is no pending Legal Proceeding, and to the best of the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other circumstance or condition exists, that will, or that could reasonably be expected to, cause or provide a basis for a director, officer or other representative of the Company to seek indemnification from, or commence a Legal Proceeding against or involving, the Company.

    (b) There is no material order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the best of the knowledge of the Company, no officer or key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

  2.22 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has
(a) determined (pursuant to a unanimous vote of all members of the board of directors of the Company) that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved (pursuant to a unanimous vote of all members of the board of directors of the Company) the execution, delivery and performance of this Agreement by the Company and approved (pursuant to a unanimous vote of all members of the board of directors of the Company) the Merger, (c) recommended (pursuant to a unanimous vote of all members of the board of directors of the Company) the approval of this

Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) adopted (pursuant to a unanimous vote of all members of the board of directors of the Company) a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. The Company is not subject to
Section 2115 of the California Corporations Code. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  2.23 Section 203 of the DGCL Not Applicable; Company Rights Plan. As of the date hereof and at all times on or prior to the Effective Time, the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement. Prior to the execution of those certain Voting Agreements of even date herewith between Parent and each of the Persons identified on Exhibit G hereto, the board of directors of the Company approved said Voting Agreements and the transactions contemplated thereby. The board of directors of Company has taken all actions so that the Company Rights Plan has been amended to (i) render the Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its subsidiaries is an Acquiring Person (as defined in the Company Rights Plan) pursuant to the Company Rights Plan by virtue of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (y) a Distribution Date (as such term is defined in the Company Rights Plan) does not occur by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby, and such amendment may not be further amended by Company without the prior consent of Parent in its sole discretion.

  2.24 No Discussions. Neither the Company, nor any Representative of the Company, (i) is, or has at any time since January 1, 1998 been, engaged, directly or indirectly, in any discussions or negotiations with any Person relating to any Acquisition Proposal, (ii) has solicited, initiated, encouraged or induced, or provided any nonpublic information to any Person relating to any Acquisition Proposal, or (iii) has received any Acquisition Proposal.

  2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

  2.26 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

      (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any such Company Contract, or (iv) cancel, terminate or modify any term of such Company Contract;

      (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

      (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of the Company Source Code, or the transfer of any material asset of the Company to any Person.

Except as set forth on Section 2.26(f) of the Company Disclosure Schedule, or as may be required by the Exchange Act, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), the Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

  2.27 Fairness Opinion. The Company's board of directors has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") , financial advisor to the Company, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair to the stockholders of the Company from a financial point of view. The Company will promptly furnish to Parent an accurate and complete copy of said written opinion dated the date of this Agreement.

  2.28 Financial Advisor. Except for DLJ, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The total of all fees, commissions and other amounts that may become payable to DLJ by the Company if the Merger is consummated have been communicated to Parent and the amounts to be paid shall not exceed the amounts so communicated. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of DLJ.

  2.29 Registration Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the

Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement and signed by an executive officer of Parent (the "Parent Disclosure Schedule"):

  3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent.

  3.2 Capitalization, Etc. As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) five hundred million (500,000,000) shares of Parent Common Stock, $0.01 par value per share, of which, as of April 25, 1999, 167,470,969 shares (which amount does not materially differ from the amount issued and outstanding as of the date of this Agreement) were issued and outstanding; and (ii) four million (4,000,000) shares of preferred stock, $0.01 par value per share, of which no shares are outstanding as of the date of this Agreement. As of the date of this Agreement, there are no outstanding subscriptions, options, calls, warrants or rights to acquire shares of Parent Common Stock other than pursuant to stock issuance or stock option plans or other arrangements disclosed in the Parent SEC Documents. The authorized capital stock of Merger Sub consists of one hundred (100) shares of Common Stock, $0.001 par value per share, all of which have been issued and are outstanding as of the date of this Agreement and are held by Parent. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right.

  3.3 SEC Filings; Financial Statements.

    (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 1997 and will deliver to the Company accurate and complete copies of all such reports, registration statements and definitive proxy statements filed after the date of this Agreement and prior to the Effective Time (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments); and (iii) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

  3.4 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

  3.5 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  3.6 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.

  3.7 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default which has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation which has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

  3.8 Valid Issuance. The shares of Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable Federal and state securities laws and the rules and regulations of the Nasdaq National Market.

Section 4. CERTAIN COVENANTS

  4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Company to: (1) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (2) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

    (a) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's senior management, including copies of the unaudited quarterly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows;

    (b) any written materials or communications sent by or on behalf of the Company to its stockholders;

    (c) any material notice, document or other communication sent by or on behalf of the Company to any party to any Company Contract or sent to the Company by any party to any Company Contract (other than any communication that relates solely to routine commercial transactions between the Company and the other party to any such Company Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

    (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and

    (e) any material notice, report or other document received by the Company from any Governmental Body.

  4.2 Operation of the Company's Business.

    (a) During the Pre-Closing Period: (i) the Company shall ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in material compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use all reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) the Company shall keep in full force all insurance policies referred to in
  Section 2.19; (iv) the Company shall provide all notices, assurances and support required by any Company Contract relating to any Company Proprietary Asset in order to ensure that no condition under such Company Contract occurs which could result in, or could increase the likelihood of,
  (A) any transfer or disclosure by the Company of any Company Source Code, or (B) a release from any escrow of any Company Source Code which has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; and (v) cause all new employees and consultants to enter into an agreement that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent.

    (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit the Company to:

      (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

      (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security (except that the Company may grant options to employees hired after the date hereof below the level of vice president in amounts and with such terms as are consistent with the Company's past practices), or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement pursuant to the Option Plans, and (y) pursuant to the ESPP);

      (iii) except for the Plan Amendment, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

      (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

      (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

      (vi) make any individual capital expenditure in excess of $50,000 or capital expenditures made on behalf of the Company during the Pre-Closing Period, exceeding $200,000 in the aggregate;

      (vii) make any payments outside of the ordinary course of business;

      (viii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, waive any material right or remedy under, or, except in the ordinary course of business consistent with past practice, exercise any material right under, any Material Contract;

      (ix) acquire, lease or license any right, property or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right, property or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

      (x) lend money to any Person, or incur or guarantee any indebtedness, or issue or sell any debt securities or warrants or right to acquired debt securities of the Company or guarantee any debt securities of others (other than travel advances to employees in the ordinary course of business);

      (xi) establish, adopt or amend any employee benefit plan (including adding employees who are not covered by the Severance Plan as of the date of this Agreement to the Severance Plan), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company may make routine, reasonable salary increases in connection with the Company's customary employee review process and may pay customary bonuses consistent with past practices payable in accordance with existing bonus plans referred to in Part 2.17(a) of the Company Disclosure Schedule);

      (xii) hire any employee at the level of director or above, or with an annual base salary in excess of $100,000, or engage any consultant or independent contractor for a period exceeding sixty (60) days or for monthly compensation in excess of $10,000;

      (xiii) materially revalue any of its assets or change any of its pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

      (xiv) change the status, title or responsibilities, including without limitation, termination or promotion, of any vice president level employee or above of the Company, promote any employee to the level of vice president or above in the Company, or promote anyone to an officer position in the Company;

      (xv) transfer or license to any Person or otherwise extend the term of any agreement with respect to, amend or modify in any material respect any rights (including without limitation distribution rights) to the Proprietary Assets of the Company, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the ordinary course of business and consistent with past practice;

      (xvi) encumber any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

      (xvii) make any Tax election;

      (xviii) commence or settle any Legal Proceeding;

      (xix) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

      (xx) except for the Merger, take any action that would result in or contribute to the acceleration of options or require any payment to be made pursuant to the Severance Plan; or

      (xxi) agree or commit to take any of the actions described in clauses "(i)" through "(xx)" of this Section 4.2(b); provided, however, that nothing in this Section 4.2(b) shall prevent the Company from complying with its obligations under Section 4.7 hereof.

    (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;
  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule; (iv) any material breach of any covenant or obligation of the Company; (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company, and (vi) any option grant made by the Company (specifying the name and title of the optionee, number of option shares, vesting schedule, exercise price and other material terms). Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

    (d) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.2(c) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in
  Section 6 has been satisfied.

  4.3 No Solicitation.

    (a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8, the Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company directly or indirectly to:

      (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal;

      (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal;

      (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

      (iv) approve, endorse or recommend any Acquisition Proposal; or

      (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that (A) nothing herein shall prohibit the Company's board of directors from disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act and (B) prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote, the Company shall not be prohibited by this Section 4.3(a) from (x) furnishing nonpublic information regarding the Company to, or (y) entering into discussions with, any Person in response to a Superior Offer that is submitted by such Person (and not withdrawn) if:

        (1) neither the Company nor any Representative of the Company shall have violated any of the restrictions set forth in this
      Section 4.3;

        (2) the board of directors of the Company concludes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law;

        (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company; and

        (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.3 by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) not recommend a Superior Offer to its shareholders for a period of not less than the greater of three (3) business days or seventy-two (72) hours after Parent's receipt of a copy of such Superior Offer (pursuant to Section 4.3(b) below).

    (b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

    (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

  4.4 Proprietary Assets.

    (a) During the Pre-Closing Period, the Company shall use its best efforts to evaluate whether products it manufactured prior to December 31, 1997 are Year 2000 Compliant, document such compliance or lack thereof, and assess the financial impact on the Company for liability to third parties for any products the Company manufactured which are not Year 2000 Compliant.

    (b) The Company shall complete the annotations listed in Part 2.9(e)(ii) of the Company Disclosure Schedule by June 10, 1999.

  4.5 Termination of Plans. Upon the request of Parent, to the extent permitted under applicable law and applicable contracts and the terms of such Plan (including but not limited to the Company's 401(k) Plan), the Company will terminate any Plan immediately prior to the Closing.

  4.6 Plan Amendment. During the Pre-Closing Period, the Company shall use its best efforts to amend the Severance Plan as provided in the Plan Amendment.

  4.7 Approval of Delaware Reincorporation. The Company shall take all action necessary under all applicable Legal Requirements to remedy the California Company's failure to obtain the requisite shareholder approval prior to filing the Agreement and Plan of Merger, dated as of May 29, 1997, between the California Company and the Delaware Company (the "1997 Reincorporation") under the CCC and the DGCL, such that the Delaware Company shall be the Principal Company. The Company shall use its best efforts to remedy such failure as promptly as practicable after the date of this Agreement. If the Company shall not have remedied such failure to Parent's reasonable satisfaction by June 7, 1999, and if it shall be necessary, in the reasonable judgment of Parent, that, in order to remedy such failure, the Company needs to hold a special meeting of the holders of the Company Common Stock (the "Reincorporation Meeting") to consider, act upon and vote upon the reincorporation of Principal Company in the State of Delaware or to ratify the 1997 Reincorporation, the Company shall take all actions necessary under all applicable Legal Requirements to call, give notice of, convene and hold the Reincorporation Meeting, in each case as promptly as practicable after the date of such request from Parent; provided, that in no event shall the Reincorporation Meeting be held later than thirty
(30) days after the mailing of a definitive proxy statement relating to the Reincorporation Meeting. The Company shall ensure that the Reincorporation Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Reincorporation Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Reincorporation Meeting in accordance with this Section 4.7 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

  4.8 Parent Notification.

    (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
  (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule;
  (iv) any material breach of any covenant or obligation of Parent; and
  (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. No notification given to the Company pursuant to this Section 4.8(a) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

    (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.8(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

  5.1 Registration Statement; Prospectus/Proxy Statement. As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. provided, however, that notwithstanding anything to the contrary contained in this Section 5.1(a), if (and to the extent) Parent so elects: (i) the Proxy Statement/Prospectus shall initially be filed with the SEC on a confidential basis as a proxy statement of the Company under the Securities Act); (ii) until such time as Parent has determined that it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act, all amendments to the Proxy Statement/Prospectus shall be filed with the SEC on a confidential basis as amendments to the proxy statement of the Company under Section 14 of the Exchange Act; and (iii) Parent shall not be obligated to file the Form S-4 Registration Statement with the SEC until such time as Parent has determined that it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the

Prospectus/Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

  5.2 Company Stockholders' Meeting.

    (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall not be held fewer than twelve trading days following the Parent stockholders' meeting related to the tracking stock proposal (the "Parent Meeting") and shall not be held fewer than thirty (30) days after following the Reincorporation Meeting, (unless Parent shall have provided its prior written consent to hold the Parent Meeting within a lesser number of days following the Reincorporation Meeting) but will be held as promptly as practicable after the later to occur of the (1) twelfth day following the Parent Meeting or (2) the thirtieth day following the Reincorporation Meeting, and in any event within forty-five (45) days after the latest of
  (A) the date the Form S-4 Registration Statement is declared effective under the Securities Act, (B) the Parent Meeting or (C) the Reincorporation Meeting; provided, however, that if the proxy materials for the Parent Meeting have not been mailed by August 31, 1999, then on August 31, 1999 the date for the Company Stockholders' Meeting shall be set for as soon as practicable thereafter and in any event no later than the latest of
  (1) October 31, 1999, (2) forty-five (45) days after the effective date of the Form S-4 Registration Statement, or (3) forty-five (45) days after the Reincorporation Meeting; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Shareholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

    (b) Subject to Section 5.2(c): (i) the board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders vote in favor of and adopt and approve this

  Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

    (c) Nothing in Section 5.2(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.3, (iii) the board of directors of the Company concludes in good faith, based upon the advice of its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (iv) the Company provides Parent with at least 48 hours prior notice of any meeting of the Company's board of directors at which such board of directors is expected to consider such Superior Offer, and (v) the Company's board of directors does not withdraw, amend or modify its unanimous recommendation in favor of the Merger for at least 72 hours after the Company provides Parent with the name of the Person making such Superior Offer and a copy of such Superior Offer. Nothing contained in this Section 5.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

  5.3 Regulatory Approvals. Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

  5.4 Stock Options.

    (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounded up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, promptly after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this
  Section 5.4(a).

    (b) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

    (c) As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.4(d).

  5.5 Indemnification of Officers and Directors.

    (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation and Parent to the fullest extent available under Delaware law for a period of six years from the Effective Time.

    (b) From the Effective Time until the third anniversary of the Effective Time, the Surviving Corporation or Parent shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Surviving Corporation or Parent may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of 150% of the amount of the last annual premium paid by the Company prior to the date of this Agreement for the Existing Policy (the "Premium Amount"). In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds the Premium Amount, the Surviving Corporation or Parent shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the maximum amount of coverage that can be obtained for a premium equal to the Premium Amount.

  5.6 Additional Agreements.

    (a) Subject to Section 5.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use its best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use its best efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

    (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Company Proprietary Asset or any Proprietary Asset of Parent, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Company Proprietary Asset or Proprietary Asset of Parent; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing
  Date), or to commit to cause the Company to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company.

  5.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure or (b) the disclosing party shall have been advised by its outside legal counsel that such disclosure is required by applicable law.

  5.8 Affiliate Agreements. The Company shall use all reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form of Exhibit B.

  5.9 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Brobeck, Phleger & Harrison LLP tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Brobeck, Phleger & Harrison LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.9, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Brobeck, Phleger & Harrison LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

  5.10 Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq National Market.

  5.11 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each director and officer of the Company.

  5.12 Employee Service Credit. Parent intends to maintain or cause the Company to maintain employee benefit plans (as defined in Section 3(3) of ERISA) for the benefit of employees of Company which are substantially similar to those benefits provided for Parent's employees, including, without limitation, any of the following benefit plans maintained by Parent: medical/dental/vision care, life insurance, disability income, sick pay, holiday and vacation pay, 401(k) plan coverage, Section 125 benefit arrangements, bonus profit-sharing or other incentive plans, pension or retirement programs, dependent care assistance, severance benefits, and employee stock option and stock purchase plans, to the extent Company employees meet the eligibility requirements for each such plan or program. Parent intends that Company's employees shall be given credit, for purposes of any service requirements for participation, for their period of service with the Company prior to the Effective Date, and Company employees shall also, with respect to any Parent plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such employees have paid to date in 1999 in co-payments, deductibles or co-insurance under comparable programs maintained by the Company prior to the date hereof. In addition, Parent intends that, to the maximum extent allowable under the Company's medical/health plans, no Company employee who participates in any medical/health plan of the Company at the Effective Date shall be denied coverage under Parent's medical/health plan by reason of any pre-existing condition exclusions.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

  6.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement other than the representations and warranties contained in Sections 2.1; 2.3; 2.9(a),(b)(i),(c),(d),(e),(f),(h) and (i); 2.10(a)(xii); 2.10(b) and (c), to the extent such Sections 2.10(b) and
(c) relate to Material Contracts of the type specified in Section 2.10(a)(xii); and 2.24 (collectively, the "Special Representations") shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The representations and warranties of the Company contained in the Special Representations of this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties,
(i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

  6.2 Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

  6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

  6.4 Stockholder Approval. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

  6.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

    (a) Affiliate Agreements in the form of Exhibit B executed by the Persons listed identified in Part 2.20 of the Company Disclosure Schedule;

    (b) Noncompetition Agreements in the form of Exhibit C-1, executed by the persons listed on Exhibit D-1 and Employee Proprietary Information and Invention Agreements in the form of Exhibit C-2, executed by the persons listed on Exhibit D-2;

    (c) Executive Employment Agreement with Gianluca Rattazzi in the form of Exhibit E;

    (d) Voting Agreements in the form of Exhibit F, executed by the persons listed on Exhibit G;

    (e) a legal opinion of Cooley Godward LLP dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward llp may rely upon the tax representation letters referred to in Section 5.9);

    (f) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.6, 6.8, 6.9, 6.10, 6.11, 6.12 and 6.13 have been duly satisfied; and

    (g) the written resignations of all officers and directors of the Company, effective as of the Effective Time.

  6.6 No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company which has had or is reasonably likely to have a Material Adverse Effect on the Company.

  6.7 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

  6.9 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (d) which would materially and adversely affect the right of Parent or the Company to own the assets or operate the business of the Company.

  6.10 No Other Litigation. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (d) which would affect adversely the right of Parent or the Company to own the assets or operate the business of the Company.

  6.11 Company Rights Plan. All actions necessary to extinguish and cancel all outstanding Rights under the Company Rights Plan or render such Rights inapplicable to the Merger shall have been taken.

  6.12 Effectiveness of the Plan Amendment. The Severance Plan shall have been amended by the Plan Amendment and the Plan Amendment shall be effective as of immediately prior to the Closing with respect to all employees of the Company eligible for benefits under the Severance Plan.

  6.13 Reincorporation in Delaware. The Company shall have taken all action required under Section 4.7 hereof such that the Principal Company shall have succeeded to all of the rights, privileges, powers and franchises of the California Company, and if any capital stock shall have been issued by the Principal Company in any reincorporation of the Principal Company in the State of Delaware, such issuance shall have been in compliance with all applicable state securities or blue sky laws and shall have been exempt from registration under the Securities Act.

  6.14 No Reincorporation Liability. In the reasonable judgment of Parent, there shall not have been an adverse effect on, and there shall not exist any liability of, the Company or Parent, and there shall not be any reasonable expectation of an adverse effect on the Company or Parent, or reasonable expectation of the Company or Parent incurring any liability, related to the California Company's failure to obtain the requisite shareholder approval prior to the 1997 Reincorporation, other than reasonable expenses incurred by the Company (including reasonable attorneys' fees) in connection with remedying such failure not to exceed $1,000,000 in the aggregate.

  6.15 Stockholder Approval. Fewer than 10% of the outstanding shares of Company Common Stock shall be Dissenting Shares.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

  The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

  7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded), except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

  7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

  7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

  7.4 Stockholder Approval. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

  7.5 Documents. The Company shall have received the following documents:

    (a) a legal opinion of Brobeck, Phleger Harrison LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Brobeck, Phleger Harrison LLP may rely upon the tax representation letters referred to in Section 5.9), provided, however, that if Brobeck, Phleger & Harrison LLP fails to deliver such opinion, Cooley Godward LLP may deliver it and rely upon the tax representation letter referred to in Section 5.9; and

    (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

  7.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  7.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

  7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

Section 8. TERMINATION

  8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Stockholder Vote):

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 1999 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

    (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (d) by either Parent or the Company if (i) the Company Stockholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Stockholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement and unless the Company shall have made all payments required to be made to Parent pursuant to Section 8.3(b);

    (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

    (f) by Parent if any of the Company's representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company's covenants contained in this Agreement shall have been breached in any respect, in either case such that any of the conditions set forth in sections 6.1 or
  6.2 would not be satisfied as of the time such representation or warranty was or shall have become inaccurate or as of the time of such breach; provided, however, that Parent may not terminate this Agreement under this
  Section 8.1(f) on account of an inaccuracy in the Company's representations and warranties that is curable by the Company or on account of a breach of a covenant by the Company that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 30 days after receiving written notice from Parent of such inaccuracy or breach; or

    (g) by the Company if any of Parent's representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent's covenants contained in this Agreement shall have been breached in any respect, in either case such that any of the conditions set forth in Sections 7.1 or
  7.2 would not be satisfied as of the time such representation or warranty was or shall have become inaccurate or as of the time of such breach; provided, however, that the Company may not terminate this Agreement under this Section 8.1(g) on account of an inaccuracy in Parent's representations and warranties that is curable by Parent or on account of a breach of a covenant by Parent that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 30 days after receiving written notice from the Company of such inaccuracy or breach.

  8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any intentional or willful inaccuracy in or intentional or willful breach of any representation, warranty or covenant contained in this Agreement.

  8.3 Expenses; Termination Fees.

    (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing of the premerger notification and report forms relating to the Merger under the HSR Act.

    (b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and (A) a Company Acquisition is consummated or (B) a proposed Company Acquisition is publicly announced, in either case at any time prior to the first anniversary of the date of this Agreement, or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e), then, in either such case, the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $4,550,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company contemporaneously with the earlier of the consummation of such Company Acquisition or such announcement regarding a proposed Company Acquisition, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d) or Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

Section 9. MISCELLANEOUS PROVISIONS

  9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement and the approval of the Merger by the stockholders of the Company); provided, however, that after any such adoption and approval of this Agreement and approval of the Merger by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.2 Waiver.

    (a) No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

  9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

  9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement:
(a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

  9.6 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

  9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that Section 5.5 hereof shall confer a benefit on the Indemnified Persons.

  9.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or
(b) two business days after sent by registered mail or, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to Parent:    Quantum Corporation
                     500 McCarthy Blvd.
                     Milpitas, CA 95035
                     Attn: General Counsel
                     Facsimile: 408-324-7005

    with a copy to:  Cooley Godward LLP
                     5 Palo Alto Square
                     3000 El Camino Real
                     Palo Alto, CA 94306-2155
                     Attn: Patrick A. Pohlen, Esq.
                     Facsimile: 650-857-0663

    if to Merger Sub:Defiant Acquisition Sub, Inc.
                     500 McCarthy Blvd.
                     Milpitas, CA 95035
                     Attn: General Counsel
                     Facsimile: 408-324-7005

    with a copy to:  Cooley Godward LLP
                     5 Palo Alto Square
                     3000 El Camino Real
                     Palo Alto, CA 94306-2155
                     Attn: Patrick A. Pohlen, Esq.
                     Facsimile: 650-857-0663

    if to the Company:
                     Meridian Data, Inc.
                     5615 Scotts Valley Drive
                     Scotts Valley, CA 95006
                     Attn: President and Chief Executive Officer
                     Facsimile: (831) 438-4234

    with a copy to:  Brobeck, Phleger & Harrison LLP
                     Spear Street Tower
                     One Market Street
                     San Francisco, CA 94105
                     Attn: Michael J. Kennedy, Esq.
                     Facsimile: 415-442-1010

  9.9 Cooperation. Each party agrees to cooperate fully with the other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

  9.10 Construction.

    (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

    (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

    (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

  In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

                                          Quantum Corporation

                                          By: /s/ Michael Brown
                                            -----------------------------------
                                            Michael Brown, Chairman,
                                            Chief Executive Officer and
                                             President

                                          Defiant Acquisition Sub, Inc.

                                          By: /s/ Peter van Cuylenburg
                                            -----------------------------------
                                            Peter van Cuylenburg,
                                            Chairman, Chief Executive Officer
                                             and President

                                          Meridian Data, Inc. (Delaware)

                                          By: /s/ Gianluca U. Rattazzi
                                            -----------------------------------
                                            Gianluca U. Rattazzi,
                                            President and Chief Executive
                                             Officer

                                          Meridian Data, Inc. (California)

                                          By: /s/ Gianluca U. Rattazzi
                                            -----------------------------------
                                            Gianluca U. Rattazzi,
                                            President and Chief Executive
                                             Officer

                                    EXHIBITS

 Exhibit A    -- Certain Definitions
 Exhibit B    -- Form of Affiliate Agreement
 Exhibit C-1  -- Form of Noncompetition Agreement
 Exhibit C-2  -- Form of Employee Proprietary Information and Invention
                 Agreement
 Exhibit D-1  -- Persons to Execute Noncompetition Agreements in the form of
                 Exhibit C-1
 Exhibit D-2  -- Persons to Execute Employee Proprietary Information and
                 Invention Agreement in the form of Exhibit C-2
 Exhibit E    -- Executive Employment Agreement with Gianluca Rattazzi
 Exhibit F    -- Voting Agreement
 Exhibit G    -- Persons to Execute Voting Agreement

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

  For purposes of the Agreement (including this Exhibit A):

  Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

  Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

    (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent company, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than twenty percent (20%) of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than twenty percent (20%) of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of the Company;

    (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than twenty percent (20%) of the assets of the Company; or

    (c) any liquidation or dissolution of the Company.

  Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

  Company Acquisition. "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or (ii) a sale or other disposition by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale.

  Company Common Stock. "Company Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Principal Company, together with the associated Rights.

  Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

  Company Rights Plan. "Company Rights Plan" shall mean the Preferred Shares Rights Agreement dated as of August 11, 1997 between the Company and Bank Boston, N.A.

  Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

  Company Source Code. "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

  Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

  Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

  Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

  Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

  Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

  Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

  Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

  Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

  HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

  Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

  Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company taken as a whole, except to the extent that any such event, violation, inaccuracy, circumstance or other matter results from (x) the effect of the public announcement, pendency or consummation of the Merger on the current or prospective customers or suppliers of the Company, (y) changes in trading prices for the Company's capital stock, or (z) changes in general economic conditions or changes affecting the industry generally in which the Company operates; provided, however, that in the case of the exceptions set forth in
(x), (y) and (z) above, the entity relying upon such exception to demonstrate that a Material Adverse Effect had not occurred shall bear the burden of proof by a preponderance of the evidence, that such exception is applicable, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and its subsidiaries taken as a whole, except to the extent that any such event, violation, inaccuracy, circumstance or other matter results from (x) the effect of the public announcement, pendency or consummation of the Merger on the current or prospective customers or suppliers of Parent or any of its subsidiaries, (y) changes in trading prices for the Parent's capital stock or (z) changes in general economic conditions or changes affecting the industry or industries generally in which Parent and its subsidiaries operate; provided, however, that in the case of the exceptions set forth in (x), (y) and (z) above, the entity relying upon such exception to demonstrate that a Material Adverse Effect had not occurred shall bear the burden of proof by a preponderance of the evidence, that such exception is applicable.

  Materials of Environmental Concern. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

  NASD. "NASD" shall mean the National Association of Securities Dealers, Inc.

  Parent Average Stock Price. "Parent Average Stock Price" shall mean the average of the closing sales price of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the five (5) consecutive trading days ending on and including the second trading day immediately preceding the date on which a final vote of the stockholders of the Company on the adoption and approval of this Agreement and the approval of the Merger shall have been held. For example, if one share of Parent Common Stock, as constituted on the date hereof, is reconstituted into one share of Class A Common Stock and one-half of a share of Class B Common Stock, and the average of the closing sales price of a share of Class A Common Stock for such consecutive trading days is $15.00 and the average of the closing sales price of a share of Class B Common Stock for such five trading days is $10.00, then the Parent Average Stock Price would be $20.00 (i.e. $15.00 per Class A share plus the product of 0.5 of a Class B share times $10.00 per Class B share).

  Parent Common Stock. "Parent Common Stock" shall mean the Common Stock, $0.01 par value per share, of Parent, as constituted as of the date of this Agreement or such class or classes of shares into which the

Parent Common Stock may be changed by reason of any reclassification, recapitalization or other similar transaction.

  Person. "Person" shall mean any individual, Entity or Governmental Body.

  Plan Amendment. "Plan Amendment" shall mean the Plan Amendment attached as
Schedule 2.17(k)(i) to the Company Disclosure Schedule.

  Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

  Prospectus/Proxy Statement. "Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

  Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

  Rights. "Rights" shall mean the preferred share purchase rights issued pursuant to the Company Rights Plan.

  SEC. "SEC" shall mean the United States Securities and Exchange Commission.

  Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

  Severance Plan. "Severance Plan" shall mean the Parallan Computer, Inc. Severance Plan which is attached as Schedule 2.17(k) to the Company Disclosure Schedule.

  Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

  Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely to be obtained by such third party on a timely basis.

  Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

  Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

  Triggering Event. A "Triggering Event" shall be deemed to have occurred if:
(i) the board of directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of the Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) the Company shall have failed to hold the Company Stockholders' Meeting within forty-five (45) days after the latest of (A) the date the Form S-4 Registration Statement is declared effective under the Securities Act, (B) the Reincorporation Meeting, or (C) either the Parent Meeting (if the proxy materials for the Parent Meeting shall have been mailed by August 31, 1999) or October 31, 1999 (if the proxy materials for the Parent Meeting shall not have been mailed by August 31, 1999); (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days after such Acquisition Proposal is announced or (B) otherwise takes actions inconsistent with opposing such Acquisition Proposal; or (ix) the Company breaches or is deemed to have breached any of its obligations under Section 4.3 of the Agreement.

                                                                    Appendix A-1

       FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  This First Amendment to the Agreement and Plan of Merger and Reorganization (this "First Amendment") made and entered into as of June 28, 1999, by and among: Quantum Corporation, a Delaware corporation ("Parent"); Defiant Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and Meridian Data, Inc., a Delaware corporation (the "Delaware Company") and Meridian Data, Inc., a California corporation, to the extent such corporation is in existence, (the "California Company"), (the Delaware Company and the California Company are referred to collectively herein as the "Company", and "Principal Company" shall mean, as between the California Company and the Delaware Company, that corporation the shares of which are registered under Section 12(g) of the Securities Act immediately prior to the Closing), amends that certain Agreement and Plan of Merger and Reorganization, dated as of May 10, 1999, by and among Parent, Merger Sub, the Delaware Company and the California Company (the "Original Agreement"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Agreement.

                              W I T N E S S E T H

  Whereas, the parties have entered into the Original Agreement on May 10, 1999; and

  Whereas, subject to the terms and conditions provided herein, the parties desire to amend the Original Agreement in accordance with Section 9.1 thereof.

  Now, Therefore, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is acknowledged by the parties, the parties hereby agree as follows:

  1. Section 1.5(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the principal securities exchange or market on which the Parent Common Stock is then listed or quoted (which shall either be the Nasdaq National Market or the New York Stock Exchange ("NYSE")) on the Effective Date (or, if such date is not a trading day, then the trading day immediately preceding the Effective Date).

  2. Section 3.8 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    3.8 Valid Issuance. The shares of Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable Federal and state securities laws and the rules and regulations of the principal securities exchange or market on which the Parent Common Stock is then listed or quoted (which shall either be the Nasdaq National Market or the NYSE).

                                     A-1-1

  3. Section 4.7 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    4.7 Approval of Delaware Reincorporation. The Company shall take all action necessary under all applicable Legal Requirements to obtain the Required Company Stockholder Vote to ratify the filing of the Agreement and Plan of Merger, dated as of May 29, 1997, between the California Company and the Delaware Company (the "1997 Reincorporation") under the CCC and the DGCL, such that the Delaware Company shall be the Principal Company. The Company shall obtain such Required Company Stockholder Vote no later than the date of the Company Stockholders' Meeting.

  4. Section 5.2(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to (1) consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger and (2) to ratify the 1997 Reincorporation (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall not be held fewer than twelve trading days following the Parent stockholders' meeting related to the tracking stock proposal (the "Parent Meeting") but will be held as promptly as practicable after the twelfth day following the Parent Meeting, and in any event within forty-five (45) days after the latest of (A) the date the Form S-4 Registration Statement is declared effective under the Securities Act or (B) the Parent Meeting; provided, however, that if the proxy materials for the Parent Meeting have not been mailed by August 31, 1999, then on August 31, 1999 the date for the Company Stockholders' Meeting shall be set for as soon as practicable thereafter and in any event no later than the later of (1) October 31, 1999 or (2) forty-five
        (45) days after the effective date of the Form S-4 Registration Statement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Shareholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

  5. Section 5.10 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    5.10 Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the principal securities exchange or market on which the Parent Common Stock is then listed or quoted (which shall either be the Nasdaq National Market or the NYSE).

  6. Section 6.4 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    6.4 Stockholder Approval. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved and the ratification of the 1997 Reincorporation shall have been duly approved, by the Required Company Stockholder Vote.

                                     A-1-2

  7. Section 6.5(e) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    (e) a legal opinion of Cooley Godward llp dated as of the Closing Date and addressed to Parent, to the effect that the Merger should constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward llp may rely upon the tax representation letters referred to in Section 5.9);

  8. Section 6.13 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    6.13 Reincorporation in Delaware. Then Company shall have taken all action required under Section 4.7 hereof such that the Company's stockholders shall have ratified the 1997 Reincorporation and such that the Principal Company shall have succeeded to all of the rights, privileges, powers and franchises of the California Company, and if any capital stock shall have been issued by the Principal Company in the 1997 Reincorporation, such issuance shall have been in compliance with all applicable state securities or blue sky laws and shall have been exempt from registration under the Securities Act.

  9. Section 7.5(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    (a) a legal opinion of Brobeck, Phleger Harrison llp, dated as of the Closing Date, to the effect that the Merger should constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Brobeck, Phleger Harrison llp may rely upon the tax representation letters referred to in Section 5.9), provided, however, that if Brobeck, Phleger & Harrison LLP fails to deliver such opinion, Cooley Godward LLP may deliver it and rely upon the tax representation letter referred to in Section 5.9; and

  10. Section 7.7 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

    7.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the principal securities exchange or market on which the Parent Common Stock is then listed or quoted (which shall either be the Nasdaq National Market or the NYSE).

  11. The definition of "Legal Requirement" in the Original Agreement is hereby amended and restated in its entirety to read as follows:

    Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the principal securities exchange or market on which the Parent Common Stock is then listed or quoted (which shall either be the Nasdaq National Market or NYSE).

  12. The definition of "Parent Average Stock Price" in the Original Agreement is hereby amended and restated in its entirety to read as follows:

    Parent Average Stock Price. "Parent Average Stock Price" shall mean the average of the closing sales price of a share of Parent Common Stock as reported on the principal securities exchange on which the Parent Common Stock is then listed or quoted (which shall either be the Nasdaq National Market or the NYSE) for each of the five (5) consecutive trading days ending on and including the second trading day immediately preceding the date on which a final vote of the stockholders of the Company on the adoption and approval of this Agreement and the approval of the Merger shall have been held. For example, if one share of Parent Common Stock, as constituted on the date hereof, is

                                     A-1-3
    reconstituted into one share of Class A Common Stock and one-half of a share of Class B Common Stock, and the average of the closing sales price of a share of Class A Common Stock for such consecutive trading days is $15.00 and the average of the closing sales price of a share of Class B Common Stock for such five trading days is $10.00, then the Parent Average Stock Price would be $20.00 (i.e. $15.00 per Class A share plus the product of 0.5 of a Class B share times $10.00 per Class B share).

  13. Clause (vi) of the definition of "Triggering Event" in the Original Agreement is hereby amended and restated in its entirety to read as follows:

    (vi) the Company shall have failed to hold the Company Stockholders' Meeting within forty-five (45) days after the later of (A) the date the Form S-4 Registration Statement is declared effective under the Securities Act or (B) either the Parent Meeting (if the proxy materials for the Parent Meeting shall have been mailed by August 31, 1999) or October 31, 1999 (if the proxy materials for the Parent Meeting shall not have been mailed by August 31, 1999);

  14. Any reference in the Original Agreement to the term "Agreement" is deemed to refer to both the Original Agreement as well as the Original Agreement, as amended by this First Amendment.

  15. Except as amended by this First Amendment, the Original Agreement remains in full force and effect.

  16. This First Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

  17. This First Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

                                     A-1-4

In Witness Whereof, the parties have each caused this First Amendment to be executed as of the date first written above.

                                          Quantum Corporation

                                                  /s/ Richard L. Clemmer
                                          By: _________________________________
                                                    Richard L. Clemmer
                                            Executive Vice President and Chief
                                                     Financial Officer

                                          Defiant Acquisition Sub, Inc.

                                                  /s/ Richard L. Clemmer
                                          By: _________________________________
                                                    Richard L. Clemmer
                                                  Chief Operating Officer

                                          Meridian Data, Inc. (Delaware)

                                                 /s/ Gianluca U. Rattazzi
                                          By: _________________________________
                                                   Gianluca U. Rattazzi
                                               President and Chief Executive
                                                          Officer


                                          Meridian Data, Inc. (California)

                                                  /s/ Gianluca U. Rattazi
                                          By: _________________________________
                                                   Gianluca U. Rattazzi
                                               President and Chief Executive
                                                          Officer

                                     A-1-5

                                                                      Appendix B

                                  May 10, 1999
Board of Directors
Meridian Data, Inc.
5615 Scotts Valley Dr.
Scotts Valley, California 95066

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.001 per share ("Company Common Stock"), of Meridian Data, Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger and Reorganization (the "Agreement"), by and among Quantum Corporation ("Quantum"), Defiant Acquisition Sub, Inc., a wholly owned subsidiary of Quantum ("Merger Sub"), and the Company, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company, with the Company surviving as a wholly owned subsidiary of Quantum.

  Pursuant to the Agreement, each share of Company Common Stock will be converted, subject to certain exceptions, into the right to receive 0.489 shares of common stock, par value $0.01 per share ("Quantum Common Stock"), of Quantum; provided, however, that if (i) the average of the closing sales price of a share of Quantum Common Stock for each of the 10 consecutive trading days ending on and including the second trading day immediately preceding the date on which a final vote of the stockholders of the Company on the adoption and approval of the Agreement and the approval of the Merger is held ("Average Quantum Stock Price") is less than $14.00, then each outstanding share of Company Common Stock will be converted into the number of shares of Quantum Common Stock determined by dividing $7.00 by the Average Quantum Stock Price and (ii) if the Average Quantum Stock Price is greater than $20.00, then each outstanding share of Company Common Stock will be converted into the number of shares of Quantum Common Stock determined by dividing $10.00 by the Average Quantum Stock Price.

  In arriving at our opinion, we have reviewed the draft dated May 5, 1999 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with its management. Included in the information provided during discussions with Company management were certain financial projections of the Company for the period beginning January 1, 1999 and ending December 31, 2002 prepared by the management of the Company (the "Company Projections"). At the direction of the Company, for purposes of our analysis, we have also relied on the financial forecasts for Quantum prepared and published by the equity research department of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), for the period beginning April 1, 1999 and ending March 31, 2001, dated as of April 28, 1999 (the "Quantum Projections"). We were not provided with any internal financial analyses or forecasts of Quantum prepared by management of Quantum. In addition, we have compared certain financial and securities data of the Company and Quantum with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and Quantum Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Quantum or their representatives, or that was otherwise reviewed by us. With respect to the Company Projections, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the manangement of the Company to as to the future operating and financial performance of the Company. With respect to the Quantum Projections, we have assumed that they do not differ materially from the best estimates and judgments of the management of Quantum as to the future operating and financial performance of Quantum. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Quantum Common Stock or any other security issued by Quantum, including the securities described in the Form S-4 filed by Quantum with the Securities and Exchange Commission on March 26, 1999 (the "Tracking Stocks"), will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ Burke Smith
                                            -----------------------------------
                                            Burke Smith
                                            Vice President

                                                                      Appendix C

                        FORM OF COMPANY VOTING AGREEMENT

  This Voting Agreement is entered into as of May 10, 1999, by and between Quantum Corporation, a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder").

                                    RECITALS

  Whereas, Stockholder is a stockholder of Meridian Data, Inc., a Delaware corporation (the "Company").

  Whereas, Parent, Defiant Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the "Merger").

  Now, Therefore, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Stockholder), Stockholder hereby covenants and agrees as follows:

                                   AGREEMENT

  Now, Therefore, in consideration of the mutual covenants herein contemplated and intending to be legally bound hereby, the parties hereto agree as follows:

  1. Certain Definitions. For purposes of this Agreement:

    (a) "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

    (b) "Expiration Date" shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to Section 8 thereof, or (ii) the date upon which the Merger becomes effective in accordance with the terms and provisions of the Merger Agreement.

    (c) Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or
  (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

    (d) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity or (iii) governmental authority.

    (e) "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

    (f) A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

  2. Transfer of Subject Securities.

    2.1 Transferee of Subject Securities to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless each Person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (b) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Agreement.

    2.2 Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

  3. Voting of Shares.

    3.1 Voting Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date:

      (a) at any meeting of stockholders of the Company, however called, and at every adjournment thereof, Stockholder shall (unless otherwise directed in writing by Parent) cause all outstanding shares of Company Common Stock that are Owned by Stockholder as of the record date fixed for such meeting to be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Merger Agreement; and

      (b) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Merger Agreement, with respect to the approval of the Merger or with respect to any of the other actions contemplated by the Merger Agreement, Stockholder shall (unless otherwise directed in writing by Parent) cause to be executed, with respect to all shares of Company Common Stock that are Owned by Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

    3.2 Proxy; Further Assurances.

      (a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (the "Proxy"); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

      (b) From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

  4. Waiver of Dissenters' Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of the ownership of any outstanding shares of Company Common Stock Owned by Stockholder.

  5. No Solicitation. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that his Representatives (as defined in the Merger Agreement) do not, directly or indirectly take any action prohibited by Section 4.3 of the Merger Agreement; provided, however, that nothing in this Agreement shall be deemed to prevent Stockholder from taking any action as an officer or director of the Company that is permitted under Section 4.3 of the Merger Agreement.

  6. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

    6.1 Authorization, Etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    6.2 No Conflicts or Consents.

      (a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or any of his properties is or may be bound or affected; or
    (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his affiliates or properties is or may be bound or affected.

      (b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

    6.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on Schedule I hereto; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on Schedule I hereto; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on
  Schedule I hereto; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

    6.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

  7. Miscellaneous.

    7.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall not survive (i) the consummation of the Merger,
  (ii) any termination of the Merger Agreement and (iii) the Expiration Date.

    7.2 Indemnification. Stockholder shall hold harmless and indemnify Parent and Parent's affiliates from and against, and shall compensate and reimburse Parent and Parent's affiliates for, any loss, damage, claim, liability, fee (including attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent's affiliates, or to which Parent or any of Parent's affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to any inaccuracy in or breach of any representation, warranty, covenant or obligation of Stockholder contained in this Agreement or in the Proxy.

    7.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

    7.4 Notices. Any notice or other communication required or permitted to be delivered to Parent or Stockholder under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

              if to Stockholder:

              at the address or facsimile phone number set forth below Stockholder's signature on the signature page hereof with a copy to:

              Brobeck, Phleger & Harrison LLP
              Spear Street Tower
              San Francisco, CA 94105
              Attn: Michael Dorf, Esq.
              Fax: (415) 442-1010

              if to Parent:

              Quantum Corporation
              500 McCarthy Blvd.
              Milpitas, CA 95035
              Attn: General Counsel
              Facsimile: 408-324-7005

              with a copy to:

              Cooley Godward LLP
              Five Palo Alto Square
              3000 El Camino Real
              Palo Alto, CA 94306-2155
              Attention: Patrick A. Pohlen
              Fax: (650) 857-0663

    7.5 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

    7.6 Entire Agreement. This Agreement, the Proxy, and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

    7.7 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

    7.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy was not performed in accordance with its specific terms or was otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

    7.9 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Nothing in this Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Agreement.

    7.10 Governing Law. This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

    7.11 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

    7.12 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    7.13 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    7.14 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

  In Witness Whereof, the undersigned have caused this Company Voting Agreement to be executed as of the date first written above.

                                          QUANTUM CORPORATION

                                          By:
                                            -----------------------------------
                                          Printed Name:
                                                    ---------------------------
                                          Title:
                                             ----------------------------------

                                          STOCKHOLDER

                                          By:
                                            -----------------------------------
                                          Printed Name:
                                                    ---------------------------
                                          Address:
                                                -------------------------------
                                          -------------------------------------
                                          -------------------------------------
                                          Facsimile:
                                                 ------------------------------

                                   EXHIBIT A

                           FORM OF IRREVOCABLE PROXY

  The undersigned stockholder of Meridian Data, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Michael Brown and Peter van Cuylenburg, and Quantum Corporation, a Delaware corporation ("Parent"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to
(i) the outstanding shares of capital stock of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

  This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the "Voting Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Defiant Acquisition Sub, Inc. and the Company (the "Merger Agreement").

  The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the "Merger") at any meeting of the stockholders of the Company, however called, or in connection with any solicitation of written consents from stockholders of the Company, in favor of the approval and adoption of the Merger Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Merger Agreement.

  This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

  If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

  This proxy shall terminate upon the earlier of the valid termination of the Merger Agreement or the effective time of the Merger.

Dated: May 10, 1999

                                          -------------------------------------
                                          Signed

                                          -------------------------------------
                                          Printed Name

                                          Number of shares of common stock of
                                          Meridian Data, Inc. owned of record
                                          as of the date of this proxy:

                                          -------------------------------------

                                                                      Appendix D

                      FORM OF COMPANY AFFILIATE AGREEMENT

  This Company Affiliate Agreement (this "Agreement") is dated as of May 10, 1999, by and between Quantum Corporation, a Delaware corporation ("Parent"), Meridian Data, Inc., a Delaware corporation (the "Delaware Company"), Meridian Data, Inc., a California corporation (the "California Company") (the California Company and the Delaware Company are referred to herein as the "Company"), and the undersigned affiliate ("Affiliate").

                                    RECITALS

  Whereas, Affiliate is a stockholder of Company.

  Whereas, Parent, Defiant Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Company have entered into an Agreement and Plan of Merger and Reorganization dated as of May 10, 1998 (the "Merger Agreement"), providing for the merger of Merger Sub with and into Company (the "Merger"). The Merger Agreement contemplates that, upon consummation of the Merger, (i) the holders of the common stock of Company ("Company Common Stock") will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of Company Common Stock and (ii) Company will become a wholly-owned subsidiary of Parent. It is accordingly contemplated that Affiliate will receive shares of Parent Common Stock in the Merger.

  Whereas, Affiliate understands that the Parent Common Stock being issued in the Merger will be issued pursuant to a registration statement on Form S-4 and that Affiliate may be deemed to be an "affiliate" of Company, as the term "affiliate" is used for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the General Rules and Regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and, as such, Affiliate may only transfer, sell or dispose of such Parent Common Stock in accordance with this Affiliate Agreement and Rule 145.

                                   AGREEMENT
  Now, Therefore, in order to induce Parent and Company to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Affiliate), Affiliate hereby covenants and agrees as follows:

  1. Representations and Warranties. Affiliate represents and warrants to Parent as follows:

    (a) Affiliate is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of Company Common Stock set forth under Affiliate's signature below (the "Company Shares") and of options to purchase the number of shares of Company Common Stock set forth under Affiliate's signature below (the "Company Options"), and Affiliate has good and valid title to the Company Shares and the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

    (b) Affiliate has carefully read this Agreement, and has discussed with Affiliate's own independent counsel to the extent Affiliate felt necessary the limitations imposed on Affiliate's ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock that Affiliate is to receive in the Merger (the "Parent Shares"). Affiliate fully understands the limitations this Agreement places upon Affiliate's ability to sell, transfer or otherwise dispose of the Parent Shares.

  2. Prohibition Against Transfer. In addition to the restrictions set forth elsewhere herein, Affiliate agrees that Affiliate shall not effect any sale, transfer or other disposition of the Parent Shares unless:

    (a) such sale, transfer or other disposition is made in conformity with the volume and other requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Affiliate (reasonably satisfactory in form and content to Parent), each stating that such requirements have been met;

    (b) counsel reasonably satisfactory to Parent (it being understood that the law firm of Brobeck, Phleger & Harrison LLP is deemed to be reasonably satisfactory to Parent) shall have advised Parent in a written opinion letter (reasonably satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from registration under the Securities Act;

    (c) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act; or

    (d) an authorized representative of the SEC shall have rendered written advice to Affiliate to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such proposed sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

  3. Stop Transfer Instructions; Legend. Affiliate acknowledges and agrees that (a) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares, and (b) each certificate representing any of such shares of Parent Common Stock or any substitutions thereof shall bear a legend (together with any other legend or legends required by applicable state securities laws or otherwise), stating in substance:

    THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF MAY 10, 1999, BETWEEN THE REGISTERED HOLDER AND QUANTUM CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF QUANTUM CORPORATION.

  4. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Affiliate may: (A) transfer shares of Company Common Stock prior to the Merger; (B) transfer shares of Parent Common Stock in payment of the exercise price of options to purchase Parent Common Stock;
  (C) transfer shares of Parent Common Stock to any organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such organization has traditionally been supported by contributions from the general public (as opposed to being supported largely by a specific donor); and (D) transfer shares of Parent Common Stock to a trust established for the benefit of Affiliate and/or for the benefit of one or more members of Affiliate's family, or make a bona fide gift of shares of Parent Common Stock to one or more members of Affiliate's family, provided that in the case of a transfer or gift pursuant to this clause (C) or (D), a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

  5. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Affiliate agrees that, in the event of any breach or threatened breach by Affiliate of any covenant or obligation contained in this Agreement, each of Parent and Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain

  (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

  6. Independence of Obligations. The covenants and obligations of Affiliate set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Affiliate, on the one hand, and Company or Parent, on the other. The existence of any claim or cause of action by Affiliate against Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Affiliate.

  7. Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

      if to Parent:      Quantum Corporation
                         500 McCarthy Blvd.
                         Milpitas, CA 95035
                         Attn: General Counsel
                         Facsimile: 408-324-7005

      with a copy to:.   Cooley Godward LLP
                         Five Palo Alto Square
                         3000 El Camino Real
                         Palo Alto, CA 94306
                         Attn: Patrick A. Pohlen
                         Fax: (650) 857-0663

      if to Company:     Meridian Data, Inc. (Delaware or California)
                         5615 Scotts Valley Drive
                         Scotts Valley, CA 95006
                         Attn: President and CEO
                         Fax: 831-438-4234

      with a copy to:    Brobeck, Phleger & Harrison LLP
                         Spear Street Tower
                         One Market Street
                         San Francisco, CA 94105
                         Attn: Michael J. Kennedy, Esq.
                         Fax: (415) 492-1010

      if to Affiliate:

      at the address or facsimile phone number set forth below Affiliate's signature on the signature page hereof.

      with a copy to:Brobeck, Phleger & Harrison LLP
                         Spear Street Tower
                         One Market Street
                         San Francisco, CA 94105
                         Attn: Michael J. Kennedy, Esq.
                         Fax: (415) 492-1010

  8. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

  9. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

  10. Waiver. No failure on the part of Parent or Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent or Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent or Company shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the party deemed to be charged; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  11. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

  12. Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent or Company such instruments and other documents and shall take such other actions as Parent or Company may reasonably request to effectuate the intent and purposes of this Agreement.

  13. Entire Agreement. This Agreement, the Merger Agreement and any Voting Agreement or Noncompetition Agreement between Affiliate and Parent or Irrevocable Proxy executed by Affiliate in favor of Parent constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

  14. Non-Exclusivity. The rights and remedies of Parent and Company hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Nothing in this Agreement shall limit any of Affiliate's obligations, or the rights or remedies of Parent or Company, under any Voting Agreement (including any Irrevocable Proxy contained therein) or Noncompetition Agreement between Parent and Affiliate; and nothing in any such Voting Agreement (including any Irrevocable Proxy) or Noncompetition Agreement shall limit any of Affiliate's obligations, or any of the rights or remedies of Parent, under this Agreement.

  15. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Company and Affiliate.

  16. Binding Nature. This Agreement will be binding upon Affiliate and Affiliate's representatives, executors, administrators, estate, heirs, successors and assigns, and shall inure to the benefit of Company, Parent and their respective successors and assigns.

  17. Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Affiliate, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

  18. Assignment. This Agreement and all obligations of Affiliate hereunder are personal to Affiliate and may not be transferred or delegated by Affiliate at any time. Company or Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Affiliate.

  19. Survival. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.

  The undersigned have executed this Agreement as of the date first set forth above.

                                          Quantum Corporation

                                          By:
                                            -----------------------------------
                                          Printed Name:
                                                    ---------------------------
                                          Title:
                                             ----------------------------------

                                          Meridian Data, Inc. (California)

                                          By:
                                            -----------------------------------
                                          Printed Name:
                                                    ---------------------------
                                          Title:
                                             ----------------------------------

                                          Meridian Data, Inc. (Delaware)

                                          By:
                                            -----------------------------------
                                          Printed Name:
                                                    ---------------------------
                                          Title:
                                             ----------------------------------

                                          Affiliate:

                                          By:
                                            -----------------------------------
                                          Printed Name:
                                                    ---------------------------
                                          Address:
                                                -------------------------------
                                          -------------------------------------
                                          -------------------------------------
                                          Facsimile:
                                                 ------------------------------

                                          Meridian Data, Inc. Stock
                                          Beneficially owned by Affiliate:

                                                         shares of Common Stock
                                          --------------------
                                          shares of Common Stock issuable upon
                                          exercise of outstanding options

                                                                         Annex 1



                       Meridian Data, Inc. Annual Report

                                       on
                                   Form 10-K
                  for the fiscal year ended December 31, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 10-K


  (Mark One)

    [X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934

          For the fiscal year ended December 31, 1998

                                       OR

    [_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934

          For the transition period from _________ to __________

                         Commission file number 0-21200

                               ----------------

                              MERIDIAN DATA, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                                       77-0188708
       (State or other jurisdiction of                         (IRS Employer
       incorporation or organization)                       Identification No.)
           5615 Scotts Valley Dr.,
          Scotts Valley, California                                95066
   (Address of principal executive office)                       (Zip Code)

                                 (831) 438-3100
              (Registrant's telephone number, including area code)

                               ----------------

          Securities registered pursuant to Section 12(b) of the Act:
                                      None

          Securities registered pursuant to Section 12(g) of the Act:
                         Common Stock, $0.001 par value
                        Preferred Share Purchase Rights
                                (Title of Class)

                               ----------------


  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding in 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  The aggregate market value of the voting stock held by non-affiliates of the Registrant as of March 1, 1999, was $17,124,650.37. The number of shares of Common Stock, $0.001 par value, outstanding on March 1, 1999, was 8,134,660.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Portions of the Proxy Statement for Registrant's Annual Meeting of Stockholders to be held April 21, 1999, are incorporated herein by reference into Part III. Certain information required by Items 6, 7 and 8 of Form 10-K is incorporated by reference from the Registrant's annual report to security holders furnished pursuant to Rule 14a-3 (the "Annual Report").
Index begins on page 24.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions, as they relate to the Company or the Company's management, including such items discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth on pages 43-48 of the Company's 1998 Annual Report on Form 10-K, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those described.. In accordance with provisions of Section 27A of the Securities Act of 1933, as amended, and
Section 21G of the Securities Exchange Act of 1934, as amended, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk factors beginning on page 9.

                                     PART I

Item 1. Business.

History

  For the purposes of this discussion, the term "PCI" shall refer to the operations and business of Parallan Computer, Inc. prior to the acquisition of Meridian Data, Inc. on December 1, 1994. The term "MDI" shall refer to the operations and business of Meridian Data, Inc. prior to its acquisition by PCI. Any reference to "Meridian" or the "Company" shall refer to the operations and business of the Company subsequent to the acquisition of MDI on December 1, 1994.

  PCI was founded in 1988 to develop high-performance, fault-tolerant servers for enterprise-level networks of personal computers. In June 1992, PCI entered into a strategic alliance with International Business Machines Corporation ("IBM"). The strategic alliance with IBM encompassed certain product development, manufacturing and support arrangements (the "Agreements"). PCI granted IBM the exclusive rights to PCI's current and future products and technologies in return for guaranteed minimum royalties in 1992 and 1993, and revenue-based royalties for 1994 and beyond. The Agreements do not apply to any technology acquired from or developed by MDI. After the first quarter of 1994, sales by IBM of products licensed from PCI, net of returns, were zero. PCI expected that this trend would continue for the foreseeable future. As a result of management's expectations concerning future royalties from IBM, PCI downsized and reorganized its operations into two segments: (i) developing original equipment manufacturer ("OEM") relationships for its latest products and (ii) focusing on potential acquisition opportunities. Over the course of several months, PCI engaged in discussions with several large OEMs about the sale or licensing of its latest server technology. These discussions ultimately resulted in the sale of certain subsets of PCI's server technology for $1.5 million in the first quarter of 1995. PCI then narrowed its focus to identifying potential acquisition candidates. On December 1, 1994, PCI acquired all of the outstanding shares of MDI. MDI was a privately-held developer of compact disc-read only memory ("CD-ROM") and compact-disc recordable ("CD-R") systems and software for both networks and personal computers. With the acquisition of MDI, PCI effectively ended its reliance on IBM as its primary source of revenue. Since December 1, 1994, the Company's primary source of revenue has derived from sales of the products of MDI. Thus, the remainder of the discussion of the Company's business, industry, operations, or competition under this Item will refer exclusively to the operations of Meridian.

Overview

  Meridian Data is a developer and manufacturer of network storage solutions utilizing optical disk (CD-ROM) and conventional hard drive storage technologies. The Company provides network attached storage servers ("NAS") for workgroups based on optical disk and hard disk storage, and CD-ROM enterprise networking servers and subsystems.

                                   Annex 1-2

  During 1997, the Company also undertook the development of its first NAS device based on hard drive technology. In March 1998, Meridian announced its first NAS product based on hard drive technology, the Snap! Server(TM). The Snap! Server allows small and medium-sized businesses and corporate workgroups to increase storage capacity on their network with minimal hardware expertise or time expenditure. The Company's Snap! Server is a time-efficient and cost-effective alternative to the current methods of increasing network storage such as installing an additional hard disk to an existing file server or purchasing a new server primarily to increase storage on the network. Both of these methods require more time and expense than the simple installation of a Snap! Server. Another potential benefit of the Snap! Server is an increase in overall network performance by offloading file serving duties from more expensive application and general purpose servers and increasing network throughput by placing data physically closer to the users who generate and/or need the data. As an independent file server, the Snap! Server continues to provide file services to network users even when the other servers are down.

  The Company's optical disk NAS servers allow workgroups within organizations to simultaneously share up to 14 CD-ROM titles. The Company's CD-ROM enterprise servers provide the same simultaneous access several hundred CD-ROM titles in addition to providing a higher level of performance than Meridian's optical disk NAS servers. Beginning in 1996, demand for the Company's enterprise products began to decline due to a shift in large organizations towards web-based data distribution. Meridian believes that this trend will continue for the foreseeable future. Due to the decreasing demand for enterprise CD-ROM servers, the Company refocused its research towards the development of NAS servers. The Company released its CD-ROM NAS server in 1997. Since that time, the Company's CD-ROM development efforts have been to maintain compatibility with existing and developing hardware standards. For all its products, the Company is committed to an open systems approach, supporting a broad array of personal computer and network operating systems, and providing desktop access to networked data, both CD-ROM and hard disk based, in heterogeneous environments.

Industry Background

  CD-ROM Enterprise Servers and NAS Servers. Corporations and other organizations that purchase information on CD-ROMs generally need to provide multiple users with simultaneous access to information stored on those CD-ROMs. These organizations require software specifically designed to enable them to share CD-ROMs on a network, manage multiple titles and control user access. Furthermore, corporations are following the trend of migrating to Microsoft Windows NT from other network operating systems, and, as a result, CD-ROM networking systems must be able to operate in heterogeneous environments during this transition. When CD-ROMs are not networked, businesses must generally purchase multiple copies of each CD-ROM set or physically transport discs between desktop computers. Purchasing multiple copies is usually not as cost effective as relying on site licenses, and physically transporting discs between desktop computers can be time-consuming and can result in misplaced or unreturned discs. In addition, many commercial databases are distributed on multi-volume sets of discs that require physically shuffling discs if they are used at a desktop computer with a single drive. As a result of these and other factors, many organizations seek to implement networked, multi-drive CD-ROM systems. Networked CD-ROMs can be quickly and easily accessed by multiple users from their desktop computers. Because networked CD-ROMs are typically installed on centrally managed servers, they can be efficiently managed and periodically updated without access to individual desktop computers.

  Emerging Market for Hard Drive based Network Attached Storage for PC
LANs. The Company believes that with the increasing use of business software suites, e-mail and internet applications, and rich data type software applications, such as CAD and multimedia, corporations are experiencing a dramatically increased need for network storage capacity. At the same time, many small and medium-sized business are implementing PC LANs and lack the internal technical expertise required to manage or upgrade their new networks. Within larger organizations with in-house expertise, network managers find it difficult to forecast future storage requirements and require the ability to quickly and affordably increase network storage capacity. Hard drive-

                                   Annex 1-3
based NAS servers are specialized file servers optimized for network data storage. Unlike a general purpose server which handles a variety of tasks, from running an intranet to managing e-mail to delivering mission-critical database services, NAS products are optimized for data storage and efficiently manage input/output traffic associated with that task, freeing up primary network server resources for mission-critical applications, and enhancing speed on the network by offloading data storage services. According to Dataquest, a leading research firm focused on IT technology, the emerging market for NAS will grow to $ 2.0 billion in 1999. In the past, hard drive-based NAS devices were targeted primarily towards large Unix-based enterprise networks. By delivering a PC LAN NAS device below $1,000, Meridian hopes to include many small and medium-sized businesses, and corporate workgroups within the NAS market.

The Meridian Data Solution

  The Company offers a family of CD-ROM enterprise servers and NAS servers that enable organizations to provide multi-user access over networks to centrally managed data stored on either optical disks or hard drives. Meridian's enterprise servers provide cost effective solutions for organizations with applications or data on CD-ROM by eliminating the need to physically share discs or purchase multiple copies of often expensive CD-ROM titles. The Company's NAS products allow small and medium-sized businesses and workgroups within a larger organization to implement networked CD-ROM or add additional file storage capacity easily without network downtime and assistance from third-party technical resources. The Company's products support a broad range of networking environments, including Novell NetWare and Microsoft Windows NT, and most popular PC desktop operating systems, including Windows 95/98, DOS, OS/2. In addition, the Company's products are compatible with most major network protocols.

The Meridian Data Strategy

  Meridian believes that customers want to implement "plug-and-play" storage solutions for both CD-ROMs and network file servers. In response, the Company introduced its CD Net Universal plug-and-play server in 1997 and its Snap! Server in May 1998. In addition, the Company offers competitively priced CD-ROM enterprise servers. The Company's goal is to be a leading provider of one-stop shopping for plug and play network storage solutions utilizing CD-ROM and hard drives. The key elements of the Company's strategy include:

    Focus on PC LAN NAS Devices. To meet the emerging demand for easily installed, plug-and-play storage products for small and medium-sized businesses and workgroups, Meridian offers NAS products based on both CD-ROM and hard drive technology. In May 1998, the Company premiered its first hard drive NAS product, the Snap! Server. This represented an entirely new product classification in the NAS market. Snap! Server is a protocol-independent, plug-and-play NAS server targeted for the PC LAN environment. Meridian does not believe that there is any competing product currently on the market that offers the same ease of use and installation as the Snap! Server. Initially, the Company expects that the main competition for the Snap! Server will be from traditional methods of increasing network storage. Such methods include purchasing new PC servers from vendors such as Compaq Computer Corporation ("Compaq"), and Dell Computer Corporation ("Dell"), and installing additional drives from manufacturers such as Seagate Technology, Inc. ("Seagate") and Maxtor Corporation ("Maxtor") in existing servers. The installation of additional drives or servers requires several hours of network downtime, often the services of a network professional, and the potential need for additional network operating software licenses, all of which adds to the overall cost of increasing storage on networks. The Company estimates that the cost of adding a comparable amount of additional storage to a PC server or network runs from approximately $3,000 to $10,000 or higher, depending on the server/network configuration, the need to purchase additional network software licenses, and network downtime. Meridian believes that its new Snap! Server has significant cost advantages over those competing methodologies for increasing network storage. The Company's Snap! Server retails for $1,795 for 16 gigabytes and $995 for 8 gigabytes of storage capacity. Installation of the Snap! Server involves simply connecting the server to

                                   Annex 1-4
  an Ethernet network port and power outlet. Setup and administration are managed via a simple HTML interface, accessed through an Internet browser, such as Netscape Navigator or Microsoft Internet Explorer.

    Support Industry Standards. Meridian believes that success in the NAS market requires products that are able to function in heterogeneous network environments. The Company's products operate over a broad range of desktop platforms, network operating systems, and connectivity protocols, and believes that this interoperability is core to a successful product strategy. The Company's products provide allows users to access data via standard tools and interfaces native to their network operating system environment. The Snap! Server is compatible with all major PC networks operating systems (Microsoft, Novell, and UNIX) and protocols (including TCP/IP, IPX, NetBEUI and HTTP) concurrently. In addition, it is able to work in heterogeneous network environments with the same ease as networks with a single network operating system. Failure to maintain such compatibility would have an adverse effect on the market's acceptance of the Snap! Server.

  Leverage Third-Party Distribution. The Company sells its products through two-tier distribution, comprised primarily of large distributors of electronic hardware and key value added resellers ("VARs"). The Company seeks to minimize any conflict between third-party distribution and direct sales by fulfilling orders through distributors and VARs, except in special circumstances dictated primarily by customer requests.

Products

  Meridian provides support for a broad range of networking environments (Novell NetWare and Microsoft Windows NT) and desktop operating systems (Windows 95/98 and Windows 3.x, DOS, Macintosh and OS/2), and is compatible with most major connectivity methodologies and network protocols. The table below describes selected principal products, their functions and price ranges:

          Products                            Description                      Price Range*
          --------                            -----------                      ------------
                                              NAS Devices
                                              -----------
   Snap! Server            Plug and play network file server utilizing hard    $995-$1,795
                           drive technology with up to 16 gigabytes of
                           storage.
   CD Net Universal Server Plug and play CD-ROM server with a built-in Web    $1,420-$4,903
                           server enabling easy access to HTML and graphics
                           files on CDs, and remote Web-based system
                           administration. Available with 7 to 14 CD-ROM
                           drives.
                               CD-ROM Enterprise Servers, Subsystems and
                                               Software
                               -----------------------------------------
   CD/DVD Net              CD-ROM/DVD servers designed to support large       $2,780-$24,738
   900/TNT/Ultimate        multi-department networks with 7 to 56 CD-
   Series Servers          ROM/DVD drives, featuring Pentium 200
                           processors, fast Ethernet adapters, for Novell,
                           NT, Intranets, and VINES, available in tower or
                           rack mount enclosures.
   NetROM                  CD-ROM subsystems for connection to servers via    $1,056-$9,388
                           SCSI either directly of over Ethernet networks
   CD Net for NetWare      Client and server software that provides access     $684-$1,372
   CD Net for Windows NT   for CD-ROMs on Novell NetWare and Microsoft
   CD Net Plus             Windows NT

--------
* Price range based on domestic end user list price as of October 1998.

                                   Annex 1-5

Sales, Marketing and Customer Service

  The Meridian sales organization is divided into multiple North American territories, Europe, the Middle East, Latin America, and the Pacific Rim. Leading each region is a sales director responsible for managing the Company's major distributors, direct sales of enterprise systems into major accounts, and OEM sales. Each territory has an assigned sales representative, who is responsible for developing marketing programs with all VARs in his or her territory, developing new VAR relationships, and sales into smaller accounts through the Company's VARs. A final level of sales support is provided by sales engineers who provide technical assistance to sales staff in several territories. The Company's workgroup products are marketed primarily through advertising and the Company's established distribution channel. The Company seeks to minimize any conflict between third party distribution and direct sales by fulfilling orders through distributors and VARs, except in special circumstances dictated primarily by customer requests. The Company's sales personnel that are focused on the distribution channel work closely with the Company's largest distributors to ensure that the proper level and mix of inventory is maintained, and works with the distributor and VAR in developing cooperative marketing programs for the Company's products.

  To support its sales efforts, the Company's marketing organization focuses on increasing end user demand and creating awareness in the distribution channel of the Company's products. The Company's marketing organization focuses on educating end users and network professionals on the Company's simple, cost effective solutions to increasing network storage via Snap! Servers and accessing and sharing CD-ROMs. The Company's marketing program includes direct mail, public relations, educational seminars, specialty trade shows, selected joint marketing programs, advertising in leading industry publications such as the PC Week, InfoWorld, PC Magazine, and Windows Magazine, and a home page on the World Wide Web. The Company's sales and marketing organization consisted of 24 persons as of December 31, 1998.

  The Company began shipping its new Snap! Server in the second quarter of 1998. A key element in the success of the Snap! Server will be educating users about the advantages of utilizing NAS technology for PC LANs. The failure by the Company to successfully educate the market on the benefits of NAS, especially its Snap! Server, would have a material adverse effect on Meridian's business, financial condition and results of operations. The Snap! Server requires different marketing, sales and distribution strategies than those for the Company's enterprise products. As such, it entails significant new risks to Meridian. There can be no assurance that the Company's distributors and VARs will be able to effectively market this new product or that the Company will be successful in establishing other modes of marketing, sales, and distribution. A failure of the Company's distributors and VARs to successfully market this product, or the failure to establish other means of marketing, sales, and distribution, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Third Party Distributors;--New Product Development;--Rapid Technological Change; Potential for Product Defects;--Competition; emerging Markets; Product Concentration."

  The Company's customer service department consisted of 7 persons as of December 31, 1998. The Company's customer support department provides installation and maintenance support via telephone, a Company bulletin board, ftp file server, and Internet support on the World Wide Web at http://www.meridian-data.com and http://www.snapserver.com. Meridian CD-ROM products are sold with a one or three year warranty, which can be extended for an additional fee. The Company's Snap! Server is sold with a 30-day money back guarantee and a three year warranty.

Distribution

  Approximately 90% of the Company's product sales are derived from two-tier sales to distributors and VARs. Because the Company derives such a significant portion of its products through distributors and VARs, it is difficult for the Company to determine the identity of the end user of the Company's products. The Company's distribution channel consists of two North American distributors, Ingram Micro, Inc. ("Ingram Micro") and Tech Data Corporation ("Tech Data"). Meridian's VARs generally concentrate their sales efforts

                                   Annex 1-6
by region, or by industry, such as Government Technology Services, Inc. European sales are currently the responsibility of a third-party manufacturer's representative. The Company's systems are installed in numerous industries, including government, education, law and accounting. The Company's typical distribution agreement gives the distributor the right, under limited circumstances, to return products. In addition, the Company allows price protection to certain distributors and VARs, to the extent that they are holding inventory at the time the Company announces a price decrease.

  Tech Data and Ingram Micro accounted for 41% and 23%, respectively, of the Company's 1998 product sales. The loss of either of these distributors, or certain other distributors or VARs, could have a material adverse effect on the Company's business, financial condition and results of operations. Certain of the Company's distributors and VARs also act as distributors for competitors of the Company and could devote greater effort and resources to marketing competitive products. In addition, effective distributors and VARs must possess sufficient technical, marketing and sales resources and must often devote these resources to a relatively lengthy sales cycle. There can be no assurance that the Company's current distributors and VARs will be able to continue to market the Company's existing or new products effectively or that economic conditions or industry demand will not adversely affect such distributors and VARs. New products may require a different marketing, sales and distribution strategies than those for the Company's current products. There can be no assurance that the Company's distributors and VARs will choose or be able to effectively market these new products or to continue to market the Company's existing products. A failure of the Company's distributors and VARs to successfully market the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Third Party Distributors."

Research and Development

  The Company's research and development staff consisted of 27 engineers as of December 31, 1998. The Company's primary focus in 1998 was on the development and enhancement of the current Snap! Server, additional products for inclusion in the Snap! Server family of products, and maintaining compatibility with evolving hardware standards for its CD-ROM products. There can be no assurance that Meridian's research and development efforts will result in the successful introduction any additional new products or that any of such products, if developed, will be commercially successful. For a discussion of certain other risks that may relate to the Company's research and development, see "Risk Factors-Rapid Technological Change; Potential for Product Defects; and--New Product Development."

  Meridian Data's systems sold after December 31, 1997 do not utilize calendar dates. As such, the Company's software should have no difficulty with Year 2000 issues. Meridian's systems, however, are reliant on various network and personal computer operating systems, such as MS-DOS, Novell NetWare, and Microsoft Windows 3.11, Windows 95/98 and Windows NT. To the extent that those vendors do not adequately solve their Year 2000 issues, the Company's products, results of operations, cash flow, and liquidity may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

Manufacturing

  The Company contracts with third parties to manufacture some of its products, and also maintains a manufacturing facility onsite for enterprise-level products. Finished products are distributed from the Scotts Valley facility to customers. The Company is dependent on a small number of suppliers, some of whom are located in Asia, for certain key components and parts used in its products, including CD-ROM drives, microprocessors, integrated circuits and power modules. In addition, certain subassemblies used in the Company's products are manufactured by a single third-party vendor. Financial, market or other developments adversely affecting the Company's key component suppliers, the loss of a key subassembly manufacturer, or the loss of the contract manufacture would have an adverse effect on their ability to supply the Company with

                                   Annex 1-7
components or assemblies and, consequently, would have a material adverse effect upon the Company's business, financial condition and results of operations. Although the Company believes that alternative sources of components or assembly services could be arranged, the process of qualifying new suppliers could be lengthy, could require re-engineering of the Company's products, and there can be no assurance that any additional source would be available to the Company on a timely basis or at a cost acceptable to the Company. Any disruption or reduction in the future supply of any key components currently obtained from limited sources would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Third Party Suppliers."

Competition

  The Company's Snap! Server competes with alternative methods of adding storage to PC LAN networks, such as adding new PC servers from companies such as Dell, Compaq and IBM, and adding additional disk drives from manufacturers such as Seagate and Maxtor to existing servers. These companies in particular, and the Company's competitors in general, include large domestic and international companies, many of which have significantly greater financial, technical, manufacturing, marketing, sales and distribution resources than the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to the Snap! Server or adapt more quickly than the Company to new or emerging technologies, evolving industry trends or changing customer requirements. Meridian's Snap! Server requires customers to change the method in which they address the problem of adding additional storage to their PC LAN networks. There can be no assurance that the Company will be successful in educating the market on the advisability of switching from adding additional drives to their servers or additional servers to their PC LAN and using a Snap! Server in their place.

  The markets for the Company's products are extremely competitive, and the Company expects that competition will increase as more companies enter the market and as existing competitors continue to change and expand their product offerings. Pricing is very aggressive in the Company's industry, and the Company expects pricing pressures to continue to intensify. Many of the Company's competitors have entrenched market positions, established patents, copyrights, trade names, trademarks and intellectual property rights and substantial technological capabilities. The Company's current competitors in the CD-ROM storage market include other suppliers of CD-ROM networking software and hardware such as Procom Technology. The Company also competes indirectly with suppliers of personal computers and servers, like Hewlett Packard, Dell, Compaq and IBM, and network operating systems, such as Microsoft and Novell, to the extent such companies include CD-ROM networking utilities as part of their operating systems. These companies in particular, and the Company's competitors in general, include large domestic and international companies, many of which have significantly greater financial, technical, manufacturing, marketing, sales and distribution resources than the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new or emerging technologies, evolving industry trends or changing customer requirements.

  The Company believes that its ability to compete successfully in the CD-ROM networking and NAS markets will depend upon a number of factors both within and outside of its control, including price, quality, product performance and features; timing of new product introductions by the Company, its customers and competitors; customer service and technical support; and the ability of the Company to respond more quickly than current or potential competitors to new or emerging technologies, evolving industry trends and changes in customer requirements and to devote greater resources than current or potential competitors to the development, promotion and sale of products. The Company believes that it competes favorably with respect to these factors. There can be no assurance however that the Company will have the financial resources, technical expertise, or marketing, sales, distribution and customer service and technical support capabilities to compete successfully.

                                   Annex 1-8

                                  RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information presented in this report. This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21G of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the following risk factors.

  Operating Losses; Fluctuations in Quarterly Operating Results. The Company (then known as Parallan Computer, Inc.) fundamentally changed its business in December 1994 with the purchase of Meridian Data, Inc. During 1994, the Company exited its prior business and product line, which had generated substantial losses. In the first half of 1995, the Company incurred an operating loss, excluding certain non-recurring revenue. From that point the Company operated profitably until the first quarter of 1997, when it again began incurring net losses. The Company has failed to meet its expectations of future revenues in the past and may not meet future expectations. As a result of these and other factors, the Company believes that its revenues and operating results are difficult to predict and are subject to fluctuations from period to period. There can be no assurance that the Company will return to profitability, or that if profitability is achieved, will be able to sustain profitability. In order to address its disappointing systems revenue growth, Meridian increased its sales and promotional expenditures in 1996 and, at the end of January 1997, significantly reduced system prices in response to competitive pressures. Unit shipments did not increase and there can be no assurance that prices for the Company's products will not decrease further due to competitive pricing pressures. Accordingly, the Company may not meet its total revenue goals and the Company's business, financial condition and results of operations would be materially adversely affected. As a result of expenses related to the engineering and marketing campaign of Meridian's Snap! Server, the Company anticipates that it will operate at a substantial net operating loss through the end of 1999.

  The Company generally ships its software and systems within a short period after receipt of an order, therefore the Company typically does not have a material backlog of unfilled orders. Accordingly, total revenues in any quarter are substantially dependent on orders booked in that quarter. This may result in quarterly fluctuations in revenue. The Company's expense levels are based, in part, on its expectations as to future sales. As a result, if sales levels are below expectations, net income may be disproportionately affected. The Company's quarterly operating results may also vary significantly depending on other factors, including the introduction of new products by the Company's competitors; market acceptance of the Company's new products; mix of software and systems sales; adoption of new technologies and standards; price and other forms of competition; the long and complex sales cycle for site licenses; the timing of site license revenue; the cost, quality and availability of third party components used in the Company's systems; changes in the Company's distribution arrangements; and the inability of the Company to accurately monitor end user demand for its products due to the sale of products through distributors and VARs.

  In 1998, identifiable sales to federal governmental agencies accounted for approximately 8% of the Company's product sales, and the Company anticipates that such sales will continue to account for a significant percentage of the Company's revenues for the foreseeable future. In the event that there is any reduction or deferral in spending by such governmental agencies, the Company's quarterly and annual results would be adversely affected. Similarly, if such government agencies reduced their purchases of Meridian products in favor of those of its competitors, the Company's quarterly and annual results would be adversely affected. In the past, the Company's business has experienced seasonality in the form of higher sales for its products during the quarters ending in September and December and weaker sales during the quarters ending in March and June. Due to the shift in the Company's revenues mix from enterprise systems to NAS products, this trend is no longer evident. The Company's operating results will also be affected by the economic condition of the personal computer industry, which has from time to time experienced cyclical, depressed business conditions, often in connection with or in anticipation of a decline in general economic conditions. Due to all of the foregoing factors, the Company's total revenues or operating results may in one or more future quarters be

                                   Annex 1-9
below the expectations of stock market analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Product Concentration. The Company's future financial performance continues to be contingent primarily on the success of, and growth in demand for NAS products. The market for NAS appliances is new and undeveloped. There can be no assurance that the Company's products will be widely accepted in this emerging market. If demand for the Snap! Server, or other NAS devices, fails to develop, or develops more slowly than the Company currently anticipates, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, while there is a substantial installed base of CD-ROM/DVD drives in the United States, growth in the CD-ROM/DVD networking market is primarily in entry-level systems with low price points. There can be no assurance that the Company's products will be widely accepted in this market. If demand for the Company's CD-ROM/DVD networking products continues to decrease, and demand for NAS products not develop, the Company's business, financial condition and results of operations would be materially adversely affected.

  Snap Server. The Company is actively developing additional products for its Snap! Server family of products. This entails further expansion into non-CD-ROM/DVD networking markets, in which the company has minimal experience. Such entry entails substantially higher risks to the Company in the form of new and well established competition, and competitive dynamics different than those experienced in the CD-ROM/DVD networking market. In attempting to successfully enter the NAS market and other new markets, the Company will have to commit to significant levels of engineering, sales and marketing expenditures. With respect to NAS, Meridian must also successfully educate the market concerning the practicality of changing from conventional means of adding storage capacity to PC networks to installing its Snap! Server, or related products. There can be no assurance that the Company will be successful in marketing its Snap! Server or other new products, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of future Snap! Server products or other new products, or that its Snap! Server or other new products will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce current and future Snap! Server products or other new products in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations will all be materially adversely affected. The Company's potential new products likely will be subject to significant technical risk due to their complexity and the difficulty in gauging the engineering effort required to produce such products. There can be no assurance that future Snap! Server products and other potential new products will be introduced on a timely basis or at all. In addition, there can be no assurance that the Company will be able to continue to offer the functionality and ease-of-use that it believes future Snap! Server products require for a successful introduction. If the new products are delayed, do not offer the functionality and ease-of-use envisioned, or do not achieve market acceptance, the Company's business, financial condition and operating results will be materially adversely affected. As a result of uncertainty with respect to Snap! Server revenues and anticipated expenses required to successfully develop and market this product, the Company anticipates that it may operate at a substantial net operating loss through the end of 1999.

  Dependence on New Distribution Channels. The Company anticipates that VARs, catalogs, and business-to-business retailers will play a significant role in its Snap! Server sales strategy. In addition, as the market for the Company's CD-ROM/DVD products transition from enterprise-servers to workgroup-servers, the Company anticipates that catalogs and business-to-business retailers will account for an increasingly greater proportion of the Company's revenues. Early in 1998, some of the Company's existing CD-ROM/DVD workgroup-server products began utilizing the same new distribution channels as the Company's Snap! Server, in addition to the Company's traditional channels, distributors, VARs and direct sales/telemarketing. The Company must implement marketing strategies designed to indirectly generate end-user demand thru such new distribution channels. There can be no assurance that the Company will be able to effectively design and

                                   Annex 1-10
implement such strategies or that such strategies will be successful in generating such end-user demand. The Company's agreements or purchase orders with its catalog and business-to-business retailers typically allow for extended payment terms and substantial rights of return. While the Company will provide for a reserve for future returns, there can be no assurance that the reserve will adequately cover actual product returns. Excessive or unanticipated returns could materially adversely affect the Company's business, financial condition and results of operations. The Company's business, financial condition and results of operations could also be materially adversely affected by changes in catalog or business-to-business retailers' inventory strategies, which could occur rapidly, and may be unrelated to end user demand. A failure of the Company's new distribution channels to successfully market the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. As a result of the extended payment terms required by these customers, the Company's liquidity may be adversely impacted by the timing of payments required by its vendors preceding the receipt of payments from retail customers.

  Competition. Initially, the Company's Snap! Server will compete with alternative methods of adding storage to PC LAN networks such as adding new PC servers from companies such as Dell, Compaq, Hewlett Packard and International Business Machines Corporation ("IBM"), adding additional disk drives from manufacturers such as Seagate and Maxtor to existing servers, and potential new competition from semiconductor manufacturers, such as Intel Corporation. These companies in particular and others similar to them, and the Company's competitors in general, include large domestic and international companies, many of which have significantly greater financial, technical, manufacturing, marketing, sales and distribution resources than the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to the Snap! Server or adapt more quickly than the Company to new or emerging technologies, evolving industry trends or changing customer requirements. There can be no assurance that the Company will have the financial resources, technical expertise, or marketing, sales, distribution and customer service and technical support capabilities to compete successfully.

  The markets for the Company's CD-ROM/DVD products are extremely competitive. The Company expects that competition will increase if more companies enter the market and as existing competitors continue to change and expand their product offerings. Pricing is very aggressive in the Company's industry, and the Company expects pricing pressures to continue to intensify. The Company's current competitors in the CD-ROM/DVD networking market include other suppliers of CD-ROM/DVD networking software and hardware such as Procom Technology, Inc., and Hewlett Packard, Inc.. The Company also competes indirectly with suppliers of personal computers, such as Dell, Compaq, and IBM, and network operating systems such as Microsoft Corporation and Novell, Inc., to the extent such companies include CD-ROM/DVD networking utilities as part of their operating systems. The Company's potential competitors in the hardware area include companies in the personal computer market and certain CD-ROM/DVD manufacturers. These companies in particular, and the Company's competitors in general, include large domestic and international companies, many of which have significantly greater financial, technical, manufacturing, marketing, sales and distribution resources than the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new or emerging technologies, evolving industry trends or changing customer requirements. There can be no assurance that the Company will have the financial resources, technical expertise, or marketing, sales, distribution and customer service and technical support capabilities to compete successfully.

  The Company believes that its ability to compete successfully in the CD-ROM/DVD networking and NAS markets will depend upon a number of factors both within and outside of its control, including price, quality, product performance and features; timing of new product introductions by the Company, its customers and competitors; customer service and technical support; and the ability of the Company to respond more quickly than current or potential competitors to new or emerging technologies, evolving industry trends and changes in customer requirements and to devote greater resources than current or potential competitors to the development, promotion and sale of products. The Company believes that it competes favorably with respect to these factors.

                                   Annex 1-11

There can be no assurance however that the Company will have the financial resources, technical expertise, or marketing, sales, distribution and customer service and technical support capabilities to compete successfully.

  Dependence on Third Party Distributors. The Company derives substantially all of its product sales through distributors, VARs, and retailers. Two distributors accounted for 41% and 23%, respectively, of the Company's 1998 product sales. The loss of either of these distributors, or certain other distributors, VARs, or retailers would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's contractual relationships with its distributors, VARs, and retailers can generally be canceled upon notice to the Company. Certain of the Company's distributors, VARs, and retailers also act as distributors for competitors of the Company and could devote greater effort and resources to marketing competitive products. In addition, effective distributors, VARs, and retailers must devote significant technical, marketing and sales resources to an often lengthy sales cycle. There can be no assurance that the Company's current distributors, VARs, and retailers will continue to market the Company's products effectively or that economic or industry conditions will not adversely affect such distributors, VARs, and retailers. Because the Company sells a significant portion of its products through distributors, VARs, and retailers it is difficult for the Company to monitor end user demand for its products on a current basis. Initial stocking orders from distributors or retailers may not be indicative of long-term end user demand. The Company's distributors and retailers typically are allowed by contract to return products, subject to certain limitations, without charge or penalty. While the Company provides for a reserve for future returns, there can be no assurance that the reserve will adequately cover actual product returns. Excessive or unanticipated returns could materially adversely affect the Company's business, financial condition and results of operations. The Company's business, financial condition and results of operations could also be materially adversely affected by changes in distributors' or retailers inventory strategies, which could occur rapidly, and may be unrelated to end user demand. There can be no assurance that the Company's distributors, VARs, and retailers will continue to market the Company's existing products. A failure of the Company's distributors, VARs, and retailers to successfully market the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company began shipping its new Snap! Server in the second quarter of 1998. The Snap! Server requires different marketing, sales and distribution strategies than those for the Company's current CD-ROM/DVD products. As such, it entails significant new risks to Meridian. There can be no assurance that the Company's distributors, VARs, and retailers will choose or be able to effectively market this new product or that the Company will be successful in developing alternate channels of distribution. Initial stocking orders from distributors or retailers may not be indicative of long-term end user demand. The Company's contracts with distributors and purchase orders from retailers typically allow distributors and retailers of the Snap! Server and other new products to return products, subject to certain limitations, without charge or penalty. The Company provides for a reserve for returns based on its contractual obligations. A failure of the Company's distributors, VARs, and retailers to successfully market this product, or the failure to establish other means of marketing, sales, and distribution, would have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Third Party Suppliers. The Company is dependent on a small number of suppliers for certain key components used in its products, including CD-ROM and DVD drives, microprocessors, integrated circuits and power modules. The Company purchases these components pursuant to periodic purchase orders, does not carry significant inventories of these components, and has no long-term supply arrangements. In addition, certain subassemblies used in the Company's products are manufactured by a single third party vendor. The loss of a key supplier or a disruption to the business of a key supplier could have a material adverse effect upon the Company's business, financial condition and results of operations. Although the Company believes that alternative sources of components or subassemblies could be arranged, the process of qualifying new suppliers could be lengthy and could require substantial modification of the Company's products to ensure compatibility. There can be no assurance that any additional source would be available to the Company at all or on a timely basis or at a cost acceptable to the Company. Any disruption or reduction or

                                   Annex 1-12
termination in the future supply of any key components currently obtained from limited sources could have a material adverse effect on the Company's business, financial condition and results of operations. In the past, there has been unexpected significant growth in the demand for CD-ROM/DVD drives, which has caused temporary supply disruptions. These components are only available from a limited number of manufacturers, most of which are Japanese manufacturers. The Company has experienced in the past, and may experience in the future, an adverse impact on the cost in dollars of certain components purchased from Japanese manufacturers due to fluctuations in the exchange rate for the yen. Moreover, the Company has been required to make spot market purchases for certain components at premium prices. In the third quarter of 1995, the Company experienced temporary delays in obtaining the drives required for its products. If such delays reoccur or the Company is required to purchase components at a higher cost due to fluctuating currency exchange rates, spot market shortages or other factors, the Company may be unable to ship products on the schedule anticipated or may sustain higher product costs with a resulting adverse effect on the Company's business, financial condition and results of operations.

  The Company anticipates that the manufacturing of its new Snap! Server, including final assembly and testing, will be contracted out to third party vendors, some of whom may be located in Asia. Initially, Meridian will be dependent on a few third party contractors. Like its CD-ROM/DVD counterparts, the Snap! Server will be dependent on a small number of suppliers for certain key components and parts, including microprocessors, integrated circuits and power modules. In addition, certain subassemblies used will be manufactured by a single third party vendor. Financial, market or other developments adversely affecting the Company's key component suppliers, or the loss of a key subassembly manufacturer, could have an adverse effect on their ability to supply the Company with components or assemblies and, consequently, could have a material adverse effect upon the Company's business, financial condition and results of operations. The process of qualifying new suppliers or subassembly manufacturers would be lengthy, and there can be no assurance that any additional source would be available to the Company on a timely basis or at a cost acceptable to the Company. Any disruption or reduction in the future supply of any key components currently obtained from limited sources could have a material adverse effect on the Company's business, financial condition and results of operations

  Rapid Technological Change; Potential for Product Defects; and Obsolesce. The market for the Company's products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cost-effective basis new products or product enhancements that respond to technological advances by others, or that these products will achieve market acceptance. In addition, companies in the industry have in the past experienced delays in the development, introduction and marketing of new and enhanced products, and there can be no assurance that the Company will not experience delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations.

  Due to their complexity and sophistication, the Company's products from time to time may contain hardware or software defects or "bugs" which can be difficult to correct. Furthermore, as the Company continues to develop and enhance its products, there can be no assurance that the Company will be able to identify and correct defects in a manner that will permit the timely introduction of such products. Moreover, despite extensive testing, the Company has from time to time discovered defects only after its products have been commercially released. There can be no assurance that such defects will not cause delays in product introductions and shipments or loss of or delay in market acceptance, result in increased costs, require design modifications, impair customer satisfaction, or result in customer returns. Any such event could materially adversely affect the Company's business, financial condition and results of operations.

                                   Annex 1-13

  Over the past two years, CD-ROM/DVD drive technology has advanced significantly. Additionally, the pace of new drive introductions has increased. As a result, the Company may find itself holding an inventory of obsolete drives. Further, the Company's contracts with its distributors and retailers allow for product return, or price protection credits, based on their inventory levels of current products and, under certain circumstances, obsolete products. Meridian estimates and accrues its required allowance for such occurrences, but there can be no assurance that actual inventory writedowns, product returns, or price protection credits will not exceed the Company's estimate. Such an event could materially adversely affect the Company's business, financial condition and results of operations.

  Expansion of International Operations. There can be no assurance that the Company will be able to successfully localize, market, sell and deliver its products internationally. The inability of the Company to successfully expand its international operations in a timely and cost effective manner could materially adversely affect the Company's business, financial condition and results of operations. International product sales were approximately 11% of total product sales in 1998. The Company's business, financial condition and results of operations could be materially adversely affected by risks inherent in conducting business internationally, such as changes in currency exchange rates, longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, slower acceptance of technology advances compared with the United States, lack of published CD-ROM/DVD content, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and tariffs, duties and other trade barriers. For a discussion of the effect of fluctuations in the exchange rate of the Japanese yen on the cost of certain components used in the Company's products, see "Risk Factors--Dependence on Third Party Suppliers."

  Dependence on Key Personnel; Management of Growth. Due to the specialized nature of the Company's business, the Company's future success is highly dependent upon the continued services of its key engineering personnel and executive officers and upon its ability to attract and retain qualified engineering, sales and marketing, management and manufacturing personnel for its operations. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of any key personnel or the Company's inability to attract and retain qualified employees could have a material adverse effect on the Company's business, financial condition and results of operations. None of the Company's key employees has an employment agreement with the Company, and the Company does not maintain key man insurance policies on the lives of its key employees. Although the Company's senior executives have lengthy experience in the computer industry, they have no experience with the NAS market that the Company has entered. To manage its growth, the Company must continue to implement and improve its operational, financial and management information systems and expand, train and manage its workforce. Meridian believes that success in its industry requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they may arise. The Company may, from time to time, as market and business conditions warrant, invest in or acquire complementary businesses, products or technologies. Such investment or acquisitions may be funded by internally generated cash, marketable securities, debt, or the sale of additional equity. The sale of additional equity would result in dilution in the equity ownership of Meridian's stockholders. The Company's failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

  Employees. As of December 31, 1998, the Company employed 83 individuals, of whom 13 were employed in manufacturing, 27 in research and development, 23 in sales and marketing, 7 in customer support, 1 in product management, and 12 in administration and finance. Competition in the recruiting of personnel in the computer and networking industry is intense. The Company believes that its future success will depend, in part, upon the continued services of its key engineering personnel and executive officers and upon its ability to attract and retain qualified engineering, sales and marketing, management and manufacturing personnel for its operations. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement. The Company believes that relations with its employees are good.

                                   Annex 1-14

  To manage its growth, the Company must continue to implement and improve its operational, financial and management information systems and expand, train and manage its workforce. The Company's failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Key Personnel; Management of Growth."

  Dependence on Proprietary Rights. The Company's success depends in part upon protecting its proprietary technology. The Company relies on a combination of intellectual property laws, nondisclosure agreements and other protective measures to protect its proprietary information. There can be no assurance, however, that the steps taken by the Company will be adequate to deter misappropriation or independent third party development of its technology or that its intellectual property rights can be successfully defended if challenged. Litigation may be necessary to protect the Company's proprietary rights. Any such litigation may be time-consuming and costly. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as the laws of the United States. Given the rapid development of technology, there can be no assurance that certain aspects of the Company's products do not or will not infringe upon the existing or future proprietary rights of others or that, if licenses or rights are required to avoid infringement, such licenses or rights could be obtained or obtained on terms that are acceptable to the Company. The Company is not currently aware of any infringement of its proprietary rights, nor is it aware of any claims that its products infringe the rights of others.

  Possible Volatility of Stock Price. The Company believes that factors such as announcements of developments related to the Company's business, announcements by competitors, quarterly fluctuations in the Company's financial results, conditions in the CD-ROM/DVD networking and NAS industries, changes in the general economy and other factors could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for shares of small capitalization technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could have a material adverse effect on the market price of the Company's Common Stock.

  Anti-Takeover Effect of Stockholder Rights Plan and Certain Charter and Bylaw Provisions. In July 1997, the Company's Board of Directors adopted a Preferred Shares Rights Plan (the "Rights Plan"). The Rights Plan provides for a dividend distribution of one Preferred Shares Purchase Right (a "Right") on each outstanding share of the Company's Common Stock. The Rights will become exercisable following the tenth day after a person or group announces acquisition of 15% or more of the Company's Common Stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of the Company's Common Stock. The Company will be entitled to redeem the Rights at $0.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15% of more of the Company's Common Stock.

  The Rights Plan and certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company's Certificate of Incorporation allows the Company to issue Preferred Stock without any vote or further action by the stockholders, and certain provisions of the Company's Certificate of Incorporation and Bylaws specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings, and eliminate cumulative voting in the election of directors. Certain provisions of Delaware law could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The Rights Plan, the possible issuance of Preferred Stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock.

                                   Annex 1-15

  Potential Seismic Disturbances. The Company's research and development activities, its corporate headquarters, other critical business operations and certain of its suppliers are located near major earthquake faults. The ultimate impact on the Company, its significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake. The Company is predominantly uninsured for losses and interruptions caused by earthquakes.

Item 2. Properties.

  The Company leases its headquarters office and manufacturing facility in Scotts Valley, California, under a noncancelable operating lease which expires in December 1999. Other than several small regional sales offices, primarily all of the Company's operations are conducted at the Scotts Valley location. This facility is currently fully utilized. With respect to the Company's lease expiring in 1999, management believes that the current lease could be renegotiated or a suitable new location can be found at terms acceptable to the Company.

Item 3. Legal Proceedings

  None.

Item 4. Submission of Matters to a Vote of Security-Holders.

  No matters were submitted to a vote of the Company's stockholders during the quarter ended December 31, 1998.

                                    PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters.

  As of February 26 1999, there were 120 stockholders of record of the Company's Common Stock and approximately 4,000 beneficial owners. The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future. The remainder of the information required by this item is incorporated by reference from the section of the Registrant's 1998 Annual Report to Stockholders captioned "Quarterly Financial Data." Such information is also set forth in Exhibit 13.1 attached hereto.

Item 6. Selected Financial Data.

  The information required by this item is incorporated by reference from the section of the Registrant's 1998 Annual Report to Stockholders captioned "Five Year Financial Summary" Such information is also set forth in Exhibit 13.1 attached hereto.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

  The information required by this item is incorporated by reference from the section of the Registrant's 1998 Annual Report to Stockholders captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." Such information is also set forth in Exhibit 13.1 attached hereto.

Item 8. Financial Statements and Supplementary Data.

  The information required by this item is incorporated by reference from the sections of the Registrant's 1998 Annual Report to Stockholders captioned "Balance Sheets", "Statements of Operations", "Statements of Stockholders' Equity", "Statements of Cash Flows", "Notes to Financial Statements for the Years Ended December 31, 1998, 1997 and 1996" and "Report of Independent Accountants." Such information is also set forth in Exhibit 13.1 attached hereto.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosures.

  None

                                   Annex 1-16

                                    PART III

Item 10. Directors and Executive Officers of the Registrant.

  Information regarding the Directors of the Company is incorporated by reference from the information set forth under the caption "Proposal No. 1:
Election of Directors" in the Company's Proxy Statement for the 1999 Annual Meeting of Stockholders to be filed with the Commission within 120 days after the end of the Company's year ended December 31, 1998 (the "1999 Proxy Statement"). Information with respect to Directors and Officers of the Company required by Item 405 of Regulation S-K is incorporated herein by reference from information set forth under the caption "Section 16(a) Beneficial Ownership Reporting Compliance" in the 1999 Proxy Statement.

Executive and Other Officers of the Company

  The executive officers of the Company who are elected by and serve at the discretion of the Board of Directors, and their ages are as follows:

Executive Officers

          Name           Age                          Position
          ----           ---                          --------
Gianluca U. Rattazzi....  46 President, Chief Executive Officer and Director
Erik E. Miller..........  38 Sr. Vice President, Finance and Chief Financial Officer
Shmuel Shottanl.........  47 Sr. Vice President, Engineering and Chief Technical Officer

  Dr. Rattazzi co-founded the Company in July 1988. He has served as President and a director of the Company since inception and was appointed Chief Executive Officer in October 1992. Dr. Rattazzi is also a director of Socket communications, Inc., a company that develops data communication solutions for the mobile computer market. From 1985 to 1988, Dr. Rattazzi held various executive level positions at Virtual Microsystems, Inc., a computer peripheral networking company, most recently as President. Dr. Rattazzi holds an M.S. degree in Electrical Engineering and Computer Science from University of California, Berkeley and a Ph.D. in Physics from University of Rome, Italy.

  Mr. Miller joined the Company as Controller in February 1992. Mr. Miller was appointed Vice President, Finance in October 1992, Chief Financial Officer in January 1993, and Senior Vice President in October 1996. Mr. Miller served as Director of Finance and Administration for Granger-Telettra, a microwave telecommunications company, from September 1988 to February 1992. Mr. Miller holds a B.S. in Accounting from University of California, Berkeley.

  Mr. Shottan joined the Company in September 1993 as Vice President, Engineering and Chief Technical Officer. In October 1996, Mr. Shottan was promoted to Sr. Vice President. Prior to joining the Company, Mr. Shottan served in various executive and managerial positions at AST Research, Inc. ("AST"), most recently as Director of Server Development from 1989 to 1993. Prior to joining AST, Mr. Shottan was with ICL North American Development Operations, a manufacturer of UNIX departmental servers, from 1982 to 1989. Mr. Shottan holds a B.S. in Electrical Engineering from Technion, Israel Institute of Technology, Haifa, Israel.

Officers

                 Name                   Age               Position
                 ----                   ---               --------
Luciano Dalle Ore......................  40 Vice President, Advanced Development
Carlo Garbagnati.......................  39 Vice President, Software Development
Trevor Heathorn........................  40 Vice President, Advanced Software
Jeff Hill..............................  52 Vice President, Product Marketing
Kenneth Kuo............................  49 Vice President, Manufacturing
Greg Swope.............................  40 Vice President, Sales

                                   Annex 1-17

  Mr. Dalle Ore joined the Company in June 1996 as Vice President of Advanced Development. Prior to joining the Company, Mr. Dalle Ore was Vice President of Research and Development of Sextant Corporation, a process manufacturing software developer from 1994 through 1996. From 1991 to 1994, Mr. Dalle Ore was Director of Marketing for MAI Systems." Mr. Dalle Ore holds a BSEE from Purdue University and a MSEE from Stanford University.

  Mr. Garbagnati joined the Company in November 1988 as Manager of Software Engineering and was promoted to Director of Software Systems in August 1993. In January 1995, he became Vice President, Software Development. Mr. Garbagnati holds a B.S. in Electrical Engineering from Northrop University and an MS in Electrical Engineering from Stanford University.

  Mr. Heathorn joined the Company in August 1988 as Manager of Software Engineering and was one of the Company's original employees. In August 1993, Mr. Heathorn was promoted to director of Advanced Software Development and in January 1995 to Vice President, Software Development. Mr. Heathorn holds a B.A. in Engineering and an M.A. in Engineering from Cambridge University, England.

  Mr. Hill joined the Company in 1994 as Product Manager, and was promoted to Director of Product Marketing in 1998 and to Vice President of Product Marketing in 1999. Prior to joining the company Mr. Hill held various marketing and product marketing positions at Metaphor Inc., The Santa Cruz Operation, and the H.J. Heinz Company. Mr. Hill holds an MBA in Marketing from the University of Colorado, and a BA in Advertising from Michigan State University.

  Mr. Kuo joined the Company in January 1990 as Vice President, Manufacturing. From 1986 to 1989, Mr. Kuo was the Senior Manager, Operations Engineering at Sun Microsystems, Inc. Mr. Kuo holds a B.S. in Electrical Engineering from National Taiwan University and an M.S. in Electrical Engineering and Computer Science from the University of Cincinnati, Cincinnati, Ohio.

  Mr. Swope joined the Company in November 1995 as Director of OEM Sales. In 1997 he was promoted to Vice President, Sales. From 1988 to 1995 Mr. Swope held various sales and marketing positions with The Santa Cruz Operation, Inc., a UNIX networking software company. Mr. Swope holds a B.S. in Computer Sciences and Business Administration from California State University, Chico.

Item 11. Executive Compensation.

  Information regarding executive compensation is incorporated by reference from the information set forth under the caption "Executive Officer Compensation" in the 1999 Proxy Statement.

Item 12. Security Ownership of Certain Beneficial Owners and Management.

  Information regarding security ownership of certain beneficial owners and management is incorporated by reference from the information set forth under the caption "Share Ownership" in the 1999 Proxy Statement.

Item 13. Certain Relationships and Related Transactions.

  None.

                                   Annex 1-18

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules, and Reports of Form 8-K.

  (a) The following documents are filed as part of this Report:

  1. Financial Statements. The following financial statements have been incorporated by reference to the Registrant's 1998 Annual Report to Stockholders. The financial statements required by this Item are also set forth in Exhibit 13.1 attached hereto.

  Report of Independent Accountants

  Balance Sheets as of December 31, 1998 and 1997


  Statements of Operations for the years ended December 31, 1998, 1997, and
  1996

  Statements of Stockholders' Equity for the years ended December 31, 1998, 1997, and 1996

  Statements of Cash Flows for the years ended December 31, 1998, 1997, and
  1996

  Notes to Financial Statements

  2. Financial Statement Schedule. The following financial statement schedule of the Company as of and for the years ended December 31, 1998, 1997 and 1996, and the Report of Independent Accountants on Financial Statement Schedules (page 63) are included in Part IV of this Report on the pages indicated. This financial statement schedule should be read in conjunction with the Financial Statements, and notes thereto, which have been incorporated by reference to the Registrant's 1998 Annual Report to Stockholders.

   Schedules                             Title                              Page
   ---------                             -----                              ----
      II     Valuation and Qualifying Accounts............................   64

  Schedules not listed above have been omitted because they are not applicable, not required, or the information required to be set forth therein is included in the Financial Statements or notes thereto, which have been incorporated by reference to the Registrant's 1998 Annual Report to Stockholders.

  3. Exhibits (in accordance with Item 601 of Regulation S-K).

 2.0  Agreement and Plan of Reorganization among Parallan Computer, Inc., PAC
      Acquisition Subsidiary, Inc. and Meridian Data, Inc. dated December 1,
      1994 previously filed as Exhibit 2 to the Current Report on Form 8-K and incorporated herein by reference.

 2.2 Agreement and Plan of Merger between Meridian Data, Inc., a California corporation, and Meridian Data, Inc., a Delaware corporation, dated May
      29,1997 previously filed as Exhibit 2.2 to Registration of Securities of Certain Successor Issues on Form 8-B and incorporated herein by reference.

 3.1 Certificate of Incorporation of Meridian Data, Inc., a Delaware corporation, previously filed as Exhibit 3.1 to Registration of Securities of Certain Successor Issues on Form 8-B and incorporated herein by reference.

 3.2  Bylaws of Meridian Data, Inc., a Delaware corporation, as amended.

 4.1 Specimen Common Stock certificate of Meridian Data, Inc., a Delaware corporation, previously filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q for the period ended September 30, 1997, and incorporated herein by reference.

 9.1  Stockholders Agreement, dated as of June 1, 1992, among IBM Corporation,
      Parallan Computer, Inc. and certain stockholders of Parallan Computer,
      Inc. previously filed as Exhibit 9.1 to Registration Statement on Form S-
      1 (Registration No. 33-57976) and incorporated herein by reference.

 10.1 Form of Indemnification Agreement by and among Meridian Data, Inc., a
      Delaware corporation, and its directors and officers previously filed as
      Exhibit 10.1B to Registration of Securities of Certain Successor Issues on Form 8-B and incorporated herein by reference.



                                   Annex 1-19

 10.2 Restated and Amended 1988 Incentive Stock Plan and forms of agreements thereunder previously filed under Registration Statement on Form S-8
       (Registration No. 333-3934) and incorporated herein by reference.

 10.3 1992 Incentive Stock Plan and form of agreement thereunder previously filed as Exhibit 10.3 to Registration Statement on Form S-1
       (Registration No. 33-57976) and incorporated herein by reference.

 10.4 1992 Key Employee Stock Plan and form of agreement thereunder previously filed as Exhibit 10.4 to Registration Statement on Form S-1
       (Registration No. 33-57976) and incorporated herein by reference.

 10.5 Amended and Restated 1992 Employee Stock Purchase Plan and form of subscription agreement thereunder previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q for the period ended March 31, 1995, and incorporated herein by reference.

 10.6 Registration Rights Agreement between the Registrant and certain of the Registrant's stockholders previously filed as Exhibit 10.6 to Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.

 10.7  Custodial Agreement dated as of May 12, 1992 between Parallan Computer,
       Inc., IBM Corporation and File-PROTEK, Inc. previously filed as Exhibit
       10.7 to Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.

 10.8  Share Purchase Agreement dated as of May 15, 1992 between Parallan
       Computer, Inc., and IBM Corporation, as amended, previously filed as
       Exhibit 10.8 to Registration Statement on Form S-1 (Registration No. 33-
       57976) and incorporated herein by reference.

 10.9  Marketing Agreement dated as of June 1, 1992 between Parallan Computer,
       Inc. and IBM Corporation previously filed as Exhibit 10.9 to Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.

 10.10 Master Work Agreement dated as of June 1, 1992 between Parallan
       Computer, Inc. and IBM Corporation previously filed as Exhibit 10.10 to
       Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.

 10.11 Secured Loan Agreement dated as of June 1, 1992 between Parallan
       Computer, Inc. and IBM Credit Corporation previously filed as Exhibit
       10.11 to Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.

 10.13 Master Equipment Lease dated as of June 29, 1990 between Parallan
       Computer, Inc. and Western Technology Investment previously filed as
       Exhibit 10.13 to Registration Statement on Form S-1 (Registration No.
       33-57976) and incorporated herein by reference.

 10.14 Master Equipment Lease dated as of January 15, 1993 between Parallan
       Computer, Inc. and Phoenix Leasing Incorporated previously filed as
       Exhibit 10.14 to Registration Statement on Form S-1 (Registration No.
       33-57976) and incorporated herein by reference.

 10.15 Amendment to the Master Work Agreement and Marketing Agreement dated as of March 31, 1994, between Parallan Computer, Inc. and IBM Corporation.

 10.16 Meridian Data, Inc. 1987 Incentive Stock Plan and form of subscription agreement thereunder previously filed as Exhibit 4.3 to Registration
       Statement on Form S-8 (Registration No. 33-89162) and incorporated herein by reference.

 10.17 Stock Option Assignment and Exercise Agreement between the Registrant,
       International Business Machines Corporation and certain stockholders of the Registrant dated March 6, 1996 previously filed as Exhibit 10.17 to the Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.

 10.18 Meridian Data, Inc. 1995 Director Stock Plan and form of subscription agreement thereunder previously filed as Exhibit 4.3 to the Registration
       Statement on Form S-8 (Registration No, 333-2622) and incorporated herein by reference.

 10.19 Meridian Data, Inc. 1997 Incentive Stock Plan and form of agreement thereunder previously filed as Exhibit 10.19 to Registration of Securities of Certain Successor Issues on Form 8-B and incorporated herein by reference.



                                   Annex 1-20

 10.20 Loan and Security Agreement dated July 31, 1998 between Silicon Valley
       Bank and Meridian Data, Inc., previously filed as Exhibit 10.20 to the Quarterly Report on Form 10-Q for the quarter ended September, 30, 1998, and incorporated herein by reference.

 13.1  Portions of the 1998 Annual Report to Stockholders

 23.1  Consent of Independent Accountants

 27    Financial Data Schedule

(b) Reports on Form 8-K.

    None

(c) Exhibits.

    See Item 14(a)3 above.

(d) Financial Statement Schedule.

    See Item 14(a)2 above.


                                   Annex 1-21

                                   SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MERIDIAN DATA, INC.

Date: March 23, 1999                           /s/ Gianluca U. Rattazzi
                                          _____________________________________
                                                   Gianluca U. Rattazzi,
                                                President, Chief Executive
                                                   Officer, and Director

Date: March 23, 1999                               /s/ Erik E. Miller
                                          _____________________________________
                                                       Erik E. Miller,
                                              Sr. Vice-President, Finance, and
                                                   Chief Financial Officer

  KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gianluca U. Rattazzi and Erik E. Miller and each of them, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any capacities, to sign any and all amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
       /s/ Charlie Bass              Chairman of the Board           March 23, 1999
____________________________________
           (Charlie Bass)

    /s/ Gianluca U. Rattazzi         President, Chief Executive      March 23, 1999
____________________________________  Officer and Director
        (Gianluca Rattazzi)

       /s/ Erik E. Miller            Vice-President, Finance,        March 23, 1999
____________________________________  Chief Financial Officer
          (Erik E. Miller)            (Principal Financial and
                                      Accounting Officer)

      /s/ Peter R. Johnson           Director                        March 23, 1999
____________________________________
         (Peter R. Johnson)

      /s/ Mario M. Rosati            Director                        March 23, 1999
____________________________________
         (Mario M. Rosati)

  /s/ Pierluigi M. Zappacosta        Director                        March 23, 1999
____________________________________
     (Pierluigi M. Zappacosta)



                                   Annex 1-22

                                  EXHIBIT 13.1

               PORTIONS OF THE 1998 ANNUAL REPORT TO STOCKHOLDERS

                            QUARTERLY FINANCIAL DATA

  The following is a summary of the Company's unaudited quarterly results for the four quarters ended December 31, 1998 and 1997. In management's opinion, these results have been prepared on a basis consistent with the audited financial statements contained elsewhere herein, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the financial statements and notes thereto beginning on page 27 of this report. The shares of the Company's Common Stock are listed on the NASDAQ National Market System under the symbol MDCD.

                                                  1998 Quarter Ended
                                         --------------------------------------
                                         March 31, June 30,  Sept. 30, Dec. 31,
                                         --------- --------  --------- --------
                                          (thousands, except per share data)
   Total revenues......................   $ 3,323  $ 4,237    $ 4,816  $ 5,165
   Loss from operations................    (2,628)  (5,238)    (3,376)  (3,277)
   Net loss............................    (2,226)  (4,864)    (3,054)  (3,017)
   Net loss per share (basic)..........   $ (0.25) $ (0.55)   $ (0.35) $ (0.36)
   Net loss per share (diluted)........   $ (0.25) $ (0.55)   $ (0.35) $ (0.36)
   Closing stock price
     High..............................   $  4.44  $  6.31    $  5.00  $  2.50
     Low...............................   $  3.31  $  3.88    $  1.50  $  1.00
                                                  1997 Quarter Ended
                                         --------------------------------------
                                         March 31, June 30,  Sept. 30, Dec. 31,
                                         --------- --------  --------- --------
                                         (in thousands, except per share data)
   Total revenues......................   $ 3,009  $ 5,547    $ 6,151  $ 5,261
   Loss from operations................    (3,816)    (928)    (1,859)  (3,169)
   Net loss............................    (3,299)    (372)    (1,404)  (2,703)
   Net loss per share (basic/diluted)..   $ (0.34) $ (0.04)   $ (0.16) $ (0.31)
   Closing stock price
     High..............................   $  7.75  $  4.69    $  5.50  $  5.50
     Low...............................   $  3.88  $  3.38    $  3.88  $  3.50

                                   Annex 1-23

                          FIVE YEAR FINANCIAL SUMMARY

  The following is a summary of the Company's results for the five years ended December 31, 1998. In management's opinion, these have been prepared on a basis consistent with the audited financial statements contained elsewhere herein, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the financial statements and notes thereto beginning on page 27 of this report.

                                           Years ended December 31,
                                   -------------------------------------------
                                     1998     1997     1996    1995     1994
                                   --------  -------  ------- ------- --------
                                     (in thousands, except per share data)
Revenues:
  Product sales................... $ 17,541  $19,968  $26,116 $23,426 $  1,957
  Other revenue...................      --       --       --    1,869    3,954
                                   --------  -------  ------- ------- --------
  Total revenues..................   17,541   19,968   26,116  25,295    5,911
  Cost of product sales and
   amortization
   of purchased technology........   10,090    9,570   10,162  12,605    1,070
  Cost of product sales and
   services to and
   royalties from IBM.............      --       --       --      --     4,365
Income (loss)
  from operations (1).............  (14,519)  (9,772)   2,909   1,808  (28,534)
  Net income (loss) (1)...........  (13,161)  (7,778)   4,274   2,500  (27,507)
Net income (loss)
  per share (basic)............... $  (1.51) $ (0.86) $  0.47 $  0.32 $  (3.69)
Net income (loss)
  per share (diluted)............. $  (1.51) $ (0.86) $  0.44 $  0.30 $  (3.69)
                                                 December 31,
                                   -------------------------------------------
                                     1998     1997     1996    1995     1994
                                   --------  -------  ------- ------- --------
  Cash and cash equivalents....... $ 11,049  $15,167  $24,809 $11,752 $  8,692
  Marketable securities...........    7,794   16,722   14,340   5,900    5,077
  Restricted cash.................      --       --       --      --    21,201
  Working capital.................   15,647   29,355   39,760  15,788   10,591
  Total assets....................   24,888   37,491   45,245  22,823   39,793
  Stockholders' equity............   16,241   30,085   41,230  16,373   11,445

--------
(1) Includes a charge for in-process R&D of $21,245 in 1994.

                                   Annex1-24

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions, as they relate to the Company or the Company's management, including such items discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth below, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those described.. In accordance with provisions of Section 27A of the Securities Act of 1933, as amended, and
Section 21G of the Securities Exchange Act of 1934, as amended, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk factors beginning on page 17.

General

  Prior to 1995, the Company (then known as Parallan Computer, Inc.) developed and supported high performance network superservers. During 1994, the Company exited its prior business and product line, which had generated substantial losses. The Company fundamentally changed its business in December 1994 with the purchase of Meridian Data, Inc. The total purchase price was $23.1 million. The acquisition was accounted for using the purchase method of accounting and included $21.2 million allocated to in-process research and development which was charged to expense on December 1, 1994. Since the acquisition, the Company has been developing and marketing network-attached storage (NAS") devices utilizing both optical disk technology for the PC LAN environment, as well as CD-ROM enterprise servers. In response to a decrease in the market for its CD-ROM enterprise servers, Meridian embarked on the development of its first non-CD-ROM NAS device, the Snap! Server, in late 1996 and shipped in May of 1998. The Company believes that it will be several quarters before it achieves significant revenues from sales of the Snap! Server. Meridian's expenses related to product development and marketing related to the Snap! Server resulted in the Company posting a substantial net operating loss for 1998 and anticipating a loss for 1999. See "Risk Factors--New Product Development;-- Rapid Technological Change;--Potential for Product Defects; Competition;-- Emerging markets;--Product concentration." The Snap! Server is a protocol-independent, NAS device targeted for the PC LAN environment. The Company believes that the Snap! Server provides superior ease-of-use and installation of any competitive product or competing method for adding storage to PC LAN networks. The Company's Snap! Server retails for under $1,000. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to the Snap! Server or adapt more quickly than the Company to new or emerging technologies, evolving industry trends or changing customer requirements. The Snap! Server requires different marketing, sales and distribution strategies than those for the Company's current CD-ROM products. There can be no assurance that the Company's distributors and VARs will be able to effectively market this new product, nor that the Company will be successful in developing alternate channels of distribution. Nor can there be any assurance that the Snap! Server will be a commercial success. A failure of the Company's distributors and VARs to successfully market the Company's new products, or the failure to develop new channels of distribution, or the failure to obtain market acceptance for the Snap! Server, would have a material adverse effect on the Company's business, financial condition and results of operations.

  Because the Company generally ships its products within a short period after receipt of an order, the Company typically does not have a material backlog of unfilled orders, and total revenues in any quarter are substantially dependent on orders booked in that quarter. The Company's quarterly operating results may also vary significantly depending on other factors, including the introduction of new products by the Company's competitors; market acceptance of new products; seasonality; mix of software and systems sales; adoption of

                                   Annex 1-25
new technologies and standards; price and other forms of competition; the cost, quality and availability of third party components used in the Company's systems; changes in the Company's distribution arrangements; and the inability of the Company to accurately monitor end user demand for its products due to the sale of products through distributors and VARs. In 1998, 1997 and 1996, identifiable sales to federal governmental agencies accounted for approximately 8%, 14% and 11%, respectively, of the Company's product sales, and the Company anticipates that such sales will continue to account for a significant percentage of the Company's revenues for the foreseeable future. In the event that there is any reduction or deferral in spending by such governmental agencies, the Company's quarterly results would be adversely affected. Similarly, if such government agencies reduced their purchases of Meridian products in favor of those of its competitors, the Company's quarterly results would be adversely affected. The Company's operating results will also be affected by the economic condition of the personal computer industry, which has from time to time experienced cyclical, depressed business conditions, often in connection with or in anticipation of a decline in general economic conditions.

Results of Operations

 Revenues

  Product sales. Meridian's product sales decreased to $17.5 million in 1998 from $20.0 million in 1997. This decrease was due to a continuing market driven shift from enterprise-wide CD-ROM/DVD servers towards workgroup attached storage products, such as CD Net Universal, which have increased in volume but have lower average price points. This decrease was partially offset by sales of the Snap! Server. Included in product sales for 1998 was approximately $2.7 million in sales related to the Company's new Snap! Server. The markets for Meridian's products are extremely competitive, and the Company expects that Meridian's revenue could be adversely impacted as new competitors enter the market, existing competition continues to consolidate, change and expand product offerings and react to prior market moves made by the Company, or Snap! Server sales fail to continue their growth. Based on expected increases in sales of the Company's workgroup products, Snap! Server and CD Net Universal, Meridian believes that reported revenues in 1999 will be greater than those for 1998. The increase in Snap! Server sales assumes increasing market acceptance of the Snap! Server. If that acceptance were not to develop, or to develop more slowly than the Company anticipates, Meridian's results of operations and liquidity would be adversely affected.

  Meridian's product sales decreased to $20.0 million in 1997 from $26.1 million in 1996. Meridian believes that the market for CD-ROM networking systems fundamentally changed from one in which customers purchase integrated, high-end CD-ROM enterprise servers, to one in which low-cost, plug and play CD-ROM servers, such as Meridian's CD Net Universal, were in demand. Due to this shift, Meridian's sales mix in 1997 shifted from its high-end enterprise systems to its entry-level systems, such as the CD Net Universal server. Sales from its low-end systems did not grow to the extent required to completely offset lower sales of high-end systems. As such, revenues from the sale of Meridian's CD-ROM networking products were less in 1998 than in 1997.

  Previously released software products favorably impacted the Company's sales in 1996. Included in the Company's 1996 sales were approximately $330,000 from the sale of two software site licenses. Beginning in the second quarter of 1996, and continuing throughout the remainder of the year, Meridian's revenue mix shifted towards higher software content, and lower sales of systems. The Company experienced increased price competition from its largest competitors for its high-end system sales. As this trend continued, Meridian's revenue growth slowed, while gross margin increased.

  Approximately 90% of the Company's product sales are derived from two-tier distribution sales to distributors and VARs. Two distributors, Ingram Micro, Inc. and TechData Corporation, accounted for 41% and 23%, respectively, of Meridian's 1998 product sales. The loss of either of these distributors would have a material adverse effect on the Company's results of operations. For a discussion of certain other risks that may affect the Company's future product sales, see "Risk Factors--Operating Losses; Fluctuations in Quarterly

                                   Annex 1-26

Operating Results," "--Rapid Technological Change;--Potential for Product Defects" and "--Emerging Markets; Product Concentration."

Gross margin

  Gross margin on product sales decreased to 42% in 1998 from 52% in 1997. This was a result of the Company's transition to workgroup products like Snap! Server and CD Net Universal from enterprise products. Meridian anticipates that gross margins will decrease in 1999 due to the continued shift to workgroup attached storage products, from the Company's enterprise storage products. Gross margin decreased to 52% in 1997 from 61% in 1996 due to the price reduction announced in January 1997, lower software sales, and a shift in the Company's system mix to low-end systems.

  For a discussion of certain risks affecting cost of sales and gross margins, see "Risk Factors--Dependence on Third Party Suppliers" and "--Expansion of International Operations; Foreign Currency Fluctuations."

Operating expenses

 Research and development

  Research and development expense decreased in 1998 to $5.9 million from $6.3 million in 1997, a decrease of approximately $400,000. This decrease was due to the completion of the development of the Snap! Server. Research and development expense in 1997 was $6.3 million, an increase of approximately $3.0 million over 1996. This increase was due to costs incurred in developing the Snap! Server. The Company does not anticipate that research and development expenses will continue to increase in 1999. Research and development expense in 1996 was $3.3 million, an increase of $0.8 million over 1995. This increase was due to higher payroll and overhead expenses, and the amortization of an advance made to a development stage company ("DSC"). In June of 1997, DSC repaid the advance. This was recorded as a credit against research and development expense. Also included in the Company's research and development expense for 1997 was a $1.0 million charge for the acquisition of technology used in the Snap!Server. This charge was offset by the receipt of the proceeds from the advance.

  Research and development expense consists of salaries and related expenses incurred in the development of the Company's products, as well as expenses related to consultants and prototype material purchased in the development of the Company's new products. For a discussion of certain risks related to research and development, see "Risk Factors--Rapid Technological Change; Potential for Product Defects."

 Sales and marketing

  Sales and marketing expense increased in 1998 by $2.5 million to $13.5 million due to product introduction and marketing costs related to the Snap! Server. Sales and marketing expense consists primarily of payroll and related expenses, including commissions, and advertising related expenses. Sales and marketing expense in 1997 was $11.0 million, an increase of $3.5 million over 1996. This increase was primarily due to higher advertising and related expenditures, increased payroll, and expenses related to marketing studies of the NAS market. The Company does not expect that sales and marketing expenses will increase in 1999. The new products, such as Snap! Server, require different marketing, sales and distribution strategies than those for the Company's current enterprise products. There can be no assurance that the Company's distributors and VARs will be able to effectively market the new network attached storage products or continue to market the Company's existing products. Nor can there be any assurance that the Company will successfully develop any such new channels for such products. A failure of the Company's distributors and VARs to successfully market the Company's products, or the failure to develop alternate channels of distribution for the Snap! Server, would have a material adverse effect on the Company's business, financial condition and results of operations.

                                   Annex 1-27

  Sales and marketing expense was $7.5 million in 1996, an increase of approximately $1.3 million, over 1995. This increase was due to higher payroll and related expenses, and increased advertising and promotional expenses. The increase in advertising and promotional expenses was primarily related to the heightened competitive environment which began in early 1996.

  For a discussion of certain risks relating to sales and marketing, see "Risk Factors--Dependence on Third Party Distributors" and "--Emerging Markets; Product Concentration"; "--New Product Development."

 General and administrative

  General and administrative expense consists primarily of payroll and related expenses and occupancy expenses. General and administrative expense was $2.6 million in 1998, $2.8 million in 1997 and $2.2 million in 1996. The decrease in 1998 was due to reduced legal costs. The Company does not anticipate that general and administrative expenses will decrease in 1999. The increase between 1997 and 1996 was primarily due to higher payroll expenses and costs incurred with the Company's reincorporation in Delaware.

Other income and expense

 Interest income and expense

  Interest income decreased in 1998 to $1.4 million from $2.0 million in 1997 due primarily to lower invested cash balances. The increase of interest income in 1997 from 1996 was due to twelve months of interest earnings on funds provided by a public offering of the Company's Common Stock in April of 1996. Interest income increased to $1.6 million in 1996 due to a partial year's earnings on the stock proceeds. Interest income will decrease in the future as the Company expends funds for the marketing of its network attached server product, Snap! Server.

Income taxes

  At December 31, 1998, the Company has a net operating loss carryforward for U.S. federal and state income tax purposes of approximately $32.3 and $11.7 million, respectively, which expire between 1999 and 2018. The net operating loss carryforwards include approximately $8.9 million of tax deductions resulting from the exercise of employee stock options. The tax benefit of this deduction, when realized, will be accounted for as a credit to stockholders' equity rather than as a reduction in the income tax provision. The Company has federal research and development tax credit carryovers of approximately $2.4 million at December 31, 1998 that expire in 2003 through 2012. The Company's net operating losses, tax deductions and credit carryforwards may be limited by changes in ownership as defined under the Internal Revenue Code of 1986, as amended. Based on the Company's evaluation of the weight of available evidence it can not conclude that it is more likely than not that deferred income tax assets will be realized and therefore the Company has provided a full deferred income tax valuation allowance at December 31, 1998.

Capital resources and liquidity

  Meridian's source of liquidity in 1998 was from cash and investments available at December 31, 1997. The Company's negative cash flows from operations in 1998 and 1997 were principally due to the net operating losses, which included expenses related to the development and introduction of the Snap! Server and an increase in inventory. Meridian's capital expenditures for 1998 were approximately $0.4 million. The Company's capital expenditures for 1997 were approximately $0.5 million. Meridian's source of cash flow from operations for 1996 was principally net income from operations adjusted for noncash depreciation and amortization charges and the amortization of an advance for research and development arrangements. These were offset by an increase in accounts receivable due to the timing of sales, and a decrease in accounts payable and accrued payroll related expenses. The Company's capital expenditures for 1996 were approximately $0.5 million.

  Meridian believes that success in its industry requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they may arise. The Company may, from time to time, as market and

                                   Annex 1-28
business conditions warrant, invest in or acquire complementary businesses, products or technologies. The costs of such investments could be charged to expense. Internally generated cash, marketable securities, debt, or the sale of additional equity may fund such investment or acquisitions. The sale of additional equity would result in dilution in the equity ownership of the Company's stockholders, while the assumption of debt would increase the Company's leverage, and consequently, its financial risk.

Year 2000 Issue

  The Year 2000 (Y2K) Issue refers to computer programs which use two digits rather than four to define a given year and which therefore might read a date using "00" as the year 1900 rather than the year 2000. The critical areas being addressed by Meridian are its internal computer systems, products made by the Company and relationships with external organizations. Meridian is addressing both information technology ("IT") and non-IT systems, which typically include embedded technology, such as microcontrollers. There are no known non-IT issues that will adversely impact the Company's information systems or manufacturing capabilities.

  Meridian considers a product to be "Y2K ready" if the product's performance and functionality are unaffected by processing of dates prior to, during and after the Year 2000, but only if the product and all of its component products (for example hardware, software and firmware) properly exchange accurate date data. The Company believes that its Snap! Servers, CD-ROM/DVD systems, and CD-ROM/DVD networking software manufactured or released after December 31, 1997 are transparent to Year 2000 requirements, and rely primarily on software found in operating systems and applications to function properly.

  The assessment of whether Meridian's software products will operate correctly depends on the computer system and/or network on which the software is installed. For many end-users this will include BIOS, software and components provided by companies other than Meridian Data. After testing, the Company believes its products manufactured or released after December 31, 1997 are Y2K ready, although products manufactured or released prior to that date may not be Y2K ready.

  In early 1999, the Company initiated formal communications with its significant suppliers, contract manufacturers and financial institutions to evaluate their Y2K compliance plans and state of readiness and to determine whether any Y2K issues will impede the ability of such suppliers, contract manufacturers, or financial institutions to continue to provide goods and services to the Company. However, our suppliers, contract manufacturers, and financial institutions are under no contractual obligation to provide such information to the Company. Accordingly, the Company may not be able to accurately evaluate the Y2K impact on its operations of products and services delivered by these third parties. Meridian has established procedures to ensure that products and internal systems from new suppliers are Y2K compliant. As a general matter, Meridian is vulnerable to any failure by its key suppliers and contract manufacturers to remedy their own Y2K issues, which could delay shipments of essential components and systems, thereby disrupting or halting the Company's manufacturing operations. Further, Meridian also relies upon governmental agencies, utility companies, telecommunication service companies and other service providers outside of the Company's control. There is no assurance that such suppliers, governmental agencies, financial institutions, or other third parties will not suffer business disruptions caused by a Y2K issue, and there is little practical opportunity for Meridian to test or require Y2K compliance from many of those large agencies, companies or providers. Such failures could have a material adverse effect on the Company's business, financial condition and results of operations. Commencing in 1999, Meridian plans to develop a contingency plan designed to address problems which might arise from the failure of its suppliers or contract manufacturers to timely and adequately address their Y2K issues.

  To date, the Company has not incurred any costs related to assessment and remediation of Y2K readiness. A formal budget has not been established, and the cost to Meridian of achieving Y2K readiness is evolving; however, it is not currently expected to have a material effect on the Company's business, financial condition, or results of operations. During 1998, Meridian completed the installation of upgraded computer software for the Company's financial, accounting, inventory control, order processing and other management information systems which the vendors maintain are Y2K ready.

                                   Annex 1-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Meridian Data, Inc.

  In our opinion, the financial statements listed in the index appearing under item 14(a)(1) and (2), present fairly, in all material respects, the financial position of Meridian Data, Inc. (the "Company") at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 27, 1999

                                   Annex 1-30

                              MERIDIAN DATA, INC.

                                 BALANCE SHEETS

                                                             December 31,
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
                                                            (in thousands,
                                                           except per share
                                                                 data)
                      CURRENT ASSETS
Cash and cash equivalents................................. $ 11,049  $ 15,167
Marketable securities.....................................    7,794    16,722
Accounts receivable (net of allowance for returns and
 doubtful accounts of $351 and $543, respectively)........    2,632     2,949
Inventories...............................................    2,687     1,795
Other assets..............................................      132       128
                                                           --------  --------
    Total current assets..................................   24,294    36,761
Property and equipment at cost, less accumulated
 depreciation.............................................      579       714
Other assets..............................................       15        16
                                                           --------  --------
                                                           $ 24,888  $ 37,491
                                                           ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................ $  2,895  $  2,371
  Accrued payroll and related expenses....................    1,675     1,787
  Accrued advertising and promotion.......................    2,283     1,353
  Other accrued liabilities...............................    1,794     1,895
                                                           --------  --------
    Total current liabilities.............................    8,647     7,406
                                                           --------  --------
Commitments (Note 4)
Stockholders' equity:
  Preferred stock, $0.001 par value, 5,000 shares
   authorized, and no shares outstanding..................      --        --
  Common stock, $0.001 par value, 35,000 shares
   authorized, 8,134 and 8,785 shares issued and
   outstanding............................................        8         9
  Additional paid-in capital..............................   65,525    66,207
  Accumulated deficit.....................................  (49,292)  (36,131)
                                                           --------  --------
    Total stockholders' equity............................   16,241    30,085
                                                           --------  --------
                                                           $ 24,888  $ 37,491
                                                           ========  ========


   The accompanying notes are an integral part of these financial statements.

                                   Annex 1-31

                              MERIDIAN DATA, INC.

                            STATEMENTS OF OPERATIONS

                                                     Year ended December 31,
                                                     --------------------------
                                                       1998     1997     1996
                                                     --------  -------  -------
                                                      (In thousands, except
                                                         per share data)
Revenues:
  Product sales..................................... $ 17,541  $19,968  $26,116
                                                     --------  -------  -------
Costs and expenses:
  Cost of product sales.............................   10,090    9,570   10,162
  Research and development..........................    5,931    6,340    3,315
  Sales and marketing...............................   13,466   10,980    7,520
  General and administrative........................    2,573    2,850    2,210
                                                     --------  -------  -------
Total costs and expenses............................   32,060   29,740   23,207
                                                     --------  -------  -------
Income (loss) from operations.......................  (14,519)  (9,772)   2,909
Interest income.....................................    1,358    1,994    1,590
                                                     --------  -------  -------
Income (loss) before income taxes...................  (13,161)  (7,778)   4,499
Provision for income taxes..........................      --       --      (225)
                                                     --------  -------  -------
Net income (loss)................................... $(13,161) $(7,778) $ 4,274
                                                     ========  =======  =======
Net income (loss) per share
  Basic............................................. $  (1.51) $ (0.86) $  0.47
                                                     ========  =======  =======
  Diluted........................................... $  (1.51) $ (0.86) $  0.44
                                                     ========  =======  =======
Weighted average common shares and equivalents
  Basic.............................................    8,696    9,061    9,066
                                                     ========  =======  =======
  Diluted...........................................    8,696    9,061    9,686
                                                     ========  =======  =======



   The accompanying notes are an integral part of these financial statements.

                                   Annex 1-32

                              MERIDIAN DATA, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                      Unrealized
                           Common Stock    Additional    gains                    Total
                          ---------------   paid-in   (losses) on Accumulated Stockholders'
                          Shares  Amount    capital   investments   Deficit      Equity
                          ------  -------  ---------- ----------- ----------- -------------
                                                  (In thousands)
Balance at December 31,
 1995...................   7,979  $48,994   $   --       $   6     $(32,627)     $16,373
Common Stock issued
 under stock plans......     259      978       --         --           --           978
Compensation expense
 related to stock
 options issued below
 market.................     --        36       --         --           --            36
Unrealized losses on
 investments............     --       --        --          (1)         --            (1)
Common Stock issued in a
 Public Offering, net of
 issuance expenses......   2,645   36,841       --         --           --        36,841
Common Stock
 repurchased............  (1,293) (17,271)      --         --           --       (17,271)
Net income..............     --       --        --         --         4,274        4,274
                          ------  -------   -------      -----     --------      -------
Balance at December 31,
 1996...................   9,590   69,578       --           5      (28,353)      41,230
Reincorporation in
 Delaware...............     --   (69,568)   69,568        --           --           --
Common Stock issued
 under stock plans......     223      --        598        --           --           598
Compensation expense
 related to stock
 options issued below
 market.................     --       --          6        --           --             6
Unrealized losses on
 investments............     --       --        --          (5)         --            (5)
Common Stock
 repurchased............  (1,028)      (1)   (3,965)       --           --        (3,966)
Net loss................     --       --        --         --        (7,778)      (7,778)
                          ------  -------   -------      -----     --------      -------
Balance at December 31,
 1997...................   8,785        9    66,207        --       (36,131)      30,085
Common Stock issued
 under stock plans......     153      --        330        --           --           330
Common Stock
 repurchased............    (804)      (1)   (1,012)       --           --        (1,013)
Net loss................     --       --        --         --       (13,161)     (13,161)
                          ------  -------   -------      -----     --------      -------
Balance December 31,
 1998...................   8,134  $     8   $65,525      $ --      $(49,292)     $16,241
                          ======  =======   =======      =====     ========      =======


   The accompanying notes are an integral part of these financial statements.

                                   Annex 1-33

                              MERIDIAN DATA, INC.

                            STATEMENTS OF CASH FLOWS

                                                   Year ended December 31,
                                                   --------------------------
                                                     1998     1997     1996
                                                   --------  -------  -------
                                                        (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................. $(13,161) $(7,778) $ 4,274
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Compensation expense related to stock options
   issued below market value......................      --         6       36
  Depreciation and amortization...................      579      474      401
  Amortization of advance for research and
   development arrangements.......................      --       800      200
Changes in assets and liabilities:
  Accounts receivable.............................      317       42     (219)
  Inventories.....................................     (892)    (484)    (193)
  Other assets....................................       (3)     197     (199)
  Advance for research and development
   arrangement....................................      --       --    (1,000)
  Accounts payable................................      524      739     (787)
  Accrued payroll and related expenses............    (112)    1,101     (756)
  Accrued advertising and promotion...............      930      847       76
  Other accrued liabilities.......................     (101)     704     (398)
                                                   --------  -------  -------
    Net cash provided by (used in) operating
     activities...................................  (11,919)  (3,352)   1,435
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............     (444)    (535)    (485)
  Redemption of marketable securities.............   31,559   37,547   11,978
  Additions to marketable securities..............  (22,631) (39,934) (20,419)
                                                   --------  -------  -------
    Net cash provided by (used in) investing
     activities...................................    8,484   (2,922)  (8,926)
  Repurchase of Common Stock......................   (1,013)  (3,966) (17,271)
  Issuance of Common Stock, net...................      --       --    36,841
  Issuance of Common Stock related to stock
   plans..........................................      330      598      978
                                                   --------  -------  -------
    Net cash provided by (used in) financing
     activities...................................     (683)  (3,368)  20,548
                                                   --------  -------  -------
Net increase (decrease) in cash and cash
 equivalents......................................   (4,118)  (9,642)  13,057
Cash and cash equivalents at beginning of year....   15,167   24,809   11,752
                                                   --------  -------  -------
Cash and cash equivalents at end of year.......... $ 11,049  $15,167  $24,809
                                                   ========  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest...................................... $     38  $     8  $    18
    Taxes......................................... $     46  $    32  $   126

   The accompanying notes are an integral part of these financial statements.

                                   Annex 1-34

                              MERIDIAN DATA, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

Note 1. The Company

  Meridian Data, Inc. (the "Company" or "Meridian"), was incorporated in 1988 and is currently engaged in the development of network storage solutions for Novell, Windows NT, and Banyan networking environments, and related client software.

Note 2. Summary of Significant Accounting Policies

Cash, Cash Equivalents, and Marketable Securities

  Cash equivalents consist of highly liquid investment instruments purchased with original maturities of three months or less. The carrying value of cash and cash equivalents approximates their estimated fair market value. At December 31, 1998 and 1997, the Company's marketable securities, consisting primarily of government and corporate bonds, certificates of deposit and commercial paper, are classified as available for sale and are reported at fair market value based on quoted market prices, which approximates cost. Any unrealized gains or losses recorded as a separate component of stockholders' equity.

Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of unsecured accounts receivable and investments in government and high grade corporate bonds, certificates of deposit, and commercial paper. The Company places its cash primarily in investment accounts under professional management. The Company's investment policy limits the amount of credit exposure to any one issuer. The Company's investment policy also attempts to limit interest rate risk by restricting any concentration of maturities. Meridian's accounts receivable are primarily derived from sales to distributors and value added resellers (VARs) in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for uncollectible accounts based upon the expected collectibility of all accounts receivable and has not experienced material losses to date. At December 31, 1998, two customers accounted for 66% of the Company's gross accounts receivables. At December 31, 1997 two customers accounted for 44% of the Company's gross accounts receivable.

Inventories

  Inventories are valued at the lower of cost, using the first-in first-out method, or market.

Research and Development Costs

  The Company charges research and development costs to operations as incurred. Statement of Financial Accounting Standards No. 86 "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" requires capitalization of certain software development costs after technological feasibility of software is established upon the completion of the working model. Development costs incurred by the Company after completion of the working model and prior to commercial release have been insignificant and all software development costs since 1993 have been expensed as incurred.

Property and Equipment

  Property and equipment, including leasehold improvements, are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally one to three and a half years. Amortization of leasehold improvements is computed using the shorter of the remaining terms of the leases or the estimated useful lives of the improvements.

                                   Annex 1-35

                              MERIDIAN DATA, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


Income Taxes

  Income taxes are computed using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rules and laws.

Revenue Recognition

  Product revenues are recognized upon shipment to the customer or delivery to a third party shipper. Revenue from sales to distributors is recognized net of an allowance for product returns, price protection, and other adjustments which may be required under the Company's agreements with distributors.

  During 1998, two customers, consisting of large distributors, accounted for 41% and 23% of Meridian's 1998 product sales. During 1997, two customers, consisting of large distributors, accounted for 21% and 19% of the company's 1997 product sales. During 1996, two customers, consisting of large distributors accounted for 25% and 18% of Meridian's 1996 product sales. There are no reporting segments to disclose under FAS 131.

Basic and Diluted Net Income (Loss) Per Share

  The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") during the year ended December 31, 1997 and retroactively restated all prior periods under SFAS 128. Basic net income
(loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and potential common shares during the period. Potential common shares consist of the incremental shares issuable upon the exercise of stock options (using the treasury stock method). Potential common shares are excluded from the computation if their effect is anti-dilutive. Options to purchase 2,145,309 shares of common stock at prices ranging from $0.03 to $15.13 per share were outstanding during the year ended December 31, 1998 but were not included in the computation of diluted EPS because the options would have been antidilutive.

Use of estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenue and expenses during the period. Actual results could differ from estimates.

Bank Credit Facilities

  On October 14, 1998 the Company signed a credit agreement (the "Facility") with a bank (the "Bank") for a $7.5 million revolving credit line which expires on July 30, 1999. Borrowing under the Facility is at the Bank's prime rate plus 1/4 %, and is subject to the Company maintaining certain leverage ratios and net worth requirements. All advances under the Facility must be repaid by the expiration date of July 30, 1999. As of December 31, 1998, Meridian has no amounts due under the Facility.

Recent Accounting Pronouncements

 Comprehensive Income

  There are no components of comprehensive income which are not included in the Company's net income (loss).


                                   Annex 1-36

                              MERIDIAN DATA, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

Note 3. Balance Sheet Detail

                                                               December 31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                              (in thousands)
Marketable securities:
  United States government and agencies..................... $    --   $  4,862
  Corporate.................................................   18,551    24,735
  Other.....................................................      --      1,962
                                                             --------  --------
                                                               18,551    31,559
  Less securities classified as cash equivalents............  (10,757)  (14,837)
                                                             --------  --------
                                                                7,794    16,722
Inventories:
  Raw materials and purchased parts.........................      891     1,390
  Work in process...........................................      797       405
  Finished Goods............................................      999       --
                                                             --------  --------
                                                                2,687     1,795
Property and equipment:
  Computers and purchased software..........................    1,731     1,459
  Machinery and equipment...................................      244       190
  Furniture and fixtures....................................      259       144
  Leasehold improvements....................................       72        69
                                                             --------  --------
                                                                2,306     1,862
  Less accumulated depreciation and amortization............   (1,727)   (1,148)
                                                             --------  --------
                                                             $    579  $    714
                                                             ========  ========

Note 4. Commitments

  The Company rents its office, manufacturing, and research facilities under noncancelable operating lease which expires in December 1999. The Company's lease agreement requires that the Company pay certain other expenses such as property taxes, insurance, and common area maintenance. Rent expense for all operating leases was $0.5 million, $0.5 million, and $0.4 million for 1998, 1997, and 1996, respectively. Future minimum lease payments due under noncancelable operating leases at December 31, 1998 are $337,000.

Note 5. Stockholders' Equity

 Stock Option Plans

  The Company has reserved 4,348,789 shares of Common Stock for issuance under the Company's various stock option plans (the "Plans"). The options granted may be either incentive stock options to employees or nonstatutory stock options to employees or consultants, at the discretion of the Board of Directors. The Board also has the discretion to grant to employees and consultants stock purchase rights for shares of stock reserved for issuance under the Plans. Terms and conditions of stock options and stock purchase rights are set by the Board of Directors.

  Stock options granted to date generally become exercisable at the rate of 25% per year. Shares purchased under stock purchase rights are subject to repurchase by the Company. The Company's right of repurchase

                                   Annex 1-37

                              MERIDIAN DATA, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

expires ratably, subject to continued employment, over a four year period. To date, no stock purchase rights have been granted.

1995 Director Stock Option Plan

  The Company has reserved 100,000 of Common Stock for issuance under the Company's 1995 Director stock option plan (the "1995 Plan"). The 1995 Plan provides for the automatic grant of a nonstatutory option to purchase 12,500 shares of the Company's common stock to each outside Director upon their initial election to the Board of Directors (the "First Option"). Upon each subsequent re-election to the Board, the outside Director receives an additional grant to purchase 5,000 shares of the Company's common stock (the "Subsequent Option"). All options are granted at fair market value of the Common Stock on the date of grant.

  The 1995 Plan provides that the First Option vests at the rate of 25% per year on the anniversary of the grant date. Each Subsequent Option vests ratably over eight months following the month of grant.

  Stock option activity under the above Plans for years 1998, 1997, and 1996, is as follows:

                                           Options Outstanding
                          -------------------------------------------------------
                          Shares Available              Weighted        Price
                             for Grant      Shares    Average Price     range
                          ---------------- ---------  ------------- -------------
Balance at December 31,
 1995...................         70,256    1,320,559      $4.25     $0.03--$10.00
Increase in 1988 Plan...        300,000          --         n/a
Options granted.........       (401,600)     401,600      $8.69     $7.25--$15.13
Options canceled........        173,389     (173,389)     $7.20     $1.18--$15.13
Options exercised.......            --      (214,819)     $3.09     $0.03--$ 8.50
Options expired.........        (33,592)         --       $1.18            $ 1.18
                             ----------    ---------      -----     -------------
Balance at December 31,
 1996                           108,453    1,333,951      $5.45     $0.03--$15.13
1997 Stock Option Plan..        900,000          --         n/a
Options granted.........     (1,260,584)   1,260,584      $3.51     $3.38--$ 5.00
Options canceled........        471,703     (471,703)     $7.19     $1.18--$11.38
Options exercised.......            --      (115,522)     $4.55     $3.69--$ 7.44
Options expired.........         (2,911)         --       $1.18            $ 1.18
                             ----------    ---------      -----     -------------
Balance at December 31,
 1997...................        216,661    2,007,310      $4.00     $0.03--$15.13
Increase in 1997 Plan...        400,000          --         n/a
Options granted.........       (289,000)     289,000      $5.32     $1.16--$ 6.31
Options canceled........        122,989     (122,989)     $3.68     $1.18--$10.00
Options exercised.......            --       (28,012)     $1.31     $1.18--$ 3.38
Options expired.........        (45,685)         --       $2.83     $1.18--$ 8.50
                             ----------    ---------      -----     -------------
Balance at December 31,
 1998...................        404,965    2,145,309      $1.90     $0.03--$15.13
                             ==========    =========      -----     =============
Options exercisable at
 December 31, 1998......                     799,574      $2.52     $0.03--$15.13
                                           =========      -----     =============

  On April 23, 1997, the Compensation Committee of the Board of Directors approved an offer to all employees permitting an election to amend options with exercise prices in excess of $3.38 to change the exercise price to the fair market value of the Company's common stock on that date, which was $3.38, subject

                                   Annex 1-38

                              MERIDIAN DATA, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

to a new vesting schedule. Options for the purchase of a total of 366,184 shares were amended. On October 27, 1998, the Board of Directors approved an offer to all employees, except certain executives, permitting an election to amend their options to change the exercise price to the fair market value of the Company's common stock on November 9, 1998, which was $1.56, subject to a new vesting schedule. Options for the purchase of a total of 723,309 shares were amended. At the same time, the Board of Directors approved an offer to certain executives permitting an election to amend their options to change the exercise price to the fair market value of the Company's common stock on October 28, 1998, which was $1.44. Options for the purchase of a total of 1,069,413 shares were amended.

1992 Employee Stock Purchase Plan

  In October 1992, the Company adopted the 1992 Employee Stock Purchase Plan (Purchase Plan). Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of their base compensation plus commission, at a price per share equal to 85% of the fair market value as of the first day or the last day, whichever is lower, of each six-month offering period under the Purchase Plan. The offering periods commence on May 1 and November 1. The Company has reserved 400,000 shares of Common Stock for issuance under the Purchase Plan. At December 31, 1998, 346,562 shares of Common Stock had been issued under the Purchase Plan, and 53,438 shares remain available for future issuance under the Purchase Plan.

Stock Compensation

  The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation " which established a fair value based method of accounting for employee stock option plans. The Company elected to adopt the disclosure method of FAS 123. Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in FAS 123, the Company's pro forma net income (loss) and pro forma diluted net income
(loss) per share would have been as follows:

                                                        1998     1997     1996
                                                      --------  -------  ------
                                                          (in thousands)
Net income (loss):
  As reported........................................ $(13,161) $(7,778) $4,274
  Pro forma.......................................... $(15,532) $(9,210) $3,246
Diluted net income (loss) per share:
  As reported........................................ $  (1.51) $ (0.86) $ 0.44
  Pro forma.......................................... $  (1.79) $ (1.02) $ 0.34

                                   Annex 1-39

                              MERIDIAN DATA, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


  The fair value of stock options and stock purchase plan rights was determined using the Black-Sholes option pricing model incorporating the following range of assumptions for 1998, 1997 and 1996 in the calculations:

                                                         Stock         Stock
                                                        Options    Purchase Plan
                                                      ------------ -------------
   Expected life.....................................   4.51 years   0.5 years
   Interest rate at date of grant.................... 4.2% to 6.7% 4.6% to 5.5%
   Volatility at date of grant.......................     95%          117%
   Dividend yield....................................      0%           0%

  The following table summarizes information about all options outstanding as December 31, 1998:

                                                      Options
                         Options Outstanding        Exercisable
                     ---------------------------- ----------------
                                   Weighted Average
                     ---------------------------------------------
        Range of
        Exercise               Remaining Exercise         Exercise
        Prices        Number     life     Price   Number   Price
        --------     --------- --------- -------- ------- --------
        $0.03-$1.18    131,420    5.2     $ 0.52   95,420  $ 0.28
        $1.44-$1.56  1,773,389    7.7     $ 1.49  498,611  $ 1.48
        $3.38-$3.75     63,500    8.3     $ 3.47   34,793  $ 3.54
        $4.00-$5.13     72,500    5.8     $ 4.73   69,375  $ 4.71
        $6.31-$7.50     89,500    6.0     $ 6.58   86,375  $ 6.59
        $15.13          15,000    7.3     $15.13   15,000  $15.13
                     ---------    ---     ------  -------  ------
                     2,145,309    7.5     $ 1.90  799,574  $ 2.52
                     =========    ===     ======  =======  ======

  Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

Preferred Share Purchase Rights

  At December 31, 1998, there were outstanding 8,134,156 rights to purchase Series A Participating Preferred Stock ("Preferred Stock"). The rights were issued as a dividend on August 25, 1997 to stockholders of record as of the close of business on that date. Each right entitles the holder to purchase from the Company a unit (one one-thousandth) of Preferred Stock at $30 per unit subject to adjustment. The rights are not exercisable or transferable apart from the common stock until 10 days after a person or group (a) acquires beneficial ownership of 15% or more of the Company's common stock or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. Each right will entitle the holder, under certain circumstances (acquiring person becomes the beneficial owner of 15% or more of the Company's common shares outstanding, merger or sale of 50% or more of the Company's consolidated assets), to acquire, at half the value, common stock of the Company or common stock of the acquiring person. The rights expire August 11, 2007 and are redeemable prior to the time an acquiring person acquires 15% or more of the Company's common stock at one cent per right. At December 31, 1998, 5,000,000 shares of Preferred Stock were authorized but unissued and were reserved for issuance upon exercise of the rights.

                                   Annex 1-40

                              MERIDIAN DATA, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


Note 7. Federal and State Income Taxes

  The provision for income taxes in was as follows (in thousands):

                                                                  Years ended
                                                               December 31, 1996
                                                               -----------------
   Federal:
     Current..................................................       $167
     Deferred.................................................        --
   State:
     Current..................................................         58
     Deferred.................................................        --
                                                                     ----
                                                                       58
                                                                     ----
                                                                     $225
                                                                     ====

  Deferred tax assets at December 31, 1997 and 1996, consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
   Deferred tax assets:
     Federal and state loss carryforwards.............   $11,725      $ 7,200
     Tax credit carryforwards.........................     2,410        1,484
     Inventory reserves and basis differences.........       396          396
     Depreciation and amortization....................       (32)         (75)
     Other............................................     2,201        1,995
                                                         -------      -------
                                                          16,700       11,000
     Deferred tax asset valuation allowance...........   (16,700)     (11,000)
                                                         -------      -------
     Total net deferred tax assets....................   $   --           --
                                                         =======      =======

  Following is a reconciliation of the effective income tax rates from operations and the statutory federal income tax rate:

                                                             Years ended
                                                             December 31,
                                                            ------------------
                                                            1998   1997   1996
                                                            ----   ----   ----
   Statutory federal income tax rate....................... (35)%  (35)%   35 %
   State income taxes, net of federal benefit.............. --     --       6 %
   Current year loss not benefited.........................  35 %   35 %  --
   Other................................................... --     --      (1)%
   Change in valuation allowance........................... --     --     (35)%
                                                            ---    ---    ---
   Effective tax rate...................................... --     --       5 %
                                                            ===    ===    ===

  At December 31, 1998, the Company has a net operating loss carryforward for U.S. federal and state income tax purposes of approximately $32.3 and $11.7 million, respectively, which expire between 1999 and 2018. The net operating loss carryforward includes approximately $8.9 million of tax deductions resulting from the exercise of employee stock options. The tax benefit of this deduction, when realized, will be accounted for as a credit to stockholders' equity rather than as a reduction in the income tax provision. The Company has federal research and development tax credit carryovers of approximately $2.4 million at December 31, 1998, that expire in 2003 through 2012. The Company's net operating losses, tax deductions and credit carryforwards

                                   Annex 1-41

                              MERIDIAN DATA, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

may be limited by changes in ownership as defined under the Internal Revenue Code. Based on the Company's evaluation of the weight of available evidence it can not conclude that it is more likely than not that deferred income tax assets will be realized and therefore the Company has provided a full deferred income tax valuation allowance at December 31, 1998.

Note 8. Related Party Transactions

  In connection with the Company's stock offering on April 30, 1996, Meridian entered into an agreement to acquire and exercise an option held by IBM to purchase 1,229,932 shares of outstanding Common Stock from certain stockholders of the Company, including Bass Associates, an original investor in the Company. Pursuant to the closing of the offering, Meridian exercised the option and acquired 1,229,932 shares of Common Stock, including 66,544 shares from Bass Associates, for $11.396 per share. Dr. Bass, General Partner of Bass Associates and Chairman of the Board of Meridian Data, Inc., disclaims beneficial ownership of the shares held by Bass Associates, except to the extent of his proportional interest therein. The shares acquired were immediately retired.

Note 9. Employee Benefit Plans

  The Company has available to all full-time employees a retirement plan. Under the plan, employee and employer contributions and accumulated plan earnings qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code, as amended. Meridian matches employee contributions dollar-for-dollar, up to six percent of gross pay, with an annual cap of $1,200 per employee.

                                   Annex 1-42

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Stockholders of Meridian Data, Inc.

  Our audits of the financial statements of Meridian Data, Inc. referred to in our report dated January 27, 1999, appearing in this Annual Report on Form 10-K also included an audit of the Financial Statement Schedules listed in Item 14(a) of this Form 10-K. In our opinion, the Financial Statement Schedules presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

                                          PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 27, 1999

                                   Annex 1-43

                                  SCHEDULE II

                              MERIDIAN DATA, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                      Charged
                                           Balance at to Costs Charged   Balance
                                           Beginning    and    Against   at End
                                            of Year   Expenses Reserves  of Year
                                           ---------- -------- --------  -------
                                                      (In thousands)
December 31, 1996
Inventory Reserves........................    $618     $   57  $   --     $675
Allowance for Doubtful Accounts...........     200        --       (14)    186
Sales Returns and Allowances..............     570      1,570   (1,814)    326
December 31, 1997
Inventory Reserves........................    $675     $  643  $  (703)   $615
Allowance for Doubtful Accounts...........     186         50      --      236
Sales Returns and Allowances..............     326      2,598   (2,617)    307
December 31, 1998
Inventory Reserves........................    $615     $  188  $    (5)   $798
Allowance for Doubtful Accounts...........     236        --       --      236
Sales Returns and Allowances..............     307      1,269   (1,461)    115

                                   Annex 1-44

                                                                         Annex 2



                      Meridian Data, Inc. Quarterly Report

                                       on
                                   Form 10-Q
                 for the quarterly period ended March 31, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 10-Q

  (Mark One)

    [X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934

          For the quarterly period ended March 31, 1999

    [_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934

          For the transition period from _________ to __________

                         Commission file number 0-21200

                               ----------------

                              MERIDIAN DATA, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                    77-0188708
    (State or other jurisdiction of                      (IRS Employer
    incorporation or organization)                     Identification No.)
 5615 Scotts Valley Drive, California                        95066
(Address of principal executive office)                    (Zip Code)

                                 (831) 438-3100
              (Registrant's telephone number, including area code)

            ------------------------------------------------------
   (Former name, former address and former fiscal year, if changed since last report.)

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding in 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  The number of shares of Common Stock, no par value, outstanding on April 30, 1999, was 8,242,531.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         PART 1--FINANCIAL INFORMATION

Item 1. Financial Statements.

                              MERIDIAN DATA, INC.

                                 BALANCE SHEETS

                                                       March 31,   December 31,
                                                          1999         1998
                                                       ----------  ------------
                                                       (unaudited)
                                                        (in thousands, except
                                                          per share data )
                        ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 9,927      $11,049
  Marketable securities...............................    5,450        7,794
  Accounts receivable (net of allowance for returns
   and doubtful accounts
   of $384 and $351, respectively)....................    1,793        2,632
  Inventories.........................................    3,617        2,687
  Other assets........................................       55          132
                                                        -------      -------
    Total current assets..............................   20,842       24,294
Property and equipment at cost, less accumulated
 depreciation.........................................      478          579
Other assets..........................................       15           15
                                                        -------      -------
                                                        $21,335      $24,888
                                                        =======      =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $ 2,660      $ 2,895
  Accrued payroll and related expenses................    1,701        1,675
  Accrued advertising and promotion...................    2,056        2,283
  Other accrued liabilities...........................    1,524        1,794
                                                        -------      -------
    Total current liabilities.........................    7,941        8,647
                                                        -------      -------
Stockholders' equity:
  Preferred stock, $0.001 par value, 5,000 shares
   authorized, and no shares outstanding..............      --           --
  Common stock, $0.001 par value, 35,000 shares
   authorized, 8,134 and 8,134 shares issued and
   outstanding........................................        8            8
  Additional paid-in capital..........................   65,525       65,525
  Accumulated deficit.................................  (52,139)     (49,292)
                                                        -------      -------
    Total stockholders' equity........................   13,394       16,241
                                                        -------      -------
                                                        $21,335      $24,888
                                                        =======      =======

   The accompanying notes are an integral part of these financial statements.

                                   Annex 2-2

                              MERIDIAN DATA, INC.

                            STATEMENTS OF OPERATIONS

                                                          Three months
                                                        ended March 31,
                                                   ---------------------------
                                                       1999          1998
                                                   ------------  -------------
                                                   (In thousands, except per
                                                     share data, unaudited)
Revenues:
  Product sales................................... $      4,052  $       3,323
                                                   ------------  -------------
Costs and expenses:
  Cost of product sales...........................        2,606          1,753
  Research and development........................        1,096          1,639
  Sales and marketing.............................        2,716          1,915
  General and administrative......................          681            644
                                                   ------------  -------------
    Total costs and expenses......................        7,099          5,951
                                                   ------------  -------------
Loss from operations..............................       (3,047)        (2,628)
Interest income, net..............................          200            402
                                                   ------------  -------------
Net loss.......................................... $     (2,847) $      (2,226)
                                                   ============  =============
Net loss per share:
  Basic........................................... $      (0.35) $       (0.25)
                                                   ============  =============
  Diluted......................................... $      (0.35) $       (0.25)
                                                   ============  =============
Weighted average common shares and equivalents:
  Basic...........................................        8,135          8,797
                                                   ============  =============
  Diluted.........................................        8,135          8,797
                                                   ============  =============


   The accompanying notes are an integral part of these financial statements.

                                   Annex 2-3

                              MERIDIAN DATA, INC.

                            STATEMENTS OF CASH FLOWS

                                                             Three months
                                                            ended March 31,
                                                           ------------------
                                                             1999      1998
                                                           --------  --------
                                                            (In thousands,
                                                              unaudited)
Cash flows from operating activities:
  Net loss................................................ $ (2,847) $ (2,226)
Adjustments to reconcile net loss to net cash provided by
 (used in) operating activities:
  Depreciation and amortization...........................      137       121
Changes in assets and liabilities:
  Accounts receivable.....................................      839       949
  Inventories.............................................     (930)     (208)
  Other assets............................................       77       (30)
  Accounts payable........................................     (235)     (765)
  Accrued payroll and related expenses....................       26        80
  Accrued advertising and promotion.......................     (227)     (172)
  Other accrued liabilities...............................     (270)      (33)
                                                           --------  --------
    Net cash used in operating activities.................   (3,430)   (2,284)
                                                           --------  --------
Cash flows from investing activities:
  Purchases of property and equipment.....................      (36)      (81)
  Redemption of marketable securities.....................   17,900    29,321
  Additions to marketable securities......................  (15,556)  (24,611)
                                                           --------  --------
    Net cash provided by investing activities.............    2,308     4,629
                                                           --------  --------
Cash flows from financing activities:
  Issuance of Common Stock related to stock plans.........      --         21
                                                           --------  --------
Net (decrease) increase in cash and cash equivalents......   (1,122)    2,366
Cash and cash equivalents at beginning of year............   11,049    15,167
                                                           --------  --------
Cash and cash equivalents at end of period................ $  9,927  $ 17,533
                                                           ========  ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for
    Interest.............................................. $      5  $     10
    Taxes................................................. $      6  $     28

   The accompanying notes are an integral part of these financial statements.

                                   Annex 2-4

                              MERIDIAN DATA, INC.

                         NOTES TO FINANCIAL STATEMENTS
         For The Three Months Ended March 31, 1999, and March 31, 1998

Note 1. General

  The accompanying financial information is unaudited, but, in the opinion of management, reflects all adjustments (which include only normally recurring adjustments) necessary to present fairly the financial position of Meridian Data, Inc. (the "Company") as of the dates indicated and the results of operations for the periods then ended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. While the Company believes that the disclosures are adequate to make the information presented not misleading, the financial information should be read in conjunction with the audited financial statements, and notes thereto, for the year ended December 31, 1998, included in the Company's Form 10-K. Results for the interim period are not necessarily indicative of the results for the entire year.

Note 2. Income taxes

  The Company made no provision for income taxes in the first quarter of 1999 due to the net operating losses. The Company computes income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rules and laws. Based on the Company's evaluation of the weight of available evidence it can not conclude that it is more likely than not that deferred income tax assets will be realized and therefore the Company has provided a full deferred income tax valuation allowance at March 31, 1999.

Note 3. Inventories consist of the following (in thousands):

                                                         March 31,  December 31,
                                                           1999         1998
                                                        ----------- ------------
                                                        (unaudited)
      Raw materials....................................   $1,061       $  891
      Work-in-progress.................................    1,300          797
      Finished Goods...................................    1,256          999
                                                          ------       ------
                                                          $3,617       $2,687
                                                          ======       ======

                                   Annex 2-5

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

  The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions, as they relate to the Company or the Company's management, including such items discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth below, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those described. In accordance with provisions of Section 27A of the Securities Act of 1933, as amended, and
Section 21G of the Securities Exchange Act of 1934, as amended, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk factors beginning on page 10.

General

  The Company develops and markets network-attached storage (NAS") devices utilizing both optical disk and conventional hard drive technologies for the PC LAN environment, as well as CD-ROM enterprise servers. In response to a decrease in the market for its CD-ROM enterprise servers, Meridian embarked on the development of its first non-CD-ROM NAS device, the Snap! Server, in late 1996. The Company shipped its first Sanp! Server in May of 1998. The Company believes that it will be several quarters before it achieves significant revenues from sales of the Snap! Server. Meridian's expenses related to product development and marketing of the Snap! Server resulted in the Company posting a substantial net operating loss for 1998 and the Company anticipates a loss for 1999. See "Risk Factors--New Product Development;--Rapid Technological Change;--Potential for Product Defects; Competition;--Emerging markets;-- Product concentration." The Snap! Server is a protocol-independent, NAS device targeted for the PC LAN environment. The Company believes that the Snap! Server provides superior ease-of-use and installation of any competitive product or competing method for adding storage to PC LAN networks. The Company's Snap! Server retails for under $1,000. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to the Snap! Server or adapt more quickly than the Company to new or emerging technologies, evolving industry trends or changing customer requirements. The Snap! Server requires different marketing, sales and distribution strategies than those for the Company's CD-ROM products. There can be no assurance that the Company's distributors and VARs will be able to effectively market the Snap! Server, nor that the Company will be successful in developing alternate channels of distribution. Nor can there be any assurance that the Snap! Server will be a commercial success. A failure of the Company's distributors and VARs to successfully market the Company's new products, or the failure to develop new channels of distribution, or the failure to obtain market acceptance for the Snap! Server, would have a material adverse effect on the Company's business, financial condition and results of operations.

  Because the Company generally ships its products within a short period after receipt of an order, the Company typically does not have a material backlog of unfilled orders, and total revenues in any quarter are substantially dependent on orders booked in that quarter. The Company's quarterly operating results may also vary significantly depending on other factors, including the introduction of new products by the Company's current and potential new competitors; market acceptance of new products; seasonality; mix of software and systems sales; adoption of new technologies and standards; price and other forms of competition; the cost, quality and availability of third party components used in the Company's systems; changes in the Company's distribution arrangements; and the inability of the Company to accurately monitor end user demand for its products due to the sale of products through distributors and VARs. In 1998, identifiable sales to federal governmental agencies accounted for approximately 8% of the Company's product sales, and the Company anticipates that such sales will continue to account for a significant percentage of the Company's revenues for the foreseeable future. In the event that there is any reduction or deferral in spending by such governmental agencies, the Company's quarterly results would be adversely affected. Similarly, if such government agencies

                                   Annex 2-6
reduced their purchases of Meridian products in favor of those of its competitors, the Company's quarterly results would be adversely affected. The Company's operating results will also be affected by the economic condition of the personal computer industry, which has from time to time experienced cyclical, depressed business conditions, often in connection with or in anticipation of a decline in general economic conditions.

Results of operations

Revenues

 Product sales

  Meridian's revenues increased to $4.1 million in the first quarter of 1999 from $3.3 million in the comparable period of 1998, an increase of 24%. Included in revenues for the first quarter of 1999 was approximately $1.7 million related to the Snap! Server. Future increases in Snap! Server revenues will be dependent on increasing market acceptance of Snap! Server technology. If this acceptance were not to develop, or to develop more slowly than the Company anticipates, Meridian's results of operations and liquidity would be adversely affected. The Company does not have a material backlog of orders for the Snap! Server or its other products and total revenues in any quarter are substantially dependent on orders booked in that quarter. The markets for Meridian's products are extremely competitive, and the Company expects that competition will continue to increase as existing competitors consolidate, change and expand their product offerings, and as new competitors enter the market for NAS.

  For a discussion of certain other risks that may affect the Company's future product sales, see "Risk Factors--Operating losses; Fluctuations in Quarterly Operating Results," "--Rapid Technological Change; --Potential for Product Defects" and "--Emerging Markets; Product Concentration."

Gross Margin

  Gross margin on product sales decreased to 36% in the first quarter of 1999 from 47% for the comparable period of 1998. Meridian expects gross margins to continue to decrease in 1999 due to the continued shift to NAS products from the Company's enterprise storage systems.

  For a discussion of certain other risks that may affect the Company's future cost of product sales, see "Risk Factors--Dependence on Third party Suppliers" and "--Expansion of International Operations; Foreign Currency Fluctuations."

Operating Expenses

 Research and development

  Research and development expense decreased in the first quarter of 1999 to $1.1 million, from $1.6 million for the first quarter of 1998. This decrease was due to the completion of the development, in 1998, of the the Snap! Server. The Company does not anticipate that research and development expenses in 1999 will be greater than the corresponding periods of 1998.

  The Company's inability to anticipate and respond to technological and market changes or Meridian's failure to incorporate new technologies in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that Meridian's research and development efforts will result in the introduction of new products or that any of such products, if developed, will be commercially successful. For a discussion of certain other risks that may relate to the Company's research and development, see "Risk Factors--Rapid Technological Change; Potential for Product Defects."

                                   Annex 2-7

 Sales and marketing

  Sales and marketing expense increased by $0.8 million in the first quarter of 1999 to $2.7 million, from $1.9 million for the comparable period of 1998. This increase was due to marketing costs related to the Snap! Server, introduced in the second quarter of 1998. Sales and marketing expense consists primarily of payroll and related expenses (including commissions), and promotional expenses. The Company does not anticipate that sales and marketing expenses in 1999 will be greater than the corresponding periods of 1998.

  There can be no assurance that Meridian's sales and marketing efforts will result in the successful introduction of new products or that any of such products, if developed, will be commercially successful. For a discussion of certain other risks that may relate to the Company's sales and marketing, see "Risk Factors--Dependence on Third Party Distributors" and "Product Concentration."

 General and administrative

  General and administrative expenses consist primarily of payroll, payroll related expenses and occupancy expenses. General and administrative expense was $681,000 in the first quarter of 1999 and $644,000 in the first quarter of 1998. The Company anticipates that general and administrative expenses for 1999 will be greater than the corresponding periods of 1998.

 Interest income

  Interest income decreased to $200,000 in the first quarter of 1999 from $402,000 in the first quarter of 1998 primarily due to lower invested cash balances. Interest income will continue to decrease as the Company expends funds for product development and marketing and other corporate purposes.

 Income taxes

  The Company made no provision for income taxes in the first quarter of 1999 due to the net operating losses. The Company computes income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rules and laws. Based on the Company's evaluation of the weight of available evidence it can not conclude that it is more likely than not that deferred income tax assets will be realized and therefore the Company has provided a full deferred income tax valuation allowance at March 31, 1999.

Capital resources and liquidity

  Meridian's negative cash flow from operations for the first three months of 1999 was principally due to the net operating loss of $2.8 million, and an increase in inventory. At March 31, 1999, the Company's principal source of liquidity consisted of cash and marketable securities totaling $15.4 million, and accounts receivable of $5.5 million. Meridian believes that its current cash, marketable securities, and accounts receivable will satisfy its working capital needs and capital expenditures for at least the next twelve months.

  Meridian believes that success in its industry requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they may arise. The Company may, from time to time, as market and business conditions warrant, invest in or acquire complementary businesses, products or technologies. The costs of such investments could be charged to expense. Such investment or acquisitions may be funded by internally generated cash, marketable securities, or the sale of additional equity. The sale of additional equity would result in dilution in the equity ownership of the Company's stockholders.

Year 2000 Issue

  The Year 2000 (Y2K) Issue refers to computer programs which use two digits rather than four to define a given year and which therefore might read a date using "00" as the year 1900 rather than the year 2000. The

                                   Annex 2-8
critical areas being addressed by Meridian are its internal computer systems, products made by the Company and relationships with external organizations. Meridian is addressing both information technology ("IT") and non-IT systems, which typically include embedded technology, such as microcontrollers. There are no known non-IT issues that will adversely impact the Company's information systems or manufacturing capabilities.

  Meridian considers a product to be "Y2K ready" if the product's performance and functionality are unaffected by processing of dates prior to, during and after the Year 2000, but only if the product and all of its component products (for example hardware, software and firmware) properly exchange accurate date data. The Company believes that its Snap! Servers, CD-ROM/DVD systems, and CD-ROM/DVD networking software manufactured or released after December 31, 1997 are transparent to Year 2000 requirements, and rely primarily on software found in operating systems and applications to function properly.

  The assessment of whether Meridian's software products will operate correctly depends on the computer system and/or network on which the software is installed. For many end-users this will include BIOS, software and components provided by companies other than Meridian Data. After testing, the Company believes its products manufactured or released after December 31, 1997 are Y2K ready, although products manufactured or released prior to that date may not be Y2K ready.

  In early 1999, the Company initiated formal communications with its significant suppliers, contract manufacturers and financial institutions to evaluate their Y2K compliance plans and state of readiness and to determine whether any Y2K issues will impede the ability of such suppliers, contract manufacturers, or financial institutions to continue to provide goods and services to the Company. However, our suppliers, contract manufacturers, and financial institutions are under no contractual obligation to provide such information to the Company. Accordingly, the Company may not be able to accurately evaluate the Y2K impact on its operations of products and services delivered by these third parties. Meridian has established procedures to ensure that products and internal systems from new suppliers are Y2K compliant. As a general matter, Meridian is vulnerable to any failure by its key suppliers and contract manufacturers to remedy their own Y2K issues, which could delay shipments of essential components and systems, thereby disrupting or halting the Company's manufacturing operations. Further, Meridian also relies upon governmental agencies, utility companies, telecommunication service companies and other service providers outside of the Company's control. There is no assurance that such suppliers, governmental agencies, financial institutions, or other third parties will not suffer business disruptions caused by a Y2K issue, and there is little practical opportunity for Meridian to test or require Y2K compliance from many of those large agencies, companies or providers. Such failures could have a material adverse effect on the Company's business, financial condition and results of operations. During 1999, Meridian plans to continue development of a contingency plan designed to address problems which might arise from the failure of its suppliers or contract manufacturers to timely and adequately address their Y2K issues.

  To date, the Company has not incurred any costs related to assessment and remediation of Y2K readiness. A formal budget has not been established, and the cost to Meridian of achieving Y2K readiness is evolving; however, it is not currently expected to have a material effect on the Company's business, financial condition, or results of operations. During 1998, Meridian completed the installation of upgraded computer software for the Company's financial, accounting, inventory control, order processing and other management information systems which the vendors maintain are Y2K ready.


                                   Annex 2-9

                                  RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information presented in this report. This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21G of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the following risk factors.

  Operating Losses; Fluctuations in Quarterly Operating Results. The Company (then known as Parallan Computer, Inc.) fundamentally changed its business in December 1994 with the purchase of Meridian Data, Inc. During 1994, the Company exited its prior business and product line, which had generated substantial losses. In the first half of 1995, the Company incurred an operating loss, excluding certain non-recurring revenue. From that point the Company operated profitably until the first quarter of 1997, when it again began incurring net losses. The Company has failed to meet its expectations of future revenues in the past and may not meet future expectations. As a result of these and other factors, the Company believes that its revenues and operating results are difficult to predict and are subject to fluctuations from period to period. There can be no assurance that the Company will return to profitability, or that if profitability is achieved, will be able to sustain profitability. In order to address its disappointing systems revenue growth, Meridian increased its sales and promotional expenditures in 1996 and, at the end of January 1997, significantly reduced system prices in response to competitive pressures. Unit shipments did not increase and there can be no assurance that prices for the Company's products will not decrease further due to competitive pricing pressures. Accordingly, the Company may not meet its total revenue goals and the Company's business, financial condition and results of operations would be materially adversely affected. As a result of expenses related to the engineering and marketing campaign of Meridian's Snap! Server, the Company anticipates that it will operate at a substantial net operating loss through the end of 1999.

  The Company generally ships its software and systems within a short period after receipt of an order, therefore the Company typically does not have a material backlog of unfilled orders. Accordingly, total revenues in any quarter are substantially dependent on orders booked in that quarter. This may result in quarterly fluctuations in revenue. The Company's expense levels are based, in part, on its expectations as to future sales. As a result, if sales levels are below expectations, net income may be disproportionately affected. The Company's quarterly operating results may also vary significantly depending on other factors, including the introduction of new products by the Company's competitors; market acceptance of the Company's new products; mix of software and systems sales; adoption of new technologies and standards; price and other forms of competition; the long and complex sales cycle for site licenses; the timing of site license revenue; the cost, quality and availability of third party components used in the Company's systems; changes in the Company's distribution arrangements; and the inability of the Company to accurately monitor end user demand for its products due to the sale of products through distributors and VARs.

  In 1998, identifiable sales to federal governmental agencies accounted for approximately 8% of the Company's product sales, and the Company anticipates that such sales will continue to account for a significant percentage of the Company's revenues for the foreseeable future. In the event that there is any reduction or deferral in spending by such governmental agencies, the Company's quarterly and annual results would be adversely affected. Similarly, if such government agencies reduced their purchases of Meridian products in favor of those of its competitors, the Company's quarterly and annual results would be adversely affected. The Company's operating results will also be affected by the economic condition of the personal computer industry, which has from time to time experienced cyclical, depressed business conditions, often in connection with or in anticipation of a decline in general economic conditions. Due to all of the foregoing factors, the Company's total revenues or operating results may in one or more future quarters be below the expectations of stock market analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                   Annex 2-10

  Product Concentration. The Company's future financial performance continues to be contingent primarily on the success of, and growth in demand for NAS products. The market for NAS appliances is new and undeveloped. There can be no assurance that the Company's products will be widely accepted in this emerging market. If demand for the Snap! Server, or other NAS devices, fails to develop, or develops more slowly than the Company currently anticipates, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, while there is a substantial installed base of CD-ROM/DVD drives in the United States, growth in the CD-ROM/DVD networking market is primarily in entry-level systems with low price points. There can be no assurance that the Company's products will be widely accepted in this market. If demand for the Company's CD-ROM/DVD networking products continues to decrease, and demand for NAS products not develop, the Company's business, financial condition and results of operations would be materially adversely affected.

  Snap Server. The Company is actively developing additional products for its Snap! Server family of products. This entails further expansion into non-CD-ROM/DVD networking markets, in which the Company has minimal experience. Such entry entails substantially higher risks to the Company in the form of new and well established competition, and competitive dynamics different than those experienced in the CD-ROM/DVD networking market. In attempting to successfully enter the NAS market and other new markets, the Company will have to commit to significant levels of engineering, sales and marketing expenditures. With respect to NAS, Meridian must also successfully educate the market concerning the practicality of changing from conventional means of adding storage capacity to PC networks to installing its Snap! Server, or related products. There can be no assurance that the Company will be successful in marketing its Snap! Server or other new products, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of future Snap! Server products or other new products, or that its Snap! Server or other new products will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce current and future Snap! Server products or other new products in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations will all be materially adversely affected. The Company's potential new products likely will be subject to significant technical risk due to their complexity and the difficulty in gauging the engineering effort required to produce such products. There can be no assurance that future Snap! Server products and other potential new products will be introduced on a timely basis or at all. In addition, there can be no assurance that the Company will be able to continue to offer the functionality and ease-of-use that it believes future Snap! Server products require for a successful introduction. If the new products are delayed, do not offer the functionality and ease-of-use envisioned, or do not achieve market acceptance, the Company's business, financial condition and operating results will be materially adversely affected. As a result of uncertainty with respect to Snap! Server revenues and anticipated expenses required to successfully develop and market this product, the Company anticipates that it may operate at a substantial net operating loss through the end of 1999.

  Dependence on New Distribution Channels. The Company anticipates that VARs, catalogs, and business-to-business retailers will play a significant role in its Snap! Server sales strategy. In addition, as the market for the Company's CD-ROM/DVD products transition from enterprise-servers to workgroup-servers, the Company anticipates that catalogs and business-to-business retailers will account for an increasingly greater proportion of the Company's revenues. Early in 1998, some of the Company's existing CD-ROM/DVD workgroup-server products began utilizing the same new distribution channels as the Company's Snap! Server, in addition to the Company's traditional channels, distributors, VARs and direct sales/telemarketing. The Company must implement marketing strategies designed to indirectly generate end-user demand thru such new distribution channels. There can be no assurance that the Company will be able to effectively design and implement such strategies or that such strategies will be successful in generating such end-user demand. The Company's agreements or purchase orders with its catalog and business-to-business retailers typically allow for extended payment terms and substantial rights of return. While the Company will provide for a reserve for future returns, there can be no assurance that the reserve will adequately cover actual product returns.

                                   Annex 2-11

Excessive or unanticipated returns could materially adversely affect the Company's business, financial condition and results of operations. The Company's business, financial condition and results of operations could also be materially adversely affected by changes in catalog or business-to-business retailers' inventory strategies, which could occur rapidly, and may be unrelated to end user demand. A failure of the Company's new distribution channels to successfully market the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. As a result of the extended payment terms required by these customers, the Company's liquidity may be adversely impacted by the timing of payments required by its vendors preceding the receipt of payments from retail customers.

  Competition. Initially, the Company's Snap! Server will compete with alternative methods of adding storage to PC LAN networks such as adding new PC servers from companies such as Dell, Compaq, Hewlett Packard and International Business Machines Corporation ("IBM"), adding additional disk drives from manufacturers such as Seagate and Maxtor to existing servers, and potential new competition from semiconductor manufacturers, such as Intel Corporation. These companies in particular and others similar to them, and the Company's competitors in general, include large domestic and international companies, many of which have significantly greater financial, technical, manufacturing, marketing, sales and distribution resources than the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to the Snap! Server or adapt more quickly than the Company to new or emerging technologies, evolving industry trends or changing customer requirements. There can be no assurance that the Company will have the financial resources, technical expertise, or marketing, sales, distribution and customer service and technical support capabilities to compete successfully.

  The markets for the Company's CD-ROM/DVD products are extremely competitive. The Company expects that competition will increase if more companies enter the market and as existing competitors continue to change and expand their product offerings. Pricing is very aggressive in the Company's industry, and the Company expects pricing pressures to continue to intensify. The Company's current competitors in the CD-ROM/DVD networking market include other suppliers of CD-ROM/DVD networking software and hardware such as Procom Technology, Inc., and Hewlett Packard, Inc. The Company also competes indirectly with suppliers of personal computers, such as Dell, Compaq, and IBM, and network operating systems such as Microsoft Corporation and Novell, Inc., to the extent such companies include CD-ROM/DVD networking utilities as part of their operating systems. The Company's potential competitors in the hardware area include companies in the personal computer market and certain CD-ROM/DVD manufacturers. These companies in particular, and the Company's competitors in general, include large domestic and international companies, many of which have significantly greater financial, technical, manufacturing, marketing, sales and distribution resources than the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new or emerging technologies, evolving industry trends or changing customer requirements. There can be no assurance that the Company will have the financial resources, technical expertise, or marketing, sales, distribution and customer service and technical support capabilities to compete successfully.

  The Company believes that its ability to compete successfully in the CD-ROM/DVD networking and NAS markets will depend upon a number of factors both within and outside of its control, including price, quality, product performance and features; timing of new product introductions by the Company, its customers and competitors; customer service and technical support; and the ability of the Company to respond more quickly than current or potential competitors to new or emerging technologies, evolving industry trends and changes in customer requirements and to devote greater resources than current or potential competitors to the development, promotion and sale of products. The Company believes that it competes favorably with respect to these factors. There can be no assurance however that the Company will have the financial resources, technical expertise, or marketing, sales, distribution and customer service and technical support capabilities to compete successfully.

  Dependence on Third Party Distributors. The Company derives substantially all of its product sales through distributors, VARs, and retailers. Two distributors accounted for 41% and 23%, respectively, of the

                                   Annex 2-12

Company's 1998 product sales. The loss of either of these distributors, or certain other distributors, VARs, or retailers would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's contractual relationships with its distributors, VARs, and retailers can generally be canceled upon notice to the Company. Certain of the Company's distributors, VARs, and retailers also act as distributors for competitors of the Company and could devote greater effort and resources to marketing competitive products. In addition, effective distributors, VARs, and retailers must devote significant technical, marketing and sales resources to an often lengthy sales cycle. There can be no assurance that the Company's current distributors, VARs, and retailers will continue to market the Company's products effectively or that economic or industry conditions will not adversely affect such distributors, VARs, and retailers. Because the Company sells a significant portion of its products through distributors, VARs, and retailers it is difficult for the Company to monitor end user demand for its products on a current basis. Initial stocking orders from distributors or retailers may not be indicative of long-term end user demand. The Company's distributors and retailers typically are allowed by contract to return products, subject to certain limitations, without charge or penalty. While the Company provides for a reserve for future returns, there can be no assurance that the reserve will adequately cover actual product returns. Excessive or unanticipated returns could materially adversely affect the Company's business, financial condition and results of operations. The Company's business, financial condition and results of operations could also be materially adversely affected by changes in distributors' or retailers inventory strategies, which could occur rapidly, and may be unrelated to end user demand. There can be no assurance that the Company's distributors, VARs, and retailers will continue to market the Company's existing products. A failure of the Company's distributors, VARs, and retailers to successfully market the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company began shipping its new Snap! Server in the second quarter of 1998. The Snap! Server requires different marketing, sales and distribution strategies than those for the Company's current CD-ROM/DVD products. As such, it entails significant new risks to Meridian. There can be no assurance that the Company's distributors, VARs, and retailers will choose or be able to effectively market this new product or that the Company will be successful in developing alternate channels of distribution. Initial stocking orders from distributors or retailers may not be indicative of long-term end user demand. The Company's contracts with distributors and purchase orders from retailers typically allow distributors and retailers of the Snap! Server and other new products to return products, subject to certain limitations, without charge or penalty. The Company provides for a reserve for returns based on its contractual obligations. A failure of the Company's distributors, VARs, and retailers to successfully market this product, or the failure to establish other means of marketing, sales, and distribution, would have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Third Party Suppliers. The Company is dependent on a small number of suppliers for certain key components used in its products, including CD-ROM and DVD drives, microprocessors, integrated circuits and power modules. The Company purchases these components pursuant to periodic purchase orders, does not carry significant inventories of these components, and has no long-term supply arrangements. In addition, certain subassemblies used in the Company's products are manufactured by a single third party vendor. The loss of a key supplier or a disruption to the business of a key supplier could have a material adverse effect upon the Company's business, financial condition and results of operations. Although the Company believes that alternative sources of components or subassemblies could be arranged, the process of qualifying new suppliers could be lengthy and could require substantial modification of the Company's products to ensure compatibility. There can be no assurance that any additional source would be available to the Company at all or on a timely basis or at a cost acceptable to the Company. Any disruption or reduction or termination in the future supply of any key components currently obtained from limited sources could have a material adverse effect on the Company's business, financial condition and results of operations. In the past, there has been unexpected significant growth in the demand for CD-ROM/DVD drives, which has caused temporary supply disruptions. These components are only available from a limited number of manufacturers, most of which are Japanese manufacturers. The Company has experienced in the past, and may experience in

                                   Annex 2-13
the future, an adverse impact on the cost in dollars of certain components purchased from Japanese manufacturers due to fluctuations in the exchange rate for the yen. Moreover, the Company has been required to make spot market purchases for certain components at premium prices. In the third quarter of 1995, the Company experienced temporary delays in obtaining the drives required for its products. If such delays reoccur or the Company is required to purchase components at a higher cost due to fluctuating currency exchange rates, spot market shortages or other factors, the Company may be unable to ship products on the schedule anticipated or may sustain higher product costs with a resulting adverse effect on the Company's business, financial condition and results of operations.

  The Company anticipates that the manufacturing of its new Snap! Server, including final assembly and testing, will be contracted out to third party vendors, some of whom may be located in Asia. Initially, Meridian will be dependent on a few third party contractors. Like its CD-ROM/DVD counterparts, the Snap! Server will be dependent on a small number of suppliers for certain key components and parts, including microprocessors, integrated circuits and power modules. In addition, certain subassemblies used will be manufactured by a single third party vendor. Financial, market or other developments adversely affecting the Company's key component suppliers, or the loss of a key subassembly manufacturer, could have an adverse effect on their ability to supply the Company with components or assemblies and, consequently, could have a material adverse effect upon the Company's business, financial condition and results of operations. The process of qualifying new suppliers or subassembly manufacturers would be lengthy, and there can be no assurance that any additional source would be available to the Company on a timely basis or at a cost acceptable to the Company. Any disruption or reduction in the future supply of any key components currently obtained from limited sources could have a material adverse effect on the Company's business, financial condition and results of operations

  Rapid Technological Change; Potential for Product Defects; and Obsolesce. The market for the Company's products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cost-effective basis new products or product enhancements that respond to technological advances by others, or that these products will achieve market acceptance. In addition, companies in the industry have in the past experienced delays in the development, introduction and marketing of new and enhanced products, and there can be no assurance that the Company will not experience delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations.

  Due to their complexity and sophistication, the Company's products from time to time may contain hardware or software defects or "bugs" which can be difficult to correct. Furthermore, as the Company continues to develop and enhance its products, there can be no assurance that the Company will be able to identify and correct defects in a manner that will permit the timely introduction of such products. Moreover, despite extensive testing, the Company has from time to time discovered defects only after its products have been commercially released. There can be no assurance that such defects will not cause delays in product introductions and shipments or loss of or delay in market acceptance, result in increased costs, require design modifications, impair customer satisfaction, or result in customer returns. Any such event could materially adversely affect the Company's business, financial condition and results of operations.

  Over the past two years, CD-ROM/DVD drive technology has advanced significantly. Additionally, the pace of new drive introductions has increased. As a result, the Company may find itself holding an inventory of obsolete drives. Further, the Company's contracts with its distributors and retailers allow for product return, or price protection credits, based on their inventory levels of current products and, under certain circumstances,

                                   Annex 2-14
obsolete products. Meridian estimates and accrues its required allowance for such occurrences, but there can be no assurance that actual inventory writedowns, product returns, or price protection credits will not exceed the Company's estimate. Such an event could materially adversely affect the Company's business, financial condition and results of operations.

  Expansion of International Operations. There can be no assurance that the Company will be able to successfully localize, market, sell and deliver its products internationally. The inability of the Company to successfully expand its international operations in a timely and cost effective manner could materially adversely affect the Company's business, financial condition and results of operations. International product sales were approximately 11% of total product sales in 1998. The Company's business, financial condition and results of operations could be materially adversely affected by risks inherent in conducting business internationally, such as changes in currency exchange rates, longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, slower acceptance of technology advances compared with the United States, lack of published CD-ROM/DVD content, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and tariffs, duties and other trade barriers. For a discussion of the effect of fluctuations in the exchange rate of the Japanese yen on the cost of certain components used in the Company's products, see "Risk Factors--Dependence on Third Party Suppliers."

  Dependence on Key Personnel; Management of Growth. Due to the specialized nature of the Company's business, the Company's future success is highly dependent upon the continued services of its key engineering personnel and executive officers and upon its ability to attract and retain qualified engineering, sales and marketing, management and manufacturing personnel for its operations. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of any key personnel or the Company's inability to attract and retain qualified employees could have a material adverse effect on the Company's business, financial condition and results of operations. None of the Company's key employees has an employment agreement with the Company, and the Company does not maintain key man insurance policies on the lives of its key employees. Although the Company's senior executives have lengthy experience in the computer industry, they have no experience with the NAS market that the Company has entered. To manage its growth, the Company must continue to implement and improve its operational, financial and management information systems and expand, train and manage its workforce. Meridian believes that success in its industry requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they may arise. The Company may, from time to time, as market and business conditions warrant, invest in or acquire complementary businesses, products or technologies. Such investment or acquisitions may be funded by internally generated cash, marketable securities, debt, or the sale of additional equity. The sale of additional equity would result in dilution in the equity ownership of Meridian's stockholders. The Company's failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

  Employees. As of December 31, 1998, the Company employed 83 individuals, of whom 13 were employed in manufacturing, 27 in research and development, 23 in sales and marketing, 7 in customer support, 1 in product management, and 12 in administration and finance. Competition in the recruiting of personnel in the computer and networking industry is intense. The Company believes that its future success will depend, in part, upon the continued services of its key engineering personnel and executive officers and upon its ability to attract and retain qualified engineering, sales and marketing, management and manufacturing personnel for its operations. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement. The Company believes that relations with its employees are good.

  To manage its growth, the Company must continue to implement and improve its operational, financial and management information systems and expand, train and manage its workforce. The Company's failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Key Personnel; Management of Growth."

                                   Annex 2-15

  Dependence on Proprietary Rights. The Company's success depends in part upon protecting its proprietary technology. The Company relies on a combination of intellectual property laws, nondisclosure agreements and other protective measures to protect its proprietary information. There can be no assurance, however, that the steps taken by the Company will be adequate to deter misappropriation or independent third party development of its technology or that its intellectual property rights can be successfully defended if challenged. Litigation may be necessary to protect the Company's proprietary rights. Any such litigation may be time-consuming and costly. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as the laws of the United States. Given the rapid development of technology, there can be no assurance that certain aspects of the Company's products do not or will not infringe upon the existing or future proprietary rights of others or that, if licenses or rights are required to avoid infringement, such licenses or rights could be obtained or obtained on terms that are acceptable to the Company. The Company is not currently aware of any infringement of its proprietary rights, nor is it aware of any claims that its products infringe the rights of others.

  Possible Volatility of Stock Price. The Company believes that factors such as announcements of developments related to the Company's business, announcements by competitors, quarterly fluctuations in the Company's financial results, conditions in the CD-ROM/DVD networking and NAS industries, changes in the general economy and other factors could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for shares of small capitalization technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could have a material adverse effect on the market price of the Company's Common Stock.

  Anti-Takeover Effect of Stockholder Rights Plan and Certain Charter and Bylaw Provisions. In July 1997, the Company's Board of Directors adopted a Preferred Shares Rights Plan (the "Rights Plan"). The Rights Plan provides for a dividend distribution of one Preferred Shares Purchase Right (a "Right") on each outstanding share of the Company's Common Stock. The Rights will become exercisable following the tenth day after a person or group announces acquisition of 15% or more of the Company's Common Stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of the Company's Common Stock. The Company will be entitled to redeem the Rights at $0.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15% of more of the Company's Common Stock.

  The Rights Plan and certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company's Certificate of Incorporation allows the Company to issue Preferred Stock without any vote or further action by the stockholders, and certain provisions of the Company's Certificate of Incorporation and Bylaws specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings, and eliminate cumulative voting in the election of directors. Certain provisions of Delaware law could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The Rights Plan, the possible issuance of Preferred Stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock.

  Potential Seismic Disturbances. The Company's research and development activities, its corporate headquarters, other critical business operations and certain of its suppliers are located near major earthquake faults. The ultimate impact on the Company, its significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake. The Company is predominantly uninsured for losses and interruptions caused by earthquakes.

                                   Annex 2-16

                          PART II.--OTHER INFORMATION

Item 4. Submission of Matters to a Vote of Security Holders.

  The annual meeting of stockholders was held on April 21, 1999. Matters voted on at that meeting were the election of directors, a proposal to increase the number of shares authorized under the Company's 1997 Incentive Stock Option Plan, a proposal to increase the number of shares authorized under the Company's 1992 Employee Stock Purchase Plan, and a proposal to confirm the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 1999 fiscal year. Tabulation for each proposal and individual director were as follows:

   Proposal I: Election of Directors

                                                                 FOR    WITHHELD
                                                              --------- --------
      Charlie Bass........................................... 6,896,223 696,355
      Peter R. Johnson....................................... 6,890,969 701,609
      Gianluca U. Rattazzi................................... 6,872,301 720,277
      Mario M. Rosati........................................ 6,870,923 721,655
      Pierluigi Zappacosta................................... 6,893,423 699,155

  Proposal II: To approve an amendment to the Company's 1997 Incentive Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder.

               FOR                         AGAINST                                        ABSTAIN
            ---------                     ---------                                       -------
            6,234,741                     1,309,897                                       47,940

  Proposal III: To approve an amendment to the Company's 1992 Employee Stock
Purchase Plan to increase the number of shares of Common Stock reserved thereunder.

               FOR                         AGAINST                                        ABSTAIN
            ---------                     ---------                                       -------
            7,277,001                       290,587                                       24,990

  Proposal IV: To confirm the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 1999 fiscal year.

               FOR                         AGAINST                                         ABSTAIN
            ---------                      -------                                         -------
            7,495,977                      39,504                                          57,097

Item 6. Exhibits and Reports on Form 8-K.

  (a) Exhibits.

  2.0 Agreement and Plan of Reorganization among Parallan Computer, Inc., PAC
      Acquisition Subsidiary, Inc. and Meridian Data, Inc. dated December 1,
      1994 previously filed as Exhibit 2 to the Current Report on Form 8-K and incorporated herein by reference.
  2.2 Agreement and Plan of Merger between Meridian Data, Inc., a California corporation, and Meridian Data, Inc., a Delaware corporation, dated May
      29,1997 previously filed as Exhibit 2.2 to Registration of Securities of Certain Successor Issues on Form 8-B and incorporated herein by reference.
  3.1 Certificate of Incorporation of Meridian Data, Inc., a Delaware corporation, previously filed as Exhibit 3.1 to Registration of Securities of Certain Successor Issues on Form 8-B and incorporated herein by reference.
  3.2 Bylaws of Meridian Data, Inc., a Delaware corporation, as amended.
  4.1 Specimen Common Stock certificate of Meridian Data, Inc., a Delaware corporation, previously filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q for the period ended September 30, 1997, and incorporated herein by reference.


                                   Annex 2-17

  9.1  Stockholders Agreement, dated as of June 1, 1992, among IBM Corporation,
       Parallan Computer, Inc. and certain stockholders of Parallan Computer,
       Inc. previously filed as Exhibit 9.1 to Registration Statement on Form
       S-1 (Registration No. 33-57976) and incorporated herein by reference.
 10.1  Form of Indemnification Agreement by and among Meridian Data, Inc., a
       Delaware corporation, and its directors and officers previously filed as
       Exhibit 10.1B to Registration of Securities of Certain Successor Issues on Form 8-B and incorporated herein by reference.
 10.2 Restated and Amended 1988 Incentive Stock Plan and forms of agreements thereunder previously filed under Registration Statement on Form S-8
       (Registration No. 333-3934) and incorporated herein by reference.
 10.3 1992 Incentive Stock Plan and form of agreement thereunder previously filed as Exhibit 10.3 to Registration Statement on Form S-1
       (Registration No. 33-57976) and incorporated herein by reference.
 10.4 1992 Key Employee Stock Plan and form of agreement thereunder previously filed as Exhibit 10.4 to Registration Statement on Form S-1
       (Registration No. 33-57976) and incorporated herein by reference.
 10.5 Amended and Restated 1992 Employee Stock Purchase Plan and form of subscription agreement thereunder filed as Exhibit 10.5.
 10.6 Registration Rights Agreement between the Registrant and certain of the Registrant's stockholders previously filed as Exhibit 10.6 to Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.
 10.7  Custodial Agreement dated as of May 12, 1992 between Parallan Computer,
       Inc., IBM Corporation and File-PROTEK, Inc. previously filed as Exhibit
       10.7 to Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.
 10.8  Share Purchase Agreement dated as of May 15, 1992 between Parallan
       Computer, Inc., and IBM Corporation, as amended, previously filed as
       Exhibit 10.8 to Registration Statement on Form S-1 (Registration No. 33-
       57976) and incorporated herein by reference.
 10.9  Marketing Agreement dated as of June 1, 1992 between Parallan Computer,
       Inc. and IBM Corporation previously filed as Exhibit 10.9 to Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.
 10.10 Master Work Agreement dated as of June 1, 1992 between Parallan
       Computer, Inc. and IBM Corporation previously filed as Exhibit 10.10 to
       Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.
 10.11 Secured Loan Agreement dated as of June 1, 1992 between Parallan
       Computer, Inc. and IBM Credit Corporation previously filed as Exhibit
       10.11 to Registration Statement on Form S-1 (Registration No. 33-57976) and incorporated herein by reference.
 10.13 Master Equipment Lease dated as of June 29, 1990 between Parallan
       Computer, Inc. and Western Technology Investment previously filed as
       Exhibit 10.13 to Registration Statement on Form S-1 (Registration No.
       33-57976) and incorporated herein by reference.
 10.14 Master Equipment Lease dated as of January 15, 1993 between Parallan
       Computer, Inc. and Phoenix Leasing Incorporated previously filed as
       Exhibit 10.14 to Registration Statement on Form S-1 (Registration No.
       33-57976) and incorporated herein by reference.
 10.15 Amendment to the Master Work Agreement and Marketing Agreement dated as of March 31, 1994, between Parallan Computer, Inc. and IBM Corporation previously filed as Exhibit 10.15 to the Company's Quarterly Reqport on Foprm 10-Q for the period ended March 31, 1994 and incorporated herein by reference.
 10.16 Meridian Data, Inc. 1987 Incentive Stock Plan and form of subscription agreement thereunder previously filed as Exhibit 4.3 to Registration
       Statement on Form S-8 (Registration No. 33-89162) and incorporated herein by reference.


                                   Annex 2-18

 10.17 Stock Option Assignment and Exercise Agreement between the Registrant,
       International Business Machines Corporation and certain stockholders of the Registrant dated March 6, 1996 previously filed as Exhibit 10.17 to the Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.
 10.18 Meridian Data, Inc. 1995 Director Stock Plan and form of subscription agreement thereunder previously filed as Exhibit 4.3 to the Registration
       Statement on Form S-8 (Registration No, 333-2622) and incorporated herein by reference.
 10.19 Meridian Data, Inc. 1997 Incentive Stock Plan and form of agreement thereunder filed as Exhibit 10.19.
 10.20 Loan and Security Agreement dated July 31, 1998 between Silicon Valley
       Bank and Meridian Data, Inc., previously filed as Exhibit 10.20 to the Quarterly Report on Form 10-Q for the quarter ended September, 30, 1998, and incorporated herein by reference.
 27    Financial Data Schedule.
       (b) Reports on Form 8-K.
       none

                                   Annex 2-19

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

                                          Meridian Data, Inc.

                                                  /s/ Gianluca U. Rattazzi
                                          -------------------------------------
Date: April 30, 1999                       Gianluca U. Rattazzi, President and
                                                 Chief Executive Officer

                                                     /s/ Erik E. Miller
                                          -------------------------------------
Date: April 30, 1999                       Erik E. Miller, Sr. Vice President,
                                           Finance and Chief Financial Officer
                                           (Principal Financial and Accounting
                                                         Officer)

                                   Annex 2-20

                                                                     1172-SPS-99

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Quantum's bylaws provide that Quantum will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. Quantum is also empowered under its bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, Quantum expects to enter into indemnification agreements with each of its directors and executive officers.

  Quantum has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. In addition, Quantum's certificate of incorporation provides that, to the fullest extent permitted by Delaware law, Quantum's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to Quantum and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Under current Delaware law, a director's liability to Quantum or its stockholders may not be limited with respect to any breach of the director's duty of loyalty to Quantum or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and Quantum and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws such as the federal securities laws or state or federal environmental laws.

  There is pending litigation in which directors and officers of Quantum have been named as to which indemnification is being sought and such claims are described in Quantum's annual report on Form 10-K for the year ended March 31, 1999, incorporated herein by reference.

  The Registrant has obtained directors' and officers' liability insurance that covers certain liabilities, including liabilities to the Registrant and its stockholders.

  Pursuant to the merger agreement, all rights to indemnification existing in favor of the persons serving as directors or officers of Meridian as of the date of the merger agreement for acts and omissions occurring prior to the effective time, as provided in the Meridian bylaws and as provided in any indemnification agreements between Meridian and said officers and directors shall survive the merger and shall be observed by Quantum and the surviving corporation for a period of not less than six years from the effective time. The merger agreement also provides that from the effective time until the third anniversary of the date on which the merger becomes effective, the surviving corporation shall maintain in effect, for the benefit of the persons serving as directors and officers of Meridian as of the date of the merger agreement with respect to acts or omissions occurring prior to the effective time, the lesser of (i) the existing policy of directors' and officers' liability insurance maintained by Meridian as of the date of the merger agreement (the "existing policy") and (ii) the amount of coverage purchased by 150% of the amount of the last annual premium paid by Meridian prior to the date of the merger agreement for the existing policy; provided, however, that the surviving corporation may substitute for the existing policy a policy or policies of comparable coverage.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits

   Exhibit
   Number                                  Exhibit
   -------                                 -------
  2.1.1      Agreement and Plan of Merger and Reorganization dated as of May
             10, 1999, by and among Quantum Corporation, a Delaware corporation
             ("Quantum"), Defiant Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Quantum, and Meridian Data, Inc., a Delaware corporation ("Meridian") (See Appendix A to the proxy statement/prospectus).

  2.1.2 First Amendment to Agreement and Plan of Merger and Reorganization dated as of June 28, 1999 (See Appendix A-1 to the proxy statement/prospectus).

  3.1(a)(2)  Certificate of Incorporation of Registrant

  3.1(b)(3)  Certificate of Amendment of Certificate of Incorporation of
             Registrant

  3.1(c)(19) Certificate of Amendment of Certificate of Incorporation of
             Quantum Corporation, dated April 29, 1997

  3.2(3)     By-laws of Registrant, as amended

  3.3(21)    Amended Certificate of Designation of Rights, Preferences, and
             Privileges of Series A Junior Participating Preferred Stock of
             Quantum Corporation

  3.4(25)    Form of Restated Certificate of Incorporation of Registrant

  3.5(25)    Form of Certificate of Designations for the Series B Participating
             Junior Preferred Stock and Series C Participating Junior Preferred
             Stock of Registrant

  4.2(4)     Shareholder Rights Plan of Registrant

  4.3(22)    Preferred Shares Rights Agreement, dated July 28, 1998 between
             Quantum Corporation and Harris Savings and Trust Bank, as Rights
             Agent

  4.4(25)    Form of Restated Preferred Shares Rights Agreement between Quantum
             Corporation and Harris Trust and Savings Bank

  5.1        Legal Opinion of Cooley Godward LLP.

  8.1        Tax Opinion of Cooley Godward LLP.

  8.2        Tax Opinion of Brobeck, Phleger & Harrison, LLP.

 10.9(5)     Registrant's Employee Stock Purchase Plan and form of Subscription
             Agreement, as amended

 10.10(6)    Form of Indemnification Agreement between Registrant and Certain
             Officers and Directors

 10.13(9)    Lease (dated October 13, 1989) between Registrant and John
             Arrillaga and Richard T. Perry, Separate Property Trusts

 10.14(10)   Lease (dated September 17, 1990) between Registrant and John
             Arrillaga and Richard T. Perry, Separate Property Trusts

 10.15(3) Lease (dated April 10, 1992) between Registrant and John Arrillaga and Richard T. Perry, Separate Property Trusts

 10.17(11)   Form of Statement of Employment Terms executed by Stephen M.
             Berkley, David A. Brown and William J. Miller, directors of
             Registrant, and Joseph T. Rodgers, William F. Roach and Michael A.
             Brown, executive officers of Registrant

 10.18(7)    Lease (dated November 13, 1992) and First Amendment to Lease
             (dated November 17, 1992) between Registrant and Milpitas Realty
             Delaware, Inc.

 10.21(12)   1993 Long-Term Incentive Plan of Registrant


   Exhibit
    Number                                 Exhibit
   -------                                 -------
 10.23(13)    Second Amendment (dated April 15, 1993) to Lease (dated November
              13, 1992) between Registrant and Milpitas Realty Delaware, Inc.

 10.24(13)    Lease (dated April 14, 1993) between Registrant and Milpitas
              Realty Delaware, Inc.

 10.25(1)     Patent Assignment and License Agreement, dated as of October 3,
              1994, by and between Digital Equipment Corporation and Quantum
              Corporation

 10.27(8)(14) Supply Agreement between Digital Equipment Corporation (Buyer)
              and Quantum Corporation (Seller) for Storage Devices, as dated as of October 3, 1994

 10.32(15)    Credit Agreement dated September 22, 1995, among Quantum
              Corporation and the Banks named therein and THE SUMITOMO BANK,
              LIMITED, acting through its San Francisco branch, as Agent for the Banks and as Issuer

 10.40(16)    Mortgage and Security Agreement made as of the 10th day of
              September 1996, by Quantum Peripherals Realty Corporation, as
              Mortgagor, to CS First Boston Mortgage Capital Corporation, as
              Mortgagee

 10.41(16)    Deed of Trust and Security Agreement dated: As of September 10,
              1996, by Quantum Peripherals Realty Corporation (Grantor) to
              Public Trustee of Boulder County, Colorado, as Trustee for the
              benefit of CS First Boston Mortgage Capital Corp. (Beneficiary)

 10.42(16)    Master Lease between Quantum Peripherals Realty Corporation,
              Lessor, and Quantum Corporation, Lessee, dated as of September
              10, 1996

 10.43(16)    1996 Board of Directors Stock Option Plan and Form of Option
              Agreement, as amended, of Registrant

 10.44(17)    Stock Purchase Agreement dated as of February 13, 1997 among
              Registrant, Quantum Peripherals Colorado, Inc. and Storage
              Technology Corporation

 10.45(18)    Indenture, dated August 1, 1997, between the Registrant and La
              Salle National Bank as trustee ("Trustee") related to the
              Registrants subordinated debt securities

 10.46(18)    Supplemental Indenture, dated August 1, 1997, between the
              Registrant and Trustee, relating to the Notes (including the form of Note)

 10.47(19)    Lease (dated April 16, 1997) between Registrant and John
              Arrillaga, Trustee

 10.48(19)    Credit Agreement dated June 6, 1997, among Quantum Corporation and the Banks Named Herein and ABN AMRO BANK N.V., San Francisco
              International Branch and CIBC INC. as Co-Arrangers for the Banks
              and CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent
              for the Banks and ABN AMRO BANK N.V., San Francisco International
              Branch, as Syndication Agent for the Banks and BANK OF AMERICA
              NATIONAL TRUST AND SAVINGS ASSOCIATION as Documentation Agent for
              the Banks

 10.49(19)    Amended and Restated Master Agreement, dated April 30, 1997 between Registrant and MKE

 10.50(19)    Amended and Restated Purchase Agreement, dated April 30, 1997 between Registrant and MKE

 10.51(19)    License Agreement, effective January 1, 1996, dated April 17,
              1997, between International Business Machines Corporation and
              Quantum Corporation

 10.52(20)    MASTER LEASE dated as of August 22, 1997 between LEASE PLAN NORTH
              AMERICA, INC., as the Lessor and Quantum Corporation, as the
              Lessee

 10.53(20)    PARTICIPATION AGREEMENT dated as of August 22, 1997 among Quantum
              Corporation, as Lessee, LEASE PLAN NORTH AMERICA, INC., as Lessor
              and as a Participant, ABN AMRO BANK N.V., SAN FRANCISCO
              INTERNATIONAL BRANCH, as a Participant, and ABN AMRO BANK N.V.,
              SAN FRANCISCO INTERNATIONAL BRANCH, as Agent

 10.54(20)    APPENDIX 1 to Participation Agreement, Master Lease and
              Construction Deed of Trust each dated as of August 22, 1997
              (Specialty Storage Product Group Facilities)


  Exhibit
  Number                                  Exhibit
  -------                                 -------
 10.55(20) Second Extension and Modification of Credit Agreement, dated
           September 18, 1997, among Quantum Corporation and the Banks and THE
           SUMITOMO BANK, LIMITED, acting through its San Francisco Branch, as agent for the Banks and as Issuer

 10.56(21) AGREEMENT AND PLAN OF REORGANIZATION, dated May 18, 1998, among
           Quantum Corporation, Quick Acquisition Corporation, a wholly-owned subsidiary of Quantum Corporation, and ATL Products, Inc.

 10.57(21) FIRST AMENDMENT TO CREDIT AGREEMENT, dated June 26, 1998, among
           Quantum Corporation, certain financial institutions (collectively, the "Banks"), and CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent for the Banks

 10.58(23) REIMBURSEMENT AGREEMENT, dated September 14, 1998, between Quantum
           Peripherals (Europe) S.A. and The Sumitomo Bank, Limited, London
           Branch

 10.59(23) THIS CHARGE, dated September 14, 1998, between Quantum Peripherals
           (Europe) S.A. and The Sumitomo Bank, Limited

 10.60(24) SECOND AMENDMENT TO CREDIT AGREEMENT, dated December 18, 1998, among
           Quantum Corporation, certain financial institutions (collectively, the "Banks"), Canadian Imperial Bank of Commerce, as administrative agent for the Banks, ABN AMRO Bank, N.V., as syndication agent for the Banks and Bank of America National Trust & Savings Association, as documentation agent for the Banks

 10.61(24) CREDIT AGREEMENT, dated December 18, 1998, among ATL Products, Inc., certain financial institutions (collectively, the "Banks") and Fleet
           National Bank as agent for the Banks

 10.62(24) INDUSTRIAL LEASE, dated July 17, 1998, between The Irvine Company as lessor, and ATL Products, Inc. as lessee

 10.63(25) Quantum Corporation Employee Stock Purchase Plan, as amended

 11.1      Statement of Computation of Earnings (Loss) per Share for Quantum
           (incorporated by reference to Quantum's Annual Report on Form 10-K for the year ended March 31, 1999).

 11.2      Statement of Computation of Earnings (Loss) per Share for Meridian
           (incorporated by reference to Meridian's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form
           10-Q for the quarter ended March 31, 1999).

 12(26)    Statement of Computation of Ratios of Earnings to Fixed Charges

 21(26)    Subsidiaries of Registrant

 23.1      Consent of Ernst & Young LLP, indepedent auditors.

 23.2      Consent of PricewaterhouseCoopers LLP

 23.3      Consent of KPMG LLP--MKE-Quantum Components, LLC

 23.4      Consent of Cooley Godward LLP (See Exhibits 5.1 and 8.1).

 23.5      Consent of Brobeck, Phleger & Harrison, LLP (See Exhibit 8.2).

 24.1      Power of Attorney (see signature page)

 99.1 Form of Meridian Voting Agreement (see Appendix C to the proxy statement/prospectus).

 99.2 Form of Meridian Affiliate Agreement (see Appendix D to the proxy statement/prospectus).

 99.3      Form of Meridian proxy card.

 99.4      Consent of Donaldson, Lufkin & Jenrette Securities Corporation

--------

  (1) Incorporated by reference from Form 8-K filed with the Securities and Exchange Commission on October 17, 1994.

  (2) Incorporated by reference from Annual Report on Form 10-K for
      Registrant's fiscal year ended March 31, 1987.
  (3) Incorporated by reference from exhibits filed with Registrant's Annual
      Report on Form 10-K for fiscal year ended March 31, 1992.
  (4) Incorporated by reference from the Registrant's Form 8-A filed with the Securities and Exchange Commission on August 5, 1988.
  (5) Incorporated by reference from exhibits filed with Registrant's Form S-8, No. 33-52192 filed with the Securities and Exchange Commission on September 21, 1992.
  (6) Incorporated by reference to the Registrant's Definitive Special Meeting
      Proxy Statement filed with the Securities and Exchange Commission on March 24, 1987.
  (7) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended December 27, 1989, filed with the Securities and Exchange Commission on February 10, 1993.
  (8) Confidential Treatment Requested. Granted by the Securities and Exchange
      Commission.
  (9) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended December 31, 1989, filed with the Securities and Exchange Commission on February 14, 1990.
 (10) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended December 30, 1990, filed with the Securities and Exchange Commission on February 13, 1991.
 (11) Incorporated by reference to the Registrant's Amendment No. 1 to Form 10-
      Q for the quarter ended June 30, 1991.
 (12) Incorporated by reference from Registration Statement No. 33-72222 on
      Form S-8 filed with the Securities and Exchange Commission on November
      30, 1993.
 (13) Incorporated by reference from exhibits filed with Registrant's Annual
      Report on Form 10-K for fiscal year ended March 31, 1994.
 (14) Incorporated by reference from the Registrant's Form 8-K/A-1 filed with the Securities and Exchange Commission on January 31, 1995.
 (15) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended October 1, 1995, filed with the Securities and Exchange Commission on November 20, 1995.
 (16) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended September 29,1996 filed with the Securities and Exchange Commission on November 13, 1996.
 (17) Incorporated by reference from exhibits filed with Registrant's Annual
      Report on Form 10-K for fiscal year ended March 31, 1997.
 (18) Incorporated by reference from the Registrant's Form 8-K filed with the Securities and Exchange Commission, dated August 6, 1997.
 (19) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended June 29, 1997 filed with the Securities and Exchange Commission on August 13, 1997.
 (20) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended September 28, 1997 filed with the Securities and Exchange Commission on October 29, 1997.
 (21) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended June 28, 1998 filed with the Securities and Exchange Commission on August 12, 1998.
 (22) Incorporated by reference to the Registrant's Form 8-A filed with the Securities and Exchange Commission on August 4, 1998.
 (23) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended September 27, 1998 filed with the Securities and Exchange Commission on October 15, 1998.
 (24) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended December 27, 1998 filed with the Securities and Exchange Commission on February 9, 1999.
 (25) Incorporated by reference from the Registrant's Form S-4 filed with the Securities and Exchange Commission on June 10, 1999.
 (26) Incorporated by reference from the Registrant's Annual Report on Form 10-
      K for the year ended March 31, 1999.

  (b) Financial Statement Schedules

  All schedules relating to Quantum and Meridian have been omitted because they are not applicable or not required or the information required to be set forth therein is included in the Financial Statements of Quantum incorporated by reference in the proxy statement/prospectus.

  (c) Item 4(B) Reports

  See Appendix B to the joint proxy statement/prospectus.

Item 22. Undertakings.

  (1) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (2) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the amended and restated certificate of incorporation and the bylaws of the Registrant and the Delaware General Corporation Law, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (5) (A) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (B) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (A) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on August 10, 1999.

                                          Quantum Corporation

                                                   /s/ Michael A. Brown
                                          By: _________________________________
                                             Name: Michael A. Brown
                                             Title: Chairman of the Board and
                                             Chief
                                                Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Clemmer and Andrew Kryder and each of them, jointly and severally, as his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date

        /s/ Michael A. Brown           Chairman of the Board and    August 10, 1999
______________________________________  Chief Executive Officer
          (Michael A. Brown)

        /s/ Richard L. Clemmer         Executive Vice President     August 10, 1999
______________________________________  and Chief Financial
         (Richard L. Clemmer)           Officer

      /s/ Steven C. Wheelwright        Director                     August 10, 1999
______________________________________
       (Steven C. Wheelwright)

       /s/ Stephen M. Berkeley         Director                     August 10, 1999
______________________________________
        (Stephen M. Berkeley)

                                       Director
______________________________________
           (David A. Brown)

                                       Director
______________________________________
          (Robert J. Casale)

      /s/ Edward M. Esbere, Jr.        Director                     August 10, 1999
______________________________________
        (Edward M. Esber, Jr.)

                               INDEX TO EXHIBITS

   Exhibit
   Number                                  Exhibit
   -------                                 -------
  2.1.1      Agreement and Plan of Merger and Reorganization dated as of May
             10, 1999, by and among Quantum Corporation, a Delaware corporation
             ("Quantum"), Defiant Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Quantum, and Meridian Data, Inc., a Delaware corporation ("Meridian") (See Appendix A to the proxy statement/prospectus).

  2.1.2 First Amendment to Agreement and Plan of Merger and Reorganization dated as of June 28, 1999 (See Appendix A-1 to the proxy statement/prospectus).

  3.1(a)(2)  Certificate of Incorporation of Registrant

  3.1(b)(3)  Certificate of Amendment of Certificate of Incorporation of
             Registrant

  3.1(c)(19) Certificate of Amendment of Certificate of Incorporation of
             Quantum Corporation, dated April 29, 1997

  3.2(3)     By-laws of Registrant, as amended

  3.3(21)    Amended Certificate of Designation of Rights, Preferences, and
             Privileges of Series A Junior Participating Preferred Stock of
             Quantum Corporation

  3.4(25)    Form of Restated Certificate of Incorporation of Registrant

  3.5(25)    Form of Certificate of Designations for the Series B Participating
             Junior Preferred Stock and Series C Participating Junior Preferred
             Stock of Registrant

  4.2(4)     Shareholder Rights Plan of Registrant

  4.3(22)    Preferred Shares Rights Agreement, dated July 28, 1998 between
             Quantum Corporation and Harris Savings and Trust Bank, as Rights
             Agent

  4.4(25)    Form of Restated Preferred Shares Rights Agreement between Quantum
             Corporation and Harris Trust and Savings Bank

  5.1        Legal Opinion of Cooley Godward LLP.

  8.1        Tax Opinion of Cooley Godward LLP.

  8.2        Tax Opinion of Brobeck, Phleger & Harrison, LLP.

 10.9(5)     Registrant's Employee Stock Purchase Plan and form of Subscription
             Agreement, as amended

 10.10(6)    Form of Indemnification Agreement between Registrant and Certain
             Officers and Directors

 10.13(9)    Lease (dated October 13, 1989) between Registrant and John
             Arrillaga and Richard T. Perry, Separate Property Trusts

 10.14(10)   Lease (dated September 17, 1990) between Registrant and John
             Arrillaga and Richard T. Perry, Separate Property Trusts

 10.15(3) Lease (dated April 10, 1992) between Registrant and John Arrillaga and Richard T. Perry, Separate Property Trusts

 10.17(11)   Form of Statement of Employment Terms executed by Stephen M.
             Berkley, David A. Brown and William J. Miller, directors of
             Registrant, and Joseph T. Rodgers, William F. Roach and Michael A.
             Brown, executive officers of Registrant

 10.18(7)    Lease (dated November 13, 1992) and First Amendment to Lease
             (dated November 17, 1992) between Registrant and Milpitas Realty
             Delaware, Inc.

 10.21(12)   1993 Long-Term Incentive Plan of Registrant


   Exhibit
    Number                                 Exhibit
   -------                                 -------
 10.23(13)    Second Amendment (dated April 15, 1993) to Lease (dated November
              13, 1992) between Registrant and Milpitas Realty Delaware, Inc.

 10.24(13)    Lease (dated April 14, 1993) between Registrant and Milpitas
              Realty Delaware, Inc.

 10.25(1)     Patent Assignment and License Agreement, dated as of October 3,
              1994, by and between Digital Equipment Corporation and Quantum
              Corporation

 10.27(8)(14) Supply Agreement between Digital Equipment Corporation (Buyer)
              and Quantum Corporation (Seller) for Storage Devices, as dated as of October 3, 1994

 10.32(15)    Credit Agreement dated September 22, 1995, among Quantum
              Corporation and the Banks named therein and THE SUMITOMO BANK,
              LIMITED, acting through its San Francisco branch, as Agent for the Banks and as Issuer

 10.40(16)    Mortgage and Security Agreement made as of the 10th day of
              September 1996, by Quantum Peripherals Realty Corporation, as
              Mortgagor, to CS First Boston Mortgage Capital Corporation, as
              Mortgagee

 10.41(16)    Deed of Trust and Security Agreement dated: As of September 10,
              1996, by Quantum Peripherals Realty Corporation (Grantor) to
              Public Trustee of Boulder County, Colorado, as Trustee for the
              benefit of CS First Boston Mortgage Capital Corp. (Beneficiary)

 10.42(16)    Master Lease between Quantum Peripherals Realty Corporation,
              Lessor, and Quantum Corporation, Lessee, dated as of September
              10, 1996

 10.43(16)    1996 Board of Directors Stock Option Plan and Form of Option
              Agreement, as amended, of Registrant

 10.44(17)    Stock Purchase Agreement dated as of February 13, 1997 among
              Registrant, Quantum Peripherals Colorado, Inc. and Storage
              Technology Corporation

 10.45(18)    Indenture, dated August 1, 1997, between the Registrant and La
              Salle National Bank as trustee ("Trustee") related to the
              Registrants subordinated debt securities

 10.46(18)    Supplemental Indenture, dated August 1, 1997, between the
              Registrant and Trustee, relating to the Notes (including the form of Note)

 10.47(19)    Lease (dated April 16, 1997) between Registrant and John
              Arrillaga, Trustee

 10.48(19)    Credit Agreement dated June 6, 1997, among Quantum Corporation and the Banks Named Herein and ABN AMRO BANK N.V., San Francisco
              International Branch and CIBC INC. as Co-Arrangers for the Banks
              and CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent
              for the Banks and ABN AMRO BANK N.V., San Francisco International
              Branch, as Syndication Agent for the Banks and BANK OF AMERICA
              NATIONAL TRUST AND SAVINGS ASSOCIATION as Documentation Agent for
              the Banks

 10.49(19)    Amended and Restated Master Agreement, dated April 30, 1997 between Registrant and MKE

 10.50(19)    Amended and Restated Purchase Agreement, dated April 30, 1997 between Registrant and MKE

 10.51(19)    License Agreement, effective January 1, 1996, dated April 17,
              1997, between International Business Machines Corporation and
              Quantum Corporation

 10.52(20)    MASTER LEASE dated as of August 22, 1997 between LEASE PLAN NORTH
              AMERICA, INC., as the Lessor and Quantum Corporation, as the
              Lessee

 10.53(20)    PARTICIPATION AGREEMENT dated as of August 22, 1997 among Quantum
              Corporation, as Lessee, LEASE PLAN NORTH AMERICA, INC., as Lessor
              and as a Participant, ABN AMRO BANK N.V., SAN FRANCISCO
              INTERNATIONAL BRANCH, as a Participant, and ABN AMRO BANK N.V.,
              SAN FRANCISCO INTERNATIONAL BRANCH, as Agent

 10.54(20)    APPENDIX 1 to Participation Agreement, Master Lease and
              Construction Deed of Trust each dated as of August 22, 1997
              (Specialty Storage Product Group Facilities)


  Exhibit
  Number                                  Exhibit
  -------                                 -------
 10.55(20) Second Extension and Modification of Credit Agreement, dated
           September 18, 1997, among Quantum Corporation and the Banks and THE
           SUMITOMO BANK, LIMITED, acting through its San Francisco Branch, as agent for the Banks and as Issuer

 10.56(21) AGREEMENT AND PLAN OF REORGANIZATION, dated May 18, 1998, among
           Quantum Corporation, Quick Acquisition Corporation, a wholly-owned subsidiary of Quantum Corporation, and ATL Products, Inc.

 10.57(21) FIRST AMENDMENT TO CREDIT AGREEMENT, dated June 26, 1998, among
           Quantum Corporation, certain financial institutions (collectively, the "Banks"), and CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent for the Banks

 10.58(23) REIMBURSEMENT AGREEMENT, dated September 14, 1998, between Quantum
           Peripherals (Europe) S.A. and The Sumitomo Bank, Limited, London
           Branch

 10.59(23) THIS CHARGE, dated September 14, 1998, between Quantum Peripherals
           (Europe) S.A. and The Sumitomo Bank, Limited

 10.60(24) SECOND AMENDMENT TO CREDIT AGREEMENT, dated December 18, 1998, among
           Quantum Corporation, certain financial institutions (collectively, the "Banks"), Canadian Imperial Bank of Commerce, as administrative agent for the Banks, ABN AMRO Bank, N.V., as syndication agent for the Banks and Bank of America National Trust & Savings Association, as documentation agent for the Banks

 10.61(24) CREDIT AGREEMENT, dated December 18, 1998, among ATL Products, Inc., certain financial institutions (collectively, the "Banks") and Fleet
           National Bank as agent for the Banks

 10.62(24) INDUSTRIAL LEASE, dated July 17, 1998, between The Irvine Company as lessor, and ATL Products, Inc. as lessee

 10.63(25) Quantum Corporation Employee Stock Purchase Plan, as amended

 11.1      Statement of Computation of Earnings (Loss) per Share for Quantum
           (incorporated by reference to Quantum's Annual Report on Form 10-K for the year ended March 31, 1999).

 11.2      Statement of Computation of Earnings (Loss) per Share for Meridian
           (incorporated by reference to Meridian's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form
           10-Q for the quarter ended March 31, 1999).

 12(26)    Statement of Computation of Ratios of Earnings to Fixed Charges

 21(26)    Subsidiaries of Registrant

 23.1      Consent of Ernst & Young LLP, independent auditors

 23.2      Consent of PricewaterhouseCoopers LLP.

 23.3      Consent of KPMG LLP--MKE-Quantum Components, LLC

 23.4      Consent of Cooley Godward LLP (See Exhibits 5.1 and 8.1).

 23.5      Consent of Brobeck, Phleger & Harrison, LLP (See Exhibit 8.2).

 24.1      Power of Attorney (see signature page)

 99.1 Form of Meridian Voting Agreement (see Appendix C to the proxy statement/prospectus).

 99.2 Form of Meridian Affiliate Agreement (see Appendix D to the proxy statement/prospectus).

 99.3      Form of Meridian proxy card.

 99.4      Consent of Donaldson, Lufkin & Jenrette Securities Corporation

--------

  (1) Incorporated by reference from Form 8-K filed with the Securities and Exchange Commission on October 17, 1994.

  (2) Incorporated by reference from Annual Report on Form 10-K for
      Registrant's fiscal year ended March 31, 1987.
  (3) Incorporated by reference from exhibits filed with Registrant's Annual
      Report on Form 10-K for fiscal year ended March 31, 1992.
  (4) Incorporated by reference from the Registrant's Form 8-A filed with the Securities and Exchange Commission on August 5, 1988.
  (5) Incorporated by reference from exhibits filed with Registrant's Form S-8, No. 33-52192 filed with the Securities and Exchange Commission on September 21, 1992.
  (6) Incorporated by reference to the Registrant's Definitive Special Meeting
      Proxy Statement filed with the Securities and Exchange Commission on March 24, 1987.
  (7) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended December 27, 1989, filed with the Securities and Exchange Commission on February 10, 1993.
  (8) Confidential Treatment Requested. Granted by the Securities and Exchange
      Commission.
  (9) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended December 31, 1989, filed with the Securities and Exchange Commission on February 14, 1990.
 (10) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended December 30, 1990, filed with the Securities and Exchange Commission on February 13, 1991.
 (11) Incorporated by reference to the Registrant's Amendment No. 1 to Form 10-
      Q for the quarter ended June 30, 1991.
 (12) Incorporated by reference from Registration Statement No. 33-72222 on
      Form S-8 filed with the Securities and Exchange Commission on November
      30, 1993.
 (13) Incorporated by reference from exhibits filed with Registrant's Annual
      Report on Form 10-K for fiscal year ended March 31, 1994.
 (14) Incorporated by reference from the Registrant's Form 8-K/A-1 filed with the Securities and Exchange Commission on January 31, 1995.
 (15) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended October 1, 1995, filed with the Securities and Exchange Commission on November 20, 1995.
 (16) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended September 29,1996 filed with the Securities and Exchange Commission on November 13, 1996.
 (17) Incorporated by reference from exhibits filed with Registrant's Annual
      Report on Form 10-K for fiscal year ended March 31, 1997.
 (18) Incorporated by reference from the Registrant's Form 8-K filed with the Securities and Exchange Commission, dated August 6, 1997.
 (19) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended June 29, 1997 filed with the Securities and Exchange Commission on August 13, 1997.
 (20) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended September 28, 1997 filed with the Securities and Exchange Commission on October 29, 1997.
 (21) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended June 28, 1998 filed with the Securities and Exchange Commission on August 12, 1998.
 (22) Incorporated by reference to the Registrant's Form 8-A filed with the Securities and Exchange Commission on August 4, 1998.
 (23) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended September 27, 1998 filed with the Securities and Exchange Commission on October 15, 1998.
 (24) Incorporated by reference from exhibits filed with Registrant's Form 10-Q for the quarterly period ended December 27, 1998 filed with the Securities and Exchange Commission on February 9, 1999.
 (25) Incorporated by reference from the Registrant's Form S-4 filed with the Securities and Exchange Commission on June 10, 1999.
 (26) Incorporated by reference from the Registrant's Annual Report on Form 10-
      K for the year ended March 31, 1999.